Exhibit 10.1

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

BY AND AMONG

HERTZ GLOBAL HOLDINGS, INC.,

DONLEN CORPORATION,

EACH OF THE SUBSIDIARIES OF DONLEN CORPORATION

LISTED ON SCHEDULE I

AND

FREEDOM ACQUIRER LLC

DATED AS OF NOVEMBER 25, 2020

TABLE OF CONTENTS

i

SCHEDULES

Schedule I	Other Selling Entities

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bidding Procedures Order
Exhibit C	Form of Bill of Sale
Exhibit D	Form of IP Assignment Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Sale Order

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into as of November 25, 2020 by and among Hertz Global Holdings, Inc., a Delaware corporation (“Hertz”), solely for purposes of the Hertz Specified Provisions, Donlen Corporation, an Illinois corporation (the “Seller”), and each of the subsidiaries of the Seller listed on Schedule I (together with the Seller, the “Selling Entities”), and Freedom Acquirer LLC, a Delaware limited liability company (the “Buyer”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, certain members of the Parent Group, including Hertz and the Selling Entities, commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on May 22, 2020 (the “Petition Date”) and are being jointly administered for procedural purposes as In re The Hertz Corporation, et al., Bankr. D. Del. Case No. 20-11218 (MFW) (collectively, the “Bankruptcy Cases”);

WHEREAS, each Selling Entity continues in possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, the Buyer desires to purchase from the Selling Entities, and the Selling Entities desire to sell to the Buyer, substantially all of the Selling Entities’ assets, and the Buyer desires to assume from the Selling Entities, certain specified liabilities, in each case pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Selling Entities’ execution of this Agreement, Athene USA Corporation has executed and delivered the Equity Commitment Letter and Athene USA Corporation has executed and delivered the Athene Debt Commitment Letter, in each case, in favor of the Buyer and the Seller;

WHEREAS, the Selling Entities and the Buyer have agreed that the sale, transfer and assignment of the Purchased Assets by the Selling Entities to the Buyer and the assumption of the Assumed Liabilities by the Buyer from the Selling Entities, shall be effected pursuant to sections 105, 363 and 365 of the Bankruptcy Code on the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with the Bankruptcy Cases and subject to the terms and conditions contained herein, following entry of the Sale Order finding the Buyer as the prevailing bidder at the Auction (if any), the Selling Entities shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and the Buyer shall assume from the Selling Entities the Assumed Liabilities, all as more specifically provided herein and in the Sale Order; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“ABS Adjustment Amount” means $25 million.

“Accounting Firm” has the meaning set forth in Section 3.5(c)(i).

“Accounts Receivable” means any and all (i) accounts receivable, notes receivable and other amounts owed to the Selling Entities (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to the Selling Entities with respect to products sold or services performed on or prior to the Closing Date, (ii) license and royalty receivables, (iii) rebate receivables from suppliers or vendors and (iv) other amounts due to the Selling Entities, classified as accounts receivable in accordance with GAAP, in each case of clauses (i) through (iv), to the extent related to the Business.

“Acquired Subsidiaries” means (i) Hertz Fleet Lease Funding LP, (ii) Hertz Fleet Lease Funding Corp., (iii) Donlen Trust, (iv) DNRS II LLC, (v) DNRS LLC, (vi) Donlen Canada Fleet Funding Corporation, (vii) Donlen Canada Fleet Funding LP, (viii) Donlen Fleet Lease Funding LLC and (ix) any Subsidiary of any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons (directly or indirectly through one or more intermediaries) to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting interests or by Contract or otherwise. Notwithstanding the foregoing, except with respect to definitions of Alternative Transaction, Buyer Expense Payment Amount, Sections 6.5, 6.6, 6.7, 7.6, 7.8, 7.9, and 10.4, in no event shall Buyer be considered an Affiliate of Athene USA Corporation, Apollo Global Management Inc. or any portfolio company or investment fund Affiliated with or managed by Apollo Global Management, Inc. or any of its Affiliates.

“Agreement” has the meaning given to such term in the Preamble hereto.

“Allocation” has the meaning given to such term in Section 3.6.

“Alternative Financing” has the meaning given to such term in Section 7.8(c).

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through the Auction or an asset sale, share sale, merger, issuance, financing, recapitalization, amalgamation, liquidation or other similar transaction, of a material portion of the Purchased Assets or the assets of the Acquired Subsidiaries, in one transaction or a series of transactions with one or more Persons other than the Buyer or its Affiliates; provided, that any chapter 11 plan for Hertz or the Selling Entities shall not be deemed to be an Alternative Transaction.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other applicable federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be executed and delivered by the Buyer or one or more of its permitted assigns and the Selling Entities at the Closing, substantially in the form attached as Exhibit A.

“Assumed Agreements” has the meaning given to such term in Section 2.1(b).

“Assumed Indebtedness” means, the Indebtedness of the Acquired Subsidiaries described in Section 1.1(a) of the Disclosure Schedule and any Indebtedness incurred pursuant to Section 7.1(a)(ii)(B)(ii).

“Assumed Indebtedness Amount” means the amount of all outstanding principal, accrued and unpaid interest required to be paid to satisfy all obligations with respect to the Assumed Indebtedness.

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Assumed Plans” has the meaning given to such term in Section 7.10(g).

“Assumed Real Property Leases” has the meaning given to such term in Section 2.1(c).

“Assumption Approval” means an Order of the Bankruptcy Court authorizing the assumption and the assignment of the Assumed Agreements and the Assumed Real Property Leases to the Buyer, which Order may be the Sale Order.

“Athene” has the meaning given to such term in Section 6.6(a).

“Athene Debt Commitment Letter” has the meaning given to such term in Section 6.6(a).

“Athene Debt Financing” has the meaning given to such term in Section 6.6(a).

“Auction” has the meaning given to such term in Section 7.13(a).

“Back-Up Bidder” has the meaning given to such term in Section 7.13(d).

“Back-Up Bidder Conditions” has the meaning given to such term in Section 7.13(d).

“Balance Sheet Date” has the meaning given to such term in Section 5.8(a).

“Bankruptcy Cases” has the meaning given to such term in the Recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Cases.

“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy, or arrangement providing compensation or benefits, and in the case of each clause (i) through (iii) whether or not written, but excluding in each case any benefit plans or arrangements that a person is required to contribute pursuant to statute, including the Canada Pension Plan and Employment Insurance.

“Bid Deadline” has the meaning given to such term in the Bidding Procedures Order.

“Bidding Procedures Hearing” means the hearing at which the Bankruptcy Court considers approval of the Bidding Procedures Order.

“Bidding Procedures Motion” means the motion filed in the Bankruptcy Court by the Selling Entities seeking entry of the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court, substantially in the form attached as Exhibit B, approving, among other matters (i) implementation in all material respects of the bidding procedures attached to the Bidding Procedures Motion, which bidding procedures may be modified by Hertz or any of the other debtors in the Bankruptcy Cases in accordance with its terms and (ii) payment of the Option Fee or the Termination Fee and/or Buyer Expense Payment Amount in accordance, in all material respects, with Section 7.14.

“Bill of Sale” means one or more Bills of Sale to be executed and delivered by the Selling Entities to the Buyer or one or more of its permitted assigns at the Closing, substantially in the form attached as Exhibit C.

“Business” means the business of leasing vehicles and providing fleet management solutions and services (including fleet telematics, to customers in the United States and Canada, as conducted by the Selling Entities) as of the Closing Date; provided, that, for the purposes of Sections 2.1, 2.2, 2.3 and 2.4, the “Business” shall not include the business of the Acquired Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required by Law to be closed in New York, New York.

“Buyer” has the meaning given to such term in the Preamble hereto.

“Buyer Benefit Plan” means each Benefit Plan established, administered, maintained or contributed to by the Buyer, or any Affiliate of the Buyer.

“Buyer Default Termination” has the meaning given to such term in Section 3.2(b).

“Buyer Expense Payment Amount” means an amount equal to the reasonable and documented out-of-pocket fees, expenses and costs incurred by or on behalf of Buyer and its Affiliates in connection with the Transactions, including those relating to the preparation, negotiation, execution and performance of this Agreement and the Transaction Documents and its due diligence efforts (other than any cost or expense related to or arising from any Proceedings among Buyer or its Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, arising from the Buyer’s breach or failure to perform any of its agreements, covenants or obligations hereunder or under any other Transaction Document), in an aggregate amount not to exceed $15,000,000. For the avoidance of doubt, subject to the immediately preceding sentence, the Buyer Expense Payment Amount shall include reasonable and documented out-of-pocket fees, expenses or costs payable to financial advisors, investment banking advisors, accountants, consultants, tax advisors, legal advisors, other advisors and other Representatives.

“Buyer Relationship Party” has the meaning given to such term in Section 10.4(a).

“Buyer Released Claim” has the meaning given to such term in Section 10.7(b).

“Buyer Releasee” has the meaning given to such term in Section 10.7(b).

“Buyer Releasor” has the meaning given to such term in Section 10.7(b).

“Buyer’s Proposed Calculations” has the meaning set forth in Section 3.5(a).

“Canadian Buyer” has the meaning set for in Section 2.7.

“Canadian Defined Benefit Plan” means each Benefit Plan that includes a “defined benefit provision” as such term is defined in Section 147.1(1) of the Tax Act.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)), and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Cash” means the aggregate of all of the Selling Entities’ cash (including petty cash and checks received prior to, or on, the Closing Date), checking account balances, marketable securities, short-term instruments, bankers’ acceptances, and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held and net of uncleared checks or drafts.

“Cash Flow Statements” has the meaning given to such term in Section 5.8(a).

“Cash Purchase Price” has the meaning given to such term in Section 3.1(a).

“Casualty Superpriority Claims” has the meaning ascribed to such term in the Order Temporarily Resolving Certain Matters Related to the Master Lease Agreement, Setting a Schedule for Further Litigation Related Thereto in 2021 and Adjourning Hearing on The Debtors’ Motion for Order Rejecting Certain Unexpired Vehicle Leases Effective Nunc Pro Tunc to June 11, 2020 Pursuant to Sections 105 and 365(a) of the Bankruptcy Code [Docket No. 390] Sine Die [Docket No. 805].

“Catch-Up Fee” has the meaning set forth in Section 7.14(i).

“Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning given to such term in Section 4.1.

“Closing Adjustment” shall have the meaning set forth in Section 3.5(a).

“Closing Assumed Indebtedness Amount” has the meaning set forth in Section 3.5(a)(i).

“Closing Date” has the meaning given to such term in Section 4.1.

“Closing Estimate Statement” has the meaning set forth in Section 3.4.

“Closing Fleet Equity” has the meaning set forth in Section 3.5(a)(i).

“Closing Payroll Period” has the meaning given to such term in Section 7.10(d).

“Closing Statement” has the meaning set forth in Section 3.5(a).

“Closing Working Capital” has the meaning set forth in Section 3.5(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning given to such term in Section 6.6(a).

“Competing Bid” means any bid, offer or proposal contemplating an Alternative Transaction.

“Compliant” means, with respect to the Required Financing Information, that such Required Financing Information does not contain any untrue statement of a material fact regarding the Business or omit to state any material fact regarding the Business necessary in order to make such Required Financing Information not materially misleading under the circumstances.

“Confidentiality Agreement” means the Confidentiality Agreement by and between The Hertz Corporation and Apollo Management Holdings, L.P., dated September 18, 2020, as amended by that certain Amendment No. 1 to the Confidentiality Agreement, dated as of November 23, 2020.

“Consent” means any approval, consent, ratification, permission, waiver, Governmental Authorization or other authorization, or an Order of the Bankruptcy Court that renders unnecessary the same.

“Continuing Employees” has the meaning given to such term in Section 7.10(a).

“Contract” means any lease, contract, deed, mortgage, security agreement, note, evidence of Indebtedness, license or other legally enforceable agreement or instrument (oral or written).

“Contract Notice Period” has the meaning given to such term in Section 2.5(d).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences).

“CRA” means the Canada Revenue Agency.

“Cure Payments” has the meaning given to such term in Section 2.5(e).

“Current Representation” has the meaning given to such term in Section 10.16(a).

“Data Security Requirements” has the meaning given to such term in Section 5.13(m).

“Deal Communications” means all communications (whether before, at or after the Closing and whether in writing, electronic or other form) between internal or external legal counsel and any Selling Entity or any Acquired Subsidiary or any of their respective Affiliates or any of their respective Representatives that relate in any way to the Transactions or the Bankruptcy Cases that are entitled to any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege.

“Debt Financing Source” means any Person that has committed to the Buyer in writing to provide or has otherwise entered into agreements to arrange or act as an agent in connection with all or any part of the Third Party Debt Financing in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, current or future officers, directors, employees, agents, representatives, or managers, involved in the Third Party Debt Financing and their successors and assigns.

“Deposit” has the meaning given to such term in Section 3.2(a).

“Disclosure Limitations” has the meaning given to such term in Section 7.3(a).

“Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.

“Disputed Amounts” has the meaning set forth in Section 3.5(c).

“Divestiture” has the meaning given to such term in Section 7.7(c)(i).

“Donlen ABS Financing Order” means the Order of the Bankruptcy Court, dated October 12, 2020 (i) Authorizing Certain Debtors to Enter Into Securitization Documents, (ii) Modifying the Automatic Stay, and (iii) Granting Related Relief.

“Donlen Canada Purchase Agreement” means the Master Purchase Agreement dated as of December 31, 2019, as amended, among Donlen Canada Fleet Funding LP, Donlen Fleet Leasing Ltd. and The Hertz Corporation.

“Downward Purchase Price Adjustment” has the meaning set forth in Section 3.5(d)(ii).

“Due Diligence Materials” has the meaning set forth in Section 6.10(b).

“EIP” means the employee incentive plan for non-insider employees of the Selling Entities.

“Eligible Vehicle/Equipment Lease” means, at any time, a Vehicle/Equipment Lease that meets the definition of a “Group I Eligible Lease” (as defined in the HFLF Base Indenture) or “DFLF Eligible Lease” (as defined in the DFLF Base Indenture), as applicable.

“Emergency Event” means any Order, event, circumstance, development, state of facts, occurrence, change, effect, incident or accident of the type referred to in any of clauses (g), (i) or (k) of the definition of “Material Adverse Effect”.

“Emergency Response” means any emergency or immediate remedial or protective action taken or determined or committed to be taken by any Selling Entity, any Acquired Subsidiary or any of their Affiliates, in their good faith reasonable determination in the best interests of the Business, as applicable, in response to any Emergency Event.

“Employees” means all employees of the Selling Entities that provide services to the Business, including those on disability or a leave of absence, whether paid or unpaid.

“Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, deed of trust, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant or condition, encroachment or similar restriction on the use or transfer of any property.

“Environmental Claims” means any written Claim by any Person alleging Liability under or violation of applicable Environmental Laws, but shall not include any Claim relating to product liability.

“Environmental Laws” has the meaning given to such term in Section 5.18(a).

“Environmental Permits” means any Permit, registration, approval, identification number, license, Governmental Authorization or other authorization required under any applicable Environmental Law to operate the Business or occupy and use the Seller Properties under any applicable Environmental Laws.

“Equipment” has the meaning given to such term in Section 2.1(f).

“Equity Commitment Letter” has the meaning given to such term in Section 6.6(a).

“Equity Financing” has the meaning given to such term in Section 6.6(a).

“Equity Fund” has the meaning given to such term in Section 6.6(a).

“Equity Interests” has the meaning given to such term in Section 2.1(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that, together with any Selling Entity or Acquired Subsidiary, is a single employer within the meaning of Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and between Hertz and the Escrow Agent.

“Estimated Assumed Indebtedness Amount” has the meaning set forth in Section 3.4(a).

“Estimated Closing Adjustment” has the meaning set forth in Section 3.4.

“Estimated Fleet Equity” has the meaning set forth in Section 3.4(a).

“Estimated Working Capital” has the meaning set forth in Section 3.4(a).

“Ex-Im Laws” means all Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“Existing ABS Financing” means collectively, the (i) Series 2013-2 Notes issued pursuant to that certain Fourth Amended and Restated Series 2013-2 Indenture Supplement dated February 21, 2020 to the HFLF Base Indenture, (ii) Series 2017-1 Notes issued pursuant to that certain Series 2017-1 Indenture Supplement dated April 25, 2017 to the HFLF Base Indenture, (iii) Series 2018-1 Notes issued pursuant to that certain Series 2018-1 Indenture Supplement dated May 3, 2018 to the HFLF Base Indenture, (iv) Series 2019-1 Notes issued pursuant to that certain Series 2019-1 Indenture Supplement dated May 22, 2019 to the HFLF Base Indenture and (v) the loans incurred pursuant to the Donlen Canada Loan Agreement, in each case in each case of the foregoing, as amended, restated, supplemented or otherwise modified from time to time by any of the Selling Entities and the Acquired Subsidiaries.

“Existing Structured Financing” means, collectively, the Existing ABS Financing, the Existing Syndication Business and the Existing Warehouse Financing.

“Existing Syndication Business” means, collectively, the business of originating, organizing, selling, administrating and servicing lease assets that are collected in one or more special units of beneficial interest issued under the Origination Trust Agreement, in each case only where such special units of beneficial interest has been sold to a third-party purchaser.

“Existing Warehouse Financing” means the Series 2020-1 Notes issued pursuant to that certain Series 2020-1 Indenture Supplement dated October 16, 2020, to the DFLF Base Indenture, as amended, restated, supplemented or otherwise modified from time to time by any of the Selling Entities and the Acquired Subsidiaries.

“Final Allocation” has the meaning given to such term in Section 3.6.

“Final Cash Purchase Price” has the meaning set forth in Section 3.5(d).

“Final Order” means (a) an Order of the Bankruptcy Court or (b) an Order of any other court having jurisdiction over the Bankruptcy Cases or any appeal from (or petition seeking certiorari or other review of) any Order of the Bankruptcy Court, in each case as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or local rules of the Bankruptcy Court, may be filed relating to such Order shall not prevent such Order from being a Final Order.

“Financial Assurances” has the meaning given to such term in Section 7.19.

“Financing” has the meaning given to such term in Section 6.6(a).

“Financing Uses” has the meaning given to such term in Section 6.6(b).

“Fleet Equity” means the fleet equity of the Acquired Subsidiaries calculated in accordance with the calculations set forth on Section 1.1(b) of the Disclosure Schedule.

“Fraud” means actual fraud in the making of a specific representation or warranty expressly set forth in Article V or Article VI of this Agreement, committed by a Person making such express representation or warranty with intent to deceive another party and requires: (a) an intentional false representation of material fact, (b) knowledge or belief that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) a specific intention to induce the party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing such party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance.

“Fundamental Representations” means those representations and warranties set forth in Sections 5.1(other than the final sentence), 5.2(a), 5.3 and 5.19.

“GAAP” means generally accepted accounting principles in the United States.

“Go-Shop Period” has the meaning given to such term in Section 7.13(b).

“Government List” means any list maintained by any agency or department of any Governmental Authority in the United States or Canada of Persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (a) the Denied Persons List and Entities List maintained by the U.S. Department of Commerce, (b) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the U.S. Department of Treasury, (c) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the U.S. Department of State and (d) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004), or such similar list maintained by the Government of Canada.

“Governmental Authority” means any federal, municipal, state, provincial, territorial, local or foreign governmental or quasi-governmental, administrative, taxing or regulatory authority, department, agency, board, bureau, official, commission, body or other similar authority or instrumentality (including any self-regulatory authority, securities exchange, court or similar tribunal).

“Governmental Authorization” means any permit, license, certificate, approval, consent, waiver, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“GST/HST/QST” has the meaning given to such term in Section 7.11(b).

“Hazardous Materials” means (a) any pollutants, chemicals, contaminants, wastes or toxic, infectious, carcinogenic, reactive, radioactive, corrosive, ignitable, flammable or otherwise hazardous substances or materials, whether solid, liquid or gas, that are subject to regulation, control or remediation, or defined, under any Environmental Laws and (b) asbestos in any form, urea formaldehyde, polychlorinated biphenyls, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum, petroleum products, petroleum by-products, petroleum derivatives, petroleum breakdown products and per- and polyfluoroalkyl substances.

“Hertz” has the meaning given to such term in the Preamble hereto.

“Hertz Customer Contract” means any customer Contract set forth on Section 1.1(c) of the Disclosure Schedule, by and between any Selling Entity or Acquired Subsidiary, on the one hand, and a member of the Parent Group (other than any Selling Entity or an Acquired Subsidiary), on the other hand, pursuant to which such member of the Parent Group receives services from a Selling Entity or Acquired Subsidiary.

“Hertz Specified Provisions” means the definition of “Bidding Procedures Order”, “Intercompany Loan Payment Amount” and Sections 2.2, 2.5(b), 2.5(c), 2.5(d), 2.7, 3.1(a)(iv), 3.2(b), 3.2(c), 3.5, 3.7, 4.1, 6.6(a), 7.1(a)(ii)(K), 7.1(b), 7.1(c), 7.3, 7.4, 7.6, 7.7(a), 7.7(c)(iii), 7.7(c)(iv), 7.8(a), 7.8(c), 7.8(d), 7.9, 7.10(b), 7.11(a), 7.11(f), 7.12(a), 7.12(b), 7.12(c), 7.13(b), 7.13(c), 7.13(f), 7.14(a), 7.14(b), 7.14(c), 7.14(d), 7.14(e), 7.14(f), 7.14(j), 7.14(k), 7.15, 7.18, 7.19, 7.20, 7.22, 7.25(c), 7.27, 7.29, 8.1, 8.3, 9.1, 9.2, 9.3, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.11, 10.12, 10.15, 10.16, 10.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hybrid Tax Return” has the meaning given to such term in Section 7.11(a).

“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e)  all letter of credit or similar facilities to the extent drawn and (f) any Indebtedness of others that the Person has guaranteed or that is otherwise its legal liability, (g) Assumed Indebtedness, (h) Pre-Closing Taxes, and including in clauses (a) through (h) above any accrued and unpaid interest or penalties thereon; provided, that Indebtedness shall not include any item included in Cash, Fleet Equity or Working Capital.

“Indemnified Persons” has the meaning given to such term in Section 7.23.

“Insurance Policies” has the meaning given to such term in Section 5.15.

“Intellectual Property Rights” means all intellectual property rights which may exist or be created under the Laws of any jurisdiction in the world, whether subject to registration, application for registration, or otherwise, including the following: (a) copyrights and any other rights associated with works of authorship, including moral rights or any other special rights of authorship, (b) trademarks, service marks, trade name rights and any other similar legal rights to indicia of origin, (c) Trade Secrets, (d) patent rights, and (e) all claims for past infringement, misappropriation, or other violation of intellectual property rights, with the right to sue for and collect damages resulting from such claims.

“Intercompany Loan Agreement” means that certain Master Loan Agreement, dated as of May 23, 2020, between The Hertz Corporation and Seller, as amended by that certain Amendment dated as of September 3, 2020.

“Intercompany Loan Payment Amount” means an amount, payable in Cash or other form of consideration acceptable to Hertz in its sole discretion, sufficient to satisfy all obligations owed under the Intercompany Loan Agreement as of the Closing, which amount will equal the Intercompany Loan Payment Amount reflected in the calculation of the Estimated Fleet Equity.

“Interim Operating Statement” has the meaning given to such term in Section 5.8(a).

“Inventory” means all inventory (including raw materials, component parts, spare parts, products in-process, finished products and goods in transit, but excluding vehicles) owned or used (or held for use) by any of the Selling Entities, wherever located and whether in the Selling Entities’ facilities, held by any third parties or otherwise.

“IP Assignment Agreement” means one or more Intellectual Property Assignment Agreements to be executed and delivered by the Selling Entities, as applicable, to the Buyer or one or more of its permitted assigns at the Closing, in substantially in the form attached as Exhibit D.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the information and communications technologies owned, leased or licensed by the Selling Entities or the Acquired Subsidiaries, including hardware, software, websites, networks, application programming interfaces and all other information technology equipment of the Selling Entities and the Acquired Subsidiaries.

“KERP” means any key employee retention plan.

“Knowledge” means, as to a particular matter, with respect to any Selling Entity, the actual knowledge of any of the individuals listed on Section 1.1(d)(i) of the Disclosure Schedule after reasonable inquiry of their direct reports but without further investigation and, with respect to the Buyer, the actual knowledge of any of the individuals listed on Section 1.1(d)(ii) of the Disclosure Schedule after reasonable inquiry of their direct reports but without further investigation.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.

“Leased Real Property” has the meaning given to such term in Section 2.1(h).

“Legal Restraint” has the meaning given to such term in Section 8.1(a).

“Liability” means any and all Claims, debts, Indebtedness, liens, losses, damages, taxes, adverse Claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due.

“Lookback Date” means January 1, 2018.

“Material Adverse Effect” means (i) any material adverse effect on the financial condition or results of operations of the Business, the Purchased Assets and Assumed Liabilities, taken as a whole or (ii) any material impairment or delay of Hertz’s, Seller’s, any of the Selling Entities’ and any of their respective Affiliates’ ability to consummate the Transactions contemplated by this Agreement; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be deemed to constitute a “Material Adverse Effect” and shall not be taken into account, individually or in the aggregate, in determining solely with respect to clause (i) of this definition as to whether a Material Adverse Effect has occurred: (a) the execution, announcement or pendency of this Agreement or the filing of Petitions (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of the Selling Entities and their respective Affiliates as a result thereof and the impact thereof on the relationships, contractual or otherwise, of the Business with labor unions, financing sources, customers, employees, suppliers, or partners or other business relationships), including the initiation of litigation or other administrative proceedings by any Person (other than the Seller or its Affiliates) with respect to this Agreement, the Bankruptcy Cases or any of the Transactions, (b) the filing of the Petitions or the existence of the Bankruptcy Cases, (c) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their respective Affiliates at the written request of the Buyer or its Affiliates, (d) actions taken by the Buyer or its Affiliates, (e) failure of any Selling Entity or any of the Acquired Subsidiaries or their respective Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that this clause (e) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (f) changes or prospective changes in Law or GAAP or other applicable accounting principles or standards in the United States or elsewhere, or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case, after the date of this Agreement; (g) volcanoes, tsunamis, effects of climate change, earthquakes, floods, storms, hurricanes, tornadoes, fires, epidemics, pandemics, disease, outbreak, public health crises or acts of god or natural disasters or man-made disasters, in each case, including and any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), (h) any action required to be taken under any Law or Order by which any Selling Entity or any of the Acquired Subsidiaries (or any of their respective properties) is bound, (i) disruptions to the securitization market or changes in general economic conditions, currency exchange rates or United States or international securities, currency, debt or equity markets, (j) general events or conditions generally affecting the industry, markets or geographic areas in which the Business operates and (k) local, regional, national or international political or social conditions or any national or international hostilities, acts of terror, cyberterrorism, police action, civil unrest, sabotage, war (whether or not declared) or any escalation or worsening of any such conditions, hostilities or acts; provided, however, that, in the case of clauses (g), (i), (j), and (k), such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a material and disproportionate adverse effect on the Business, taken as a whole, relative to similar businesses, operating in the industry or markets in which the Business operates.

“Material Contracts” has the meaning given to such term in Section 5.12(a).

“Material Customers” has the meaning given to such term in Section 5.21(a).

“Material Suppliers” has the meaning given to such term in Section 5.21(b).

“Milestone” has the meaning given to such term in Section 9.1(d)(iii).

“Motion” has the meaning given to such term in Section 7.12(a).

“MT” has the meaning given to such term in Section 10.16(a).

“Non-Offered Employee” has the meaning given to such term in Section 7.10(b).

“Non-Party Affiliate” has the meaning given to such term in Section 10.7(a).

“Non-Real Property Contracts” means the Contracts to which any Selling Entity is a party other than the Real Property Leases.

“Notice of Objection” has the meaning set forth in Section 3.5(b).

“Offered Employee” has the meaning given to such term in Section 7.10(a).

“Open Source Components” means any software component that is subject to license terms: (i) approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, (ii) that, as a condition of distribution requires the distribution of complete corresponding source code to any recipient of the materials or freely available license to use such materials; or (iii) that requires that any distributed derivative work of such materials be subject to the same freely available license or obligation to disclose such materials.

“Option Fee” has the meaning set forth in Section 7.14(i).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization and any bylaws, limited liability company, operating or partnership agreement or any other similar documents adopted or filed in connection with the incorporation, formation or organization of such Person.

“Outside Date” has the meaning given to such term in Section 9.1(b)(iii).

“Parent Benefit Plan” means each Benefit Plan that is sponsored, maintained, administered, contributed to or entered into by any member of the Parent Group or any Selling Entity for the benefit of an Employee or former employee of the Business, other than a Seller Benefit Plan.

“Parent Group” means Hertz, its respective controlled Affiliates, including the Selling Entities party hereto, and their respective Representatives; provided that following the Closing, the Parent Group shall not include the Acquired Subsidiaries.

“Permits” has the meaning given to such term in Section 5.6.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith, (b) statutory Encumbrances and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other similar Encumbrances imposed by Law against Seller, any of the other Selling Entities, in each case, incurred in the ordinary course of business, (c) deposits and pledges securing obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or employee benefits, (d) non-exclusive licenses of or other grants of rights to use Seller Brand Names, Technology or Intellectual Property Rights granted in the ordinary course of business, (e) Encumbrances of any lessor, lessee, licensor, licensee, grantor or grantee granted in ordinary course of business and contained in the Assumed Agreements or the Assumed Real Property Leases, (f) Encumbrances imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, entitlement, building and other land use regulations, and (g) the Encumbrances disclosed on Section 1.1(e) of the Disclosure Schedule; provided, that, with respect to the Equity Interests, “Permitted Encumbrances” shall be limited to Encumbrances created or imposed by the Buyer, under the terms of the Organizational Documents of the applicable Acquired Subsidiaries or under applicable securities Laws.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.

“Personal Information” means any information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Petition” means the voluntary petition under the Bankruptcy Code filed by members of the Parent Group that are debtors in the Bankruptcy Cases with the Bankruptcy Court.

“Petition Date” has the meaning given to such term in the Recitals hereto.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax” means any and all Taxes (a) of or with respect to any Acquired Subsidiary for or relating to any Pre-Closing Tax Period or for the pre-Closing portion of any Straddle Period (as determined pursuant to Section 7.11(d)), (b) attributable to any inclusion under Section 951 or Section 951A of the Code by the Selling Entities, determined on a “closing of the books basis” as if the relevant Acquired Subsidiaries’ year ended on the Closing Date, (c) attributable to the Selling Entities’ allocable share of partnership income, determined on a “closing of the books basis” as if the relevant Acquired Subsidiaries’ year ended on the Closing Date, (in the case of Donlen Canada Fleet Funding LP, except to the extent that the income or loss of such partnership in respect of the Pre-Closing Tax Period is allocated for Tax purposes to the applicable Selling Entities in the manner contemplated by Section 5.1 of the Disclosure Schedule or Section 7.11(e), or (d) attributable to the termination of the Intercompany Loan Agreement or any other intercompany agreements and accounts at or prior to the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of a Straddle Period ending on the Closing Date.

“Prepetition Secured Parties’ 507(b) Claims” has the meaning (i) set forth in the Agreed Interim Order (I) Authorizing Use of Cash Collateral and (II) Granting Adequate Protection and Related Relief to Prepetition Secured Parties [Docket No. 204], the Second Agreed Order (I) Authorizing Use of Cash Collateral and (II) Granting Adequate Protection and Related Relief to Prepetition Secured Parties [D.I. 559], the Third Agreed Order (I) Authorizing Use of Cash Collateral and (II) Granting Adequate Protection and Related Relief to Prepetition Secured Parties [D.I. 1131] and (ii) superpriority adequate protection claims granted to prepetition secured parties pursuant to any future order entered by the Bankruptcy Court in the Bankruptcy Cases in a manner generally consistent with the superpriority adequate protection claims granted to prepetition secured parties in the orders referenced in the preceding clause (i).

“Privacy Requirements” means any and all applicable Laws and Contracts relating to the Processing of Personal Information, including, but not limited to: (i) each Law relating to the protection or Processing of Personal Information that is applicable to the Selling Entities, including as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the FACTA Red Flags Rule; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Laws requiring notification to any Person or Governmental Authority in the event of a data breach; and all implementing regulations and requirements, and other similar Laws; and (ii) each Contract relating to the Processing of Personal Information applicable to the Selling Entities, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Proceeding” has the meaning given to such term in Section 5.5.

“Processing,” “Process,” or “Processed” means any operation or set of operations performed upon Seller Data or IT systems, whether or not by automated means, such as collection, accessing, acquisition, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or any other processing (as defined by Privacy Requirements) of such Seller Data or IT Systems.

“Product” means the software and other products and services that are currently, or that have been since the Lookback date, licensed, sold, marketed, distributed, supplied, hosted, supported or made available (including as software-as-a-service or a web-based application) by or for the Business to third parties.

“Professional Services” has the meaning given to such term in Section 2.4(c).

“Purchase Price” has the meaning given to such term in Section 3.1(a)(iii).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Qualified Bid” has the meaning given to such term in the Bidding Procedures Order.

“Qualifying Offer of Employment” has the meaning given to such term in Section 7.10(a).

“R&W Insurance Policy” means the representation and warranty insurance policies to be issued by (1) AIG Specialty Insurance Company, policy numbers: 35816017 and 35816018, (2) Euclid Transactional, LLC, policy number ET111-002-220, and (3) Barbican Transaction Liability Consortium 9804, Liberty Surplus Insurance Corporation, Mt. Hawley Insurance Company, Arch Reinsurance Ltd., Markel Bermuda Limited, and Everest Reinsurance (Bermuda) Ltd., policy numbers 043401022071, AB463P001, EPG0012538, ERW0065915-00, MKLB25GPL0002183 and DC10000131-2020-1 respectively, in each case of subclauses (1)-(3), bound as the date hereof, in the name and for the benefit of Buyer in connection with the Transactions.

“Real Property Leases” means all leases, subleases and other occupancy Contracts with respect to real property to which any Selling Entity is a party listed or described on Section 1.1(f) of the Disclosure Schedule.

“Registered IP” means all Seller IP that, as of the date of this Agreement, is registered, or applied for with the United States Patent and Trademark Office, United States Copyright Office or any foreign equivalent office and set forth in Section 1.1(g) of the Disclosure Schedule, and any rights in or relating to registrations, renewals, extensions, continuations, divisions, and reissues of, including those applications for, any of the foregoing rights.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon the indoor or outdoor environment, including any land, soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Affiliates, including such Person’s attorneys, accountants, consultants, financial advisors and restructuring advisors.

“Required Financing Information” means (i) all historical financial statements regarding the Business that is required to be delivered pursuant to (x) paragraph 4 of Exhibit C to the Third Party Debt Commitment Letter (as in effect on the date hereof), and (y) paragraph 4 of Exhibit B to the Athene Debt Commitment Letter (as in effect on the date hereof) and (ii) such other customary and readily available financial information regarding the Business as Buyer shall reasonably request, to the extent necessary to allow Buyer to prepare pro forma financial statements of the Business that are necessary to satisfy the conditions set forth in (x) Paragraph 3 of Exhibit C to the Third Party Debt Commitment Letter (as in effect on the date hereof) and (y) Paragraph 3 of Exhibit B to the Athene Debt Commitment Letter (as in effect on the date hereof).

“Restricted Cash” means all Cash of the Acquired Subsidiaries or the Business, whether on hand, in transit, in banks or other financial institutions, or otherwise held and net of uncleared checks and drafts that have been issued but remain outstanding, that is (a) “restricted cash” as determined in accordance with GAAP or (b) held, deposited or posted or required to be held, deposited or posted for the benefit of any customer, supplier or other third Person.

“Restricted Individual” has the meaning in Section 7.27(a).

“Restricted Period” means the period that is three (3) years from the Closing Date.

“Retained Business Marks” means any trademarks, service marks, trade name rights, associated goodwill and any other similar legal rights to indicia of origin owned by or exclusively licensed to the Retained Business or otherwise associated with the products or services of the Retained Business, including the names “Hertz”, “Dollar” and “Thrifty” and those set forth in Section 1.1(h) of the Disclosure Schedule and any indicia of origin that is derivative of, or confusingly similar to, such names, but excluding any trademarks set forth in Section 1.1(g) of the Disclosure Schedule.

“Retained Businesses” means the businesses of the Parent Group and its Affiliates (other than the Business).

“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order.

“Sale Order” has the meaning given to such term in Section 8.1(c).

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions at any applicable time from time to time; or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, and (v) Canada.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Documents” means (i) (a) the Base Indenture, dated September 30, 2013, between Hertz Fleet Lease Funding LP and the Bank of New York Mellon Trust Company, N.A. (the “HFLF Base Indenture”), and (b) the Group I Transaction Documents (as defined in the HFLF Base Indenture) and all organizational documents contemplated by the Group I Transaction Documents; (ii) (a) the Origination Trust Agreement and all supplements, including without limitation all UTI Supplements (as defined therein) and SUBI supplements, thereto (the “Origination Trust Agreement”), (b) all purchase and sale agreements relating to the sale of UTI Supplements or SUBI supplements, and (c) all organizational documents contemplated by any agreements in the preceding clauses (a) and (b); (iii) the Amended and Restated Servicing Agreement, dated as of July 31, 2001, between Donlen Trust and the Seller, as amended by Amendment No. 1 thereto, dated as of September 30, 2013 and all supplements thereto; (iv) (a) the Base Indenture, dated as of October 16, 2020, between Donlen Fleet Lease Funding LLC and the Bank of New York Mellon Trust Company, N.A. (the “DFLF Base Indenture”), and (b) the DFLF Transaction Documents (as defined in the DFLF Base Indenture) and all organizational documents contemplated by the DFLF Transaction Documents (as defined in the DFLF Base Indenture); and (v) (a) the Donlen Canada Purchase Agreement, (b) the Loan Agreement, dated as of December 31, 2019, among Donlen Canada Fleet Funding LP, Donlen Fleet Leasing Ltd., Canadian Imperial Bank of Commerce and Computershare Trust Company of Canada as trustee of Stable Trust, as amended (the “Donlen Canada Loan Agreement”), and (c) the Transaction Documents (as defined in the Donlen Canada Loan Agreement).

“Seller” has the meaning given to such term in the Preamble hereto.

“Seller Benefit Plan” means each Benefit Plan that is sponsored, maintained, administered, contributed to or entered into (i) by any Acquired Subsidiary for the benefit of its current or former directors, officers, employees or individual independent contractors or (ii) by one or more Selling Entity or any member of the Parent Group that is primarily for the benefit of the Transferred Employees and/or former employees of the Business.

“Seller Brand Names” means brand names, product names, logos, slogans and any other indicia of origin used by the Selling Entities and Acquired Subsidiaries and any associated goodwill, but excluding any brand names, product names, logos, slogans and any other indicia of origin that are used for or otherwise associated with any products or services of the Retained Business including the names “Hertz”, “Dollar” and “Thrifty” and those set forth in Section 1.1(h) of the Disclosure Schedule and any indicia of origin that is derivative of, or confusingly similar to, such names.

“Seller Consolidated Return” has the meaning given to such term in Section 7.11(f).

“Seller Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Selling Entities, including Personal Information, that are used by, or necessary to the Business of, the Selling Entities.

“Seller Financial Statements” has the meaning given to such term in Section 5.8(a).

“Seller IP” means all Seller Brand Names, Technology and Intellectual Property Rights (including the goodwill of the Selling Entities) owned by the Selling Entities as of the Closing, but excluding any Retained Business Marks and other Intellectual Property Rights set forth on Section 2.2 of the Disclosure Schedule.

“Seller Properties” has the meaning given to such term in Section 5.16(b).

“Seller Released Claim” has the meaning given to such term in Section 10.7(c).

“Seller Releasee” has the meaning given to such term in Section 10.7(c).

“Seller Releasor” has the meaning given to such term in Section 10.7(c).

“Seller Return” has the meaning given to such term in Section 7.11(f).

“Selling Entities” has the meaning given to such term in the Preamble hereto.

“Shared Contracts” means all Contracts (other than Hertz Customer Contracts) that inure to the benefit or burden of, or otherwise relate to both (i) the Business and (ii) the Retained Business.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or has the power to direct the policies, management or affairs, or (ii) such Person possesses, directly or indirectly, a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Target Fleet Equity” means an amount equal to $165,000,000.

“Target Working Capital” means an amount equal to $70,266,000.

“Tax” means (a) all U.S. and non-U.S. federal, state, provincial, local, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, ad valorem, value added, GST/HST/QST, inventory, franchise, profits, withholding, social security, workers compensation premiums, employment insurance, unemployment, pension plan, health, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated tax, or escheat and unclaimed property obligations imposed by any Governmental Authority, and any interest, penalty, or addition relating thereto and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended, and all regulations thereunder and all successors thereto.

“Tax Return” means any return, claim for refund, declaration, election, notice, report, statement, information return or other similar document (including any related or supporting information, amendments, schedule or supplements of any of the foregoing) filed or required to be filed with any Governmental Authority with respect to Taxes, including any amended return or declaration of estimated Tax.

“Technology” means algorithms, applied programming interfaces, apparatus, designs, data collections, diagrams, formulas, inventions (whether or not patentable), know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, domain names, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Terminated Employee” has the meaning given to such term in Section 7.10(b).

“Termination Fee” has the meaning given to such term in Section 7.14(h).

“Third Party Debt Commitment Letter” has the meaning given to such term in Section 6.6(a).

“Third Party Debt Financing” has the meaning given to such term in Section 6.6(a).

“Title IV Plan” means a defined benefit pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or that is subject to Section 4063, 4064 or 4069 of ERISA, in each case, that is maintained, contributed to, or required to be contributed to, by the Selling Entities, the Acquired Subsidiaries or any of their respective ERISA Affiliates.

“Total Financing” means any Third Party Debt Financing (including any Alternative Financing), any Athene Debt Financing, any Equity Financing or any supplemental financing supporting the acquisition contemplated by this Agreement and initial funding of the Deposit secured or otherwise backed by interests issued under the Existing ABS Financing or any replacement of the Existing ABS Financing.

“Total Financing Sources” means the Equity Fund, Athene, the Debt Financing Sources and any other bank or financial institution providing all or a portion of the financing under any Total Financing.

“TRAC Leases” means any terminal rental clause lease.

“Trade Secrets” means any confidential information legally protectable under applicable Law as a trade secret due to the independent economic value such information derives from its ongoing confidentiality.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Escrow Agreement, the Transition Services Agreement and any other Contract to be entered into in connection with the Closing.

“Transaction Tax Deductions” means the Tax deductions attributable to the aggregate expenses resulting from the payment of (a) any bonuses, any payments for any restricted stock, non-qualified options or stock appreciation rights, or any other compensatory payments, including any transaction bonus, that is an Excluded Liability pursuant to Section 2.4(e) hereof; (b) management, advisory, consulting, accounting or legal fees and other similar items (including the fees payable to the financial advisors in connection with the Transactions) paid or payable by the Selling Entities or their Affiliates; (c) any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any Indebtedness, any costs related to interest rate collar agreements, prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness of the Business in existence prior to the Closing that has become currently deductible in connection with the consummation of the Transactions); and (d) expenses paid or payable by the Selling Entities or their Affiliates and related to the Transactions, in each case which may become currently deductible in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, as well as any other deductions related to the Purchased Assets incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions. For the purpose of calculating the Transaction Tax Deduction, any success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.

“Transfer Taxes” has the meaning given to such term in Section 7.11(a).

“Transferred Employee” has the meaning given to such term in Section 7.10(a).

“Transition Services Agreement” means a Transition Services Agreement to be executed and delivered by the Buyer and the Selling Entities at Closing, substantially in the form attached as Exhibit E.

“Union” means a labor union, trade union, works council or any other employee representative body.

“Upward Purchase Price Adjustment” has the meaning set forth in Section 3.5(d)(i).

“Vehicle/Equipment” means each passenger automobile, truck, truck body, chassis, tractor, trailer, van, sport utility vehicle, bus, camper, motor home, motorcycle, fork lift, other motorized vehicle or other vehicle, together with any and all non-severable appliances, parts, instruments, accessories, furnishings, other equipment, accessories, additions, and parts, improvements, substitutions and replacements from time to time in or to such vehicle and all accessions thereto.

“Vehicle/Equipment Lease” means any agreement or lease schedule between any of the Seller, Donlen Trust, Donlen Fleet Leasing Ltd. or Donlen Canada Fleet Funding LP as lessor, and any lessee providing for the lease of Vehicles/Equipment.

“Vehicle Financing Debt” has the meaning given to such term in Section 7.24.

“Vehicles” has the meaning given to such term in Section 7.28(a).

“W&C” has the meaning given to such term in Section 10.16(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Laws, including Laws of any country, state or other locality that is applicable to a termination of employees.

“Working Capital” means, in respect of the Business, (x) the current assets included in the Purchased Assets (including, without duplication, all current assets of the Acquired Subsidiaries, but excluding Cash, intercompany receivables, capital lease receivables, prepaid deferred debt, and deferred Tax assets), in each case, to the extent not included in Fleet Equity minus (y) without duplication, (a) the current liabilities included in the Assumed Liabilities, (b) current liabilities of the Acquired Subsidiaries and (c) Liabilities under Assumed Plans to the extent not paid prior to 11:59 P.M. Eastern Time on the Business Day immediately prior to the Closing Date (whether or not included in an intercompany account), in each case under this item (y) excluding intercompany payables (other than to the extent included in item (y)(c)), Assumed Indebtedness, Liabilities subject to compromise, accrued income taxes, deferred Tax Liabilities, and outstanding bank drafts), in the case of each of items (x) and (y), to the extent not included in Fleet Equity, as adjusted and determined in accordance with (i) the calculations, methodologies, policies, procedures set forth on Section 1.1(i) of the Disclosure Schedule, (ii) to the extent not inconsistent with (i), and only to the extent consistent with GAAP, the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, and definitions as applied in the Seller Financial Statements for the fiscal year ended December 31, 2019, and (iii) to the extent not addressed in (i) or (ii), GAAP.

“Year-End Operating Statements” has the meaning given to such term in Section 5.8(a).

Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “or” shall not be exclusive. The terms “including,” “includes” or similar terms when used herein means “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, territorial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions contained in this Agreement, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities), in, to and under all of the properties, rights, interests and other tangible and intangible assets of the Selling Entities, in each case, except as otherwise specified in this Section 2.1, to the extent primarily used in, primarily held for use in or primarily related to the Business (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets, but shall include:

(a)                 all Inventory, supplies and materials of the Selling Entities;

(b)                all Non-Real Property Contracts (other than Shared Contracts and those rejected in the Bankruptcy Cases pursuant to Buyer’s instructions in accordance with Section 2.5), including each Hertz Customer Contract and those set forth on Section 2.1(b) of the Disclosure Schedule (the “Assumed Agreements”);

(c)                all Real Property Leases, other than those rejected in the Bankruptcy Case pursuant to Buyer’s instructions in accordance with Section 2.5 or those set forth on Section 2.1(c) of the Disclosure Schedule, (the “Assumed Real Property Leases”);

(d)                all Restricted Cash and all Accounts Receivable as of the Closing, except as set forth in Section 2.2(k);

(e)                all Seller IP together with: (i) all goodwill of the business associated with or symbolized by the foregoing; (ii) all renewals and extensions of any application, registration and filing included in the Seller IP, whether published or unpublished; (iii) all rights to sue for past, present, and future misuse, misappropriation, or infringements of the foregoing, including without limitation the right to settle suits involving claims and demands for royalties owing and any resulting damages, claims, and payments, in each case, to the extent primarily relating to, primarily used in or held for use in the Business, and regardless of whether any such claims and causes of action have been asserted by the Selling Entities, but excluding any potential or actual Claims arising prior to the Closing against any member of the Parent Group or any Person operating the Retained Business, or any Claims arising prior to the Closing from the operation of the Retained Business; and (iv) the right to assign the rights conveyed herein, the same to be held and enjoyed by the Buyer for its own use and benefit, and for the benefit of its successors, assigns, and legal representatives;

(f)                 all items of machinery, equipment, supplies, furniture, vehicles, fixtures, leasehold improvements (to the extent of the Selling Entities’ rights to any leasehold improvements under Assumed Real Property Leases) and other tangible personal property and fixed assets owned, leased or used (or held for use) by the Selling Entities (“Equipment”), including any Non-Real Property Contracts in connection therewith;

(g)                 all books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items of the Selling Entities as of the Closing, including customer and supplier lists, mailing lists, and any information relating to any Taxes imposed on the Selling Entities or the Purchased Assets (except as otherwise described in Section 2.2);

(h)                (i) all leasehold interests held by the Selling Entities as of the Closing under an Assumed Real Property Lease (collectively, the “Leased Real Property”), including those listed on Section 2.1(h)(i) of the Disclosure Schedule and (ii) all other rights-of-way, surface leases, surface use agreements, easements, real property interests, real property rights, licenses, servitudes, Permits and privileges constituting real property or a real property interest owned or held for use by the Selling Entities as of the Closing, together in each case with the Selling Entities’ right, title and interest in and to all structures, facilities or improvements located thereon and all rights, tenements, appurtenant rights and privileges relating thereto;

(i)                 all of the stock or other equity interests of the Acquired Subsidiaries, including, in the case of Donlen Trust, all UTI interests and SUBI interests, beneficially owned by the Selling Entities or any of their Affiliates (other than equity interests owned by other Acquired Subsidiaries) (the “Equity Interests”);

(j)                 all goodwill and other intangible assets owned by the Selling Entities;

(k)                subject to section 363(b)(1)(A) of the Bankruptcy Code, all rights to the websites, domain names, telephone and facsimile numbers and e-mail addresses used by such Selling Entity, as well as rights to receive mail and other communications addressed to such Selling Entity (including mail and communications from customers, vendors, suppliers, distributors and agents);

(l)                all Permits and Governmental Authorizations held by the Selling Entities, but only to the extent transferable under applicable Law;

(m)               to the extent transferable, all bank and deposit accounts and safety deposit boxes (but not any Cash therein other than Restricted Cash) of the Selling Entities;

(n)                to the extent transferable, all current and prior insurance policies of the Selling Entities (i) listed on Section 2.1(n)(i) of the Disclosure Schedule, (ii) maintained by one or more Selling Entities and (iii) pursuant to which any Selling Entity and/or Acquired Subsidiary are the exclusive beneficiaries thereof, and all rights and benefits of the Selling Entities of any nature (except for any rights to insurance recoveries thereunder required to be paid to other Persons under any Order of the Bankruptcy Court relating to any debtor-in-possession financing obtained by the Selling Entities) with respect thereto, including all insurance recoveries thereunder and rights to assert Claims with respect to any such insurance recoveries, in each case to the extent they are related to the Business as described on Section 2.1(n)(i) of the Disclosure Schedule;

(o)                all other assets primarily relating to or used in or primarily held for use in the Business and that are owned by any Selling Entity as of the Closing;

(p)                all royalties, advances, prepaid assets or deferred charges and expenses (including all lease and rental payments), deposits (including maintenance, customer, and security and other deposits, but excluding prepaid real property Taxes to the extent such prepaid Taxes exceed the amount of the real property Taxes apportioned to a Pre-Closing Tax Period), in each case, relating to the Business, the Assumed Agreements and the Assumed Real Property Leases, and which have been prepaid by any Selling Entity prior to or as of the Closing;

(q)                the benefits and rights of the Selling Entities under non-disclosure or confidentiality, non-compete, or non-solicitation agreements (i) with Continuing Employees to the extent related to or arising from the Business and the Acquired Subsidiaries and (ii) with any other current or former Employees, or current or former directors, consultants, independent contractors and agents of any of the Selling Entities to the extent related to or arising from Business;

(r)                 all rights to the Assumed Plans; and

(s)                subject to Section 2.2(h), to the extent arising out of events occurring on or prior to the Closing and to the extent exclusively relating to the Business, (i) all rights, Claims and causes of action of the Selling Entities, against Persons (including, suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses, and counterparties to any Assumed Agreement or Assumed Real Property Lease) other than Claims or causes of action against a member of the Parent Group (regardless of whether or not such Claims and causes of action have been asserted by the Selling Entities) except Claims or causes of action against a member of the Parent Group related to any Hertz Customer Contract and any other Assumed Agreement or Assumed Real Property Lease to which a member of the Parent Group is a party or is bound; provided that this Section 2.1(s)(i) shall include all Claims for avoidance, recovery, subordination or other relief and actions of the Selling Entities (including, without limitation, any such Claims and actions arising under chapter 5 of the Bankruptcy Code, including Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code or applicable state fraudulent conveyance, fraudulent transfer, or similar Laws) against (x) any counterparties to any Assumed Agreement or Assumed Real Property Lease and (y) any Persons for which the amount of goods or services purchased by the Business in the 12 month period prior to the date hereof or 12 month period prior to the Closing Date exceeds $1,000,000, including any and all proceeds thereof, but shall otherwise exclude Claims or rights under chapter 5 of the Bankruptcy Code and (ii) all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Selling Entities.

Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Selling Entities and the Parent Group (other than the Acquired Subsidiaries) shall retain all of their existing rights, title and interest to, all assets, rights and properties that are not specifically identified for inclusion in the Purchased Assets in accordance with Section 2.1, which shall be excluded from the sale, conveyance, assignment, transfer or delivery to the Buyer hereunder, and the Purchased Assets shall exclude, without limitation, all of the following (collectively, the “Excluded Assets”):

(a)                all Cash of the Selling Entities, including any Cash distributed or dividended by any Acquired Subsidiary on or prior to the Closing Date but excluding any Restricted Cash;

(b)               any records, documents or other information relating to current or former Employees that are not Transferred Employees, and any materials containing information about any Employee, disclosure of which would violate Law;

(c)                all accounting records and internal reports to the extent relating to the business activities of the Selling Entities unrelated to the Business;

(d)               each Selling Entity’s respective federal, state, provincial, territorial, local or non-U.S. income, franchise or margin tax files and records;

(e)                the Selling Entities’ (i) minute books and other corporate books and records relating to the organization and existence of the Selling Entities, including all stock ledgers, corporate seals and stock certificates, and the Selling Entities’ books and records relating to Taxes of the Selling Entities, including Tax Returns filed by or with respect to the Selling Entities; and (ii) books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items to the extent relating to any Excluded Assets or Excluded Liabilities;

(f)                the Selling Entities’ rights, Claims or causes of action under this Agreement, the other Transaction Documents or the Confidentiality Agreement and all cash and non-cash consideration payable or deliverable to the Selling Entities pursuant to this Agreement or any other Transaction Document;

(g)               any Contracts set forth on Section 2.2(g) of the Disclosure Schedule (including the Shared Contracts), together with all prepaid assets relating to any Contract other than the Assumed Agreements and the Assumed Real Property Leases;

(h)                all rights, Claims and causes of action of the Selling Entities against Persons and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds (except to the extent provided in Section 2.1(n) or pursuant to Section 7.22), of the Selling Entities (regardless of whether such rights are currently exercisable), in each case to the extent related to any Excluded Assets or Excluded Liabilities;

(i)                 all rights, Claims and causes of action against any current or former director or officer of any Selling Entity or their Affiliates (other than (i) any current or former director or officer of any Acquired Subsidiary to the extent the Buyer is assuming indemnification obligations pursuant to Section 7.23 and (ii) any employee of any member of the Parent Group other than any Acquired Subsidiary);

(j)                 any shares of capital stock or other equity interests in any of the Selling Entities or any other member of the Parent Group (other than the Acquired Subsidiaries), or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests in any of the Selling Entities or any other member of the Parent Group (other than the Acquired Subsidiaries);

(k)                to the extent not an Account Receivable, all accounts receivable of the Selling Entities as of the Closing;

(l)                the accounts receivable (or other amounts receivable) and other intercompany obligations owed by the members of the Parent Group (including the Acquired Subsidiaries) to the Selling Entities (other than accounts receivable as of the Closing under the Hertz Customer Contracts);

(m)               any Parent Benefit Plan or Seller Benefit Plan or stock option, restricted stock or other equity-based benefit plan of the Selling Entities, and the Selling Entities’ right, title and interest in any assets of or relating thereto, that is not an Assumed Plan;

(n)               any rights, demands, Claims, credits, allowances, rebates (including any vendor or supplier rebates), reimbursements or rights of setoff (other than against the Selling Entities) to the extent not included in the Purchased Assets;

(o)               subject to Section 2.1(s), all Claims for avoidance, recovery, subordination or other relief and actions of the Selling Entities (including, without limitation, any such Claims and actions arising under chapter 5 of the Bankruptcy Code, including Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code or applicable state fraudulent conveyance, fraudulent transfer, or similar Laws), other than any such Claims against (i) any counterparties to any Assumed Agreement or Assumed Real Property Lease and (ii) any Persons for which the amount of goods or services purchased by the Business in the 12 month period prior to the date hereof or 12 month period prior to the Closing Date exceeds $1,000,000;

(p)               the proceeds of the sale of any Excluded Assets;

(q)               all insurance policies and binders other than pursuant to Section 2.1(n);

(r)                (i) any Tax receivable, Tax refund, or credit relating to Taxes paid by a Selling Entity with respect to the Business or imposed on the Purchased Assets attributable to a Pre-Closing Tax Period, (ii) any prepaid Tax paid by a Selling Entity during a Pre-Closing Tax Period or (iii) any prepaid Tax not payable by a Selling Entity with respect to the Business or imposed on the Purchased Assets;

(s)                all Deal Communications and any attorney-client privilege or expectation of client confidence or any other rights to any evidentiary privilege, in each case related to Deal Communications; and

(t)                 the Selling Entities’ right, title and interest to the other assets, if any, set forth in Section 2.2(t) of the Disclosure Schedule.

Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, effective as of the Closing, the Buyer shall assume from the Selling Entities, and the Selling Entities shall irrevocably convey, transfer, assign and deliver to the Buyer, the following Assumed Liabilities, and the Buyer shall assume and agree to pay, perform and discharge when due such Assumed Liabilities (for purposes of this Agreement, “Assumed Liabilities” means the following Liabilities):

(a)                  without limiting Section 2.3(b), all Liabilities arising from the ownership or operation of the Business or the Purchased Assets by the Buyer or its Affiliates after the Closing (including all Liabilities for Taxes arising from the ownership or operation of the Purchased Assets by the Buyer after the Closing);

(b)                  without limiting Section 2.3(c), all accounts payable arising from (i) the operation of the Business in the ordinary course between the Petition Date and prior to the Closing and (ii) the accounts payable as of the Closing under the Hertz Customer Contracts, in each case of clauses (i) and (ii), excluding any Indebtedness (other than (A) Assumed Indebtedness and (B) Indebtedness is incurred under an Assumed Agreement);

(c)                  the Liabilities of the Selling Entities arising under the Assumed Agreements and the Assumed Real Property Leases and under open purchase orders with customers and suppliers of the Business;

(d)                  Cure Payments, if any, to the extent required to be paid by the Buyer pursuant to Section 2.5(e);

(e)                  the Liabilities assumed by the Buyer pursuant to Section 7.10 and Section 7.11;

(f)                   Liabilities arising from, relating to or resulting from any Environmental Law and related to the Business, Purchased Assets, Leased Real Property, or other real property currently used in connection with the Business or any Purchased Asset, including all Liabilities relating to any (i) Release of Hazardous Material prior to or following the Closing to, at, on, from, in or under the Leased Real Property, Business, Purchased Assets or other real property currently used in connection with the Business or Purchased Assets, or (ii) noncompliance with Environmental Law prior to or following the Closing with respect to the Business, Purchased Assets, Leased Real Property, or other real property currently used in connection with the Business or any Purchased Asset, provided that, with respect to all such Liabilities arising prior to the Closing, such Liabilities shall be assumed solely to the extent that such Liabilities are not subject to discharge under the Bankruptcy Code or are not expressly allocated to a Person other than a party hereto or an Affiliate of a party hereto, pursuant to a plan of reorganization confirmed by the Bankruptcy Court or the Sale Order;

(g)                  the obligations of the Selling Entities (other than with respect to any payment or indemnification obligations) under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Continuing Employees or current directors, consultants, independent contractors and agents of the Business; and

(h)               Assumed Indebtedness.

Section 2.4 Excluded Liabilities. The Buyer shall not assume any Liabilities of the Selling Entities other than the Assumed Liabilities, and the Selling Entities shall not convey, transfer, assign or deliver to Buyer, any other Liabilities, including the following Liabilities (collectively, “Excluded Liabilities”, whether incurred or accrued before, at or after the Closing):

(a)                all Liabilities of the Selling Entities arising from the ownership or operation of the Business or the Purchased Assets by the Selling Entities or their Affiliates on or prior to the Closing Date, including Liabilities for Taxes allocated to the Selling Entities under Section 7.11(d), except to the extent expressly included as an Assumed Liability under Section 2.3;

(b)               all Liabilities for Taxes of (i) the Selling Entities or (ii) any member of any consolidated, affiliated, combined or unitary group of which any Selling Entity is or has been a member (other than an Acquired Subsidiary);

(c)               all Liabilities of the Selling Entities or their Affiliates relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the Transactions, and any pre-Petition or post-Petition Claims for such Professional Services;

(d)               all Liabilities of the Selling Entities (i) with respect to current and former Employees (including Liabilities under or relating to any Seller Benefit Plan and any workers compensation related Liabilities), and (ii) with respect to or otherwise arising under or related to any Parent Benefit Plan, Seller Benefit Plan or any other employee benefit or compensation plan of the Parent Group, in each case, other than Liabilities under the Assumed Plans and Liabilities otherwise specifically assumed by the Buyer pursuant to Section 2.3 or 7.10;

(e)               all Liabilities of the Selling Entities (i) under Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) with respect to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) for violations of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code;

(f)                all Liabilities of the Selling Entities with respect to any bonus payable to any Employee, other than bonuses that are, or are provided under, an Assumed Plan or are otherwise specifically assumed by the Buyer pursuant to Section 2.3 or 7.10;

(g)               all Liabilities of the Selling Entities to the extent relating to Excluded Assets;

(h)               all Liabilities of any Selling Entity in respect of Indebtedness, whether or not relating to the Business, except for the Liabilities expressly set forth in Section 2.3;

(i)                all Liabilities of any Selling Entity to any current, former or prospective shareholder or other holder or beneficial owner of equity securities or equity-linked securities of such Selling Entity, in its capacity as such holder, including all Liabilities of such Selling Entity related to the right to or issuance of any capital stock or other equity securities or the payment of any dividend or other distribution on or in respect of any capital stock or other equity securities;

(j)                 all Cure Payments to the extent required to be paid by the Seller pursuant to Section 2.5(e);

(k)               all Liabilities arising from the offering of the Existing Structured Financing and any defect in the related disclosure documents; and

(l)                any Liability of the Selling Entities under this Agreement or any other Transaction Document.

Section 2.5 Assumption and Assignment of Certain Contracts. The Sale Order shall, to the extent permitted by Law, provide for the assumption and the assignment by the Selling Entities to the Buyer, effective upon the Closing, of the Assumed Agreements and the Assumed Real Property Leases in accordance with Section 2.1 and this Section 2.5.

(a)               At the Closing, the Selling Entities shall assign to the Buyer the Assumed Agreements and the Assumed Real Property Leases and all Assumed Liabilities relating thereto.

(b)               From and after the date of this Agreement until (i) with respect to Non-Real Property Contracts, five (5) Business Days prior to the Sale Hearing, and (ii) with respect to Real Property Leases, December 20, 2020, the Buyer may, in consultation with the Selling Entities, designate any Contract of any Selling Entity (other than any Excluded Asset) as an Assumed Agreement or Assumed Real Property Lease, as applicable, or remove any such Contract (other than a (x) Hertz Customer Contract, (y) any Contract entered into by a Selling Entity after the entry of the Sale Order in the ordinary course of business and not in violation of this Agreement or (z) any other Contract irrevocably designated pursuant to Section 2.5(d)) such that it is not an Assumed Agreement or Assumed Real Property Lease and is instead designated as an Excluded Asset, in each case by providing written notice of such designation or removal to the Seller and Hertz, in which case Section 2.1(b) of the Disclosure Schedule, Section 2.1(c) of the Disclosure Schedule or Section 2.2(g) of the Disclosure Schedule, as applicable, shall be deemed to be amended to include or remove, as applicable, such Contract as an Assumed Agreement or an Assumed Real Property Lease; provided, however, that the Buyer shall not be entitled to remove the Assumed Agreements set forth on Section 2.5(b) of the Disclosure Schedule; provided, further, that the failure of the Bankruptcy Court to approve the assumption and assignment of any Contract designated as an Assumed Agreement or Assumed Real Property Lease pursuant to this Section 2.5(b) after fourteen (14) calendar days prior to the Sale Hearing or December 20, 2020, as applicable, on the basis of insufficient notice to the contractual counterparty shall not (A) constitute cause to object to the form of Sale Order, (B) cause the closing condition set forth in Section 8.1(c) to fail to be satisfied or (C) otherwise constitute a breach of this Agreement.

(c)               In the case of any valid amendment by the Buyer of Section 2.1(b) of the Disclosure Schedule, Section 2.1(c) of the Disclosure Schedule or Section 2.2(g) of the Disclosure Schedule pursuant to Section 2.5(b), the Seller shall give notice to the other parties to any Contract to which such amendment relates of the removal or addition of such Contract from Section 2.1(b) of the Disclosure Schedule, Section 2.1(c) of the Disclosure Schedule or Section 2.2(g) of the Disclosure Schedule as applicable, within three (3) Business Days of the Buyer notifying Hertz of such amendment or such lesser time as specified in the Bidding Procedures Order approved by the Bankruptcy Court.

(d)               From and after the date of this Agreement until the Closing, subject to providing the Buyer with not less than five (5) Business Days’ prior written notice (“Contract Notice Period”), Hertz or the Seller may move to reject any Contract which is not an Assumed Agreement or an Assumed Real Property Lease; provided, however, the Buyer may, at any time during the Contract Notice Period, irrevocably designate such Contract as an Assumed Agreement or an Assumed Real Property Lease in accordance with Section 2.5(b) and neither the Seller nor Hertz shall move to reject such Contract.

(e)               In connection with and upon the assignment to and assumption by the Buyer of any Assumed Agreement or Assumed Real Property Lease pursuant to this Section 2.5, (i) subject to the limitation in clause (ii), the Buyer shall pay, at the Closing, 20% of all of the cure amounts, as determined by the Bankruptcy Court, if any (such amounts, the “Cure Payments”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Agreements and the Assumed Real Property Leases, including any amounts payable to any landlord under any Assumed Real Property Lease that relates to the period prior to the Assumption Approval; (ii) in no event shall Buyer be responsible for more than $2,000,000 in respect of the Cure Payments; and (iii) other than Cure Payments for which Buyer is responsible pursuant to this clause (e), the Seller shall pay all Cure Payments.

(f)                If the Selling Entities are unable to assume and assign any Assumed Agreement or Assumed Real Property Lease to the Buyer as a result of an Order of the Bankruptcy Court, then the Buyer and the Seller shall use commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assign such Assumed Agreement or Assumed Real Property Lease to the Buyer and for the Buyer to assume such Assumed Agreement or Assumed Real Property Lease; provided, however, that, neither the Buyer nor the Seller shall be required to pay any amount or incur any obligation to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent.

(g)               Notwithstanding any provision herein to the contrary, a Contract shall not be an Assumed Agreement or Assumed Real Property Lease hereunder and shall not be assumed by the applicable Selling Entities and assigned to the Buyer to the extent that such Contract (i) is a Shared Contract, or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the Buyer of the Selling Entities’ rights under such Contract, if such Consent or Governmental Authorization has not been obtained prior to the Closing. In such event, the Closing will proceed with respect to the remaining Purchased Assets upon the terms and subject to the conditions hereof, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of six (6) months after the Closing Date (or the remaining term of any such Contract or the closing of the Bankruptcy Cases, if shorter), (A) the Seller and the Buyer will use their respective commercially reasonable efforts to obtain the Consents with respect to any such Contract and (B) the Seller and the Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need for any Consent, under which the Buyer would obtain the benefits and assume the obligations under such Contracts in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Buyer, or under which the Selling Entities would enforce their rights thereunder for the benefit of the Buyer with the Buyer assuming each applicable Selling Entities’ obligations thereunder; provided, however, that, neither Buyer nor any Selling Entity shall be required to pay any amount, grant any accommodation therefor or incur any obligation to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent; provided, further, that neither Buyer nor any of the Selling Entities will be obligated to initiate any Proceedings to obtain any such Consent or Governmental Authorization. For the avoidance of doubt, the consummation of the Transactions shall in no way be contingent or conditioned on obtaining any such Consents and nothing in this Section 2.5(g) shall limit or alter the obligations of Buyer under Section 7.7.

Section 2.6 Acquired Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Purchased Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities shall include any assets or Liabilities of any of the Acquired Subsidiaries.

Section 2.7 Donlen Canada. Prior to the Closing, the Buyer shall assign to a wholly-owned Subsidiary incorporated under the Laws of Canada or a Province therein (“Canadian Buyer”) its rights and obligations hereunder to (a) purchase the Equity Interests in Donlen Canada Fleet Funding LP and Donlen Canada Fleet Funding Corporation, (b) purchase specified Purchased Assets (including specified Assumed Agreements) of Donlen Fleet Leasing Ltd. and pay the corresponding Purchase Price amount therefor, (c) assume specified Assumed Liabilities of Donlen Fleet Leasing Ltd., (d) employ specified Transferred Employees on and after the Closing Date of Donlen Fleet Leasing Ltd., and (e) be entitled to the rights and benefits afforded to Buyer hereunder with respect to the Purchased Assets and Assumed Liabilities contemplated by the foregoing clauses (a) through (d). The Canadian Buyer shall execute a joinder to this Agreement in a form reasonably satisfactory to the Buyer and Hertz, which joinder shall include, among other things, representations that such wholly-owned Subsidiary (i) is resident in Canada or a “Canadian partnership” for purposes of the Tax Act, and (ii) is not a Person described in any of paragraphs 100(1.1)(a) to (d) of the Tax Act and has no intention to effect any direct or indirect transfer of any of the partnership interests in Donlen Canada Fleet Funding LP to any Person described in any of paragraphs 100(1.1)(a) to (d) of the Tax Act. The Canadian Buyer will obtain such tax registrations in Canada as necessary and appropriate to enable it to acquire any of the Purchased Assets as contemplated by this Section 2.7 and shall provide the Selling Entities with its registration numbers under the Excise Tax Act (Canada), An Act Respecting the Quebec Sales Tax, the Retail Sales Tax Act (Manitoba), the Provincial Sales Tax Act (Saskatchewan); and the Provincial Sales Tax Act (British Columbia).

ARTICLE III.

PURCHASE PRICE; DEPOSIT; EQUITY INTERESTS

Section 3.1 Purchase Price.

(a)               The aggregate consideration for the sale and transfer of the Purchased Assets from the Selling Entities to the Buyer shall be as follows:

(i)               an amount in cash equal to $850,000,000 plus the Closing Adjustment (which may be expressed as a negative number) less the ABS Adjustment Amount (the “Cash Purchase Price”);

(ii)              the payment of all Cure Payments payable by the Buyer pursuant to Section 2.5(e);

(iii)             the assumption of the Assumed Liabilities by execution of the Assignment and Assumption Agreement (such amounts in clauses (i) - (iii) and as may be adjusted pursuant to Section 3.5, collectively, the “Purchase Price”); and

(iv)             the payment of the Intercompany Loan Payment Amount to Hertz or one of its designated Affiliates on behalf of the Selling Entities.

(b)               On the Closing Date, the Buyer shall pay or cause to be paid to the Seller or its designee(s), by wire transfer of immediately available funds to an account or series of accounts designated by the Seller prior to the Closing, an amount or amounts in cash equal, in the aggregate, to the Cash Purchase Price, less the Deposit, which shall be released to the Seller pursuant to Section 3.2 on the Closing Date.

Section 3.2 Deposit Escrow.

(a)               Within three (3) Business Days following the execution of this Agreement, the Buyer shall deposit into a deposit escrow account with the Escrow Agent an amount equal to $82,500,000 (such amount, together with any interest accrued thereon prior to the Closing Date, the “Deposit”) by wire transfer of immediately available funds.

(b)               Hertz and Buyer shall give written notice to the Escrow Agent to release the Deposit to the Seller upon the earliest to occur of (i) the Closing, or (ii) two (2) Business Days following the termination of this Agreement (A) by Hertz pursuant to Section 9.1(c) (other than clause (iv) thereof) or (B) by the Buyer or Hertz pursuant to Section 9.1(b)(iii) at a time when Hertz could have terminated this Agreement pursuant to Section 9.1(c) (other than clause (iv) thereof) (any such termination described in the foregoing clause (ii)(A) or (ii)(B), a “Buyer Default Termination”).

(c)               If this Agreement or the Transactions are terminated other than for a termination which constitutes a Buyer Default Termination, Hertz shall provide written instructions to the Escrow Agent to, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds, less all amounts necessary to pay any accrued but unpaid amounts payable by the Buyer to the Selling Entities pursuant Section 7.9(b), which amount shall be released to the Seller.

Section 3.3 Acquired Subsidiary Equity Interests. On the terms and subject to the conditions set forth in this Agreement, the Selling Entities, as applicable, shall sell, assign, transfer and deliver to the Buyer at the Closing, and the Buyer shall purchase from the Selling Entities at the Closing, the Equity Interests, free and clear of all Encumbrances other than Encumbrances created or imposed by the Buyer with effect from and after the Closing and other than Encumbrances under the terms of the Organizational Documents of the applicable Acquired Subsidiaries or under applicable securities Laws.

Section 3.4 Closing Estimate Statement. At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Closing Estimate Statement”) setting forth (a) the Seller’s estimate of the Working Capital (the “Estimated Working Capital”), Fleet Equity (the “Estimated Fleet Equity”) and Assumed Indebtedness Amount (the “Estimated Assumed Indebtedness Amount”), in each case, as of 11:59 P.M. Eastern Time on the Business Day immediately prior to the Closing Date and (b) the amount (which may be positive or negative) equal to (i) the Estimated Working Capital minus the Target Working Capital (which amount may be negative or positive), plus (ii) the Estimated Fleet Equity minus the Target Fleet Equity (which amount may be negative or positive), minus (iii) the Estimated Assumed Indebtedness Amount (the net amount pursuant to this clause (b), collectively, the “Estimated Closing Adjustment”). The Closing Estimate Statement shall quantify in reasonable detail the items constituting the components of the Estimated Closing Adjustment, and shall be prepared in good faith.

Section 3.5 Determination of Cash Purchase Price Adjustment.

(a)       Promptly after the Closing Date, and in any event not later than forty five (45) days following the Closing Date, the Buyer shall prepare and deliver to Hertz a statement (the “Closing Statement”) setting forth the Buyer’s good faith calculations (the “Buyer’s Proposed Calculations”) for each of (i) the Working Capital (the “Closing Working Capital”), Fleet Equity (the “Closing Fleet Equity”) and Assumed Indebtedness Amount (the “Closing Assumed Indebtedness Amount”), in each case, as of 11:59 P.M. Eastern Time on the Business Day immediately prior to the Closing Date, (ii) the amount (which may be positive or negative) equal to (x) the Working Capital minus the Target Working Capital (which amount may be negative or positive), plus (y) the amount equal to the amount by which the Fleet Equity exceeds the Target Fleet Equity (which amount may be negative or positive), minus (z) the Assumed Indebtedness (collectively, the “Closing Adjustment”), and (iii) a recalculation of the Cash Purchase Price in accordance with this Agreement based on such amounts. The Buyer’s Proposed Calculations shall be prepared in good faith and calculated in accordance with the terms of this Agreement. If the Buyer fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such forty five (45) day period, then, at the election of Hertz, in its sole discretion, Hertz may by providing written notice delivered to the Buyer elect to either (1) determine that the Closing Estimate Statement delivered by the Seller to the Buyer pursuant to Section 3.4 shall be deemed final for all purposes herein or (2) deliver the Closing Statement to the Buyer. If Hertz elects clause (2) above in this Section 3.5(a), the Accounting Firm (as defined below) shall provide an audit of the Buyer’s and its Subsidiaries’ books, determine the calculation of, and prepare, the Closing Statement consistent with the provisions of this Section 3.5, the determination of the Closing Fleet Equity, the Closing Working Capital, the Closing Assumed Indebtedness Amount and the Closing Adjustment by such Accounting Firm being conclusive, final and binding on the parties hereto. Upon delivery by the Buyer of the Buyer’s Proposed Calculations or upon the election by Hertz to deliver the Closing Statement to the Buyer pursuant to clause (2) above in this Section 3.5(a), the Buyer shall provide Hertz and its Representatives with reasonable access, during normal business hours and with advance notice, to the Buyer’s auditors and accounting and other personnel providing accounting services to the Buyer and the Business and to the books and records of the Buyer, the Business and the Acquired Subsidiaries and any other document or information reasonably requested by Hertz, in each case, relating to the preparation of and calculations set forth in the Closing Statement (including the work papers of the Buyer and its Subsidiaries’ auditors (subject to the execution of any non-reliance and access letters required by any third party accountants and other personnel providing accounting services to Buyer)), to allow Hertz and its Representatives to verify the accuracy of the Buyer’s Proposed Calculations or to prepare and deliver the Closing Statement pursuant to clause (2) above in this Section 3.5(a). Without the prior consent of Hertz, the Buyer shall not have the right to modify Buyer’s Proposed Calculations or any items or amounts set forth therein after the Buyer delivers such calculations to Hertz.

(b)               If Buyer timely delivers Buyer’s Proposed Calculations and Hertz does not object to the Buyer’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to the Buyer within forty five (45) days after Hertz’s receipt of the Buyer’s Proposed Calculations, the recalculation of the Cash Purchase Price pursuant to the Buyer’s Proposed Calculations shall be deemed final and binding; provided, however, that in the event that the Buyer does not provide any materials reasonably requested by Hertz at least 5 days prior to the end of such forty five (45) day period, such forty five (45) day period shall be extended by one (1) day for each additional day required for the Buyer to fully respond to such request. A Notice of Objection shall set forth in reasonable detail Hertz’s alternative calculations of (i) the Closing Fleet Equity, the Closing Working Capital, the Closing Assumed Indebtedness Amount and the Closing Adjustment calculated by reference thereto and (ii) a recalculation of the Cash Purchase Price based on such amounts. Without the prior consent of Buyer, Hertz shall not have the right to modify the Notice of Objection or any items or amounts set forth therein after Hertz delivers such calculations to Buyer.

(c)               If Buyer timely delivers Buyer’s Proposed Calculations and Hertz delivers a Notice of Objection to the Buyer within the forty five (45) day period referred to in Section 3.5(b), then (i) any amount of the Buyer’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and (ii) any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i)       Hertz and the Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. All such discussions related thereto (including any written communications, analysis or calculations undertaken in connection with such discussions) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law. If a written agreement between the Buyer and Hertz determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by the Buyer and Hertz) after the date of receipt by the Buyer from Hertz of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to a nationally recognized independent accounting-firm to be mutually agreed by Buyer and Hertz (the “Accounting Firm”). Hertz and the Buyer will enter into a customary engagement agreement with the Accounting Firm, including reasonable access rights, and agree to cooperate in good faith with the Accounting Firm during the term of its engagement. As promptly as practicable and not later than ten (10) Business Days after the Accounting Firm is engaged, the Buyer shall forward a copy of the Buyer’s Proposed Calculation to the Accounting Firm, and Hertz shall forward a copy of the Notice of Objection to the Accounting Firm, together with, in each case, a written presentation and all relevant documentation supporting the items remaining in dispute in the Buyer’s Proposed Calculation or the Notice of Objection, as the case may be. After the Accounting Firm has received both presentations, the Accounting Firm will share with the Buyer and Hertz their respective submissions to the Accounting Firm. The Buyer and Hertz may each then submit a response to the other’s presentation, which shall be submitted to the Accounting Firm and such other party within ten (10) Business Days of receipt of such other party’s presentation. There shall be no ex parte communications by Hertz or the Buyer or either of their respective Affiliates and their respective Representatives with the Accounting Firm regarding the subject of such dispute;

(ii)               Hertz and the Buyer shall use their commercially reasonable efforts to cause the Accounting Firm to render a decision in accordance with this Section 3.5 along with a statement of reasons therefor and to deliver a copy to each of the Buyer and Hertz of such decision which shall include as a separate line item a determination of the aggregate difference between the Cash Purchase Price and the Final Cash Purchase Price within forty five (45) days of the submission of the Disputed Amounts to the Accounting Firm. Absent manifest error, the decision of the Accounting Firm shall be final and binding upon each of Hertz and the Buyer and the decision of the Accounting Firm shall be final and binding upon the parties and enforceable by any court of competent jurisdiction;

(iii)            if Hertz and the Buyer submit any Disputed Amounts to the Accounting Firm for resolution, Hertz and the Buyer shall each pay their own costs and expenses incurred under this Section 3.5(c). The fees and disbursements of the Accounting Firm shall be allocated between the Buyer and Hertz in the same proportion that the aggregate amount of Disputed Amounts that were determined in favor of the other party (as finally determined by the Accounting Firm) bears to the total amount of disputed items submitted by Hertz and the Buyer; and

(iv)             the Accounting Firm shall act as an expert and not as an arbitrator to determine, based upon the provisions of this Section 3.5(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the terms of this Agreement. No hearing with the Accounting Firm will be held and no discovery will be permitted. No party will engage in ex parte communications with the Accounting Firm. Hertz and the Buyer shall use their commercially reasonable efforts to cause the Accounting Firm’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Hertz or the Buyer, and shall be no greater than the greater of the amount claimed by either Hertz or the Buyer; provided, that if, notwithstanding the commercially reasonable efforts of Hertz and the Buyer, (A) the Accounting Firm’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Hertz or the Buyer, then such Disputed Amount shall be deemed to be the lesser of the amounts claimed by either Hertz or the Buyer in the Closing Statement or Notice of Objection, as applicable, or (B) the Accounting Firm’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Hertz or the Buyer, then such Disputed Amount shall be deemed to be the greater of the amounts claimed by either Hertz or the Buyer.

(d)       Upon the determination, in accordance with Sections 3.5(a), 3.5(b) or 3.5(c), of the final calculations of the amounts of the Closing Fleet Equity, the Closing Working Capital, the Closing Assumed Indebtedness Amount and the Closing Adjustment calculated by reference thereto, the Cash Purchase Price shall be recalculated using such finally determined amounts in lieu of the amounts used in the Closing Statement. The term “Final Cash Purchase Price” shall mean the result of such recalculation of the Cash Purchase Price.

(i)                 If the Final Cash Purchase Price is greater than the Cash Purchase Price (an “Upward Purchase Price Adjustment”), then the Buyer shall within three (3) Business Days after the determination of the Final Cash Purchase Price, pay by wire transfer of immediately available funds to the account of Hertz an amount in cash equal to the Upward Purchase Price Adjustment.

(ii)              If the Final Cash Purchase Price is less than the Cash Purchase Price (a “Downward Purchase Price Adjustment”), then Hertz shall promptly pay to the Buyer (without interest) by wire transfer of immediately available funds to the account of the Buyer an amount in cash equal to the Downward Purchase Price Adjustment.

(iii)            Any payments made pursuant to this Section 3.5(d) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 3.6 Allocation. The Buyer shall, not later than ninety (90) days after the Closing Date, prepare and deliver to the Seller an allocation of the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under the Code) among the Purchased Assets (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations for the Seller’s review and approval. The Seller and the Buyer shall work in good faith to resolve any disagreements regarding the Allocation. If the Seller and the Buyer are unable to reach an agreement within thirty (30) days of the Buyer’s receipt of the Seller’s objection, the Seller and the Buyer shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the Purchased Assets for U.S. federal income tax purposes. If the Seller and the Buyer do reach agreement, the Buyer and the Seller agree to file all Tax Returns (including the filing of IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the date of the Closing) consistent with the Allocation (as finally negotiated) unless otherwise required by applicable Law. In administering the Bankruptcy Cases, the Bankruptcy Court shall not be required to apply the Allocation in determining the manner in which the Purchase Price should be allocated as between the Selling Entities and their respective estates.

Section 3.7 Withholding. Buyer, its Affiliates and, effective upon the Closing, the Acquired Subsidiaries, and any of their agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or non-U. S. Law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Any Person that expects to so deduct or withhold (or expects its agent to so deduct or withhold) any such amounts will take commercially reasonable efforts to provide notice of the expected deduction or withholding at least five (5) Business Days prior to the withholding to the Person with respect to which the deduction or withholding is to be made (and the notice will include the legal authority and the calculation method for the expected deduction or withholding) (other than any deduction or withholding resulting from a failure to provide certificates that exempt such amounts from withholding under Section 1445 or 1446 of the Code), and the parties hereto will use commercially reasonable efforts to cooperate to minimize the amount of the deduction or withholding in accordance with applicable Law.

ARTICLE IV.
THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures by electronic mail at 10:00 a.m. New York Time no later than the second (2nd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by either the Buyer or Hertz, as applicable, in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver, or caused to be delivered, the following to the Buyer:

(a)       the Bill of Sale, duly executed by the Selling Entities;

(b)      the Assignment and Assumption Agreement, duly executed by the Selling Entities;

(c)       the IP Assignment Agreement, duly executed by the applicable Selling Entities;

(d)      the Transition Services Agreement, duly executed by the applicable Selling Entities;

(e)      the duly executed certificate contemplated by Section 8.2(e);

(f)       evidence of payment by the Seller of the Cure Payments (to the extent payable by the Seller pursuant to Section 2.5(e));

(g)      a properly executed Form W-9 from each Selling Entity (other than Donlen Fleet Leasing Ltd.) (or, if such Selling Entity is a disregarded entity for U.S. federal tax purposes, the entity that is treated as the transferor of property for U.S. federal income tax purposes);

(h)     a properly executed statement from Donlen Canada Fleet Funding LP in accordance with IRS Notice 2018-29 or Treasury Regulations Section 1.1446(f)-2(b), as applicable, and to the extent such statement is required pursuant to applicable Law to prevent the application of US withholding Tax, in form and substance reasonably satisfactory to Buyer, certifying that withholding is not required under Section 1446(f) of the Code; and

(i)       certificates representing all of the Equity Interests, duly endorsed (or accompanied by duly executed stock or similar powers) by the Selling Entity owning such Equity Interests in blank or for transfer to the Buyer, if such Equity Interests are certificated, or other appropriate instruments necessary to transfer such Equity Interests to the Buyer.

Notwithstanding anything to the contrary set forth in this Agreement, the delivery of the items set forth in clauses (g) and (h) shall not be a condition to Closing and the sole remedy for the Seller’s failure to deliver such items shall be the imposition of withholding Tax, to the extent required by applicable Law.

Section 4.3 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, the following to the Seller:

(a)       the Cash Purchase Price less the Deposit;

(b)      evidence of payment by the Buyer of the Cure Payments (to the extent payable by the Buyer pursuant to Section 2.5(e))

(c)      each of the Assignment and Assumption Agreement, the IP Assignment Agreement and the Transition Services Agreement, duly executed by the Buyer; and

(d)      the duly executed certificate contemplated by Section 8.3(c).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Except as set forth in the disclosure schedule delivered by the Seller to the Buyer (the “Disclosure Schedule”) concurrently with the execution of this Agreement, each Selling Entity jointly and severally hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization, Standing and Power. Each Selling Entity and each Acquired Subsidiary is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization. Each Selling Entity and each Acquired Subsidiary has all requisite power (corporate or otherwise) and authority to own, lease and operate all of its properties and assets required for the Business and to carry on the Business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions. Each Selling Entity and each Acquired Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned or leased by the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions. No Acquired Subsidiary is in material violation of any of the provisions of its Organizational Documents. Seller has made available to Buyer a copy of the Organizational Documents of each Acquired Subsidiary.

Section 5.2 Acquired Subsidiaries and Purchased Assets.

(a)      All of the outstanding shares of capital stock of (or comparable equity interest in) each Acquired Subsidiary (i) are owned directly or indirectly by the Selling Entities, (ii) are free and clear of any Encumbrance (other than (A) Encumbrances created by the Buyer or arising out of ownership of the Equity Interests by the Buyer, (B) restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities Laws or (C) under the Organizational Documents of the Acquired Subsidiaries) and (iii) have been duly authorized, validly issued and are fully paid and, to the extent applicable, non-assessable. Section 5.2(a) of the Disclosure Schedule lists all of the Acquired Subsidiaries and the outstanding shares of capital stock thereof, or other equity securities therein and, in each case, the owner(s) thereof. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Equity Interests (other than this Agreement) obligating any Acquired Subsidiary to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of capital stock of, or any other equity interest in, an Acquired Subsidiary (other than this Agreement). No Acquired Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any other Person (other than an Acquired Subsidiary). There are no voting trusts or other agreements or understandings with respect to the equity interests of the Acquired Subsidiaries.

(b)      Each Selling Entity, as applicable, has indefeasible title to, and owns and possesses all rights and interests in, including the right to use, each of the Purchased Assets, or with respect to leased Purchased Assets, valid leasehold interests in, or with respect to licensed Purchased Assets, valid licenses to use, except where failure to hold such title, rights or interests (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions or (ii) would be cured as a result of the entry of the Sale Order. At the Closing (after giving effect to the Transaction), Buyer or its permitted assigns will have good title to (or in the case of Purchased Assets that are leased, valid leasehold interests in) the Purchased Assets free and clear of any Encumbrances, other than Permitted Encumbrances except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions.

(c)      The Acquired Subsidiaries have engaged in no business other in connection with the Existing Structured Financings (the “Donlen ABS Business”) and the holding of interests in other entities that engage solely in the Donlen ABS Business. Except as set forth in the Seller Financial Statements, the Acquired Subsidiaries have no Liabilities other than any Liabilities entered into in connection with the Existing ABS Financings, no assets other than the vehicles subject to the Existing Structured Financings and no employees.

Section 5.3 Authority; Execution and Delivery; Enforceability.        Subject to the applicable provisions of the Bankruptcy Code and the entry and effectiveness of the Bidding Procedures Order, each of the Selling Entities has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Sale Order, in accordance with the terms hereof, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any Selling Entity is a party, the performance and compliance by the Selling Entities with each of their obligations herein and therein, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of the Selling Entities, and no other corporate or similar proceedings on the part of the Selling Entities and no other stockholder votes are necessary to authorize this Agreement and the other Transaction Documents, or the consummation by the Selling Entities of the transactions contemplated hereby or thereby, subject to the entry and effectiveness of the Sale Order. Each Selling Entity has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of each Selling Entity, enforceable against such Selling Entity in accordance with its terms, subject in all cases to the entry and effectiveness of the Bidding Procedures Order and the Sale Order.

Section 5.4 No Conflicts.

(a)       The execution and delivery of the Transaction Documents to which the Selling Entities are party do not, or, to the extent executed after the date hereof, will not, and the performance by the Selling Entities of the Transaction Documents to which they are a party will not, except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Cases and following the entry and effectiveness of the Bidding Procedures Order and the Sale Order, (i) conflict with or violate any provision of any Selling Entity’s Organizational Documents, (ii) assuming that all Consents and permits described in Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Selling Entity or by which any Purchased Asset is bound or affected or (iii) except as set forth in Section 5.4(a) of the Disclosure Schedule, require any Consent under, result in any breach of or any loss of any benefit under, constitute a violation, breach or default (or an event which with notice or lapse of time or both would become a violation, breach or default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Purchased Assets pursuant to, any Contract or Permit to which any Selling Entity or Acquired Subsidiary is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions.

(b)      Assuming the accuracy of the representations and warranties of the Buyer in Section 6.3(a), the execution and delivery by the Selling Entities of the Transaction Documents do not and will not, and the consummation by the Selling Entities of the Transactions and compliance by the Selling Entities with any of the terms or provisions hereof will not, require any Consent or permit of, or filing with or notification to, any Governmental Authority, except (i) under the Exchange Act, (ii) compliance with any applicable requirements under the HSR Act and other Antitrust Laws, (iii) the entry and effectiveness of the Bidding Procedures Order and the Sale Order by the Bankruptcy Court and (iv) such other which have not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions.

Section 5.5 Legal Proceedings and Orders. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions or as described in Section 5.5 of the Disclosure Schedule, other than in connection with the Bankruptcy Cases, there is no pending or threatened in writing, action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel, in each case as of the date hereof (each a “Proceeding”) (i) in respect of or arising out of the Purchased Assets or the Assumed Liabilities or (ii) against or involving any of the Selling Entities or any of the Acquired Subsidiaries or arising out of or relating to the Business. Except as described in Section 5.5 of the Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions since the Lookback Date, there has been no Order to which any of the Purchased Assets (including, the Acquired Subsidiaries), the Assumed Liabilities or the Business is subject.

Section 5.6 Permits. Except as described in Section 5.6 of the Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, other than in connection with or as a result of the Bankruptcy Cases, (a) each of the Selling Entities and each Acquired Subsidiary has all material Governmental Authorizations and governmental licenses, permits, certificates, approvals, Orders, billing and authorizations necessary for the conduct of the Business as presently conducted and used or that are necessary for the lawful ownership of the Purchased Assets (collectively, the “Permits”), and each of the Permits is valid, subsisting and in full force and effect, (b) the operation of the Business by the Selling Entities and each Acquired Subsidiary as currently conducted is not, and has not been since the Lookback Date, in violation of, nor is any Selling Entity or any Acquired Subsidiary in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Selling Entities or any Acquired Subsidiary), (c) no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation by any Selling Entity or Acquired Subsidiary of any term, condition or provision of any Permit and (d) there are no actions pending or threatened in writing that seek the revocation, cancellation or modification of any Permit.

Section 5.7 Compliance with Law. Each of the Selling Entities and Acquired Subsidiaries is in compliance and since the Lookback Date has been in compliance with all applicable Laws and Orders relating to the Purchased Assets, the Assumed Liabilities and the Business, except (a) for such past noncompliance as has been remedied in all material respects and imposes no continuing obligations or costs on the Business or any Acquired Subsidiary (as applicable), (b) as is not, has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions or (b) as set forth in Section 5.7 of the Disclosure Schedule. None of the Selling Entities nor any Acquired Subsidiary has received any notice since the Lookback Date from a Governmental Authority that alleges that such Selling Entity or such Acquired Subsidiary is not in compliance with any Law or Order in connection with the Business, except where any such non-compliance is not, has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions.

Section 5.8 Financial Statements; No Undisclosed Liabilities.

(a)      The Seller has furnished to the Buyer or its Representatives complete and correct copies, which are set forth on Section 5.8(a) of the Disclosure Schedule, of (i) the unaudited combined statement of operating results of the Business for the fiscal years ended as of December 31, 2018 and December 31, 2019 (collectively, the “Year-End Operating Statements”); (ii) the unaudited combined statement of operating results of the Business for each of the seven months ended as of July 31, 2020 and July 31, 2019 (collectively, the “Interim Operating Statements”); (iii) the unaudited combined statement of cash flows for the fiscal years ended as of December 31, 2018 and December 31, 2019 and for the seven months ended as of July 31, 2020 (collectively, the “Cash Flow Statements”); and (iv) the unaudited condensed combined balance sheets of the Business as of December 31, 2018, December 31, 2019 and July 31, 2020 (together with the Year-End Operating Statements, the Cash Flow Statements and the Interim Operating Statements, the “Seller Financial Statements”). July 31, 2020 is referred to as the “Balance Sheet Date”.

(b)     The Seller Financial Statements have been derived from the books and records of the Selling Entities and the Acquired Subsidiaries and, other than the Cash Flow Statements, have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or in Section 5.8(b) of the Disclosure Schedule). On that basis the Seller Financial Statements fairly present, in all material respects, the financial position of the Business as of the respective dates thereof and the respective operating results of the Business for the periods indicated, in each case, except as may be noted therein and, in the case of the Interim Operating Statements, subject to normal and recurring year-end adjustments (the effect of which are not material whether individually or in the aggregate) and the absence of footnotes and similar presentation items therein (none of which if presented would materially differ in amount or nature from those included in the annual Seller Financial Statements); provided, that, the Seller Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate stand-alone entity and has received certain allocated charges and credits which do not necessarily reflect amounts which would have resulted from arm’s length transactions or which the Business would incur on a stand-alone basis.

(c)     The Business, taken as a whole, has no Liabilities, required by GAAP to be disclosed or reflected on or reserved on a condensed combined balance sheet of the Business (or the notes thereto) prepared in accordance with GAAP, except for Liabilities (i) reflected and reserved for in the Seller Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) that are Excluded Liabilities, (iv) arising out of or incurred in connection with this Agreement or the other Transaction Documents or the Transactions, (v) that have not resulted in and would not reasonably be expected to be material, individually or in the aggregate, (vi) arising from the commencement of the Bankruptcy Cases or (vii) disclosed in Section 5.8(c) of the Disclosure Schedule.

(d)      The Selling Entities and the Acquired Subsidiaries established and maintained, and at all times since the Lookback Date have maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. No Selling Entity or, to the Seller’s Knowledge, any independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Seller’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 5.9 Absence of Certain Changes. From the Balance Sheet Date through the date of this Agreement, (a) there has not been any event, occurrence, development or state of circumstances or facts that has resulted in or would reasonably be expected to result in a Material Adverse Effect and (b) neither any Selling Entity nor any Acquired Subsidiary has taken or omitted to take or permitted to be taken or omitted any action that would require the Buyer’s consent pursuant to Section 7.1(a)(ii)(C), (E), (H), (N), (P), (Q), (R) and (S) (solely to the extent item (S) applies to items (C), (E), (H), (N), (P), (Q) or (R)) if such actions were taken or not taken after the date hereof but prior to the Closing or earlier termination of this Agreement.

Section 5.10             Employee Benefit Plans.

(a)       Section 5.10(a) of the Disclosure Schedule sets forth a complete and correct list of each material Parent Benefit Plan and material Seller Benefit Plan (and separately identifies the Seller Benefit Plans). Seller has made available to Buyer a copy of each material Seller Benefit Plan and a copy or summary of each material Parent Benefit Plan. No Acquired Subsidiary sponsors, maintains or contributes to a Benefit Plan.

(b)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions: (i) each Parent Benefit Plan and Seller Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA, the Code and the Tax Act, (ii) no Proceeding or claim has been initiated or threatened in writing against or with respect to any Parent Benefit Plan or Seller Benefit Plan, including any audit or inquiry by any Governmental Authority, including the IRS or United States Department of Labor or CRA (other than routine claims for benefits) and (iii) with respect to Parent Benefit Plans and Seller Benefit Plans, no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances which could subject Buyer, any of its Affiliates, any Selling Entity or any Acquired Subsidiaries to any Tax, Encumbrance (other than Permitted Encumbrances), fine or penalty under ERISA, the Code or other applicable Laws.

(c)       Each Parent Benefit Plan and Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a currently effective favorable determination, opinion or advisory letter from the IRS regarding its tax-qualified status, and to the Knowledge of the Seller, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan and Seller Benefit Plan or the exempt status of any such trust.

(d)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions: (i) no Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no liability under Title IV or Section 302 of ERISA has been incurred by any member of the Parent Group that has not been satisfied in full, (iii) all contributions required to be made with respect to any Title IV Plan in the past six (6) years have been timely made, and (iv) no Selling Entity, Acquired Subsidiary, other member of the Parent Group or any of their respective ERISA Affiliates has incurred any withdrawal liability with respect to any multiemployer plan as defined in Section 3(37) of ERISA that could reasonably be expected to subject the Buyer or any asset (including the Acquired Companies) to be acquired by the Buyer pursuant to this Agreement to liability, which liability has not been fully paid, and (v) no Selling Entity or Acquired Subsidiary has any Liability in respect of any Canadian Defined Benefit Plan.

(e)      No Parent Benefit Plan or Seller Benefit Plan provides post-employment health or welfare benefits for any current or former director, officer, employee or individual independent contractor of any Acquired Subsidiary (or their dependents), in any jurisdiction, other than as required under Section 4980B of the Code and at the participant’s sole expense.

(f)       No amount that could be or has been received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment), by any Employee or any current or former employee, officer, director or other Person with respect to any Selling Entity or any Acquired Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Seller Benefit Plan would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Parent Benefit Plan or Seller Benefit Plan provides, and no Acquired Subsidiary has an obligation to provide, for the gross-up or reimbursement of Taxes under Section 4999 or Section 409A of the Code with respect to any Employee.

(g)      Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Employee or any current or former director, officer, employee or individual independent contractor of any Acquired Subsidiary to any additional material compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the vesting or result in any material increase, payment or funding of compensation or benefits under any of the Parent Benefit Plans or Seller Benefit Plans or (iii) result in any forgiveness of Indebtedness, trigger any funding obligations under any Seller Benefit Plan or limit or restrict the right of any Selling Entity or any Acquired Subsidiary to amend or terminate any Seller Benefit Plan.

Section 5.11            Employee and Labor Matters.

(a)       Except as set forth in Section 5.11(a) of the Disclosure Schedule, none of the Selling Entities (solely to the extent relating to the Business) or any Acquired Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with a Union. Except for matters that have not resulted in and would not reasonably be expected to result in a Material Adverse Effect: (i) there are no Union organizing activities or demands of any Union for recognition or certification pending or threatened in writing against any Selling Entity or any of the Acquired Subsidiaries, and there have been no such activities or demands for the past three (3) years; (ii) no petition has been filed or proceedings instituted by any Transferred Employee or group of Employees or employees of the Acquired Subsidiaries with any labor relations board seeking recognition of a bargaining representative; (iii) there is not presently, and for the past three (3) years there has not been, any collective labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Seller, against or affecting the Business or any of the Acquired Subsidiaries; and (iv) there is no unfair labor practice charge or complaint against any Selling Entity or Acquired Subsidiary affecting the Business pending or threatened in writing before the National Labor Relations Board or any other labor relations tribunal or Governmental Authority.

(b)      The Selling Entities (solely with respect to the Business) and the Acquired Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, classification of employees and independent contractors, child labor, immigration and work authorizations, employment discrimination, harassment and retaliation, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except for noncompliance that, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability to consummate the Transaction, there are no pending or threatened in writing lawsuits, administrative charges, controversies, grievances or Proceedings by any current or former Employee, any labor organization or other representative of any Employee, or any current or former independent contractor of the Business, before any court, arbitrator, the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority against any of the Selling Entities or Acquired Subsidiaries, with respect to his, her or their employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits, or any other employment-related issue.

(d)       Except as set forth in Section 5.11(d) of the Disclosure Schedule and as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability to consummate the Transaction, the Selling Entities and the Acquired Subsidiaries have not during the three (3) year period prior to the date hereof taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or material liability under any state or local plant closing notice law.

(e)       Except as set forth in Section 5.11(e) of the Disclosure Schedule: (i) none of the Selling Entities or the Acquired Subsidiaries is party to a settlement agreement with a current or former officer, director, employee, independent contractor resolving allegations of sexual harassment or sexual misconduct by any officer, director, or employee at the level of Vice President and above of any Selling Entity or Acquired Subsidiary; and (ii) there are no, and since the Lookback Date, there have not been any, Proceedings pending or threatened in writing against any Selling Entity or Acquired Subsidiary, in each case, involving allegations of sexual harassment or sexual misconduct by any officer, director, or employee at the level of Vice President and above of any Selling Entity or Acquired Subsidiary.

(f)        Except as set forth in Section 5.11(f) of the Disclosure Schedule, the employment of each of the Employees is terminable by the Selling Entities or the Acquired Subsidiaries at-will, and, no Selling Entity or Acquired Subsidiary has any obligation (except as may be imposed under the WARN Act) to provide any particular form or period of notice prior to terminating the employment of any of its Employees.

Section 5.12             Contracts.

(a)            Section 5.12(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of the following Assumed Agreements, which relate to the Business, the Purchased Assets or the Assumed Liabilities (other than purchase orders and invoices) to which any Selling Entity or Acquired Subsidiary is a party or is bound, in each case with respect to the Business (the “Material Contracts”):

(i)              each Contract that (x) contains a minimum annual payment requirement by any Selling Entity or any Acquired Subsidiary of $1,000,000 or more or (y) under which any Selling Entity or any Acquired Subsidiary made payments of $1,000,000 or more in the twelve month period ended on the calendar month end preceding the date of this Agreement;

(ii)             each Contract (x) that contains a minimum annual payment requirement to any Selling Entity or any Acquired Subsidiary of $1,000,000 or more or (y) under which any Selling Entity or any Acquired Subsidiary received payments of $1,000,000 or more in the twelve month period ended on the calendar month end preceding the date of this Agreement;

(iii)            each Contract with a Material Supplier;

(iv)            each Contract with a Material Customer;

(v)            each Contract committing the Business or the Acquired Subsidiaries to any future capital expenditures in excess of $1,000,000;

(vi)            each joint venture or partnership or other similar agreement involving co-investment with a third party that, in each case, is material to the Business taken as a whole;

(vii)           each Contract containing covenants (A) that restrict or limit the ability of the Acquired Subsidiaries or the Business to compete in any business or with any Person or in any geographic area, (B) on joint price fixing, market or customer sharing or market classification, (C) by any Selling Entity or Acquired Subsidiary granting “most favored nation” status to any other Person or (D) by any Selling Entity or Acquired Subsidiary granting any rights of first refusal or rights of first negotiation to any other Person;

(viii)         each Contract that relates to the creation, incurrence, assumption, or guarantee by any Selling Entity or Acquired Subsidiary of any Indebtedness, including any mortgage, pledge, security agreement, deed of trust or other Contract granting a material Encumbrance, in each case, with an outstanding principal amount in excess of $1,000,000;

(ix)             each Contract that relates to any acquisition, divestiture, merger or similar business combination transaction, in each case involving the acquisition, sale or disposition of any material operating business, equity interests or all or substantially all of the assets of any other Person entered into since the Lookback Date;

(x)             each Contract that is (A) between or among any Selling Entity in respect of the Business, on the one hand, and any member of the Parent Group, on the other hand, (B) between or among any Acquired Subsidiary, on the one hand, and any member of the Parent Group, on the other hand, or (C) that is not a Purchased Asset and is between or among any Acquired Subsidiary, on the one hand, and any Selling Entity, on the other hand;

(xi)             each collective bargaining agreement or other agreement with any labor Union or other labor organization;

(xii)           each Contract with a Governmental Authority;

(xiii)          each Real Property Lease and each Contract to lease real property to which an Acquired Subsidiary is a party;

(xiv)         each Contract involving the settlement of any Proceeding relating to the Business, the Selling Entities or Acquired Subsidiaries since the Lookback Date that (A) obligates the Business, Selling Entities or Acquired Subsidiaries to make payments in excess of $1,000,000 and (B) imposes any material continuing obligations (other than confidentiality obligations) on the Business or Acquired Subsidiaries; and

(xv)           each (i) license or other agreement that is material to the Business pursuant to which any Selling Entity or Acquired Subsidiary (A) receives any right in Intellectual Property Rights (including a right to receive a license, a covenant not to sue, and similar rights) (other than (A) licenses of commercially available, off-the-shelf software that are not incorporated into or necessary for the delivery of any Product and that involve payments by any Selling Entity or any Acquired Subsidiary not in excess of $500,000 per annum, (B) licenses for generally available open source software code) or (B) grants any right in Seller IP (other than licenses granted to customers for the use of Products in the ordinary course of business), (ii) agreement under which any Person has agreed to develop Intellectual Property Rights or Technology for the Business, and (iii) agreement under which any Selling Entity or any Acquired Subsidiary has agreed to develop Intellectual Property Rights or Technology for any Person.

(b)               The Selling Entities have made available to Buyer a copy of each written Material Contract. Each Material Contract has not been terminated and is a valid and binding obligation of each Selling Entity or Acquired Subsidiary party thereto, as applicable, and, to the Knowledge of the Seller, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity) or (ii) as set forth in Section 5.12(b) of the Disclosure Schedule.

(c)               None of the Selling Entities or the Acquired Subsidiaries are, and, to the Knowledge of the Seller, none of the other parties thereto are, in breach, violation or default in any material respect of any Material Contract and no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) result in a right to terminate or cancel such Material Contract or (ii) cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit, in the case of the foregoing clauses (i) and (ii), of a Selling Entity or Acquired Subsidiary, or, to the Knowledge of the Seller, any other party to any Material Contract under the provisions of such Material Contract except, in each case, (i) as a result of the filing of the Bankruptcy Cases, (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, (iii) as set forth in Section 5.12(c) of the Disclosure Schedule, (iv) as may be cured upon entry of the Sale Order and payment of the Cure Payments, or (v) for Contracts that will be rejected in the Bankruptcy Cases.

Section 5.13   Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions:

(a)          Section 5.13(a) of the Disclosure Schedule sets forth a complete and correct list of all Registered IP that is owned by any Selling Entity or any Acquired Subsidiary. No Affiliate of any Selling Entity that is not a Selling Entity or an Acquired Subsidiary owns any Intellectual Property Rights that primarily relates to the Business, excluding the names “Hertz”, “Dollar” and “Thrifty” and any other Intellectual Property Rights set forth on Section 1.1(h) or Section 2.2 of the Disclosure Schedules . No funding or resources of any Governmental Authority or research or educational institution were used to develop any part of the Seller IP;

(b)          the Selling Entities and the Acquired Subsidiaries own or possess rights to use Intellectual Property Rights, Seller Brand Names, and Technology necessary for the conduct of the Businesses as currently conducted, and the execution and performance of this Agreement will not result in the loss, impairment, or modification of any such rights;

(c)          the Selling Entities (i) possess all right, title and interest in, and to, the Registered IP, (ii) have paid all filing, examination and maintenance fees for the Registered IP and taken all other required measures to maintain the registrations or applications for such Registered IP, and (iii) have not received notice since the Lookback Date of any proceeding or action challenging the validity, enforceability or ownership of such Registered IP;

(d)          none of the operation of the Business, the Selling Entities, the Acquired Subsidiaries, nor the use of any Product as intended by the Selling Entities or the Acquired Subsidiaries currently infringes, misappropriates, or otherwise violates any Intellectual Property Rights owned by any Person;

(e)          none of the operation of the Business, the Selling Entities, the Acquired Subsidiaries, nor the use of any Product as intended by the Selling Entities or the Acquired Subsidiaries has, since the Lookback Date, infringed, misappropriated, or otherwise violated any Intellectual Property Rights owned by any Person;

(f)           to the Knowledge of the Seller, no Person is currently infringing, or misappropriating, or otherwise violating, or has since the Lookback Date infringed, misappropriated, or otherwise violated, any Seller IP and no Selling Entity has asserted any Claims of such infringement or misappropriation since the Lookback Date;

(g)          the Selling Entities and the Acquired Subsidiaries have used commercially reasonable efforts to maintain the confidentiality of all Seller IP constituting Trade Secrets;

(h)         except as set forth in Section 5.13(h) of the Disclosure Schedule, all former and current employees, advisors, agents, and independent contractors of the Selling Entities and the Acquired Subsidiaries, who have, in the course of performing their obligations, participated in the development of Intellectual Property Rights or Technology for the Business, have entered into valid and binding Contracts with one of the Selling Entities or the Acquired Subsidiaries (i) vesting ownership of such Intellectual Property Rights and Technology in one of the Selling Entities or the Acquired Subsidiaries and (ii) obligating such individuals to protect and preserve the confidentiality of any Trade Secrets or other material confidential information disclosed by the Selling Entities or Acquired Subsidiaries to such individuals;

(i)           except as set forth in Section 5.13(i) of the Disclosure Schedule, no Person has delivered, licensed or made available to any escrow agent or other Person any source code for any Product except for disclosures to employees and independent contractors for a Selling Entity or an Acquired Subsidiary that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to such Selling Entity or Acquired Subsidiary. Neither the Selling Entities nor any of the Acquired Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Product to any escrow agent or other Person;

(j)            no Contract to which any Selling Entity or Acquired Subsidiary is a party would, upon or after Closing, grant or purport to grant to any Person any license to, or covenant not to sue regarding, Intellectual Property Rights owned by any of Buyer’s Affiliates (other than the Acquired Subsidiaries). No Seller IP is jointly owned by a Selling Entity or Acquired Entity and any other Person, provided that the foregoing representation does not apply to Intellectual Property Rights that are not Seller IP constituting Registered IP, software or Products. No Selling Entity or Acquired Subsidiary has granted, or authorized a grant, to any other Person any exclusive licenses to any Seller IP or any Intellectual Property Rights owned by any Acquired Subsidiary;

(k)          the IT Systems used in connection with the Business operate in accordance with their documentation and functional specifications and otherwise as required by the Selling Entities and the Acquired Subsidiaries for the Business and have not materially malfunctioned or failed since the Lookback Date;

(l)          to the Knowledge of the Seller, since the Lookback Date, there has been no breach of or unauthorized access to the IT Systems used primarily in the Business, which resulted in the unauthorized access, modification, encryption, corruption, disclosure, transfer, use, or misappropriation of, any information contained therein;

(m)         all Processing of Personal Information by the Selling Entities and the Acquired Subsidiaries primarily in connection with the Business since the Lookback Date is in compliance with Privacy Requirements and privacy policies applicable to the Selling Entities, the Acquired Subsidiaries or the Business (the “Data Security Requirements”). The Selling Entities (solely with respect to the Business) and the Acquired Subsidiaries maintain policies and procedures regarding the Processing of data and maintain administrative, technical and physical safeguards that are reasonable and, in any event, in compliance with all applicable Laws and Contracts;

(n)          to the extent that the Business uses encryption in the IT Systems, Technologies or any Product, the “cryptography” does not utilize any digital techniques or perform any cryptographic function other than authentication, digital signature, data integrity, non-repudiation, or key management in support thereof;

(o)          no written notices have been received by the Selling Entities and, to the Knowledge of the Seller, no claims have been asserted by any Person in writing since the Lookback Date or are pending, or threatened in writing, alleging any violation of any Data Security Requirements by the Selling Entities, and, to the Knowledge of the Seller, the Selling Entities have not been subject to any investigations concerning the Business’s compliance with any Data Security Requirements; and

(p)          the Seller IP, Products, and IT Systems do not contain any Open Source Components that, by nature of the terms of the license applicable to such Open Source Components, create any obligation for any Selling Entities or Acquired Subsidiaries to disclose or license any source code or other information that constitutes Seller IP or to grant, or purport to grant, to any third party any rights or immunities under any Seller IP, or impose any present economic limitations on any Selling Entity’s or any Acquired Subsidiary’s commercial exploitation thereof.

Section 5.14            Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions:

(a)          All Tax Returns that are required by applicable Law to be filed by or with respect to any Acquired Subsidiary or, relating to the Business or the Purchased Assets, any Selling Entity have been timely filed (taking into account any extension of time within which to file that have been granted or obtained), and all such Tax Returns are true, complete, and accurate;

(b)          Each of the Acquired Subsidiaries and, to the extent relating to the Business or the Purchased Assets, the Selling Entities, has fully and timely paid all Taxes due and owing by it or payable on its behalf (whether or not show to be due on the Tax Returns referred to in Section 5.14(a)), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was not required by reason of the Bankruptcy Cases;

(c)          No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Acquired Subsidiaries or, to the extent relating to the Business or the Purchased Assets, the Selling Entities;

(d)          There are no audits, examinations, investigations or other proceedings with respect to any Taxes ongoing or pending against or with respect to any of the Acquired Subsidiaries or, to the extent relating to the Business or the Purchased Assets, the Selling Entities, and no written notification has been received by the Selling Entities or any of the Acquired Subsidiaries that such an audit, examination, investigation or other proceeding has been proposed or threatened in writing;

(e)         None of the Acquired Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f)          None of the Acquired Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);

(g)          There are no Encumbrances for Taxes upon any property or assets of the Acquired Subsidiaries or, relating to the Business or the Purchased Assets, the Selling Entities, except for Permitted Encumbrances;

(h)          No Governmental Authority (whether within or without the United States) in which any Selling Entity or Acquired Subsidiary has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that such Selling Entity or Acquired Subsidiary is or may be required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(i)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Acquired Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;

(j)            No Acquired Subsidiary (i) has ever been a member of an affiliated group of corporations that filed Tax Returns on a combined, consolidated, unitary or similar basis (other than a group the common parent of which is or was a Selling Entity, an Affiliate of a Selling Entity or an Acquired Subsidiary) or (ii) has any liability for Taxes of any Person (other than the Selling Entities or the Acquired Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise by operation of Law;

(k)          The U.S. federal income tax classification of the Acquired Subsidiaries is as listed on Section 5.14(k) of the Disclosure Schedules;

(l)          Hertz and its Affiliates have treated Donlen Trust as a grantor trust for U.S. federal income tax purposes for all tax years during which the income of Donlen Trust has been reportable on Hertz Global Holdings, Inc.’s consolidated U.S. federal income tax return;

(m)         No Acquired Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. law);

(n)          No Acquired Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount, in each case existing prior to Closing, or as a result of any election under Section 965(h) of the Code made prior to the Closing;

(o)          There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Acquired Subsidiary may be liable that could affect any Acquired Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date;

(p)          Solely for purposes of determining any Taxes for a Pre-Closing Tax Period imposed on an Acquired Subsidiary or a Selling Entity, the TRAC Leases were treated as “true leases” for U.S. federal income tax purposes and each of the conditions of Section 7701(h) of the Code were treated as satisfied;

(q)         Each Acquired Subsidiary has (i) complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Act and (iii) not received or claimed any tax credits under Section 2301 of the CARES Act.

(r)           The charges, accruals and reserves for Taxes with respect to the Acquired Subsidiaries reflected on the books of the Acquired Subsidiaries (excluding any provision for deferred income taxes) (x) are adequate to cover tax liabilities accruing through the end of the last period for which the Acquired Subsidiaries have recorded items on their respective books, and since the end of the last period for which the Acquired Subsidiaries have recorded items on their respective books, no Acquired Subsidiary has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business and (y) have been established and maintained in accordance with IRS Notice 2020-32 to the extent applicable.

(s)          None of the Acquired Subsidiaries organized under the laws of a country other than the United States has made an election under Section 897(i) of the Code to be treated as a domestic corporation;

(t)          Donlen Fleet Leasing Ltd. is duly registered for purposes of the Excise Tax Act (Canada) with registration number 136785763RT0001 and registered for purposes of An Act Respecting the Quebec Sales Tax with registration number 1015642013TQ0001) and is duly registered for purposes of provincial sales taxes and has been assigned the provincial sales tax registration numbers set forth in Section 5.14(t) of the Disclosure Schedule;

(u)          No Acquired Subsidiary has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 measure, including but not limited to any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or United States Small Business Administration loan;

(v)          No Acquired Subsidiary expects to avail itself of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under the CARES Act) or any similar applicable federal, state or local Law (excluding, for the avoidance of doubt, any tax provisions of general applicability such as Sections 2301 through 2308 of the CARES Act);

(w)         There are no circumstances existing which could result in the application to an Acquired Subsidiary that is resident in Canada for purposes of the Tax Act of sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada;

(x)           None of the Purchased Assets to be purchased from a Selling Entity that is not resident in Canada for purposes of the Tax Act is “taxable Canadian property” for purposes of the Tax Act; and

(y)          The terms and conditions made or imposed in respect of every transaction (or series of transactions) between either of Donlen Canada Fleet Funding Corporation or Donlen Canada Fleet Funding LP and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length for purposes of the Tax Act with either of Donlen Canada Fleet Funding Corporation or Donlen Canada Fleet Funding LP, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act.

The representations and warranties in Section 5.7, Section 5.8, Section 5.9, Section 5.11 and this Section 5.14 are the sole and exclusive representations and warranties of the Selling Entities relating to Taxes of the Business or the Purchased Assets, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes of the Business or the Purchased Assets. The representations and warranties set forth in this Section 5.14 (i) are made only with respect to Tax periods (or the portion thereof) ending on or prior to the Closing Date, (ii) other than clauses (f), (j), (n), and (p) shall not be construed as a representation or warranty with respect to any Taxes of the Buyer or its Affiliates (including the Acquired Subsidiaries) attributable to any Tax period (or portion thereof) beginning after the Closing Date or any Tax positions taken by the Buyer or its Affiliates (including the Acquired Subsidiaries) in any Tax period (or portion thereof) beginning after the Closing Date, and (iii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that any of the Acquired Subsidiaries may have after the Closing.

Section 5.15                 Insurance.

(a)          A true, correct and complete list of the material insurance policies covering the Business, the Purchased Assets and related to the Assumed Liabilities as of the date hereof is set forth in Section 5.15 of the Disclosure Schedule (collectively, the “Insurance Policies”), inclusive of insurer, policy holder, coverage type, limits, deductibles and expiry dates for all current claims-made and occurrence based policies, and for all occurrence based policies since the Lookback Date.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, (i) all of the Insurance Policies that cover the Business, Acquired Subsidiaries, and Purchased Assets are in full force and effect and (iii) neither Hertz, the Seller, nor any of the Selling Entities is in default under any Insurance Policies.

(c)          All premiums for such Insurance Policies have been paid in full (excluding premiums that are not yet due). Following the Closing, neither the Buyer nor any Subsidiary of Buyer, including any Acquired Subsidiary, will be liable for retroactive premiums or similar payments under such Insurance Policies.

(d)         No notice of cancellation or termination has been received by Hertz, any of the Selling Entities or any of the Acquired Subsidiaries with respect to any of the Insurance Policies and no limits of liability or coverage for such Insurance Policy have been exhausted or depleted.

(e)           All Claims, incidents, wrongful acts or occurrences, in each case related to the Business, Acquired Subsidiaries, or Purchased Assets, for which coverage under any of the Insurance Policies is reasonably expected (other than any such Claims, incidents, wrongful acts or occurrences that have been resolved as of the date hereof), have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policies, except where the failure to so report has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions. There is no Claim currently pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.16                 Title to Assets; Real Property.

(a)          The Selling Entities and the Acquired Subsidiaries have good and valid title to, or have good and valid leasehold interests in, all tangible personal property required for, used in or held for use in the Business (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, except (i) to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order, (ii) as set forth in Section 5.16(a) of the Disclosure Schedule or (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions.

(b)          Neither the Selling Entities nor any of the Acquired Subsidiaries owns any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, a Selling Entity or an Acquired Subsidiary, as applicable, has valid leasehold interests in the Leased Real Property and the real property leased by the Acquired Subsidiaries (together, the “Seller Properties”), in each case sufficient to conduct the Business as currently conducted and free and clear of all Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against the Seller Properties following the Closing in accordance with the Sale Order), assuming the timely discharge of all obligations owing under or related to the Seller Properties.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, to the Knowledge of the Seller, neither the Selling Entities nor any Acquired Subsidiaries has received written notice of any Proceedings in eminent domain, expropriation, condemnation or other similar Proceedings that are pending and there are no such Proceedings threatened in writing, affecting any portion of the Seller Properties or the Business.

Section 5.17            Sufficiency of Assets. Except (a) as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, (b) as set forth on Section 5.17 of the Disclosure Schedule, and (c) as otherwise provided in Sections 5.13(b) and 5.13(c), the right, title and interest of the Selling Entities and their Affiliates in the Purchased Assets constitute substantially all of the assets of Selling Entities and their Affiliates owned or held by, used or intended for use, leased, licensed or accrued in connection with the conduct of the Business as currently conducted, and immediately after the Closing, and except for such services to be provided pursuant to the Transition Services Agreement, the Purchased Assets shall be sufficient for Buyer to continue to operate and conduct the Business as currently conducted.

Section 5.18             Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and on the ability of Hertz or any Selling Entity to consummate the Transactions, in connection with the operation of the Business:

(a)        each Selling Entity and each Acquired Subsidiary is and since the Lookback Date, has been, in compliance with (i) all Laws relating to the protection of the environment and natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et. seq., and similar Laws (“Environmental Laws”) and (ii) all Environmental Permits necessary for the conduct of the Business and the use of the Leased Real Property and any other properties and assets of the Business;

(b)               since the Lookback Date, there have been no Environmental Claims pending nor threatened in writing against any Selling Entity or any of the Acquired Subsidiaries;

(c)               none of the Selling Entities or any of the Acquired Subsidiaries has received any written notification of any allegation of actual or potential responsibility for conducting any remediation or cleanup relating to any Release or threatened Release of Hazardous Materials, the subject matter of which has not been fully and finally resolved;

(d)               there has been no Release of Hazardous Materials at any Leased Real Property or any other property used in connection with the Business or any Purchased Asset that could reasonably be expected to result in a Liability for any of the Acquired Subsidiaries under Environmental Laws; and

(e)                none of the Selling Entities or any of the Acquired Subsidiaries has unresolved obligations pursuant to any consent decree, or any judicial or administrative order, in each case, relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials.

The Selling Entities have made available to Buyer all material environmental assessments, reports, audits, investigations, studies and other evaluations completed since the Lookback Date that are in their possession or reasonable control related to the Business, the Purchased Assets, the Leased Real Property and any other property used in connection with the Business or the Purchased Assets.

Section 5.19       Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Selling Entity or Acquired Subsidiary in connection with this Agreement, the other Transaction Documents or the Transactions for which the Buyer or any of its Subsidiaries, including the Acquired Subsidiaries, is or will become liable.

Section 5.20       Intercompany Arrangements. Section 5.20 of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects as of the date hereof, of (i) all Contracts to provide goods, services or other benefits between or among any Selling Entity on the one hand, and any other member of the Parent Group (excluding the Selling Entities and the Acquired Subsidiaries), on the other hand, (ii) all Contracts to provide goods, services or other benefits between or among any Acquired Subsidiary, on the one hand, and any other member of the Parent Group (excluding the Selling Entities with respect to Contracts included in the Purchased Assets and the Acquired Subsidiaries), on the other hand, (iii) any transaction, agreement, or any other arrangement between or among any Selling Entity on the one hand, and any other member of the Parent Group (excluding the Selling Entities and the Acquired Subsidiaries), on the other hand and (iv) any transaction, agreement, or any other arrangement between or among any Acquired Subsidiary, on the one hand, and any other member of the Parent Group (excluding the Acquired Subsidiaries), on the other hand. All of the Contracts, transactions, agreements or other arrangements set forth (or required to be set forth) in Section 5.20 of the Disclosure Schedule are bona fide arms’ length transactions in all material respects. There are no Shared Contracts pursuant to which the Business has paid or been allocated 75% or more of the aggregate fees, costs and other expenses during the 9-month period ending on September 30, 2020.

Section 5.21        Customers and Suppliers.

(a)               Section 5.21(a) of the Disclosure Schedule sets forth a list of (a) the fifteen (15) largest leasing customers of the Business and (b) the fifteen (15) largest fleet maintenance customers of the Business, in each case, taken as a whole, for the twelve (12) months ended October 31, 2020 (determined by the total dollar amount of revenue received by the Business during such twelve (12)-month period) (“Material Customers”), showing the total dollar amount of revenue from each such Material Customer during such period. Except as set forth in Section 5.21(a) of the Disclosure Schedules, as of the date hereof, the Selling Entities have not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)               Section 5.21(b) of the Disclosure Schedule sets forth a list of the fifteen (15) largest suppliers of the Business, taken as a whole, for the twelve (12) months ended October 31, 2020 (determined by the total dollar amount of expenditures by the Business during such twelve (12)-month period) (“Material Suppliers”), showing the total dollar amount of expenditures by the Business from each such Material Supplier during such period. Except as set forth in Section 5.20(b) of the Disclosure Schedule, as of the date hereof, the Selling Entities have not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business or to materially increase the price for such goods or services.

Section 5.22        Securitization Matters.

(a)                Except as set forth in Section 5.22(a)(i) of the Disclosure Schedule, each of the Vehicle/Equipment Leases included in the Group I SUBI (as defined in the HFLF Base Indenture) or the DFLF SUBI (as defined in the DFLF Base Indenture) is an Eligible Vehicle/Equipment Lease and each Vehicle/Equipment Lease originated by Donlen Fleet Leasing Ltd. or which is included in the “Purchased Assets” under the Donlen Canada Purchase Agreement is an “Eligible Lease” as defined therein.

(b)               Except as a result of the filing of the Bankruptcy Cases or the insolvency of the Seller or Hertz and except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and would not materially impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, no payout event, early amortization event, default, termination event, servicer termination event or other event giving rise to (i) any accelerated payments under the notes or other interest issued pursuant to any Securitization Document, (ii) any right to terminate any Securitization Document or any right to terminate or replace any servicer, administrator, manager or other role or function performed by any Selling Entity or (iii) any other adverse consequences under the terms of the Securitization Documents, and no event that with the giving of notice or the passage of time or both would constitute any of the foregoing events, has occurred and is continuing under any Securitization Document on the date hereof.

Section 5.23         Import/Export.

(a)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, in the course of operating the Business since the Lookback Date, none of the Selling Entities or Acquired Subsidiaries, and no director, officer nor, to the Knowledge of the Seller, employee or agent acting for, on behalf of, or with respect to the Business has (i) transacted business with or for the benefit of any Sanctioned Person to the extent such transaction would result in a violation of any applicable Sanctions or otherwise violated applicable Sanctions, or (ii) violated any Ex-Im Laws.

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the Purchased Assets, taken as a whole, in any material respect and as would not impair or delay the ability of Hertz or any Selling Entity to consummate the Transactions, in the course of operating the Business since the Lookback Date, none of the Selling Entities or Acquired Subsidiaries has (i) been fined or penalized or restricted under any Ex-Im Laws, or Sanctions or (ii) received any written notice from a Governmental Authority concerning any violation by any of the Selling Entities or Acquired Subsidiaries, or any person when acting for, on behalf of, or with respect to the Business of any applicable Ex-Im Laws, or Sanctions.

Section 5.24       Exclusivity of Representations and Warranties. None of the Selling Entities, the Acquired Subsidiaries or any of their Affiliates or Representatives is making, and none of the Buyer or any of its Affiliates or Representatives is relying on, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except as expressly set forth in this Article V (as modified by the Disclosure Schedule) or any certificate delivered pursuant to this Agreement. The Selling Entities disclaim on their own behalf and on behalf of the Acquired Subsidiaries, their Affiliates and their respective Representatives, all Liability and responsibility whatsoever for any other representations or warranties, including any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer by any Representative of the Seller or any of the Seller’s Affiliates). None of the Selling Entities, the Acquired Subsidiaries, their Affiliates or their respective Representatives are, directly or indirectly, and no other Person on behalf of any Selling Entity or Acquired Subsidiary is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Business, the Purchased Assets or the Acquired Subsidiaries made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to the Buyer and its Affiliates and their respective Representatives). It is understood that any Due Diligence Materials made available to the Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Selling Entities, the Acquired Subsidiaries or its Affiliates or their respective Representatives.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Selling Entities as of the date hereof and as of the Closing Date as follows:

Section 6.1          Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the laws of Delaware and has the requisite power (corporate or otherwise) and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted on the date hereof. The Buyer is duly licensed, in good standing or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, good standing or qualification necessary, except for those licenses, good standings or qualifications where the absence of which would not prevent or materially impair or delay the ability of Buyer to consummate the Transactions.

Section 6.2         Authority; Execution and Delivery; Enforceability. The Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by the Buyer with each of its obligations herein and therein and the consummation by the Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer and no stockholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the consummation by the Buyer of the Transactions. The Buyer has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which they are a party and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents to which the Buyer is party will constitute (as of the Closing) the Buyer’s legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, subject in all cases to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 6.3           No Conflicts.

(a)                The execution and delivery by the Buyer of the Transaction Documents to which the Buyer is a party does not or, to the extent executed after the date hereof, will not, and the performance by the Buyer of the Transaction Documents to which it is party will not, (i) conflict with or violate any provision of the Organizational Documents of Buyer, (ii) assuming that all Consents and permits described in Section 6.3(b) have been obtained and all filings and notifications described in this Section 6.3(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Buyer or any of its affiliates, or by which any property or asset of the Buyer is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a violation, breach or default (or an event which with notice or lapse of time or both would become a violation, breach or default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Buyer, pursuant to, any Contract or Permit to which the Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Buyer to consummate the Transactions contemplated by any Transaction Document to which the Buyer is a party.

(b)               Assuming the accuracy of the representations and warranties of the Selling Entities in Section 5.4(a), the execution and delivery by the Buyer of the Transaction Documents to which it is party does not and will not, and the consummation by the Buyer of the Transactions and compliance by the Buyer with any of the terms or provisions hereof will not, require any Consent or permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements under the HSR Act and other Antitrust Laws, (ii) the entry and effectiveness of the Bidding Procedures Order and the Sale Order by the Bankruptcy Court and (iii) such other Consents where the failure to obtain such Consents would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Buyer to consummate the Transactions contemplated by the Transaction Document to which the Buyer is a party.

Section 6.4         Legal Proceedings and Orders. As of the date hereof, there is no Proceeding pending, or threatened in writing that, individually or in the aggregate, would reasonably be expected to prevent, restrain, materially delay, prohibit or otherwise challenge the Transactions or to prevent or materially impair or delay the ability of Buyer to consummate the Transactions contemplated by the Transaction Document to which the Buyer is a party.

Section 6.5          Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer or any of its Affiliates in connection with this Agreement, the other Transaction Documents or the Transactions for which the Selling Entities, the Acquired Subsidiaries or any of their respective Affiliates (other than Buyer or any of its Subsidiaries) or Representatives is or will become liable.

Section 6.6           Buyer Financing.

(a)                Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller true, correct and complete copies of (a) an executed commitment letter addressed to the Buyer, dated as of the date hereof (the “Equity Commitment Letter”), from Athene USA Corporation (the “Equity Fund”), to provide equity financing in an aggregate amount of $400 million (the “Equity Financing”), (b) an executed debt commitment letter, and the executed fee letter associated therewith, dated as of the date hereof (such commitment letter, including all exhibits, term sheets, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively “Athene Debt Commitment Letter”), from Athene USA Corporation (“Athene”) to provide debt financing in an aggregate amount of $550 million (the “Athene Debt Financing”) and (c) an executed debt commitment letter and the executed fee letter associated therewith (provided, that (x) such fee letter does not contain any “flex” terms and(y) fee amounts, and other economic terms of the fee letter may be redacted in a customary manner so long as no redaction covers terms that would reduce the amount of the Third Party Debt Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of Equity Financing and the Athene Debt Financing) or adversely affect the conditionality, availability or termination of the Third Party Debt Financing), dated as of the date hereof (such commitment letter(s), including all exhibits, term sheets, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively, “Third Party Debt Commitment Letter” and, together with the Athene Debt Commitment Letter and the Equity Commitment Letter, the “Commitment Letters”), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed subject to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding a portion of the Transactions at Closing (the “Third Party Debt Financing”, and the Third Party Debt Financing together with the Equity Financing and the Athene Debt Financing, the “Financing”). Each of Seller and Hertz are express third-party beneficiaries of the Equity Commitment Letter and the Athene Debt Commitment Letter.

(b)               As of the date hereof, (i) the Equity Commitment Letter, the Athene Debt Commitment Letter and the Third Party Debt Commitment Letter are, as to the Buyer and, to the Knowledge of the Buyer, the other parties thereto, valid and binding obligations of the parties thereto, enforceable by and against such parties in accordance with their terms and (ii) the Equity Commitment Letter, the Athene Debt Commitment Letter and the Third Party Debt Commitment Letter have not been withdrawn, terminated or otherwise amended or modified in any respect other than in accordance with Section 7.8(b), and (iii) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Equity Commitment Letter, the Athene Debt Commitment Letter or the Third Party Debt Commitment Letter. There are no other agreements, side letters or arrangements to which the Buyer or any of its Affiliates is a party relating to the Equity Financing, Athene Debt Financing or the Third Party Debt Financing that could affect the availability (including by imposing additional conditions precedent) or amount of any such Financing at Closing. Except as set forth, described or provided for in the Equity Commitment Letter, the Athene Debt Commitment Letter and the Third Party Debt Commitment Letter, there are no (A) conditions precedent to the obligations of the Equity Fund to fund the Equity Financing, (B) conditions precedent to the obligations of Athene to fund the Athene Debt Financing or (C) conditions precedent to the respective obligations of the Debt Financing Sources to provide the Third Party Debt Financing. As of the date hereof (assuming the satisfaction of the conditions set forth in Article VIII), the Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or waived at the Closing or that the funding contemplated in the Financing will not be made available to the Buyer at the Closing in order to consummate the Transactions in accordance with this Agreement. The Buyer has fully paid any and all commitment fees, if any, or other fees required by the Athene Debt Commitment Letter and the Third Party Debt Commitment Letter to be paid as of the date hereof, and as of the date hereof, the Buyer is unaware of any fact or occurrence that would reasonably be expected to cause any Commitment Letter to be ineffective. The aggregate proceeds of the Athene Debt Financing and the Equity Financing (to the extent not reduced by the aggregate amount of Third Party Debt Financing (including any Alternative Financing) actually funded), when funded in accordance with the Commitment Letters, will provide financing sufficient to pay all amounts to be paid or repaid by the Buyer under the Transaction Documents, and all of the Buyer’s and its Affiliates’ fees and expenses, including the Buyer Expense Payment Amount, associated with the Transactions (the “Financing Uses”).

(c)               Assuming (a) satisfaction of the conditions set forth in Article VIII and (b) the accuracy in all material respects of the representations and warranties of the Selling Entities set forth in Article V hereof, then immediately upon the consummation of the Transactions, (i) the Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer will not be left with unreasonably small capital to conduct the Business to be conducted following the Closing Date, and (iii) the Buyer will not have incurred debts beyond its ability to pay such debts as they mature.

Section 6.7           Anti-Money Laundering, Anti-Terrorism and Similar Laws.

(a)              None of the Buyer or any of its Affiliates, or, to the Knowledge of the Buyer, after reasonable review of publicly available information, any of the Buyer’s beneficial owners is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.

(b)              None of the Buyer or any of its Affiliates, or, to the Knowledge of the Buyer, after reasonable review of publicly available information, any of the Buyer’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.

(c)              None of the funds to be used to purchase the Purchased Assets or in connection with the Transactions shall be knowingly derived from any activities that contravene any applicable Laws concerning money laundering, terrorism, narcotics trafficking, or bribery, or from any Person, entity, country, or territory on a Government List.

Section 6.8        Investment Canada Act. The Buyer is either not a “non-Canadian” or, if it is a “non-Canadian” it is not a “state-owned enterprise” for the purposes of the Investment Canada Act.

Section 6.9          Related Party. To the Knowledge of the Buyer, the Buyer is not “related” within the meaning of Sections 267 or 707 of the Code to any Selling Entity.

Section 6.10        Independent Evaluation; Reliance by the Buyer. The Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Business, the Purchased Assets (including the Acquired Subsidiaries) and the Assumed Liabilities, which investigation, verification, review and analysis was conducted by the Buyer and its Affiliates and, to the extent the Buyer deemed appropriate, by Buyer’s Representatives. The Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Selling Entities and the Acquired Subsidiaries. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representation, warranty, inducement, promise, understanding, omission, condition or opinion of the Selling Entities or any of their Affiliates or their respective Representatives (except the specific representations and warranties set forth in Article V, in each case, as qualified by the Disclosure Schedule thereto, or any certificate delivered pursuant to this Agreement), and the Buyer acknowledges and agrees, to the fullest extent permitted by Law, that:

(a)               none of the Selling Entities or Acquired Subsidiaries or any of their respective Affiliates, or any of their respective Representatives, direct or indirect equityholders or members or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of (A) any of the information set forth in management presentations relating to the Business, the Purchased Assets (including the Acquired Subsidiaries) or the Assumed Liabilities made available to the Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Selling Entities or their respective Affiliates, in “break-out” discussions, in responses to questions submitted by or on behalf of the Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of any Selling Entity or Acquired Subsidiary or their respective Affiliates or Representatives, or in any other form (such information, collectively, “Due Diligence Materials”), or (B) any information delivered or made available pursuant to Section 7.3(a) or (C) the financial information, projections or other forward-looking statements with respect to the Business, in each case in expectation or furtherance of the Transactions;

(b)               none of the Selling Entities or Acquired Subsidiaries or any of their Affiliates, or any of their respective Representatives, direct or indirect equityholders or members or any other Person shall have any Liability or responsibility whatsoever to the Buyer, its Affiliates or their respective Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based on any Due Diligence Materials; provided, that the foregoing shall not limit Liability against the underwriter under a buy-side representations and warranties insurance policy provided to, and paid for, by the Buyer for breach of the representations and warranties of the Selling Entities set forth in Article V;

(c)               without limiting the generality of the foregoing, the Selling Entities, the Acquired Subsidiaries, their respective Affiliates and their respective Representatives make no representation or warranty regarding any third-party beneficiary rights or other rights which the Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Selling Entities, the Acquired Subsidiaries or any of their respective Affiliates or Representatives, even if the same were made available for review by the Buyer or its Representatives; and

(d)               without limiting the generality of the forgoing, the Buyer expressly acknowledges and agrees that none of the documents, information or other materials provided to them at any time or in any format by the Selling Entities, the Acquired Subsidiaries, their respective Affiliates or their respective Representatives constitute legal advice.

ARTICLE VII.

COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business of Selling Entities.

(a)               Except (1) as set forth on Section 7.1 of the Disclosure Schedule (2) as required by applicable Law or Order to which any Selling Entity or Acquired Subsidiary is bound or as required by any Governmental Authority, including as required by any Order of the Bankruptcy Court, (3) as expressly required by the terms of this Agreement or any other Transaction Document, (4) in connection with the taking of any Emergency Response; provided that Seller provides Buyer with notice of any Emergency Response at least 3 Business Days in advance or, if the events or circumstances from which the Emergency Response is arising make such advance notice not reasonably practicable, as promptly as is reasonably practicable, (5) as otherwise consented to in writing by the Buyer, or (6) as expressly contemplated by Section 7.24, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier valid termination of this Agreement in accordance with its terms:

(i)                 each of the Selling Entities shall, and shall cause each of the Acquired Subsidiaries to, (x) operate the Business in the ordinary course of business consistent with past practice (taking into account in each case (A) the fact that the Bankruptcy Cases have commenced, (B) the fact that the Business will be operated while in bankruptcy) and, and (y) use its commercially reasonable efforts to preserve the Business and the Purchased Assets (excluding sales of Inventory or vehicles in the ordinary course of business) and preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, Governmental Authorities, licensors and licensees and other Persons with which it has material business relations; and

(ii)               the Selling Entities shall not, and shall cause each of the Acquired Subsidiaries not to:

(A)           acquire any material assets, tangible or intangible, other than Excluded Assets and other than the acquisition of assets including vehicles, in each case, in the ordinary course of business;

(B)           other than the sale or lease (as lessor) of vehicles or telematics products in the ordinary course of business, and except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (i) sell, lease (as lessor), transfer or otherwise dispose of or permit to become subject to any additional Encumbrance (other than Permitted Encumbrances, Encumbrances arising under any Bankruptcy Court Orders relating to the use of cash collateral (as defined in the Bankruptcy Code) and Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities), any Purchased Assets (other than vehicles or telematics products) having a fair market value in excess of $25,000 individually or (ii) create, incur, assume or guarantee any Indebtedness of any Acquired Subsidiary, other than any Indebtedness that will be included in the Fleet Equity, in excess of $1,000,000;

(C)            subject to Section 7.1(b), (i) dividend or distribute any Restricted Cash or (ii) declare, set aside, or pay any non-cash dividends on or pay or make any other non-cash distributions;

(D)        incur or make any capital expenditures in excess of $1,000,000 in the aggregate, except in respect of Excluded Assets, except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(E)         merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person or enter into any material joint venture with any other Person;

(F)         terminate, cancel or fail to renew, other than in the ordinary course of business, any insurance coverage with respect to any Purchased Assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms, except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(G)        materially amend, terminate or fail to renew or allow to lapse any of material Permits, other than in the ordinary course of business;

(H)        make any change or amendment to its Organizational Documents;

(I)           other than in the ordinary course of business, (i) amend or supplement in any material respect or voluntarily terminate (or waive any material provision of) any Securitization Document or (ii) amend or supplement in any material respect or voluntarily terminate (or waive any material provision of) any Material Contract that is an Assumed Agreement or Assumed Real Property Lease or move to reject any Contract that is an Assumed Agreement or Assumed Real Property Lease, except as set forth in Section 2.5(d);

(J)           except as required by Law or Contracts or terms of any Seller Benefit Plans in effect as of the date hereof or as provided in any incentive or retention program or similar arrangement approved by the Bankruptcy Court, including any EIP, pay any bonus or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or Employees or other employees of the Acquired Subsidiaries, other than (i) immaterial changes for non-executive and non-management Employees or other employees of the Acquired Subsidiaries in the ordinary course of business and (ii) changes pursuant to a Parent Benefit Plan that are not directed or targeted at the Employees;

(K)        except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (i) hire any Employee or enter into any new employment or severance agreements or materially amend any such existing agreement with any Employee or any employee of an Acquired Subsidiary, in each case whose annual base salary exceeds $150,000; (ii) transfer the services of any Employee such that he or she ceases to provide services primarily related to the Business or transfer the services of any employee of the Parent Group who is not an Employee such that he or she becomes an Employee or provides services primarily related to the Business (or permit the foregoing); (iii) terminate the employment of any Employee whose annual base salary exceeds $150,000 (other than for cause); or (iv) adopt, terminate or materially amend any Seller Benefit Plan (or arrangement that would be a Seller Benefit Plan if in effect as of the date hereof);

(L)         dispose of, license (other than in the ordinary course of business), abandon, or let lapse any rights in, to or for the use of any material Intellectual Property Rights owned or controlled by any Acquired Subsidiary or any Seller IP, except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(M)       settle any Proceedings that would result in (x) Hertz, any Selling Entity or any Acquired Subsidiary being enjoined from consummating the Transaction, (y) any adverse effect on the Business or the Purchased Assets or (z) an Assumed Liability;

(N)        make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of the Business or any Acquired Subsidiary unless (i) required by a concurrent change in GAAP or applicable Law or (ii) upon prior written notice to Buyer, in order to comply with any GAAP requirements or in order to comply with the view of any Selling Entities’ independent auditors;

(O)        solely with respect to the Acquired Subsidiaries and the Purchased Assets, and which would reasonably be expected to result in a material and adverse impact on the Business, the Purchased Assets (taken as a whole) or the Buyer, prepare or file any Tax Return inconsistent with past practice, (ii) consent to any extension or waiver of the limitation period applicable to any Tax claim; (iii) make, change or revoke any Tax election, (iv) file any amended Tax Return, (v) settle or compromise any claim related to Taxes, (vi) enter into any closing agreement, voluntary disclosure or similar agreement relating to Taxes, (vii) otherwise settle any dispute relating to Taxes, or (viii) request any ruling or similar guidance with respect to Taxes;

(P)         seek to obtain debtor-in-possession financing that would not permit or would materially delay the Closing, except as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(Q)        make any changes to its policies, practices and procedures with respect to the collection of accounts receivables, the payment of accounts payables, the accrual of deferred revenue, working capital or Cash management in a manner inconsistent with past practice;

(R)         solely with respect to the Acquired Subsidiaries, (i) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities, (ii) repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities, or (iii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities; or

(S)          authorize any of the foregoing, or commit or agree to do any of the foregoing.

(b)               Notwithstanding anything contained in this Agreement to the contrary, the Selling Entities shall be permitted to maintain through the Closing the cash management systems of the Selling Entities and maintain the cash management procedures as currently conducted by the Selling Entities, including the declaration and payment of dividends and other distributions to Affiliates. The Selling Entities are allowed to dividend or distribute any and all Cash (other than Restricted Cash) of the Selling Entities and Acquired Subsidiaries and any other Excluded Asset to members of the Parent Group at any time prior to Closing.

(c)               From the date hereof through the Closing, Hertz shall use commercially reasonable efforts to ensure that the Selling Entities and the Acquired Subsidiaries have sufficient financing for the Business to operate in the ordinary course of the Business consistent with past practice during the pendency of the Bankruptcy, except as prohibited by (i) any Order of the Bankruptcy Court, (ii) applicable Law or (iii) any Contract for Indebtedness to which any member of the Parent Group is a party.

Section 7.2 Conduct of Business of the Buyer. The Buyer agrees that, between the date of this Agreement and the Closing or the earlier valid termination of this Agreement in accordance with its terms, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or delay the consummation of the Transactions, except as required by any Order of the Bankruptcy Court, as required by applicable Law, or as otherwise consented to in writing by the Selling Entities.

Section 7.3 Access to and Delivery of Information; Maintenance of Records.

(a)               Between the date of this Agreement and the Closing Date or the earlier valid termination of this Agreement in accordance with its terms, to the extent permitted by Law, the Selling Entities shall, during ordinary business hours for any physical access and upon the reasonable prior request from the Buyer, except as would be imprudent or impossible in light of any Emergency Event, give the Buyer and the Buyer’s Representatives reasonable access (at the Buyer’s sole expense) including, to the extent practicable, at Buyer’s or Buyer’s Representatives written request, through data rooms, video or conference calls or other methods of virtual access, to (x) the Seller’s accountants, counsel, financial advisors and other authorized outside Representatives, officers and senior management possessing information relating to the Business, (y) all books, records and other documents and data relating to the Business, the Purchased Assets (including the Acquired Subsidiaries) or the Assumed Liabilities in the locations in which they are normally maintained, and (z) subject to all applicable Law and, with respect to any physical access, the Parent Group’s COVID-19 virus policies, all offices and other facilities of the Selling Entities and the Acquired Subsidiaries included in the Purchased Assets, to make such investigation and physical inspection of the Purchased Assets and the Assumed Liabilities as it reasonably requests provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the Business, the Bankruptcy Cases and the Auction; provided further that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of Hertz and the Selling Entities unless Hertz otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Notwithstanding anything to the contrary contained in this Agreement, Hertz or the Selling Entities may restrict the foregoing access and shall not be required to (I) provide any information or access that the Selling Entities reasonably believe would violate applicable Law, including Antitrust Laws and data protection Laws or the terms of any applicable Contract (including confidentiality obligations) or cause forfeiture of any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege (such limitations, “Disclosure Limitations”); provided, further, that the Buyer and the Selling Entities shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of the Seller after consultation with outside counsel) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information (II) provide any information relating to the sale process, bids received from other Persons in connection with the Transactions and information and analysis (including financial analysis) relating to such bids (except to the extent provided under the Bidding Procedures Order) or (III) conduct, or permit the Buyer or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation, or other environmental sampling relating to any Leased Real Property. For purposes of this Section 7.3(a), Buyer’s Representatives shall include the Debt Financing Sources. Notwithstanding the foregoing, Hertz and the Selling Entities’ obligations to cooperate with respect to the Buyer arrangement of the Total Financing shall be limited to the obligations set forth in Section 7.9. The Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, bids received from the Buyer and other Persons in connection with the Transactions are in the possession of the Selling Entities or any Acquired Subsidiary as of the date of this Agreement and through the Closing will be transferred to the Seller prior to, or as of, the Closing and the Seller shall not be required to grant access to such documents, materials and other information to the Buyer or any of its Affiliates at any time.

(b)               From and after the Closing, for a period of seven (7) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), the Buyer will provide Hertz and the Selling Entities (and their respective successors) and their respective Representatives, at the Seller’s sole expense, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of the Buyer or the Business and compliance with any health and safety policies of the Buyer and/or the Business, including with respect to COVID-19, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Bankruptcy Cases and the wind down of the Selling Entities’ estates (including reconciliation of Claims), (iii) making insurance Claims, (iv) complying with applicable Laws and (v) defending or prosecuting any Proceeding to which any Selling Entity is a party; provided further that in connection with Hertz’s or any Selling Entity’s or their respective Representatives’ access to offices and other facilities of the Buyer, Hertz, such Selling Entity or their Representatives shall be accompanied at all times by a representative of the Buyer unless the Buyer otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Notwithstanding the foregoing, the Buyer shall not be obligated to provide any such access that would conflict with the Disclosure Limitations; provided, further, that the Buyer and the Selling Entities shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of the Buyer after consultation with outside counsel) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information.

(c)               Unless otherwise consented to in writing by Hertz, the Buyer will not, for a period of seven (7) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), destroy, alter or otherwise dispose of any of such books and records contemplated by Section 7.3 (b) without first offering to surrender to the Seller such books and records or any portion thereof that the Buyer may intend to destroy, dispose of or alter. From and after the Closing, the Buyer will, at the Seller’s sole expense, provide the Selling Entities with reasonable assistance, support and cooperation with the wind-down of the operations and related activities (e.g., helping to locate documents or information related to prosecution or processing of insurance/benefit Claims) of the Selling Entities.

(d)               Until the two (2)-year anniversary of the Closing Date, Hertz will, and will cause its controlled Affiliates and its and their Representatives to, hold in confidence, and without the prior written consent of Buyer, not disclose other than as expressly set forth in Section 7.3 (b)(i)-(v), any confidential, proprietary or non-public information involving or relating to any of the Purchased Assets (including the Acquired Subsidiaries) or Assumed Liabilities. Notwithstanding the foregoing, this Section 7.3(d) shall not (i) apply to information that is or becomes generally available to the public other than as a result of a disclosure by Hertz or any of its affiliates or its Representatives in breach of this Section 7.3(d) or (ii) prohibit any disclosure (A) required by Law (including disclosure required in respect of Hertz’s or its Affiliates’ Tax returns) or required or requested by any Governmental Authority, in each case so long as, to the extent legally permissible and feasible, Hertz provides Buyer with reasonable prior notice of such disclosure so that Buyer may seek to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentially (at Buyer’s sole cost and expense) or (B) made in connection with any litigation regarding the Transaction Documents or the Transactions.

(e)               From and after the Closing, for a period of seven (7) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Hertz and the Selling Entities will provide Buyer (and their respective successors) and their respective Representatives, at the Buyer’s sole expense, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of Hertz, its controlled Affiliates or their respective businesses and compliance with any health and safety policies of Hertz or its controlled Affiliates, including with respect to COVID-19, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining) and the Seller’s accountants, counsel, financial advisors and other authorized outside Representatives, officers and senior management possessing information, in each case relating to the Business, the Purchased Assets (including the Acquired Subsidiaries), the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date; provided, that to the extent solely relating to Excluded Assets or Excluded Liabilities, such access shall be for the purposes of the Buyer’s (i) making insurance Claims, (ii) complying with applicable Laws, (iii) defending or prosecuting any Proceeding to which any Buyer or its Affiliates is a party; (iv) preparing financial statements and regulatory filings and (v) providing employee benefits; provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the Business, the Bankruptcy Cases and the Auction; provided further that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of Hertz and the Selling Entities unless Hertz otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Notwithstanding the foregoing, Hertz and its controlled Affiliates shall not be obligated to provide any such access that would conflict with the Disclosure Limitations; provided, that Hertz and its controlled Affiliates shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Hertz after consultation with outside counsel) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information.

(f)                All information obtained by the Buyer or the Buyer’s Representatives pursuant to Section 7.3(a) shall be subject to the terms of the Confidentiality Agreement prior to and upon the Closing.

Section 7.4 Expenses. Except to the extent otherwise specifically provided herein, including in Section 7.14, the Sale Order, or the Bidding Procedures Order, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the party hereto incurring such costs and expenses. For the avoidance of doubt, any expenses of the Acquired Subsidiaries in connection with this Agreement and the Transactions shall be deemed expenses of the Selling Entities.

Section 7.5 Further Assurances.

(a)              Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Buyer and the Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to obtain entry of the Bidding Procedures Order and, to the extent the Buyer is the winning bidder at the Auction or no other bid is submitted, the Sale Order and to consummate and make effective the Transactions.

(b)              From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, the Selling Entities shall execute and deliver such other instruments of transfer to the Buyer as are reasonably necessary and as the Buyer may reasonably request in order to more effectively vest in the Buyer all of the Selling Entities’ right, title and interest to the Purchased Assets and assignments of all interest in Assumed Agreements, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities).

(c)              Nothing in this Section 7.5 shall (i) require the Selling Entities to make any expenditure or incur any obligation on their own or on behalf of the Buyer, (ii) prohibit any Selling Entity from ceasing operations or winding up its affairs following the Closing so long as the other Selling Entities or its Affiliates assumes responsibility and are able to perform any remaining post-Closing obligations of such Selling Entity, or (iii) prohibit the Selling Entities from taking such actions as are necessary to conduct the Auction or as would otherwise be permitted under Section 7.1.

Section 7.6 Public Statements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to in writing by the Buyer, on the one hand, and Hertz, on the other hand. Thereafter, unless otherwise required by or reasonably necessary to comply with applicable Law (including (x) the Bankruptcy Code, Bankruptcy rules, and applicable local rules of the Bankruptcy Court to the extent reasonably necessary to obtain entry of the Bidding Procedures Order or, if the Buyer is selected as the winning bidder, the Sale Order and (y) in any filing made by Hertz or its Affiliates with the Bankruptcy Court and as may be necessary or appropriate in the good faith determination of Hertz or its Representatives to obtain Court approval of the Transactions or in connection with conducting the Auction), Orders of the Bankruptcy Court or the rules or regulations of any applicable securities exchange, and except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Cases and any filings or notices related thereto, the Buyer, on the one hand, and Hertz, on the other hand, shall consult with each other before either such party or their respective Affiliates or Representatives issue any other press release or otherwise makes any public statement with respect to this Agreement, the Transactions or the activities and operations of the other parties hereto with respect to this Agreement and the Transactions and shall not, and shall cause their respective Affiliates and Representatives not to, issue any such release or make any such statement without the prior written consent of Hertz or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure is made on the record at a hearing in connection with this Agreement or the Bankruptcy Cases; provided, that nothing in this Agreement shall restrict or prohibit (a) Hertz, Buyer or their respective Affiliates from making any announcement to their respective employees, customers and other business relations to the extent that such announcement consists solely of, or is otherwise consistent in all material respects with previous press releases, public disclosures or public statements made by any party hereto in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed statements or documents, in each case under this clause (ii), to the extent such disclosure is still accurate in all material respects (and not misleading) or (b) Buyer or its Affiliates from making any announcement to their employees or existing or prospective limited partners or other investors, in each case, subject to the terms of the Confidentiality Agreement. Hertz will file or furnish to the SEC a Form 8-K or widely disseminate a press release disclosing (i) all MNPI (as defined in the Confidentiality Agreement) contained in the materials attached as Exhibit A to the Confidentiality Agreement not later than by 8:00 am ET on the second Business Day after the date this Agreement is executed and (ii) all other MNPI (as reasonably determined by Hertz), if any, that has been disclosed by any member of the Parent Group to the Buyer after the date hereof and prior to any termination of this Agreement pursuant to Section 9.1, if applicable, not later than by 8:00 am ET on the second Business Day after the date of such valid termination.

Section 7.7 Reasonable Best Efforts Governmental Authority Approvals and Cooperation.

(a)             The Buyer shall and shall cause its Affiliates to: (i) as promptly as practicable but in no event later than the tenth (10th) calendar day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates with any applicable Governmental Authority or required under applicable Law in connection with the Transaction Documents and the Transactions, which filings shall include a request for early termination of the applicable waiting period under the HSR Act; (ii) take and cause to be taken all actions necessary to obtain the required consents from Governmental Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority; (iv) consult and cooperate with the Seller and its Affiliates and their respective Representatives, and consider in good faith the views of the Seller and its Affiliates and their respective Representatives, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any applicable Laws and (v) without limiting the foregoing, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. The Selling Entities shall (A) as promptly as practicable but in no event later than the tenth (10th) calendar day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Laws in connection with this Agreement and the Transactions; (B) consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any applicable Laws (including in connection with any so called “second request”, subpoena, interrogatory or deposition by any regulatory authority) and (C) without limiting the foregoing, use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Each of the Buyer and the Selling Entities will promptly notify the other parties hereto (including Hertz) of any written communication made to or received by such party or its Affiliates or their respective Representatives from any Governmental Authority regarding the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and consider in good faith and incorporate such other parties’ hereto reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the such other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend, and furnish such other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b)                    The Buyer shall be responsible for the payment of all filing fees under the HSR Act and under any other Antitrust Laws applicable to the Transactions.

(c)                     The Buyer shall take all actions necessary to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date), including taking all actions requested by any Governmental Authority, or necessary to resolve any objections that may be asserted by any Governmental Authority with respect to the Transactions under any applicable Law. Without limiting the generality of the foregoing, the Buyer shall:

(i)               at the Buyer’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any (A) Governmental Authority with respect to applicable Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any operations, divisions, businesses, product lines, customers or assets of the Business, the Purchased Assets (including the Equity Interests) or the Assumed Liabilities (each such transaction, a “Divestiture”), (2) taking or committing to take such other actions that may limit the Buyer or any Acquired Subsidiary’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets of the Business, and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture;

(ii)              terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Governmental Authority or to obtain termination of any applicable waiting period under any applicable Laws; provided, that Buyer shall not have any obligation to terminate or amend any Contract with any Affiliate;

(iii)            not (x) extend any waiting period or (y) enter into any agreement or understanding with any Governmental Authority, in each case without the prior written consent of Hertz; and

(iv)             oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Authority, or, if requested by Hertz, the Buyer shall commence or threaten to commence and pursue vigorously any action Hertz believes to be helpful in obtaining any necessary clearance of any Governmental Authority or obtaining termination of any applicable waiting period under any applicable Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by the Buyer.

For the avoidance of doubt, in no event shall this Section 7.7(c) be deemed applicable to, or binding upon, any Affiliate of Buyer other than any of Buyer’s permitted assigns.

Section 7.8 Financing.

(a)                    The Buyer shall (and shall cause its Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing contemplated by the Equity Commitment Letter and the Athene Debt Financing contemplated by the Athene Debt Commitment Letter at the Closing, including (i) complying with its obligations under the Equity Commitment Letter and the Athene Debt Commitment Letter, (ii) maintaining in effect the Equity Commitment Letter and the Athene Debt Commitment Letter until consummation of the Closing, (iii) satisfying or obtaining a waiver of (and causing its Affiliates to satisfy or obtain a waiver of), on a timely basis all conditions contained in the Equity Commitment Letter and the Athene Debt Commitment Letter, (iv) if all conditions to the Equity Financing and the Athene Debt Financing have been satisfied in accordance with the Equity Commitment Letter and the Athene Debt Commitment Letter, respectively, causing the Persons committing to fund the Equity Financing and the Athene Debt Financing at the Closing and (v) diligently enforcing all of its rights under the Equity Commitment Letter and the Athene Debt Commitment Letter and the definitive agreements relating to the Equity Financing and the Athene Debt Financing, including through litigation. The Buyer shall give Hertz and the Seller prompt notice upon having knowledge of any actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter and the Athene Debt Commitment Letter or any of the definitive documents related to the Equity Financing and the Athene Debt Financing. The Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter or the Athene Debt Commitment Letter without the prior written consent of Hertz.

(b)                    The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain the Third Party Debt Financing on the terms and conditions described in the Third Party Debt Commitment Letter on or prior to the Closing, including: (i) complying with its obligations under the Third Party Debt Commitment Letter, (ii) entering into definitive agreements with respect to the Third Party Debt Financing on a timely basis on the terms and conditions contained in the Third Party Debt Commitment Letter or on other terms that, with respect to conditionality, amount of commitment thereunder and availability at Closing only, are not less favorable to the Buyer or the Selling Entities than those contained in the Third Party Debt Commitment Letter (as in effect on the date hereof) and maintaining in effect such definitive agreements until consummation of the Closing; (iii) satisfying (or, if deemed advisable by the Buyer, seek a waiver of) on a timely basis all conditions in the Third Party Debt Commitment Letter and such definitive agreements that are applicable to and are within the control of the Buyer, including the payment of any fees required as a condition to the Third Party Debt Financing; (iv) maintaining in effect the Third Party Debt Commitment Letter until consummation of the Closing; (v) consummating the Third Party Debt Financing no later than the Closing; and (vi) diligently enforcing all of its rights under the Third Party Debt Commitment Letter (and any definitive agreement related thereto).

(c)                    The Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of Hertz, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Financing required for the Financing Uses. If at any time it becomes likely that any portion of the Third Party Debt Financing or the Athene Debt Financing necessary to fund the Financing Uses (after taking into account the amount of the Equity Financing) shall become unavailable on the terms and conditions contemplated in the Athene Debt Commitment Letter or the Third Party Debt Commitment Letter, as applicable, the Buyer promptly (and in any event within two (2) Business Days) shall notify the Seller and Hertz of such unavailability and shall thereafter use its reasonable best efforts, as promptly as practicable following the occurrence of such event, to seek and to arrange to obtain alternative financing in an amount sufficient to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and, if applicable, the Athene Debt Financing) (“Alternative Financing”), including from alternative sources on terms and conditions that are not less favorable in any material respect to Buyer (including with respect to the third party beneficiary rights in favor of the Seller contained in the Athene Debt Financing or to the extent related to Alternative Financing for the Athene Debt Financing) than those contained in the Athene Debt Commitment Letter or the Third Party Debt Commitment Letter, as applicable, and which shall not expand upon the conditions precedent to the funding on the Closing Date of the Financing as set forth in any of the Commitment Letters in effect on the date hereof. For the purposes of this Agreement, all references to the Athene Debt Financing and the Third Party Debt Financing shall be deemed to include such Alternative Financing, all references to the Athene Debt Commitment Letter and the Third Party Debt Commitment Letter shall include the applicable documents for the Alternative Financing.

(d)              The Buyer shall keep Hertz and the Seller informed on a prompt basis upon request and in reasonable detail of the status of its efforts to arrange and consummate the Financing and shall give Hertz and the Seller prompt written notice (i) of any actual or threatened in writing breach or default by the Buyer or, to the Knowledge of the Buyer, of any other party to the Commitment Letters, (ii) of any actual or threatened in writing termination of the Commitment Letters by the Buyer or, to the Knowledge of the Buyer, by any other party to the Commitment Letters or (iii) if at any time the Buyer reasonably believes in good faith that it will not be able to obtain the Financing necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and the Athene Debt Financing). Without the prior written consent of Hertz, the Buyer shall not, and shall not permit any other Person to, amend, modify, supplement, waive, restate or replace the Commitment Letters (other than any amendment of the Third Party Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Third Party Debt Commitment Letter as of the date hereof) other than (1) amendments, modifications or waivers to the Third Party Debt Commitment Letter that would not reduce the aggregate amount of the Third Party Debt Financing to an amount below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and the Athene Debt Financing) unless the Equity Financing or the Athene Debt Financing is increased by a corresponding amount, (2) amendments, modifications or waivers to the Third Party Debt Commitment Letter that would not impose new or additional conditions, or otherwise expand on any conditions under the Third Party Debt Commitment Letter or the definitive agreements with respect thereto in a manner that would reasonably be expected to materially delay or prevent the Closing or the funding of the Third Party Debt Financing, the Athene Debt Financing or the Equity Financing or (3) amendments, modifications or waivers to the Third Party Debt Commitment Letter that would not materially adversely impact the ability of Buyer to enforce its rights against the other parties to the Third Party Debt Commitment Letter; provided, that no such amendment, modification or waiver described in the foregoing clauses (1) through (3) shall be permitted to the extent such amendment, modification or waiver would reasonably be expected to prevent or materially delay Closing or any of the Transactions. The Buyer shall provide notice to Hertz and the Seller promptly upon receiving the Athene Debt Financing and the Third Party Debt Financing.

(e)               The Buyer acknowledges and agrees that its obligations to consummate the Transactions are not in any way conditioned or contingent upon or otherwise subject to, receipt of the Financing or other financing or the availability, grant, provision or extension of any Financing or other financing of the Buyer or any of its Affiliates.

(f)                Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.8 will require, and in no event will the reasonable best efforts of Buyer be deemed or construed to require, Buyer to (i) bring any enforcement action against any Equity Financing or Athene Debt Financing source to enforce its rights pursuant to the Equity Commitment Letter or the Athene Debt Commitment Letter; (ii) seek the Equity Financing or Athene Debt Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or the Athene Debt Commitment Letter, or (iii) pay any material fees in excess of those contemplated by the Commitment Letters.

Section 7.9     Financing Cooperation.

(a)       Prior to the earlier of the Closing or termination of this Agreement in accordance with Section 9.1, the Selling Entities shall use reasonable best efforts to cooperate, and to cause the Acquired Subsidiaries, their Affiliates and their respective Representatives to cooperate, at the Buyer’s sole expense, in connection with the arrangement of any Total Financing as may be reasonably requested by the Buyer, including by:

(i)            participating (and causing senior management and representatives of the Selling Entities to participate), in each case, by video or audio calls, in a reasonable number of calls, presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and, in the case of any asset backed securitization financing, sessions with rating agencies, and assist Buyer in obtaining rating in connection therewith;

(ii)           assisting the Buyer, and the Total Financing Sources with the timely preparation of customary rating agency presentations (in the case of any asset backed securitization financing), lender presentations and similar documents required in connection with the Total Financing;

(iii)          furnishing the Total Financing Sources with financial and other pertinent information regarding the Business, the Purchased Assets, the Assumed Liabilities or any other assets or liabilities (including accounts receivable, vehicles or other property to be included in any securitization or asset-backed financing) of the Business as may be reasonably requested by the Buyer to consummate the Total Financing;

(iv)         providing the Buyer with such customary and readily available financial information reasonably necessary for the preparation of pro forma financial statements to the extent required by paragraph 3 of Exhibit C to the Third Party Debt Commitment Letter (as in effect on the date hereof) and using commercially reasonable efforts to cause their independent auditors to provide such customary and readily available financial information reasonably necessary in connection with the Buyer’s preparation of such pro forma financial statements;

(v)          causing the Acquired Subsidiaries to execute and deliver as of the Closing (but not prior to the Closing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by the Buyer or the Total Financing Sources and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Total Financing (including facilitating the pledge of, and granting of security interests in, the Purchased Assets), it being understood that such documents will not take effect until the Closing;

(vi)         as promptly as practicable, (A) furnishing the Buyer and the Total Financing Sources, and their respective Representatives, with (x) the Required Financing Information and (y) audited combined balance sheets as of December 31, 2020 and related statements of operating results and cash flows of the Business for the fiscal year ended December 31, 2020, in each case, that are Compliant; provided, that the Selling Entities will not be in breach of this Agreement if the Closing Date occurs on or prior to March 31, 2021 and such audited financial statements have not been made available at such time, and (B) informing the Buyer if the chief executive officer, chief financial officer, treasurer or controller of the Selling Entities or any member of Selling Entities’ boards of directors shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration;

(vii)        [Reserved];

(viii)       using reasonable best efforts to cause the independent auditors of the Business to attend a reasonable number of accounting due diligence sessions and drafting sessions;

(ix)          (A) furnishing the Buyer and the Total Financing Sources as directed by the Buyer, at least three (3) Business Days prior to the Closing Date with all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), relating to the Selling Entities, the Acquired Subsidiaries or any of their respective Subsidiaries to the extent requested in writing at least ten (10) Business Days prior to the Closing Date and (B) cooperate reasonably with Total Financing Sources’ due diligence, to the extent customary and reasonable;

(x)           subject to the limitations set forth in Sections 7.3(a) and 7.3(f), taking all reasonable and customary actions reasonably necessary and requested to permit the Total Financing Sources to evaluate the Selling Entities’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations;

(xi)          subject to the limitations set forth in Sections 7.3(a) and 7.3(f), providing access to any information regarding the Existing Structured Financing and the collateral secured thereunder, including the applicable offering documentation and underlying transaction documentation, and, to the extent available or prepared in the ordinary course by the Selling Entities or the Acquired Subsidiaries, any periodic reports, data tapes, records or other information or materials prepared, delivered or maintained under such Existing Structured Financing, including sample collateral pool information and related financial models; and

(xii)         delivering any notices, direction letters or certifications relating to any Existing Structured Financings reasonably necessary in connection with effecting any refinancing or replacement thereof;

provided, that, notwithstanding the foregoing, Selling Entities shall not be required to provide, or cause any Acquired Subsidiary or any of their respective Affiliates or their respective Representatives to provide, cooperation under this Section 7.9(a) that: (A) unreasonably interferes with the ongoing business of any Selling Entity or any Acquired Subsidiary; (B) causes any representation, warranty covenant or agreement in this Agreement to be breached; or (C) causes any closing condition set forth in Article VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which any Selling Entity, any Acquired Subsidiary or any of their respective Affiliates is a party. For the avoidance of doubt, no Selling Entity, Acquired Subsidiary or Affiliate thereof shall be required to provide, (1) the preparation of pro forma financial statements, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any financial statement or any pro forma financial statements, other than providing the financial information expressly required as part of the Required Financing Information, (2) any description of all or any component of the Total Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Total Financing, (4) financial statements or any other information of the type required by Rule 3.09, Rule 3.10 or Rule 3.16 of Regulation S-X or (5) any legal opinion or other opinion of counsel, or any information that would, in Hertz’s good faith opinion, result in a violation of applicable Laws or loss of any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege. Neither Hertz nor any Selling Entity shall be required to incur any liability in connection with the Total Financing. No Acquired Subsidiary shall be required to incur any liability in connection with the Total Financing prior to the Closing. The pre-Closing boards of directors of the Selling Entities, the Acquired Subsidiaries and their respective Affiliates and the directors, managers, trustees and general partners of the Selling Entities and the Acquired Subsidiaries and their respective Affiliates shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Total Financing is obtained unless they also constitute members of the post-Closing boards, directors, managers, trustees or general partners of the Acquired Subsidiaries. None of the Selling Entities, any Acquired Subsidiary or any of their respective Affiliates shall be required to execute any definitive engagement letters, financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Total Financing prior to the Closing; provided, that, and if any such Person does agree to execute any such document prior to the Closing, the Buyer agrees that the execution of any documents in connection with the Total Financing shall be subject to the consummation of the Transactions at the Closing and such documents will not take effect until the Closing occurs and will not encumber the assets of the Selling Entities, the Acquired Subsidiaries or their respective Affiliates prior to the Closing (or, in the case of any Selling Entity or any Affiliate thereof, other than an Acquired Subsidiary, following the Closing) and will otherwise terminate concurrently with the valid termination of this Agreement in accordance with its terms. Except as expressly provided above, none of the Selling Entities, Acquired Subsidiaries or their respective Affiliates shall be required to take any corporate, limited liability company, trust or limited partnership actions prior to the Closing to permit the consummation of the Total Financing.

(b)       In no event shall any Selling Entity, any Acquired Subsidiary or any of their respective Affiliates be required to (i) pay any commitment or similar fee or incur any Liability or expense (including due to any act or omission by any Selling Entity, any Acquired Subsidiary or any of their respective Affiliates or Representatives) in connection with assisting the Buyer in arranging the Total Financing or as a result of any information provided by any Selling Entity, any Acquired Subsidiary or any of their respective Affiliates or their respective Representatives in connection therewith other than as it relates to any Acquired Subsidiary to the extent occurring and for periods after the Closing, (ii) take any action that would reasonably be expected to result in a violation of applicable Law or subject it to actual or potential Liability prior to the Closing (or, in the case of any Selling Entity or any Affiliate thereof, other than an Acquired Subsidiary, following the Closing), (iii) incur any Liability or any obligation under any definitive financing document or any related document or other agreement or document related to the Total Financing prior to the Closing (or, in the case of any Selling Entity or any Affiliate thereof, other than an Acquired Subsidiary, following the Closing), (iv) incur any other Liability in connection with the Total Financing prior to the Closing (or, in the case of any Selling Entity or any Affiliate thereof, other than an Acquired Subsidiary, following the Closing) or (v) disclose or provide any information the disclosure of which in the reasonable judgment of Hertz, the Selling Entities or the Acquired Subsidiaries, is restricted by applicable Law or Order. The Buyer shall (i) promptly upon request by Hertz or the Seller reimburse all reasonable and documented out-of-pocket costs incurred by the Selling Entities, the Acquired Subsidiaries or their respective Affiliates in connection with such cooperation (including, without limitation, in connection with the preparation of any audited financial statements in order to obtain the Athene Debt Financing or Required Financing Information) and (ii) indemnify and hold harmless the Selling Entities, the Acquired Subsidiaries and their respective Affiliates and Representatives from and against any and all losses and Liabilities suffered or incurred by them in connection with the arrangement of the Total Financing or providing any of the information utilized in connection therewith, provided, however, that this clause (ii) shall not apply in respect of the Selling Entities’, the Acquired Subsidiaries’ and their respective Affiliates’ and Representatives’ bad faith or willful misconduct, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(c)       The Selling Entities hereby consent, in coordination with them, to the use of any Acquired Subsidiaries’ logos in connection with the Total Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Selling Entities, the Acquired Subsidiaries or any of the Selling Entities’ other Subsidiaries or the reputation or goodwill of such Persons.

Solely for the purposes of this Section 7.9, “Selling Entities” shall include Hertz.

Section 7.10     Employee Matters.

(a)       Prior to the Closing, the Buyer shall make an offer of employment, to commence as of the Closing, to each of the Employees (each such Employee, an “Offered Employee”); provided, however, that with respect to an Employee on a leave of absence as of the Closing (an “Inactive Employee”), such offer shall be for employment as of the date he or she is able to again commence employment, but only to the extent such date is within six months following the Closing. Each Offered Employee who receives and accepts such an offer of employment with the Buyer (and commences employment) is referred to herein as a “Transferred Employee”, and the Buyer shall employ each Transferred Employee in accordance with such accepted offer as of the Closing. The Buyer hereby agrees that the offers to the Offered Employees shall contain the terms set forth in Section 7.10(a) of the Disclosure Schedule (a “Qualifying Offer of Employment”) and shall include, and for the period immediately following the Closing through and including the twelve (12) month anniversary of the Closing, the Buyer shall provide (i) base salary or wage rates (as applicable) and target annual incentive opportunities to each Transferred Employee and (ii) benefits (including retirement, health, welfare, severance and other benefits, but excluding any equity compensation and any defined benefit plan) for each Transferred Employee, in each case of clauses (i) and (ii) that are substantially similar in the aggregate to the base salary, wage rates, target annual incentive opportunities and benefits (including retirement, health, welfare, severance and benefits, but excluding any equity compensation and any defined benefit plan) provided to such Offered Employee immediately prior to the Closing. With respect to employees of the Acquired Subsidiaries (the “Acquired Subsidiary Employees”, and together with the Transferred Employees, the “Continuing Employees”), the Buyer hereby agrees that it will provide to the Acquired Subsidiary Employees base salary or wage rates (as applicable), target annual cash incentive opportunities and benefits through and including the twelve (12) month anniversary of the Closing that are substantially similar in the aggregate to the base salary or wage rates (as applicable), target annual cash incentive opportunities and benefits provided to such employees immediately prior to the Closing.

(b)       Effective at or prior to the Closing, the Selling Entities shall terminate the employment of each Offered Employee (other than an Inactive Employee) who does not accept an offer of employment with the Buyer prior to the Closing (a “Terminated Employee”). The Buyer, Hertz and the Selling Entities agree that the Transactions will not constitute a separation, termination or severance of employment of any Continuing Employee for purposes of the KERP and that each such Continuing Employee will have continuous employment immediately before and immediately after the Closing for purposes of the KERP; provided that such Continuing Employee accepts Buyer’s Qualifying Offer and does not resign from his or her employment with the Buyer prior to March 31, 2020.

(c)       In respect of the Continuing Employees and any Terminated Employee who did not receive a Qualifying Offer of Employment (“Non-Offered Employee”), the Buyer shall be responsible for (i) any and all Liabilities under the Assumed Plan and (ii) all current compensation, deferred compensation reflected on Section 7.10(c) of the Disclosure Schedule, salary, wages, unused vacation pay, overtime pay, holiday pay, sick days, personal days or leave earned and/or accrued through the Closing (other than any such pay required to be paid under applicable Law by the Selling Entities in connection with a termination of employment). In respect of the Employees who will not become Continuing Employees (other than Non-Offered Employees), including the Terminated Employees who received a Qualifying Offer of Employment, the Selling Entities shall be responsible for (i) any and all Liabilities to any such individuals, including Liabilities arising out of such termination, (ii) all current compensation, all compensation reflected on Section 7.10(c) of the Disclosure Schedule, salary, wages, unused vacation pay, overtime pay, holiday pay, sick days, personal days or leave earned and/or accrued through the Closing, (iii) statutory, contractual, and/or common law notice, pay in lieu of notice and/or any severance obligations or Liabilities, including any obligations or Liabilities that arise under any Seller Benefit Plan or Parent Benefit Plan and (iv) any Liabilities arising under an employee incentive or retention program or similar arrangement. For the avoidance of doubt and notwithstanding anything to the contrary herein, none of Buyer, its Affiliates or any Acquired Subsidiary shall have any Liability or obligation with respect to any Employee who does not become a Continuing Employee (other than a Non-Offered Employee).

(d)       Following the Closing, subject to the Transition Services Agreement, the Buyer shall process the payroll for, and pay (or cause to be paid), the base wages, base salary and ordinary course sales commissions accrued during the payroll period in which the Closing Date falls (the “Closing Payroll Period”) with respect to each Transferred Employee and each Acquired Subsidiary Employee employed at any time during the Closing Payroll Period. The Closing Payroll Period shall extend from the final payroll date preceding the Closing through and including the Closing Date. Subject to the Transition Services Agreement, in connection therewith, the Buyer shall withhold and remit, on behalf of the Selling Entities, all applicable Taxes, including payroll taxes, as required by Law.

(e)       At the Closing, the Seller shall furnish the Buyer with information concerning the location, identity, date of termination and reason for termination with respect to any Employee involuntary terminated during the ninety (90) days immediately preceding the Closing.

(f)        Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits (other than for benefit accrual under any defined benefit plan)) under any Buyer Benefit Plan under which each Transferred Employee and each Acquired Subsidiary Employee may be eligible to participate on or after the Closing to the same extent recognized by the Seller under comparable Parent Benefit Plan or Seller Benefit Plans as of the date hereof; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. With respect to any Buyer Benefit Plan that is a welfare benefit plan, program or arrangement and in which a Transferred Employee or an Acquired Subsidiary Employee may be eligible to participate on or after the Closing, the Buyer shall, (i) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Transferred Employee and each Acquired Subsidiary Employee under such Buyer Benefit Plan to the same extent waived under a comparable Seller Benefit Plan or Parent Benefit Plan and (ii) provide, or use commercially reasonable efforts to waive, credit to each Transferred Employee and each Acquired Subsidiary Employee (and such Transferred Employee’s and such Acquired Subsidiary Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee or such Acquired Subsidiary Employee, as applicable (and such Transferred Employee’s or such Acquired Subsidiary Employee’s beneficiaries, as applicable) under the comparable Parent Benefit Plan or Seller Benefit Plan during the relevant plan year, up to and including the Closing; provided, however, that such credit shall not operate to duplicate any benefit or the funding of any such benefit.

(g)       Effective as of the Closing, (i) the Buyer agrees to assume and honor, or to cause an Affiliate of the Buyer (including any one of the Acquired Subsidiaries) to assume and honor, in accordance with their current terms, sponsorship of, or the Liabilities under, each of the Seller Benefit Plans and Parent Benefit Plans set forth on Section 7.10(g) of the Disclosure Schedule (the “Assumed Plans”), (ii) the Buyer or an Affiliate of the Buyer (including any one of the Acquired Subsidiaries) shall assume or retain, as applicable, all Liabilities arising out of or relating to each Assumed Plan and (iii) each Employee and each Acquired Subsidiary Employee shall cease active participation in each Seller Benefit Plan or Parent Benefit Plan that is not an Assumed Plan. Notwithstanding anything to the contrary in this Agreement, to the extent that any portion of any retention bonuses paid pursuant to the retention bonus agreements set forth on Section 7.10(g) of the Disclosure Schedule, are subsequently repaid by the applicable individual who is a party to such agreement to the Buyer or any of its Affiliates pursuant to the terms of the applicable retention bonus agreement, within ten (10) Business Days following the date on which such repayment occurs, Buyer shall pay, or shall cause to be paid, to Seller an amount equal to such repaid portion of such retention bonus amount. The Buyer shall request that such amounts be repaid and shall promptly notify the Seller of any event that would result in the repayment obligation of any retention bonuses described in this Section 7.10(g). For the avoidance of doubt, neither the Buyer nor any of its Affiliates shall have any repayment obligation unless and until it receives such repayment from a Continuing Employee. Further, neither the Buyer nor any of its Affiliates shall have any repayment obligation in respect of retention bonus amounts repaid by any Continuing Employee directly to Seller.

(h)       The provisions of this Section 7.10 are for the sole benefit of the Buyer, the Selling Entities and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Employees or Transferred Employees), other than the Buyer and the Selling Entities and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.10 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 7.10, alter or limit Buyer’s or any Selling Entity’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 7.11       Tax Matters.

(a)       Any sales, use, goods and services, harmonized sales, Quebec sales tax, provincial sales, real property, property transfer or gains, gross receipts, documentary, stamp, registration (including, without limitation, any vehicle registration, titling, and other fees payable in connection with the transfer of motor vehicles), recording or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be payable and borne by the Buyer. Buyer shall pay such Transfer Taxes to the applicable Selling Entity or the relevant Governmental Authorities as it is required to pay by applicable Law. Buyer shall provide evidence of payment of Transfer Taxes to the Seller within ten (10) Business Days after any such payment is made. The Buyer shall indemnify and reimburse any Selling Entity, its Affiliates and their respective Representatives for the amount of any Transfer Taxes that such Selling Entity is required to pay pursuant to applicable Law or due to an audit and/or inquiry within ten (10) Business Days after payment is made. The Selling Entities and the Buyer shall use their commercially reasonable efforts and cooperate in good faith to reduce or exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes, including a request (as part of the Sale Order) that the Selling Entities’ sale of the Purchased Assets be exempted from Transfer Taxes pursuant to Section 1146 of the Bankruptcy Code, to the extent applicable. The Buyer shall prepare all necessary Tax Returns or other documents with respect to all such Transfer Taxes and deliver such Tax Returns to the Selling Entities at least ten (10) days prior to their due dates. The Buyer shall incorporate any reasonable comments and shall file such Tax Returns to the extent permitted under applicable Tax Law. If a Transfer Tax Return reports Taxes that are not Transfer Taxes and that are an Excluded Liability (a “Hybrid Tax Return”), such Hybrid Tax Return shall be subject to approval by the Selling Entities (such approval not to be unreasonably withheld, delayed or conditioned). If any of these Tax Returns are required under applicable Law to be filed by Selling Entities, the Buyer shall deliver such Tax Returns to the Selling Entities so that they are received no later than two (2) days prior to their due date so that Selling Entities can timely file these Tax Returns. With respect to an audit and/or inquiry made by any tax authority regarding a Hybrid Tax Return, Buyer shall control the audit and respond to any inquiries made by a taxing authority but Selling Entities shall, at their own expense, be able to participate in such audit. Buyer shall not settle any items for which Selling Entities are not indemnified by the Buyer without the consent of such Selling Entity (which consent will not be unreasonably withheld, delayed or conditioned). Any payment (or reimbursement) of Transfer Taxes other than Canadian Transfer Taxes made by the Buyer shall be treated by the Buyer and the Selling Entities as additional Purchase Price, or in the case of Canadian Transfer Taxes such amounts shall be amounts paid in addition to the Purchase Price. Any payments of Transfer Taxes to a taxing authority for Taxes that the Selling Entities are obligated to pay pursuant to applicable law shall be treated as a deduction for the Selling Entities, to the extent permitted by applicable Law.

(b)       The Buyer shall be responsible for any GST/HST/QST (as defined below) payable in respect of the transfer of the Purchased Assets. If available and subject to the applicable Selling Entity’s and Buyer’s mutual agreement, each applicable Selling Entity and the Buyer will jointly execute an election under section 167 of the Excise Tax Act (Canada) and section 75 of An Act Representing the Quebec Sales Tax such that no taxes imposed under such Law (the “GST/HST/QST”) will be payable in connection with the transfer of the Purchased Assets by the applicable Selling Entity to the Buyer. The Buyer shall file such elections within the time and in the manner prescribed by applicable Law. Notwithstanding anything to the contrary in this Agreement, in the event that it is determined by a relevant Governmental Authority that there is a liability of the Buyer to pay GST/HST/QST or the Selling Entities to collect GST/HST/QST in respect of all or part of the transaction hereunder, the Buyer shall indemnify and hold the Selling Entities, their Affiliates and their respective Representatives harmless in respect of any GST/HST/QST, penalties and interest which may be assessed against the Selling Entities under the Excise Tax Act (Canada) or An Act Respecting the Quebec Sales Tax as a result of the transaction under this Agreement not being eligible for the elections or the failure of the Buyer to file such elections in the manner and in the time prescribed by the Excise Tax Act (Canada) or An Act Respecting the Quebec Sales Tax.

(c)       If the parties agree, each applicable Selling Entity and the Buyer will, if available, jointly execute an election under section 22 of the Tax Act and section 184 of the Taxation Act (Québec) with respect to the sale of Accounts Receivable by such Selling Entity and shall designate therein the portion of the Purchase Price allocated to such Accounts Receivable under Section 3.4 as consideration paid by Buyer for such Accounts Receivable.

(d)       All real property, personal property, intangible property and other similar ad valorem Taxes that are imposed on a periodic basis with respect to the Purchased Assets for a Straddle Period shall be apportioned between the Selling Entities, on the one hand, and Buyer, on the other, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. With respect to any other type of Tax assessed with respect to any Straddle Period, the portion of any such Taxes (other than franchise Taxes) attributable to the portion of such Straddle Period ending on the Closing Date will be determined on a “closing of the books basis” as if the relevant Acquired Subsidiaries’ year ended on the Closing Date; provided, however, that if the income or loss of Donlen Canada Fleet Funding LP is allocated with respect to a Straddle Period based on a notional year-end on the Closing Date as contemplated by Section 5.1 of the Disclosure Schedule or pursuant to Section 7.11(e) then such allocation shall prevail for Canadian Income Tax purposes. For purposes of this Section 7.11(d), any exemption, deduction, credit or other item that is calculated on an annual basis will be apportioned on a per diem basis. Notwithstanding the foregoing, any franchise Taxes payable with respect to any Straddle Period will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(e)       The Selling Entities and the Buyer shall request consent from the CRA to have a fiscal period end of the Donlen Canada Fleet Funding LP be the end of the day immediately prior to the Closing Date and allocate its partnership income or loss, as determined for purposes of the Tax Act (and any corresponding provincial legislation), to the respective partners of Donlen Canada Fleet Funding LP in accordance with the allocation provisions of the Partnership Agreement. The Seller agrees that the Partnership Agreement shall be amended to permit such a fiscal period of the Donlen Canada Fleet Funding LP assuming that the CRA provides its consent to the change of fiscal period. In the event that the CRA does not provide its consent to such request, the Seller and the Buyer shall, acting reasonably, enter into an agreement with respect to the allocation of the income or loss of the Donlen Canada Fleet Funding LP: i) from the beginning of its fiscal period that includes the Closing Date to the end of the day immediately prior to the Closing Date and ii) from the beginning of the day on the Closing Date until the end of its fiscal period. In that event, the parties agree that the maximum amount of capital cost allowance deductible pursuant to the Tax Act and any other discretionary deductions shall be claimed to the full extent permitted pursuant to the Tax Act and, if applicable, subject to proration for the number of calendar days in the portion of the fiscal period prior to the Closing Date and the portion of the fiscal period beginning on the Closing Date and that any expense, deductions and credits imposed or realized on a periodic basis without regard to income, gross receipts, payroll or sales shall be allocated notionally between the portion of the fiscal period prior to the Closing Date and the portion of the fiscal period beginning on the Closing Date, as applicable, based on the amount thereof and the number of calendar days in each such portion of the fiscal period.

(f)        The Selling Entities (or their shareholders, as the case may be) shall have the sole authority to prepare and file, or cause to be prepared and filed, any “consolidated”, “unitary”, “affiliated”, “aggregated” or “combined” Tax Return (including any amendments to such Tax Returns) with respect to the Business or Purchased Assets that includes an Acquired Subsidiary or any of its shareholders (each such Tax Return, a “Seller Consolidated Return”), and Seller shall have no obligation to provide to the Buyer any Seller Consolidated Return for any taxable period. In addition, the Selling Entities (or their Affiliates, as the case may be) shall have the sole authority to control (including any responses, or settlements) regarding any inquiries, Claims, assessments, audits or similar events with respect to Taxes relating to a Seller Consolidated Return. Except as provided in Section 7.11(g) and (h), the Buyer shall not make any elections that could affect Taxes or Tax assets reported on a Seller Consolidated Return. The Buyer and the Selling Entities agree and acknowledge that the Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods) to the extent permitted by applicable Law. The Buyer shall not, and shall cause its Affiliates not to, treat any Transaction Tax Deductions (or any portion thereof) as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of state, local or non-U.S applicable Law), unless otherwise required by applicable Law. Buyer shall have the sole authority to prepare and file, or cause to be prepared and filed, all other Tax Return that are required to be filed by or with respect to the Business, the Purchased Assets and the Acquired Subsidiaries after the Closing Date; provided, however, to the extent that any such Tax Return reports items that (i) are reflected on a Tax Return of Seller or its Affiliates pursuant to applicable Law, or (ii) or could increase the Tax liability of Seller or its Affiliates pursuant to this Agreement (a “Seller Return”), (i) such Seller Return shall be prepared in accordance with past practice (except as required by applicable Law); (ii) Buyer shall deliver a draft of such Seller Return to Seller for review and approval, (which approval shall not be unreasonably withheld, conditioned or delayed), on or before thirty (30) days prior to the due date for such Seller Returns and (iii) Buyer shall not settle or otherwise compromise a matter with a Taxing authority with respect to a Seller Return without the approval of the Seller (which approval shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, a Tax Return shall cease to the treated as a Seller Return hereunder if items set forth therein could no longer increase the Tax liability of Seller or any Affiliate pursuant to applicable Law or pursuant to this Agreement.

(g)       Buyer shall be entitled to make, in its sole discretion, an election under Section 338 of the Code (and any corresponding applicable provisions of state, local and non-U.S. Laws) (“Section 338 Election”) for each Acquired Subsidiary, and the Selling Entities shall take all steps necessary to effect such elections; provided that Buyer pays any incremental Taxes of the Selling Entities and their Affiliates attributable to the making of the Section 338 Election. The parties further acknowledge and agree that, in connection with the sale of interests in the Acquired Subsidiaries, the Selling Entities shall consider in good faith, at the Buyer’s option, making an election under Section 336(e) of the Code (and any corresponding applicable provisions of state, local and non-U.S. Laws) (“Section 336(e) Election”); provided that Buyer pays any incremental Taxes attributable to the making of the Section 336(e) Election. The Selling Entities shall reasonably cooperate and provide such information as reasonably requested by Buyer to determine the amount of any such incremental Taxes. Such incremental Taxes shall be determined on a with and without basis compared to the Taxes that would be owed by the Selling Entities or their Affiliates as a result of the transactions contemplated by this Agreement if no Section 338 Election or Section 336(e) Election, as the case may be, were made. The Allocation described in Section 3.6 shall include allocations among the assets of each Acquired Subsidiary for which a Section 336(e) Election or Section 338 Election is made.

(h)       Buyer shall be entitled to make, or cause to be made, in its sole discretion, (i) an election pursuant to Section 754 of the Code and any corresponding applicable provisions of state, local and non-U.S. Laws) with respect to each applicable Acquired Subsidiary, and (ii) an election under Section 6226(a) of the Code (and any corresponding applicable provisions of state, local and non-U.S. Laws), in the event that an audit or examination of a Tax Return of an applicable Acquired Subsidiary for a Pre-Closing Tax Period results in any adjustment in the amount of any item of income, gain, loss, deduction, or credit of such Acquired Subsidiary or any partner’s distributive share thereof, or otherwise gives rise to any “imputed underpayment” of Taxes (as defined in Section 6225 of the Code or any corresponding applicable provisions of state, local or non-U.S. Laws), and the Selling Entities shall take all steps necessary to effect such elections.

(i)        Each party agrees to furnish or cause to be furnished to the other party, upon reasonable request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit or other proceeding by Governmental Authority and the prosecution or defense of any Claim, suit or other proceeding relating to any Tax. Such information and assistance shall include providing reasonable access to any of the books and records of the Selling Entities and the books and records of the Acquired Subsidiaries delivered to the Buyer at Closing or provided pursuant to Section 7.3(b). Access to books and records shall be afforded upon receipt of reasonable advance notice and during normal business hours.

(j)        Any Tax sharing arrangement to which any Acquired Subsidiary is a party shall be terminated prior to the Closing Date, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date. After the Closing, no Acquired Subsidiary shall have any rights or Liabilities thereunder or under any payables or receivables arising thereunder.

(k)       If the parties agree, each applicable Selling Entity and the Buyer will, if available, jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by such Selling Entity to the Buyer for assuming future obligations. In this regard, the Buyer and the Seller acknowledge that a portion of the Purchased Assets transferred by each relevant Selling Entity pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by such Selling Entity as a payment for the assumption of such future obligations by the Buyer; and The Buyer and the Seller will also execute and deliver such other Tax elections and forms as they may mutually agree upon.

(l)       Prior to the Closing Date, the Selling Entities agree that Donlen Fleet Leasing Ltd. and Donlen Canada Fleet Funding Corporation on behalf of Donlen Canada Fleet Funding LP shall prepare, execute and file the joint election pursuant to the provisions of subsection 97(2) of the Tax Act and any applicable provincial or territorial legislation in respect of the transfer of property from Donlen Fleet Leasing Ltd. to Donlen Canada Fleet Funding LP which transfer took place on December 31, 2019 (the “2019 Transfer”), in prescribed form, specifying such “agreed amounts” as determined by Donlen Fleet Leasing Ltd. within the limits provided for in the Tax Act. Donlen Fleet Leasing Ltd. and Donlen Canada Fleet Funding Corp. shall provide draft copies of such Tax elections to the Buyer for review, shall consider any reasonable comments from the Buyer thereon and shall execute and file such Tax elections and amend any Tax returns already filed in order to reflect the 2019 Transfer. Donlen Fleet Leasing Ltd. and Donlen Canada Fleet Funding Corp. shall also file such other Tax elections or forms relating to the 2019 Transfer as the Buyer and Seller agree to file.

(m)      Hertz shall retain, be responsible for, and shall pay to the appropriate taxing authority, all Liabilities for Taxes of any member of any consolidated, affiliated, combined or unitary group of which any Selling Entity or Acquired Subsidiary is or has been a member prior to the Closing Date; provided that the Buyer shall not have any right to recover from Hertz (and thus Hertz shall have no Liability to the Buyer) to the extent Hertz does not comply with this covenant.

Section 7.12     Submission for Bankruptcy Court Approval.

(a)       The Selling Entities and the Buyer each acknowledges that this Agreement and the sale of the Purchased Assets to the Buyer, the assignment of the Assumed Agreements and Assumed Real Property Leases to the Buyer and the assumption of the Assumed Liabilities by the Buyer are subject to Bankruptcy Court approval. The Buyer acknowledges that (i) to obtain such approval, the Selling Entities must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Purchased Assets (as further set out in Section 7.13), and (ii) the Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assumed Agreement and Assumed Real Property Lease. Each of the Selling Entities shall use their respective commercially reasonable efforts to file and serve the Bidding Procedures Motion (the “Motion”) in agreed form, with such modifications or amendments as may be mutually agreed to by the Buyer and the Selling Entities, on or prior to the end of the first (1st) Business Day following the date hereof. Each of the Selling Entities shall use their respective commercially reasonable efforts to have, subject to the availability of the Bankruptcy Court, the Bidding Procedures Hearing occur and the Bidding Procedures Order entered within 25 calendar days following the first (1st) Business Day following the date hereof. Provided that the Buyer is selected as the winning bidder in respect of the Purchased Assets at the Auction, if any, or if no Competing Bid is submitted with respect to the Purchased Assets, each of the Selling Entities shall use their respective commercially reasonable efforts to have the Sale Hearing occur and the Sale Order entered within the later of (y) 60 calendar days following the entry of the Bidding Procedures Order and (z) 85 calendar days following the date of this Agreement. The Buyer agrees that it will promptly take such actions as are reasonably requested by Hertz or the Selling Entities to assist in obtaining entry of such Orders and a finding of adequate assurance of future performance by the Buyer of the Assumed Agreements and Assumed Real Property Leases, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement and demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. The Selling Entities shall give notice under the Bankruptcy Code of the request for the relief specified in the Motions to all Persons entitled to such notice, including all Persons that have asserted Encumbrances or other interests in the Purchased Assets and all non-debtor parties to the Assumed Agreements and the Assumed Real Property Leases, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, Orders, hearings, or other Proceedings in the Bankruptcy Court relating to this Agreement or the Transactions. The Selling Entities shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer no later than one (1) Business Day prior to their filing with the Bankruptcy Court for the Buyer’s prior review.

(b)       Each Selling Entity and the Buyer shall provide notice as far in advance as possible (but in no case less than two (2) Business Days before filing) and consult with one another and Hertz regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s entry of, as applicable, the Bidding Procedures Order or the Sale Order. Each Selling Entity shall promptly provide the Buyer and its counsel with copies of all notices, filings and Orders of the Bankruptcy Court that such Selling Entity receives pertaining to the motion for approval of the Bidding Procedures Order or the Sale Order or any other Order related to any of the Transactions, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise directly provided to the Buyer and its counsel.

(c)       The proposed forms of the Bidding Procedures Order, the Sale Order, and any other Orders of the Bankruptcy Court relating to this Agreement or the Business to be filed by the Selling Entities shall be in form and substance reasonably acceptable to the Buyer and Hertz and consistent with the terms of this Agreement; provided, that any amendments to the proposed form of Sale Order attached hereto as Exhibit F must be reasonably acceptable to the Buyer only if (i) no Qualified Bids are received by the Bid Deadline, (ii) the Buyer is selected as the winning bidder at the Auction or (iii) the Buyer serves as the Back-Up Bidder.

(d)       If the Bidding Procedures Order, the Sale Order, or any other Orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order or other such Order), subject to rights otherwise arising from this Agreement, the Selling Entities and the Buyer shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

Section 7.13     Competing Bids; Overbid Procedures; Adequate Assurance.

(a)        The Buyer and the Selling Entities acknowledge that the Selling Entities must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of the Selling Entities and other interested parties, providing information about the Selling Entities’ business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, if additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction“). In connection with the Auction, the Selling Entities shall exercise their good faith judgment to limit disclosure of competitively sensitive information to direct current competitors of the Business and affiliates thereof by limiting such disclosure until a prospective bidder has (i) submitted an indication of interest that the Selling Entities determine is reasonably likely to result in a Qualified Bid as set forth in the Bidding Procedures attached to the form of Bidding Procedures Order, attached hereto as Exhibit B (as may be amended upon the reasonable written consent of the Buyer) and (ii) completed a substantial portion of its diligence of the Due Diligence Materials other than competitively sensitive information.

(b)       The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order. The Buyer and each Selling Entity agrees that this Agreement and the Transactions are subject to the right of the Selling Entities, Hertz and their Affiliates and Representatives to seek, solicit, invite, encourage, consider, discuss and negotiate, and to adopt or approve, or execute or enter into, any binding Contract for, higher or better Competing Bids in accordance with the Bidding Procedures Order. From the date hereof and until (i) the completion of the Auction, which is to be completed no later than the date that is eighty-five (85) calendar days from the date hereof, or (ii) if no Qualified Bids are received by the Bid Deadline, the Bid Deadline (such period being the “Go-Shop Period”), the Selling Entities, Hertz and their Affiliates are permitted to and are permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Buyer and its Affiliates and Representatives) in connection with a Competing Bid or Alternative Transaction, including, to (and to cause their Representatives and Affiliates to) respond to any inquiries or offers to purchase all or any part of the Purchased Assets, (including supplying information relating to the Business and the assets of the Selling Entities to prospective purchasers) and to adopt or approve, or execute or enter into, any binding Contract for, higher or better Competing Bids or Alternative Transactions.

(c)       Except as otherwise permitted by this Section 7.13, following the Go-Shop Period and until the Closing or the earlier valid termination of this Agreement in accordance with its terms, the Selling Entities, Hertz and their Affiliates are neither permitted to, nor permitted to cause their Representatives and Affiliates to (i) initiate contact with, solicit or knowingly encourage, induce or facilitate any Competing Bid or any inquiry or proposal that would reasonably be expected to lead to a Competing Bid or (ii) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Competing Bid) with respect to, any Competing Bid or any inquiry or proposal that would reasonably be expected to lead to a Competing Bid.

(d)       If an Auction is conducted, and the Buyer is not the prevailing bidder at the Auction but is the next highest bidder at the Auction and the other Back-Up Bidder Conditions are satisfied, the Buyer shall serve as a back-up bidder (“Back-Up Bidder”) and keep the Buyer’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable, and the Buyer shall not terminate this Agreement in accordance with Section 9.1(b)(ii) or (iv) or 9.1(d)(iii), notwithstanding any right of the Buyer to otherwise terminate this Agreement pursuant to Article IX hereof, until the earlier of (i) the Outside Date or (ii) the date of the consummation of an Alternative Transaction. Following the Sale Hearing and prior to the Outside Date, if the prevailing bidder in the Auction fails to consummate an Alternative Transaction as a result of a breach or failure to perform on the part of such prevailing bidder, the Buyer (as the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and the Selling Entities will be authorized, without further Order of the Bankruptcy Court, to consummate the Transactions with the Buyer on the terms and subject to the conditions set forth in this Agreement (as the same may be improved upon in the Auction). For purposes hereof, the term “Back-Up Bidder Conditions” means the definitive agreement with the prevailing bidder as a result of the Auction that satisfies the requirements of a “Qualifying Bid” set forth in the Bidding Procedures attached to the form of Bidding Procedures Order attached as Exhibit B hereto, disregarding any changes that may be made to such Qualifying Bid requirements after the date hereof absent the consent of Buyer.

(e)       The Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by the Buyer of each Assumed Agreement and each Assumed Real Property Lease. The Buyer agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to support a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Agreements and Assumed Real Property Lease, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making the Buyer’ s Representatives available to testify at a hearing to consider the Sale Order. In addition to making the Cure Payments required to be paid by the Seller and/or Buyer pursuant to Section 2.5(e), if any, subject to the other terms and conditions of this Agreement, the Buyer shall, from and after the Closing Date, (i) assume all Assumed Liabilities of the Selling Entities under the Assumed Agreements and Assumed Real Property Leases and (ii) satisfy and perform all of the Assumed Liabilities related to each of the Assumed Agreements and each Assumed Real Property Lease when the same are due thereunder.

(f)        Nothing in this Agreement shall restrict the right of any member of the Parent Group to: (x) solicit, initiate, encourage, induce or facilitate any chapter 11 plan of reorganization; (y) enter into, maintain or continue discussions or negotiations with respect to any such plan of reorganization or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations; and (z) adopt, approve, recommend, or enter into a definitive agreement with respect to or propose to adopt, approve, recommend, or enter into a definitive agreement with respect to (publicly or otherwise) any such plan of reorganization.

(g)       The Selling Entities and the Buyer agree, and the Bidding Procedures Motion shall reflect the fact, that the provisions of this Agreement, including this Section 7.13 and Section 7.14, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets and Assumed Liabilities.

Section 7.14     Termination Payments.

(a)       If this Agreement is validly terminated by Hertz pursuant to Section 9.1(b)(ii), then, (i) the Selling Entities shall pay, or cause to be paid, to the Buyer the Buyer Expense Payment Amount no later than five (5) days following the termination, and (ii) if (x) any member of the Parent Group, any Selling Entity or any Acquired Subsidiary enters into an agreement with respect to an Alternative Transaction within twenty four months (24) months following such termination, (y) the Buyer is not in material breach of any representation, warranty, covenant or obligation in this Agreement at the time of such termination that would prevent the satisfaction of the conditions set forth in Sections 8.3(a) or 8.3(b), and (z) neither the Buyer nor any of its Affiliates has been awarded any other remedies against the Selling Entities or any of their Affiliates for any breach under this Agreement (excluding the Buyer Expense Payment Amount, the return of the Deposit or any granting of specific performance), the Selling Entities shall pay, or cause to be paid, to the Buyer the Termination Fee no later than five (5) days following the consummation of such Alternative Transaction, in each case of clauses (i) and (ii), by wire transfer, as directed by the Buyer, in immediately available funds.

(b)       If this Agreement is validly terminated by Hertz pursuant to Section 9.1(c)(iv) then (i) the Selling Entities shall pay, or cause to be paid, to the Buyer the Option Fee and the Buyer Expense Payment Amount no later than five (5) days following the termination, by wire transfer, as directed by the Buyer, in immediately available funds and (ii) if any member of the Parent Group, any Selling Entity or any Acquired Subsidiary enters into an agreement with respect to an Alternative Transaction within three (3) months following such termination, then the Selling Entities shall pay, or cause to be paid, to the Buyer an amount equal to the Catch-Up Fee by wire transfer, as directed by the Buyer, in immediately available funds, no later than five (5) days following the consummation of such Alternative Transaction.

(c)       If (i) this Agreement is validly terminated by the Buyer pursuant to Section 9.1(b)(ii) or Section 9.1(d) or by either Buyer or Hertz pursuant to Sections 9.1(b)(iii) or (iv), and (ii) at the time of such termination, the Buyer is not in any material breach of any representation, warranty, covenant or obligation in this Agreement that would prevent the satisfaction of the conditions set forth in Sections 8.3(a) or 8.3(b), then no later than five (5) days following such termination of the Agreement, the Selling Entities shall pay, or cause to be paid, to the Buyer the Buyer Expense Payment Amount, by wire transfer, as directed by the Buyer, in immediately available funds.

(d)      If (i) this Agreement is validly terminated by the Buyer pursuant to Section 9.1(b)(ii) or pursuant to Section 9.1(d) (excluding Section 9.1(d)(vi)) or by either Buyer or Hertz pursuant to Sections 9.1(b)(iii) or (iv), (ii) at the time of termination of this Agreement, the Buyer is not in any material breach of any representation, warranty, covenant or obligation in this Agreement that would prevent the satisfaction of the conditions set forth in Sections 8.3(a) or 8.3(b), (iii) any member of the Parent Group, any Selling Entity or any Acquired Subsidiary enters into an agreement with respect to an Alternative Transaction within twelve (12) months following such termination, (iv) neither the Buyer nor any of its Affiliates has been awarded any remedies against the Selling Entities or any of their Affiliates for any breach under this Agreement (excluding the Buyer Expense Payment Amount, the return of the Deposit or any granting of specific performance), and (v) at the time of such termination pursuant to Section 9.1(b)(iii), the Buyer is serving as the Back-Up Bidder, then Selling Entities shall pay, or cause to be paid, to the Buyer the Termination Fee by wire transfer, as directed by the Buyer, in immediately available funds, no later than five (5) days following the consummation of such Alternative Transaction.

(e)       If at any time after the entry of the Sale Order, the Bankruptcy Court determines that Hertz may terminate this Agreement to pursue an Alternative Transaction in order to fulfill its fiduciary duties and this Agreement is terminated, then Selling Entities shall pay the Termination Fee and Buyer Expense Reimbursement Amount in accordance with and subject to the terms of Section 7.14(a) above.

(f)        If the Termination Fee or the Option Fee, as applicable, shall become payable pursuant to this Section 7.14, such payments (along with the Buyer Expense Payment Amount, return of the Deposit and, in the case of the Option Fee, the Catch-Up Fee, if applicable) shall be the sole and exclusive remedy of the Buyer against the Selling Entities and their respective Affiliates, Representatives, creditors or shareholders with respect to this Agreement and the Transactions (including such termination and any breach of this Agreement).

(g)      Upon the entry of the Bidding Procedures Order, (x) the Selling Entities’ obligation to pay the Option Fee, the Termination Fee, Catch-Up Fee and/or Buyer Expense Payment Amount pursuant to this Section 7.14 shall survive the termination of this Agreement and (y) the Option Fee, the Termination Fee, Catch-Up Fee and/or Buyer Expense Payment Amount shall be entitled to administrative expense status with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code in each of the Selling Entities’ Bankruptcy Cases and senior to all other superpriority administrative expenses in such cases; provided that the Option Fee, the Termination Fee, Catch-Up Fee and/or Buyer Expense Payment Amount shall be immediately junior to (i) any carve-out granted pursuant to any debtor-in-possession financing of the Selling Entities or the Donlen ABS Financing Order, (ii) any superpriority administrative Claims granted to the secured parties pursuant to any debtor-in-possession facility of the debtors by Order of the Bankruptcy Court existing at the time of the termination, (iii) the Casualty Superpriority Claims, (iv) the Prepetition Secured Parties’ 507(b) Claims, and (v) any administrative claim under the Donlen ABS Financing Order.

(h)      “Termination Fee” means an amount equal to $24,750,000 less the amount by which any Buyer Expense Payment Amount paid or due to be paid contemporaneously with the Termination Fee, exceeds $7,500,000. The Selling Entities shall be jointly and severally liable for the Termination Fee and Buyer Expense Payment Amount. In no event shall the Selling Entities be required to pay the Termination Fee or the Buyer Expense Payment Amount on more than one occasion.

(i)        “Option Fee” means an amount equal to $15,000,000 less the amount by which any Buyer Expense Payment Amount paid or due to be paid contemporaneously with the Option Fee, exceeds $10,000,000. The Selling Entities shall be jointly and severally liable for the Option Fee. In no event shall the Selling Entities be required to pay the Option Fee on more than one occasion.

(j)        “Catch-Up Fee” means the difference between (x) the sum of the Termination Fee plus the Buyer Expense Payment Amount minus (y) amount paid pursuant to Section 7.14(b)(i).

(k)       Each of the parties hereto acknowledges that the Termination Fee and the Option Fee are each not intended to be a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Termination Fee or Option Fee is paid, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(l)       Notwithstanding anything to the contrary herein, in the event this Agreement is terminated prior to the entry of the Bidding Procedures Order, the Buyer reserves all of its rights to seek payment of all or a portion of the Termination Fee, the Option Fee or Buyer Expense Payment Amount as an administrative expense under section 503(b) of the Bankruptcy Code (whether as a substantial contribution claim or otherwise) in each of the Selling Entities’ Bankruptcy Cases; provided, that the Parent Group reserves all of their rights to object to any such claim.

Section 7.15     Non-Contact. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is validly terminated in accordance with its terms, subject to Section 7.3(a), except for those contacts made in the ordinary course of the commercial business (and not involving investing or acquisition business) of the Buyer and its Affiliates and unrelated to the contemplated Transaction (and which do not involve the disclosure of Confidential Information (as defined in the Confidentiality Agreement)) and/or contacts among the Buyer, its Affiliates and its and their respective Representatives, none of the Buyer, its Affiliates and its and their respective Representatives acting on their behalf shall initiate or maintain contact with any person known by the Buyer, its Affiliates or such Representatives to be a director, officer, employee, supplier, customer, partner, accountant, stockholder, insurer or creditor of any Selling Entity, any Acquired Subsidiary or any of their respective Affiliates regarding the contemplated Transaction, except with the prior express written permission of Hertz (provided, that with respect to directors, officers and employees, such consent will not be unreasonably withheld, delayed or conditioned).

Section 7.16     Transfer of Purchased Assets. The Buyer will make all necessary arrangements for the Buyer to take possession of the Purchased Assets, and, at the Buyer’s expense, to transfer the same to a location operated by the Buyer, to the extent necessary, as promptly as practicable following the Closing.

Section 7.17     Post-Closing Operation of the Seller; Name Changes. As promptly as practicable (but in no event later than sixty (60) days) after the Closing Date, none of the Selling Entities nor any of their respective Affiliates shall use the name or mark “Donlen”, the names and marks set forth in Section 7.17 of the Disclosure Schedule or any derivatives thereof for commercial purposes, except that during the pendency of the Bankruptcy Cases, the Selling Entities shall be permitted to use their names as of the date of this Agreement as their corporate names in connection with matters relating to the Bankruptcy Cases and as a former name for legal and noticing purposes, but for no other commercial purpose. After the Closing, the Selling Entities and their Affiliates shall promptly file with the applicable Governmental Authorities all documents reasonably necessary to delete from their names the words “Donlen”, the names and marks set forth in Section 7.17 of the Disclosure Schedule or any derivatives thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective as promptly as reasonably practicable. Notwithstanding the foregoing, the Selling Entities and their Affiliates are not prohibited from using the “Donlen” name and the names and marks set forth in Section 7.17 of the Disclosure Schedule for non-commercial uses, including to factually describe their prior ownership of the Business, for internal business purposes, records and other historical or archived documents containing or referencing such name or in a manner that constitutes fair use under applicable Law. Any inadvertent non-permitted use of the “Donlen” name and the names and marks set forth in Section 7.17 of the Disclosure Schedule by Selling Entities or their Affiliates after Closing shall not be a breach of this Section 7.17; provided, that within sixty (60) days of the Buyer discovering or becoming aware of such use, the Selling Entities, or their Affiliates, as applicable, cease such use or removes the “Donlen” name and the names and marks set forth in Section 7.17 of the Disclosure Schedule from such materials or destroys the applicable materials.

Section 7.18      Wrong Pocket.

(a)           Subject to the terms of this Agreement (including Section 2.5) and the other Transaction Documents, during the six (6)-month period following the Closing, if either the Buyer or any Selling Entity becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to the Buyer or that any right, property or asset not forming part of the Purchased Assets has been transferred to the Buyer, it shall promptly notify the such other parties hereto and the Buyer or the Selling Entity, as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of the Selling Entities and with any necessary Consent, to (i) the Buyer, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to the Buyer at or in connection with the Closing, or (ii) the Seller, in the case of any right, property or asset not forming part of the Purchased Assets which was transferred to the Buyer at the Closing.

(b)          The Selling Entities, on the one hand, and the Buyer, on the other hand, each agree that, after the Closing, each will, to the extent permitted by applicable Law, hold in trust for the other’ s benefit and accounts and will promptly transfer and deliver to the other, from time to time as and when received by such party or its Affiliates (or, with respect to the Selling Entities, any member of the Parent Group), any cash, checks with appropriate endorsements, payment of an Account Receivable or other account, trade, note receivable or other payment or other property or assets that such party or its Affiliates may receive on or after the Closing which properly belongs to such other party or their respective Affiliates pursuant to the terms of this Agreement. For the avoidance of doubt, except as otherwise provided in this Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the Parent Group or a Selling Entity, the Selling Entity shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by the Buyer and (ii) if any payments due with respect to the Retained Business are paid to the Buyer, the Acquired Subsidiaries or their Affiliates, the Buyer shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by the Selling Entities or the Parent Group.

Section 7.19            Credit Support for Business. Prior to the Closing, the Buyer shall use its commercially reasonable efforts, and Hertz and the Selling Entities shall use their commercially reasonable efforts to cooperate in Buyer’s efforts to procure, at the Buyer’s expense, the return or unconditional release by the applicable counterparty of each guarantee, letter of credit, letter of comfort, performance bond, surety or other form of credit support provided by or posted by (as applicable) any member of the Parent Group (other than the Acquired Subsidiaries) with respect to any Purchased Asset or any Assumed Liability (but excluding all Excluded Liabilities), in each case, set forth on Section 7.19 of the Disclosure Schedule (the “Financial Assurances”), by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds. For any Financial Assurance for which the Buyer is not substituted in all respects for the applicable member of the Parent Group effective as of the Closing, the Buyer shall continue to use commercially reasonable efforts to effect such substitution and release as promptly as practicable after the Closing, and the Selling Entities shall continue to use commercially reasonable efforts to cooperate in the Buyer’s efforts, in each case during the six (6)-month period following the Closing. The Buyer further agrees that, to the extent the beneficiary or counterparty under any Financial Assurance does not accept any such substitute arrangement proffered by the Buyer or an Affiliate of the Buyer or to the extent the applicable member of the Parent Group is not fully and irrevocably released and discharged, the Buyer shall indemnify and hold harmless such member of the Parent Group and its Representatives for, any and all Liabilities and amounts reasonably paid, including costs or expenses in connection with such Financial Assurance, including expenses in maintaining such Financial Assurance, whether or not any such Financial Assurance is drawn upon or required to be performed, and shall in any event promptly reimburse such member of the Parent Group to the extent any Financial Assurance is called upon and any member of the Parent Group makes any payment or is obligated to reimburse the Person issuing such Financial Assurance. The provisions of this Section 7.19 (i) shall survive consummation of the Transactions, and (ii) are intended to be for the benefit of, and will be enforceable by, each member of the Parent Group and their successors and assigns.

Section 7.20            Intercompany Accounts. Except for the Hertz Customer Contracts or as provided on Section 7.20 of the Disclosure Schedule, all intercompany agreements and accounts between any member of the Parent Group (other than any Selling Entity and Acquired Subsidiary), on the one hand, and any Acquired Subsidiary, on the other hand (each of which is set forth on Section 7.20 of the Disclosure Schedule), shall be terminated at or prior to the Closing, without any liability or ongoing obligation to either the Buyer or the Acquired Subsidiaries, on the one hand, or any member of the Parent Group, on the other hand, following the Closing (including, subject to the payment of the Intercompany Loan Payment Amount at Closing, the Intercompany Loan Agreement).

Section 7.21            Services from Affiliates. The Buyer acknowledges that the Business currently receives or benefits from certain shared management and administrative and corporate services and benefits provided by the Selling Entities or their respective Affiliates (excluding Acquired Subsidiaries) as set forth on Section 7.21 of the Disclosure Schedule. Other than as may be provided pursuant to the terms of the Transition Services Agreement, the Buyer further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date, and thereafter, the Selling Entities’ and their respective Affiliates’ sole obligation with respect to the provision of any services with respect to the Business shall be as set forth in the Transition Services Agreement.

Section 7.22            Insurance.

(a)               From and after the Closing, except as contemplated by Section 2.1, the Acquired Subsidiaries and the Business shall cease to be insured by the Selling Entities’ and their respective Affiliates’ current and historical claims-made insurance policies or programs, and neither the Buyer nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies or programs (including to all Claims and rights to make Claims and all rights to proceeds) to cover any Purchased Assets, assets of the Acquired Subsidiaries or any loss arising from the operation of the Business; provided, that, from and after the Closing until the date that is five years after the Closing Date (except in the case of current director and officer insurance which is put into runoff after the date hereof, six years), Hertz and Selling Entities’ shall, direct any carriers under any claims-made insurance policies of Hertz and the Selling Entities and its respective Affiliates, set forth in Schedule 5.15 of the Disclosure Schedules to continue to process any claims made thereunder by the Business or Acquired Subsidiaries, to the extent such claims were made after Closing which refer to pre-Closing wrongful acts. The Selling Entities or any of their respective Affiliates may amend, at the Closing, any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 7.22, provided, that nothing herein shall be deemed to effect an assignment of any insurance policies that, pursuant to their terms and conditions, may not be assigned without the insurer’s consent. From and after the Closing, the Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Acquired Subsidiaries and the Business.

(b)               Notwithstanding anything to the contrary set forth in Section 7.22(a), the Buyer shall have the right to make claims against runoff, continuing claims-made, and occurrence-based Insurance Policies with respect to events that have occurred prior to the Closing Date related to the Acquired Subsidiaries, the Business, the Purchased Assets or the Assumed Liabilities. The Selling Entities shall use commercially reasonable efforts to cooperate with the Buyer or its Affiliates to make the benefits of any such Insurance Policies available to the Buyer (net of any Taxes payable by the Selling Entities in connection with such recovery), in each case, at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by the Buyer or to the insurer in connection therewith, which costs and expenses shall be reimbursed to the Selling Entities or their respective Affiliates, as incurred), and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Selling Entity’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by the Buyer) to the Buyer or its designee. In the event the Selling Entities receive insurance proceeds in respect of any such claims made under this Section 7.22, it shall promptly remit such proceeds to the Buyer.

Section 7.23            Indemnification.

(a)               The Buyer, on the one hand, and the Selling Entities, on the other hand, agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or Claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Acquired Subsidiaries in their capacity as such (each, an “Indemnified Person”) as provided in the Organizational Documents of an Acquired Subsidiary as in effect on the date hereof, or in an agreement between any Indemnified Person and any Acquired Subsidiary as of the date hereof, shall survive the Closing and shall continue in full force and effect to the extent provided in the following clause.

(b)               The Buyer shall cause each Acquired Subsidiary to maintain in effect for a period of six (6) years following the Closing any and all exculpation, indemnification and advancement of expenses provisions of the Organizational Documents of each Acquired Subsidiary or in any indemnification agreement of such Acquired Subsidiary in each case in effect as of the date hereof, for acts or omissions occurring on or prior to the Closing.

(c)                If an Acquired Subsidiary or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Acquired Subsidiary shall assume all of the obligations set forth in this Section 7.23.

(d)               The provisions of this Section 7.23 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnification Person may have by contract or otherwise, including under the terms of the respective articles of incorporation or code of regulations or comparable Organizational Documents of the Acquired Subsidiaries.

Section 7.24           Certain Indebtedness. Notwithstanding anything in Section 7.1 to the contrary, the Buyer acknowledges and agrees that the Acquired Subsidiaries are permitted to incur the Indebtedness set forth in Section 7.24 of the Disclosure Schedule (the “Vehicle Financing Debt”). The Seller and the Buyer shall cooperate in good faith in seeking to obtain Vehicle Financing Debt on reasonably available commercial terms.

Section 7.25            Use of Certain Marks.

(a)                As promptly as commercially practicable but in no event later than sixty (60) days after the Closing Date, the Buyer shall, and cause the Acquired Subsidiaries to, completely and permanently obliterate, mask or remove all Retained Business Marks from all Purchased Assets and assets of the Acquired Subsidiaries. On and after the Closing Date, except as expressly otherwise set forth in this Section 7.25, the Buyer shall not and shall not permit any Affiliate to use any Retained Business Mark to represent that it is, or otherwise hold itself out as being, affiliated with the Parent Group. Notwithstanding the foregoing, to the extent (i) the removal of the Retained Business Marks within such sixty (60) day period would require material cost or effort, and (ii) the Retained Business Marks are used solely for internal purposes that are not customer-facing or public-facing, the Buyer and its Affiliates may use additional one hundred and twenty (120) days for such removal. Nothing in this Section 7.25 shall prohibit the Buyer or any of its Affiliates from using any Retained Business Marks in text-only form in any non-trademark use that is factually accurate, including (i) for purposes of conveying to customers or the general public that the Business is no longer owned by Seller, or (ii) to reference historical details concerning or make historical reference to the Business solely for non-commercial purposes. The Seller will not assert any Claims against the Buyer or any of its Affiliates for trademark infringement resulting solely and directly from the failure by the Buyer or any of its Affiliates, as applicable, to mask, obliterate, or remove any Retained Business Marks during the sixty (60) day removal period (or the one hundred twenty (120) day extension) permitted by this Section 7.25(a).

(b)               The Buyer shall not be entitled to use any Retained Business Marks together with the Purchased Assets or any other trademarks, service marks, trade dress or logos on (i) any stationery or other form of documentation produced or distributed after the Closing Date or (ii) any advertising. As soon as practicable after the Closing Date and not later than sixty (60) days thereafter, the Buyer shall cause the Business to take all actions necessary to change any names under which it conducts business to names that do not use any Retained Business Mark or any name confusingly similar to a Retained Business Mark.

(c)                Retained Business Marks are vested in and shall remain vested in the applicable member of the Parent Group and, notwithstanding anything to the contrary herein, the Buyer shall not obtain any right, title, or interest in, or to, Retained Business Marks. The Buyer hereby acknowledges and agrees that neither it nor the Business nor any Affiliate of the Buyer shall acquire any goodwill, rights or benefits arising from any use of Retained Business Marks and that all such goodwill, rights and benefits shall accrue absolutely to the applicable member of the Parent Group.

Section 7.26            Resignation. The Selling Entities shall use their commercially reasonable efforts to deliver to the Buyer at Closing any resignations (effective as of the Closing) of the directors, managers and officers of the Acquired Subsidiaries that are requested by the Buyer no less than two (2) Business Days prior to the Closing Date.

Section 7.27            Restrictive Covenants.

(a)       During the Restricted Period, Hertz will not, and will cause each of its controlled Affiliates not to, directly or indirectly, either for itself or on behalf of any other Person, (i) solicit or recruit for employment, full-time consulting or any similar arrangement, any members of senior management of the Business who are Transferred Employees (each such individual, a “Restricted Individual”) or (ii) induce or encourage any Restricted Individual to terminate his or her employment or arrangement with the Buyer or any of Buyer’s controlled Affiliates. Notwithstanding the foregoing placing general advertisements, solicitations or job posting disseminated electronically or published in a newspaper or periodical of general circulation or conducting a general bona fide recruitment process (including using a search firm, employment agency or other similar entity, provided that such entity has not been instructed by Hertz or its controlled Affiliates to solicit Restricted Individuals) that may be targeted to a particular geographic or technical area, but are not targeted specifically towards Restricted Individuals shall not be deemed to be a breach of the non-solicitation provisions of this Section 7.27(a), and (y) Hertz and its Affiliates shall not be prevented from hiring persons (I) who respond to advertisements or solicitations contemplated by clause (x) or (II) who have ceased to be employed by the Buyer or any of its Affiliates at least six (6) months prior to being solicited for employment by Hertz or its controlled Affiliates.

(b)       During the Restricted Period, Hertz will not, and will cause each of its controlled Affiliates not to, directly or indirectly, either for itself or on behalf of any other Person, own, acquire or control any interest, financial or otherwise, in, and/or otherwise manage, operate, control, or participate in the ownership, management, operation or control of, be employed by or otherwise engage in, any business that competes with the Business in the United States or Canada. Notwithstanding the foregoing, none of the following will constitute a breach of this Section 7.27(b): (i) the ownership of less than five percent (5%) of the outstanding shares of capital stock of any entity whose equity is listed on a national (or comparable international) securities exchange, (ii) the operation of any line of business currently conducted by any member of the Parent Group (excluding the Selling Entities or the Acquired Subsidiaries), including rental agreements and associated products and services or (iii) the ownership or acquisition of any business unit or Person or any equity interest in any Person if the aggregate annual revenues of such business unit or Person from a business that competes with the Business in the United States or Canada comprises (A) less than twenty percent (20%) of the annual revenue of such business unit or Person as of the most recent completed financial year or (B) at least twenty percent (20%) of the annual revenue of such business unit or Person as of the most recent completed financial year so long as Hertz or the applicable controlled Affiliate that owns or acquires such equity interests, sells or disposes of such competing business by the later of within eighteen (18) months after (x) of its initial ownership or acquisition and (y) the date that the aggregate annual revenues of such Person or business unit from a business that competes with the Business in the United States or Canada comprises at least twenty percent (20%) of the annual revenue of such Person or business unit as of the most recent completed financial year.

(c)             Notwithstanding anything to the contrary set forth in Section 7.27(a) or Section 7.27(b), the covenants contained in Section 7.27(a) and Section 7.27(b) shall not apply to any successor or assignee (or any of its Affiliates other than the Parent Group) of all or substantially all of Hertz’s or any of its Subsidiaries’ assets or businesses.

Section 7.28            Vehicle Registrations.

(a)             The Selling Entities and the Buyer will use their commercially reasonable efforts to cooperate to deliver or cause to be delivered to the Buyer as promptly as practicable but not later than nine (9) months after the Closing Date duly executed or endorsed vehicle registrations in name of the Buyer (or such other designee determined by Buyer) in legally transferrable and registerable form with respect to the vehicles beneficially owned by Donlen Canada Fleet Funding LP (the “Vehicles”) having legal title registered to Donlen Fleet Leasing Ltd. The Buyer will file the executed or endorsed motor vehicle registrations in the name of the Buyer (or any of its designees) with the applicable Governmental Authority to effect the change in ownership in respect of same within sixty (60) calendar days after the Buyer’s receipt of the registrations from the Selling Entities. The Buyer will pay all filing, registration and similar fees and will reimburse the Selling Entities for all reasonable, documented out-of-pocket costs and Liabilities incurred in connection with this Section 7.28.

(b)            The Buyer understands that the Vehicles are being sold as used cars, with only the representations and warranties set forth in Article V. The Buyer will obtain, at its sole cost and expense, such licenses, permits and approvals as it requires or deems appropriate for its ownership or use of the Vehicles it acquires hereunder and shall have the obligation to pay any Taxes, fees, assessments and other expenses following the purchase of any Vehicle after Closing.

Section 7.29            IP Assignment from Kendon Software Private Limited. Prior to the Closing, Seller will use its commercially reasonable efforts to obtain from Kendon Software Private Limited and its owner and, to the extent each has provided any services to the Selling Entities or any Acquired Subsidiary, each of its employees or contractors, an executed agreement that contains in each case: (i) an assignment of such Person’s entire right, title, and interest in and to all Intellectual Property Rights and tangible embodiments thereof that were or are in the future created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by such Person individually or jointly with others as a result of providing services for any Selling Entity, any Acquired Subsidiary, or any of their current or future Affiliates, or, in the case of Kendon Software Private Limited that is owned by Kendon Software Private Limited and that was or is in the future created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by any of its employees or contractors that were or are at the time providing services for any Selling Entity, any Acquired Subsidiary, or any of their current or future Affiliates, and (ii) a covenant to keep the Selling Entities’, the Acquired Subsidiaries’, and any of their current or future Affiliates’ confidential information confidential, including all Intellectual Property Rights and tangible embodiments thereof belonging to any Selling Entity, any Acquired Subsidiary, and any of their current or future Affiliates, to use it only for the benefit of its owner, and to protect it from unauthorized use or disclosure.

Section 7.30            Permits. The Sellers shall use commercially reasonable efforts to provide, as promptly as practicable following the date hereof, a list of all Permits that are not transferrable by Law and that are necessary for the conduct of the Business as presently conducted or that are necessary for the lawful ownership or use of the Purchased Assets.

Section 7.31            Acknowledgements.

(a)       The Buyer agrees, warrants and represents that (a) the Buyer is purchasing the Purchased Assets on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis based solely on the Buyer’s own investigation of the Purchased Assets and (b) neither the Selling Entities nor any of the Seller’s Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets or the Business, or the physical condition of the Purchased Assets except as expressly set forth in Article V of this Agreement. The Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and the Buyer after good-faith arms-length negotiation in light of the Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS”. The Buyer agrees, warrants and represents that, except as set forth in this Agreement, the Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that the Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), THE BUYER ACKNOWLEDGES AND AGREES THAT THE SELLING ENTITIES ARE CONVEYING THE PURCHASED ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH THE SELLER HEREBY DISCLAIMS), RELATING TO (I) TITLE, SUITABILITY OR ADEQUACY (II) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, (III) THE FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO THE BUSINESS AND ANY OF THE PURCHASED ASSETS OR THE CONDITION OF THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (IV) ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES, (V) THE ABSENCE OF PATENT, LATENT OR REDHIBITORY VICES OR DEFECTS, (VI) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS (SURFACE AND SUBSURFACE), (VII) COMPLIANCE WITH APPLICABLE LAWS, (VIII) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION, (IX) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (X) CONTRACTUAL, ECONOMIC, FINANCIAL INFORMATION AND/OR OTHER DATA AND ANY RELATED ESTIMATIONS OR PROJECTIONS MADE IN SALE PRESENTATIONS OR MARKETING MATERIALS, (XI) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (XII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (XIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (XIV) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OR (XV) ANY OTHER MATTER WHATSOEVER (INCLUDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO THE BUYER), IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE BUYER WILL BE DEEMED TO BE OBTAINING THE PURCHASED ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND WITH ALL FAULTS AND THAT THE BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE BUYER DEEMS APPROPRIATE AND THE BUYER IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE SELLING ENTITIES ASSOCIATED WITH THE SAME.

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.1             Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each of the Selling Entities and the Buyer to consummate the Transactions shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in a joint writing by the Buyer and Hertz, at or prior to the Closing, of the following conditions (provided that such waiver shall only be effective as to the obligations of the Selling Entities, in the case of a waiver by Hertz, and the Buyer, in the case of the Buyer):

(a)               no Governmental Authority, including the Bankruptcy Court, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order or other Order (whether temporary, preliminary or permanent) that enjoins, restrains, prevents, makes illegal or otherwise prohibits the consummation of the Transactions (any such statute, rule, regulation, executive order or other Order, a “Legal Restraint”);

(b)               any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated or the necessary clearance thereunder shall have been received and shall remain in full force and effect; and

(c)               the Bankruptcy Court shall have entered an Order substantially in the form of Exhibit F (as may be modified or amended with the written consent of Hertz, the Seller and the Buyer or as otherwise agreed to on the record by Hertz or the Seller on the one hand, and Buyer, on the other hand at any hearing before the Bankruptcy Court) (the “Sale Order”) authorizing consummation of the Transactions and such Sale Order shall be in effect and shall not have been reserved, modified, amended or stayed.

Section 8.2             Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)       the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;

(b)

(i)                 each of the representations and warranties of the Selling Entities set forth in Article V (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), other than the Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), except, in the case of any such representation or warranty, for such failures to be true and correct as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect; and

(ii)              each of the Fundamental Representations shall be true and correct (other than de minimis errors) as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct (other than de minimis errors) as of such date);

(c)       since the date hereof, there shall not have occurred and be continuing any Material Adverse Effect;

(d)       no removal or replacement of the Seller or Donlen Fleet Leasing Ltd., as applicable, as servicer (or equivalent) under (i) any Existing ABS Financing (or any related Securitization Document), (ii) any Existing Warehouse Financing (or any related Securitization Document) or (iii) any other existing SUBI (or any related Securitization Document), including any Existing Syndication Business, having an aggregate asset balance of at least $25,000,000, in each case, shall have occurred and be continuing at the Closing;

(e)       the Buyer shall have received a duly executed certificate from an officer of the Seller to the effect that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

(f)       the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2 (other than the items set forth in paragraphs (g) and (h) of Section 4.2); and

(g)       the Buyer shall have received, at least three (3) Business Days prior to the Closing Date, the Required Financing Information, and such Required Financing Information shall have been Compliant on the date of receipt and as of the Closing Date.

Section 8.3            Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Hertz in its sole discretion:

(a)               the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;

(b)               each of the representations and warranties of the Buyer set forth in Article VI (without giving effect to any materiality qualifications set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date);

(c)               the Seller shall have received a duly executed certificate from an officer of the Buyer to the effect that the conditions set forth in Section 8.3(a) and (b) have been satisfied; and

(d)               the Seller shall have received the other items to be delivered to it pursuant to Section 4.3.

Section 8.4            Frustration of Closing Conditions. None of the Selling Entities or the Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such party’s failure to comply with this Agreement in all material respects.

ARTICLE IX.

TERMINATION; WAIVER

Section 9.1            Termination. Subject to Section 7.13(c), this Agreement may be terminated at any time prior to the Closing by:

(a)               mutual written agreement of Hertz and the Buyer;

(b)               written notice of either Hertz or the Buyer to such other party, and subject to Section 7.13, if:

(i)                 a Legal Restraint is in effect that has become final and nonappealable; provided, that neither Hertz nor the Buyer may terminate this Agreement pursuant to this Section 9.1(b)(i) if such Legal Restraint is primarily caused by the failure of either Hertz or the Buyer, as applicable, to have fulfilled, in any material respect, any of its obligations under this Agreement, including those set forth in Section 7.7;

(ii)              (x) subject to compliance with Section 7.13, any of Hertz, its controlled Affiliates or any Selling Entity enters into a binding Contract for one or more Alternative Transactions with one or more Persons other than the Buyer or its Affiliates, or (y) the Bankruptcy Court approves an Alternative Transaction other than with the Buyer or its Affiliates;

(iii)            the Closing shall not have occurred on or before May 25, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party hereto if such party or its Affiliates is then in material breach of this Agreement that proximately caused the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to Hertz or the Buyer, as applicable, if the Buyer, in the case of an attempt to terminate by Hertz, or any Selling Entity, in the case of an attempt to terminate by the Buyer, or in each case their respective Affiliates, have initiated proceedings prior to the Outside Date to specifically enforce this Agreement which proceedings are still pending; or

(iv)             (x) the Bankruptcy Cases applicable to the Selling Entities are converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (y) a trustee under the Bankruptcy Code is appointed in the Bankruptcy Cases applicable to the Selling Entities or an examiner is appointed in the Bankruptcy Cases with respect to the Selling Entities or the Purchased Assets.

(c)       Hertz if:

(i)                 any of the representations and warranties of the Buyer contained in Article VI shall be inaccurate or shall have become inaccurate, and the condition set forth in Section 8.3(b) would not then be satisfied; provided, that at the time of such termination neither Hertz nor any Selling Entity is in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii)              the Buyer shall have breached or failed to perform or comply with any of the obligations, covenants or agreements contained in this Agreement to be performed and complied with by the Buyer and the condition set forth in Section 8.3(a) would not then be satisfied; provided, that at the time of such termination neither Hertz nor any Selling Entity is in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii)            (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been (and continue to be) satisfied, or waived by the Buyer (other than those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Hertz to the Buyer, capable of being satisfied if the Closing were to occur at such time), (B) Hertz has confirmed in writing to the Buyer that all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied, or waived by Hertz (other than those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Hertz to the Buyer, capable of being satisfied if the Closing were to occur at such time), (C) at a time when clauses (A) and (B) are satisfied, Hertz has confirmed in writing to the Buyer that Hertz and the Selling Entities are ready, willing and able to effect the Closing and (D) the Buyer does not consummate the Closing within ten (10) Business Days following the receipt by the Buyer of such notice specified in clause (C);

(iv)             prior to the earlier of the entry of the Sale Order and the date is that 95 days from the date hereof, Hertz delivers written notice to the Buyer in its sole and absolute discretion, for any reason or for no reason, terminating this Agreement, subject to the Buyer’s right to payment of the Option Fee in accordance with the provisions of Section 7.14; or

(v)       the Buyer has not funded the Deposit into the deposit escrow account with the Escrow Agent within three (3) Business Days following the date hereof.

provided, however, for purposes of clauses (i) and (ii) of this Section 9.1(c) if an inaccuracy in any of the representations and warranties of the Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer, then Hertz may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or failure (x) prior to delivery of written notice by Hertz to the Buyer or during the thirty (30) day period following delivery of such notice or (y) following such thirty (30) day period, if such inaccuracy or failure shall have been fully cured during such thirty (30) day period.

(d)       the Buyer if:

(i)                 any of the representations and warranties of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 8.2(b) would not then be satisfied; provided, that at the time of such termination the Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii)              the Selling Entities shall have breached or failed to perform or comply with any of the obligations, covenants or agreements contained in this Agreement to be performed and complied with by the Selling Entities and the condition set forth in Section 8.2(a) would not then be satisfied; provided, that at the time of such termination the Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by it, then the Buyer may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or failure (x) prior to delivery of such written notice to Hertz or during the thirty (30) day period commencing on the date of delivery of such notice or (y) following such thirty (30) day period, if such inaccuracy or failure shall have been fully cured during such thirty (30) day period.

(iii)            subject to Section 7.13(d), (A) the Bankruptcy Court shall not have entered the Bidding Procedures Order substantially in the form of Exhibit B (as may be modified or amended with the written consent of the Buyer, acting reasonably) within twenty-five (25) calendar days following the date of this Agreement (or such Bidding Procedures Order is stayed, vacated, or modified or amended without the consent of the Buyer, acting reasonably) or (B) the Bankruptcy Court shall not have entered the Sale Order within eighty-five (85) calendar days following the date of this Agreement (each such milestone referred to in clauses (A) and (B), a “Milestone”); provided, that, in each case of clauses (A) and (B), the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) unless the Buyer delivers within five (5) calendar days following the applicable date for such Milestone written notice to Hertz of its intention to terminate this Agreement in accordance with this Section 9.1(d)(iii) and such Milestone has not been achieved within ten (10) calendar days following the applicable date for such Milestone;

(iv)             subject to Section 7.13, the Selling Entities withdraw or seek authority to withdraw the Bidding Procedures Motion or, after entry of the Bidding Procedures Order, the Selling Entities withdraw the request for authority to sell the Purchased Assets and assume and assign the Assumed Agreements and Assumed Real Property Leases;

(v)               the Selling Entities modify or amend the Bidding Procedures (as defined in the Bidding Procedures Order) in a manner adverse to the Buyer without the advance written consent of the Buyer, acting reasonably, unless such modification or amendment is permitted by the Bidding Procedures Order or required by the Bankruptcy Court;

(vi)             the Bankruptcy Court enters an Order authorizing a debtor-in-possession financing facility that would not permit or would materially delay the Closing; or

(vii)          any member of the Parent Group, any of the Selling Entities or any Chapter 11 trustee appointed for any Selling Entities file any pleading with the Bankruptcy Court for relief that would not permit the Closing without the consent of the Buyer, acting reasonably; provided, that taking any action in respect of soliciting Competing Bids, or accepting a winning bid, in connection with the Auction shall not entitle the Buyer to terminate this Agreement pursuant to this Section 9.1(d)(vii).

Section 9.2            Procedure and Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, specifying the provision pursuant to which the Agreement is being terminated, and this Agreement shall terminate and the Transactions shall be abandoned, without further action by any of the parties hereto; provided, however, that (a) none of the Selling Entities or the Buyer shall be relieved of or released from any Liability for any failure to consummate the Transactions when required pursuant to this Agreement or arising from any intentional breach by such party of any provision of this Agreement and (b) this Section 9.2, Section 3.2, Section 7.4, Section 7.9(b), Section 7.14, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 9.3            Extension; Waiver. At any time prior to the Closing, Hertz, on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by Hertz) or the Selling Entities (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by Hertz) or the Selling Entities (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by Hertz) or the Selling Entities (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to the Buyer’s or the Selling Entities’ obligations hereunder. Any agreement on the part of Hertz, on the one hand, or the Buyer, on the other hand, to any such extension or waiver contemplated by the previous sentence shall be valid only if set forth in a written instrument signed on behalf of Hertz or the Buyer, as applicable. The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.1            Amendment and Modification. This Agreement may be amended, modified or supplemented, or the terms hereof waived, only by a written instrument signed on behalf of each of Hertz and the Buyer. Notwithstanding the foregoing, this Section 10.1, Section 10.4, Section 10.6, Section 10.8, Section 10.12, and Section 10.17, in each case to the extent the proposed amendment to any such Section is adverse to any Debt Financing Source, may not be amended without the consent of such Debt Financing Source.

Section 10.2            Survival.

(a)                None of the representations and warranties of the Selling Entities in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and the Buyer shall not, and shall not be entitled to, make any Claim or initiate any action against any Selling Entity, its Affiliates or their respective Representatives with respect to any such representation or warranty from or after the Closing except in the case of Fraud. None of the covenants or agreements of the parties in this Agreement shall survive the Closing, and no party hereto shall, or shall be entitled to, make any Claim or initiate any action against any other party with respect to any such covenant or agreement from and after the Closing, other than (a) the covenants and agreements of the parties contained in this Article X, Article III and Article IV and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transaction until fully performed in accordance with its terms. The Buyer and each Selling Entity agrees that Hertz is a party only for the Hertz Specified Provisions and does not have any other obligations under this Agreement.

(b)               Notwithstanding anything contained in this Agreement to the contrary, the insurer under the R&W Insurance Policy shall have no right of subrogation against Hertz or any Selling Entity or any of their respective Affiliates except the right to proceed against a Selling Entity for monetary damages caused by the Fraud of such Selling Entity in its capacity as such. For the avoidance of doubt, Buyer and each Selling Entities acknowledge and agree that Buyer shall be permitted to assert claims of Fraud against the Selling Entities only (i) at the direction of the insurer(s) under the R&W Insurance Policy or (ii) after making a claim against such insurer(s) for losses suffered with respect to such claim.

Section 10.3            Notices. All notices, consents, waivers and other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email, (c) upon receipt after dispatch by registered or certified mail (postage prepaid, return receipt requested), or (d) on the next Business Day if transmitted by national overnight courier (with written confirmation of delivery), in each case, addressed as follows (or to such other addresses and Representatives as a party may designate by notice to the other parties):

(a)           If to Hertz to:

Hertz Global Holdings, Inc.

8501 Williams Road

Estero, Florida 33928

Attention: Dave Galainena

Email: dave.galainena@hertz.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 3131

Attention: Thomas E Lauria

Email: tlauria@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gregory Pryor

    Adam Cieply

Email: gpryor@whitecase.com

     adam.cieply@whitecase.com

(b)           If to any Selling Entity or the Selling Entities, to:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Dave Galainena

Email: dave.galainena@hertz.com

and

Donlen Corporation

3000 Lakeside Dr., 2nd Floor

Bannockburn, IL 60015
Attention: Eric Hiller

                   Ilese Flamm

Email: ehiller@donlen.com
           iflamm@donlen.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 3131

Attention: Thomas E Lauria

Email: tlauria@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gregory Pryor

                   Adam Cieply

Email: gpryor@whitecase.com

           adam.cieply@whitecase.com

(c)           If to the Buyer, to:

Freedom Acquirer LLC

c/o Apollo Insurance Solutions Group LP

2121 Rosecrans Ave., Suite 5300

El Segundo, CA 90245

Attn: Legal Department

Email: ISG-Legal@apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam K. Weinstein and Daniel L. Serota

Email: aweinstein@sidley.com and dserota@sidley.com

Section 10.4            Assignment; No Third Party Beneficiaries.

(a)             Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Buyer and Hertz, and any such assignment shall be null and void; provided, however, that the rights of the Buyer under this Agreement may be assigned by the Buyer, in whole or in part, without the prior written consent of Hertz, pursuant to Section 2.7 and to (i) (x) one or more of the Buyer’s Affiliates or cedants that have entered into a reinsurance relationship with one or more of Buyer’s Affiliates, or (y) any fund or other entity managed or advised by the investment advisor (or one or more Affiliates thereof) to Buyer (each Person in clauses (x) or (y), a “Buyer Relationship Party”), so long as (A) such Buyer Relationship Party is designated in writing by the Buyer to Hertz prior to the Closing, (B) the Buyer shall continue to remain obligated in full hereunder and (C) any such assignment would not reasonably be expected to impede or delay the Closing and (ii) its Debt Financing Source as collateral security for their obligations under any of their secured debt financing arrangements; provided, further, that the Hertz and/or Selling Entities may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed or a liquidation approved by the Bankruptcy Court. Any permitted assign of the Buyer shall execute a joinder to this Agreement in a form reasonably satisfactory to the Buyer and Hertz, which joinder shall include, among other things, the same representations and warranties by such permitted assign as those of the Buyer set forth in Article VI. No assignment by any party hereto shall relieve such party (including an assignment by the Buyer to any of its Affiliates) of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including, in the case of Hertz and the Selling Entities, the trustee in the Bankruptcy Cases.

(b)             This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, Claim, cause of action, remedy or right of any kind, except that Section 7.19 is intended for the benefit of and is enforceable by the Parent Group, provided the last sentence of Section 7.3(f) is intended for the benefit of and is enforceable by Apollo Management Holdings, L.P, Section 10.7 is intended for the benefit of and is enforceable by the Non-Party Affiliates and Section 7.23 is intended for the benefit of, and is enforceable by, the Indemnified Persons; provided, that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a party hereunder. Notwithstanding the foregoing, the provisions of Section 10.1 this Section 10.4, Section 10.6, Section 10.8, Section 10.12 and Section 10.17 shall be enforceable by the Debt Financing Sources and such Debt Financing Sources and their successors and assigns and shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such persons were signatories to this Agreement (it being understood and agreed that the foregoing provisions may not be amended in a manner adverse to the Debt Financing Sources in any material respect without their prior written consent).

Section 10.5            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to eliminate such invalidity, illegality or incapability of enforcement and to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.6            Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all Claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware; provided, however, that all matters arising under the Third Party Debt Commitment Letter, including all Claims (whether in contract, equity, tort or otherwise) against any Debt Financing Sources or the performance of the sources of the Third Party Debt Financing or the performance of the Third Party Debt Commitment Letter, shall be exclusively construed, performed and enforced in accordance with the Laws of the State of New York.

Section 10.7            Non-Recourse; Release.

(a)       Except to the extent otherwise set forth in the Confidentiality Agreement, the Athene Debt Commitment Letter or the Equity Commitment Letter, all Claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Documents, or the negotiation, execution, or performance of this Agreement and the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the parties hereto. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or causes of action arising under, out of, in connection with, or related in any manner to the Transaction Documents or based on, in respect of, or by reason of the Transaction Documents or their negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement, the Athene Debt Commitment Letter or the Equity Commitment Letter), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities and causes of action against any such Non-Party Affiliates (except pursuant to the Transaction Documents or Hertz Customer Contracts to which they are a party). Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, the Athene Debt Commitment Letter, the Transition Services Agreement or the Equity Commitment Letter, each party hereto disclaims any reliance upon any Non-Party Affiliate with respect to the performance of the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)               Without limiting the foregoing, effective as of the Closing Date, each of the Acquired Subsidiaries and Buyer (for any claims solely in its capacity as a prospective purchaser or a direct and indirect owner of the Business or an Acquired Subsidiary), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries, controlled Affiliates and each of their respective successors and assigns (each a “Buyer Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Selling Entities, each of the other members of the Parent Group, and each of their respective past, present or future officers, managers, directors, equity holders, partners, members, Affiliates, employees, counsel and agents (each, a “Buyer Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Buyer Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Buyer Releasee in any capacity related to the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Buyer Released Claim”). Buyer agrees not to, and agrees to cause each other Buyer Releasor, not to, assert any Buyer Released Claim against the Buyer Releasees. In furtherance of the foregoing, Buyer hereby waives and releases, and will cause each of the other Buyer Releasors to waive and release, any Claim, remedy or right to seek contribution or other recovery that any of them may now or in the future ever have against any Buyer Releasee under any Environmental Law in connection with any Release of Hazardous Materials. Notwithstanding the foregoing, each Buyer Releasor retains, and does not release, its rights and interests under the terms and conditions of this Agreement, the Hertz Customer Contracts, the Confidentiality Agreement and the Transaction Documents. Notwithstanding anything to the contrary in this Section 10.7(b), the liabilities and obligations released pursuant to this Section 10.7(b) shall not include any claims arising out of actions or omissions occurring after the Closing Date. For the avoidance of doubt, nothing in this Section 10.7(b) releases any claims that Buyer, its Subsidiaries or Affiliates may have against the Debtors arising (i) prior to the Petition Date or (ii) pursuant to post-petition financing facilities approved by the Bankruptcy Court.

(c)               Without limiting anything in the foregoing, effective as of the Closing Date, each of Hertz and the Selling Entities, on behalf of itself and its respective officers, directors, equity holders (other than the equity holders of Hertz), Subsidiaries and controlled Affiliates, and each of their respective successors and assigns (each a “Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Buyer and its Affiliates (including the Acquired Subsidiaries), and each of its and their respective past, present or future officers, managers, directors, equity holders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Transaction Documents and the Transactions, the Purchased Assets, the Business, the Excluded Liabilities, the Acquired Subsidiaries occurring or arising on or prior to the Closing Date (a “Seller Released Claim”). Notwithstanding anything in the foregoing, the Seller Releasors shall not be deemed to have released any claim, defense, fact or circumstance, which Hertz determines after the Closing is necessary or desirable to defend against any claim brought by any director, officer, employee, contractor, or agent (other than any current or former director, officer, employee, contractor or agent of any Acquired Subsidiary) or to prosecute any claim against any director, officer, employee, contractor or agent (other than any current or former director, officer, employee, contractor or agent of any Acquired Subsidiary) relating to the work such individual performed for Hertz or its controlled Affiliates prior to the Closing. Each of Hertz and the Selling Entities agrees not to, and agrees to cause the other Seller Releasors not to, assert any Seller Released Claim against the Seller Releasees. Notwithstanding the foregoing, each Seller Releasor retains, and does not release, its rights and interests under the terms and conditions of this Agreement, the Hertz Customer Contracts, the Confidentiality Agreement and the Transaction Documents. Notwithstanding anything to the contrary in this Section 10.7(c), the liabilities and obligations released pursuant to this Section 10.7(c) shall not include any claims arising out of actions or omissions occurring after the Closing Date.

Section 10.8            Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)       Any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the Transactions shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Cases is dismissed, any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the Transactions shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, Claim, suit or Proceeding, (a) any Claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any Claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any Claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3.

(b)            Notwithstanding the foregoing, each of the Selling Entities and the Buyer agrees that it will not bring or support any action, cause of action, Claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Third Party Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District for the Southern District of New York (and any appellate courts thereof).

(c)             EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, IN EACH CASE, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THE DEBT COMMITMENT LETTER, INVOLVING THE DEBT FINANCING SOURCES OR IN CONNECTION WITH THE DEBT FINANCING.

Section 10.9         Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, each of which will be deemed to be an original of this Agreement or such amendment and all of which, when taken together, will constitute one and the same instrument, and to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.10       Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.11       Entire Agreement. This Agreement (including all Schedules and all Exhibits), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 10.12       Remedies. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto and the third-party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Selling Entities to cause the Buyer to perform its agreements and covenants contained in this Agreement, including to cause the Buyer to enforce its rights under the Athene Debt Commitment Letter and the Equity Commitment Letter), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, subject only to the immediately succeeding sentence, and (ii) agrees to cooperate fully in any attempt by the other parties hereto in obtaining such equitable relief. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Buyer to consummate the Closing pursuant to a Claim for specific performance brought against the Buyer and has instead granted an award of damages for such alleged breach, then Selling Entities or Hertz may enforce such award. In the event of a failure or threatened failure of the Buyer to enforce the terms of the Equity Commitment Letter or the Athene Debt Commitment Letter, Hertz and the Seller shall be entitled to specific performance to cause the Buyer to enforce the terms of the Equity Commitment Letter and the Athene Debt Commitment Letter (or any financing agreements related thereto), as applicable. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, Hertz and/or the Selling Entities shall be entitled to specific performance to cause the Buyer to draw down the full proceeds of the Equity Financing and the Athene Debt Financing and to cause Buyer to consummate the Transactions and to effect the Closing in accordance with Section 4.1, on the terms and subject to the conditions in this Agreement, if, and only if, (A) all conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing and which would be satisfied if the Closing were to occur at such time) have been or will have been satisfied at the time when the Closing would be required to occur pursuant to Section 4.1, (B) the Buyer fails to complete the Closing in accordance with Section 4.1, (C) the Third Party Debt Financing (including any Alternative Financing) has been or will be funded at the Closing if the Equity Financing and Athene Debt Financing are funded at the Closing and (D) Hertz has irrevocably confirmed in a written notice to the Buyer that the Selling Entities are prepared to close the transactions contemplated by this Agreement.

Section 10. 13     Bulk Sales or Transfer Laws. Each of the Buyer and the Selling Entities hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

Section 10.14       Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Disclosure Schedule to which its relevance is reasonably apparent on its face, (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement, and (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has resulted in and would reasonably be expected to result in a Material Adverse Effect.

Section 10.15       Mutual Drafting; Headings; Information Made Available. The parties hereto participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents made available or to be made available (or delivered or provided), the parties hereto shall be deemed to have satisfied such obligation if such party or any of their respective Representatives have made such information or document available (or delivered or provided such information or document) physically or electronically to the relevant parties (including, in the case of information or documents to be made available to the Buyer or any of its Representatives, by posting to, retaining in and thereby making available to the Buyer and its Representatives through, the Datasite “Project Freedom” data room prior to the execution of this Agreement).

Section 10.16       Conflicts; Privileges.

(a)       It is acknowledged by each of the parties hereto that the Parent Group, the Selling Entities and the Acquired Subsidiaries have retained White & Case LLP (“W&C”) and McCarthy Tétrault LLP (“MT”) to act as their counsel in connection with the Transactions and the Bankruptcy Cases (the “Current Representation”) and that neither W&C nor MT has acted as counsel for any other Person in connection with the Transactions and that no other party to this Agreement or Person has the status of a client of W&C or MT for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that, following the Closing, each of W&C and MT may represent any member of the Parent Group in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the Transactions, and including for the avoidance of doubt any dispute between or among Buyer or any of its Affiliates (including, after the Closing, the Acquired Subsidiaries), on the one hand. and any member of the Parent Group on the other hand, even though the interests of such member of the Parent Group may be directly adverse to the Buyer or any of its Affiliates (including after the Closing, the Acquired Subsidiaries and any of their Affiliates), and even though W&C or MT may have, prior to the Closing, represented any Selling Entity, the Business or any Acquired Subsidiary in a substantially related matter, or may be, following the Closing, handling ongoing matters for the Selling Entities, the Buyer, or the Acquired Subsidiaries or their respective Affiliates. Additionally, the Buyer hereby waives, on behalf of its and each of its Affiliates, any Claim they have or may have that, W&C or MT has a conflict of interest arising out of any representation described in this Section 10.16(a). The Buyer further agrees that, as to all communications between W&C or MT, on the one hand, and any of any Selling Entity, any Acquired Subsidiaries to the extent such communication with any Acquired Subsidiary is prior to the Closing, or any member of the Parent Group, on the other hand, that directly relate to the Current Representation, any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege belong to such member of the Parent Group (other than, following the Closing, Acquired Subsidiaries), is retained by such member of the Parent Group and may be controlled by such member of the Parent Group (other than, following the Closing, Acquired Subsidiaries) and shall not pass to or be claimed by the Buyer or, following the Closing, the Acquired Subsidiaries. The parties hereto further agree that W&C and MT are third-party beneficiaries of this Section 10.16.

(b)       Notwithstanding the foregoing, if a dispute arises between the Buyer, on the one hand, and a third party other than any Selling Entity or other member of the Parent Group, on the other hand, the Buyer may assert the attorney-client privilege to prevent the disclosure of the Deal Communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of Hertz (which such consent shall not be unreasonably withheld, conditioned or delayed). If the Buyer or any of its respective directors, officers, employees or other representatives is required by Law or Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, the Buyer shall, to the extent practicable and legally permissible, (i) reasonably promptly notify Hertz in writing (including by making specific reference to this Section 10.16(b)), (ii) agree that Hertz may seek a protective Order (at Hertz’s sole cost and expense) and (iii) use, at Hertz’s sole cost and expense, commercially reasonable efforts to assist therewith.

Section 10.17       Liability of Financing Sources. None of the Selling Entities or each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents shall have any rights or Claims against any Debt Financing Source in connection with this Agreement, the Third Party Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, notwithstanding the foregoing, nothing in this Section 10.17 shall in any way limit or modify the rights and obligations of the Buyer under this Agreement or any Debt Financing Source’s obligations to the Buyer under the Third Party Debt Financing or any financing commitment in respect thereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the date first written above.

DONLEN CORPORATION

By:	/s/ Thomas Callahan
Name: Thomas Callahan
Title: Director

DONLEN FSHCO COMPANY

By:	/s/ Thomas Callahan
Name: Thomas Callahan
Title: Director

DONLEN FLEET LEASING LTD.

By:	/s/ Thomas Callahan
Name: Thomas Callahan
Title: President

DONLEN MOBILITY SOLUTIONS, INC.

By:	/s/ Thomas Callahan
Name: Thomas Callahan
Title: Director

[Signature Page to Stock and Asset Purchase Agreement]

ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF HERTZ SPECIFIED PROVISIONS

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ M. David Galainena
Name: M. David Galainena
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Stock and Asset Purchase Agreement]

Freedom Acquirer LLC

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stock and Asset Purchase Agreement]

Schedule I

Other Selling Entities

1.      Donlen FSHCO Company

2.      Donlen Fleet Leasing Ltd.

3.      Donlen Mobility Solutions, Inc.

Exhibit A

Form of Assignment and Assumption Agreement

[See attached]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of [•], 2020 by and among Donlen Corporation, an Illinois corporation (the “Seller”), and each of the subsidiaries of the Seller signatory hereto (together with the Seller, the “Assignors”), and Freedom Acquirer LLC, a Delaware limited liability company (the “Assignee”). Assignors and Assignee may be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

This Agreement is being delivered in connection with the Closing of that certain Stock and Asset Purchase Agreement, dated as of November 25, 2020, by and among Hertz Global Holdings, Inc., a Delaware corporation, the Assignors and the Assignee (as may be amended from time to time, the “Purchase Agreement”), which sets forth, among other things, the terms of the sale, assignment, conveyance, transfer and delivery from the Assignors to Assignee of the Purchased Assets, and the assumption of all of the Assumed Liabilities by the Assignee from the Assignor. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

I.

ASSIGNMENT AND ASSUMPTION

1.1      Assumed Liabilities. In accordance with the Purchase Agreement and the Sale Order, Assignee does hereby assume from Assignors and agrees to pay, perform and discharge when due, and Assignors do hereby irrevocably convey, transfer, assign and deliver to Assignee, the Assumed Liabilities.

1.2       Excluded Liabilities. The Parties expressly acknowledge and agree that Assignee is not a successor to any Assignor and does not assume, and shall not be deemed to have assumed or be liable or obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for the Excluded Liabilities.

II.

MISCELLANEOUS

2.1      Purchase Agreement. This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Assignors or Assignee provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control.

2.2       Further Assurances. The terms set forth in Sections 7.5(b) and 7.5(c) (Further Assurances) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement, any and all references to “Selling Entities” shall mean and refer to Assignor and any and all references to “Buyer” shall mean and refer to Assignee.

2.3       Miscellaneous.    The terms set forth in Section 10.1 (Amendment and Modification), Section 10.3 (Notices), Section 10.4 (Assignment; No Third Party Beneficiaries), Section 10.5 (Severability), Section 10.6 (Governing Law), Section 10.8 (Submission to Jurisdiction; Waiver of Jury Trial), Section 10.9 (Counterparts) and Section 10.15 (Mutual Drafting; Headings; Information Made Available) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment and Assumption Agreement to be effective as of the Closing.

ASSIGNORS:

DONLEN CORPORATION

By:
Name:
Title:

DONLEN FSHCO COMPANY

By:
Name:
Title:

DONLEN FLEET LEASING LTD.

By:
Name:
Title:

DONLEN MOBILITY SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

ASSIGNEE:

FREEDOM ACQUIRER LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit B

Form of Bidding Procedures Order

[See attached]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1] Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered) Related Docket No. [●]

ORDER (A) ESTABLISHING BIDDING PROCEDURES RELATING TO THE
SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF DONLEN
CORPORATION AND ITS DEBTOR SUBSIDIARIES; (B) APPROVING THE
TERMINATION PAYMENTS; (C) ESTABLISHING PROCEDURES RELATING
TO THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
CONTRACTS AND UNEXPIRED LEASES, INCLUDING NOTICE OF
PROPOSED CURE AMOUNTS; (D) APPROVING FORM AND MANNER OF
NOTICE OF ALL PROCEDURES, PROTECTIONS, SCHEDULES, AND
AGREEMENTS; (E) SCHEDULING A HEARING TO CONSIDER THE
PROPOSED SALE; AND (F) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the Debtors for entry of an order (this “Order”) (i) approving the proposed auction and bidding procedures (the “Bidding Procedures”), which are attached as Schedule 1 hereto, for the potential sale (the “Sale”) of substantially all of the assets (the “Donlen Assets”) of Donlen Corporation (“Donlen Corp.”) and its Debtor subsidiaries (together with Donlen Corp., the “Donlen Debtors”); (ii) authorizing the Debtors Hertz Global Holdings, Inc., Donlen Corp., and each of Donlen Corp.’s Debtor subsidiaries to enter into a stock and asset purchase agreement (the “Stalking Horse SAPA”) with Freedom Acquirer LLC, as “stalking horse” bidder (the “Stalking Horse Bidder”), and approving the termination fee (the “Termination Fee”), the reimbursement of certain fees and expenses (the “Buyer Expense Payment Amount”), the Option Fee, and the Catch-Up Fee (together with the Termination Fee, the Buyer Expense Payment Amount, and the Option Fee, the “Termination Payments”) in connection therewith; (iii) scheduling an auction for the Donlen Asserts (the “Auction”) and a final hearing for approval of the sale of the Donlen Assets (the “Sale Hearing”); (iv) approving the form and manner of notice of the Bidding Procedures, the Auction and the Sale Hearing; (v) establishing procedures for the assumption and assignment of executory contracts and unexpired leases, including notice of proposed cure amounts (the “Assumption and Assignment Procedures”); and (vi) granting related relief; and upon the First Day Declaration, the CFO Declaration, the Johnson Declaration, and the Declaration of Jonathan Kaye in Support of Debtors’ Motion for Entry or Orders: (I) (A) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Assets of Donlen Corp. and its Debtor Subsidiaries; (B) Approving the Termination Payments; (C) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice Of Proposed Cure Amounts; (D) Approving Form and Manner of Notice of All Procedures, Protections, Schedules, and Agreements; and (E) Scheduling a Hearing to Consider the Proposed Sale; (II) Approving the Sale of the Assets of Donlen Corp. and its Debtor Subsidiaries Free and Clear of All Liens, Claims, Encumbrances, and Interests; (III) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief; and this Court having considered the Motion, and the arguments of counsel made, and the evidence adduced, at the hearing, if any, on the Motion (the “Bidding Procedures Hearing”); and in accordance with Bankruptcy Rules 2002, 6004, and 9014 and Local Rule 6004, due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors, their estates, their creditors and other parties in interest; and after due deliberation thereon and good and sufficient cause appearing therefor:

1  The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928.  Due to the large number of debtors in these chapter 11 cases, which are jointly administered for procedural purposes, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2  Where context requires, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Motion.

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A.           This Court has jurisdiction to consider the Motion under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference, dated February 29, 2012 (Sleet, C.J.). This is a core proceeding under 28 U.S.C. § 157(b). Venue of these Chapter 11 Cases and this Motion is proper in this District under 28 U.S.C. §§ 1408 and 1409.

B.            The predicates for the relief requested by the Motion are sections 105, 363, 365, 503, and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, and 9014, and Local Rule 6004-1.

C.            The relief granted herein is in the best interests of the Debtors, their estates and other parties in interest.

D.            The Debtors have articulated good and sufficient business reasons for the Court to (i) approve the Bidding Procedures, (ii) authorize entry into the Stalking Horse SAPA and approve the Termination Payments, (iii) set the date of the Auction and the Sale Hearing, (iv) approve the form and manner of notice of the Bidding Procedures, the Auction and the Sale Hearing; and (v) approve the Assumption and Assignment Procedures.

3  The findings, determinations, and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

E.            The Debtors provided sufficient and adequate notice of (i) the Motion, (ii) the proposed entry of this Order, (iii) the Bidding Procedures and certain dates and deadlines related thereto, (iv) the Stalking Horse SAPA and the Termination Payments; (v) reasonably specific identification of the assets for sale and the expectation for the proposed Sale to be free and clear of liens, claims, interests, and other encumbrances, with all such liens, claims, interests, and other encumbrances attaching with the same validity and priority to the sale proceeds, (vi) the Assumption and Assignment Procedures, (vii) the Auction, and (viii) the Bidding Procedures Hearing. Such notice is reasonably calculated to provide all interested parties with timely and proper notice under Bankruptcy Rules 2002, 6004 and 6006, and no other or further notice of, or hearing on, each is necessary or required.

F.            The Debtors’ proposed notices of (i) the Bidding Procedures, (ii) the Stalking Horse SAPA, (iii) the Sale Transaction, (iv) the Sale Hearing, and (v) the assumption and assignment of, and Cure Amounts (as defined below) for, the executory contracts and unexpired leases to be assumed and assigned to the Successful Bidder, are appropriate and reasonably calculated to provide all interested parties with timely and proper notice of each, and no further notice of, or hearing on, each is necessary or required.

G.            The Bidding Procedures, substantially in the form attached hereto, and incorporated herein by reference as if fully set forth in this Order, are fair, reasonable and appropriate, were negotiated in good faith by the Debtors and the Stalking Horse Bidder and represent the best method for conducting a Sale of the Donlen Assets and maximizing the value thereof for the benefit of the Debtors’ estates.

H.            The Bidding Procedures comply with the requirements of Local Rule 6004-1(c).

I.             The Debtors have demonstrated a compelling and sound business justification for authorizing entry into the Stalking Horse SAPA and approving the Termination Payments, both of which were negotiated in good faith by the Debtors and the Stalking Horse Bidder, under the circumstances and timing set forth in the Motion and the Stalking Horse SAPA.

J.             The Termination Fee, the Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee to the extent payable under the Stalking Horse SAPA, (i) shall be deemed an actual and necessary cost of preserving the Donlen Debtors’ estates within the meaning of section 503(b) of the Bankruptcy Code, (ii) are of substantial benefit to the Donlen Debtors’ estates (iii) are reasonable and appropriate, including in light of the size and nature of the Sale Transaction and the efforts that have been and will be expended by the Stalking Horse Bidder, (iv) have been negotiated by the parties and their respective advisors at arm’s-length and in good faith, and (v) are necessary to ensure that the Stalking Horse Bidder will continue to pursue the proposed Sale Transaction. The Termination Fee, the Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee were material inducements for, and a condition of, the Stalking Horse Bidder’s entry into the Stalking Horse SAPA. The Stalking Horse Bidder is unwilling to commit to purchase the Donlen Assets under the terms of the Stalking Horse SAPA unless the Stalking Horse Bidder is assured the Termination Fee, the Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee pursuant to the terms of the Stalking Horse SAPA.

K.           The form and manner of notice of the Bidding Procedures, the Auction, the Assumption and Assignment of Assigned Contracts and the Sale Hearing are reasonable, appropriate, and sufficient.

L.            The Assumption and Assignment Procedures are reasonable and appropriate.

M.          Entry of this Order is in the best interests of the Debtors’ estates, their creditors and all other interested parties.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1.            The Motion and the relief requested therein is GRANTED and APPROVED, as set forth herein.

2.            All objections that have not been withdrawn, waived, or settled, or not otherwise resolved pursuant to the terms hereof, if any, are hereby DENIED and OVERRULED on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice.

The Bidding Procedures

3.            The Bidding Procedures, as attached hereto as Schedule 1, are approved and incorporated herein by reference. The Debtors are authorized to take any and all actions necessary or appropriate to implement the Bidding Procedures. The failure to specifically include a reference to any particular provision of the Bidding Procedures in this Order shall not diminish or impair the effectiveness of such provision.

Notice of the Sale Transaction and the Sale Hearing

4.            Within three (3) business days after the entry of the Bidding Procedures Order, or as soon thereafter as practicable (the “Mailing Date”), the Debtors (or their agents) shall serve the Stalking Horse SAPA (as defined herein), the Bidding Procedures Order and the Bidding Procedures attached thereto, by first-class mail, postage prepaid, upon (i) the U.S. Trustee; (ii) counsel to the Committee; (iii) counsel to the lenders under the DIP Facility; (iv) counsel to the First Lien Agent; (v) counsel to the Ad Hoc Group of First Lien Term Lenders; (vi) counsel to the Second Lien Agent; (vii) counsel to the Ad Hoc Group of Second Lien Lenders; (viii) counsel to the Ad Hoc Group of Unsecured Noteholders; (ix) the indenture trustee under the HFLF ABS Notes; (x) the lender under the Donlen Canada Securitization Program; (xi) the Syndication Investors; (xii) any known affected creditor(s) asserting a lien, claim, or encumbrance against, or interest in, the relevant assets; (xiii) any party that has expressed an interest to the Debtors in purchasing the Donlen Assets during the last twelve (12) months; (xiv) the Internal Revenue Service; (xv) the Securities and Exchange Commission; (xvi) United States Attorney for the District of Delaware; (xvii) the state attorneys general for all states in which the Debtors conduct business; and (xviii) any such other party entitled to receive notice pursuant to Bankruptcy Rule 2002.

5.            On the Mailing Date or as soon as practicable thereafter, the Debtors (or their agents) shall serve by first-class mail, postage prepaid, the Sale Notice, substantially in the form attached to this Order as Schedule 2, upon the parties identified in paragraph 4 above and all other known creditors of the Donlen Debtors. Such notice, along with the Assumption and Assignment Notice, shall be sufficient and proper notice of the Sale Transaction with respect to known interested parties.

6.            On the Mailing Date or as soon as practicable thereafter, the Debtors shall publish the Sale Notice in The Wall Street Journal (National Edition), The New York Times, USA Today, and The Globe and Mail. Such publication notice shall be deemed sufficient and proper notice of the Sale Transaction to any other interested parties whose identities are unknown to the Debtors.

The Auction

7.            The Debtors are authorized to conduct an auction (the “Auction”) with respect to the Donlen Assets. To the extent one or more Qualified Bids (as such term is defined in the Bidding Procedures) are received (in addition to the Stalking Horse Bid), the Auction shall take place on or before February 12, 2021 at 10:30 a.m. (prevailing Eastern Time) in a virtual room hosted by the Debtors’ counsel, or such other place and time as the Debtors shall notify all Qualified Bidders, including the Stalking Horse Bidder and its counsel, and the Consultation Parties (as such term is defined in the Bidding Procedures). The Debtors are authorized, subject to the terms of this Order and the Bidding Procedures, to take actions necessary, in the reasonable discretion of the Debtors, to conduct and implement the Auction.

8.            Except as otherwise determined by the Debtors, only (i) the Debtors, (ii) the Consultation Parties, (iii) the Stalking Horse Bidder, (iv) any other Qualified Bidder, (v) any creditor of Donlen Debtors that at least five business days prior to the auction delivers to Debtors’ counsel a written request to attend the Auction (by email to livy.mezei@whitecase.com), and (vi) in each case, along with their representatives and counsel, shall attend the Auction (such attendance to be virtual); provided, that the Debtors may, in their sole discretion, establish a reasonable limit on the number of advisors that may appear on behalf of each party. Only the Stalking Horse Bidder and such other Qualified Bidders will be entitled to make any Bids at the Auction.

9.            The Debtors and their professionals shall direct and preside over the Auction and the Auction shall be transcribed and shall be conducted openly. Each Qualified Bidder participating in the Auction, including the Stalking Horse Bidder, must confirm on the record that it (i) has not engaged in any collusion with respect to the bidding or sale of any of the assets described herein, (ii) has reviewed, understands and accepts the Bidding Procedures and (iii) has consented to the core jurisdiction of the Bankruptcy Court with respect to the Sale, including the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Competing Transaction, any Modified SAPA, or the construction and enforcement of documents relating to any Competing Transaction (as described more fully below).

10.          Debtor Hertz Global Holdings, Inc. (“Hertz”) may, as it reasonably determines is in the best interest of the estates: (i) determine which bidders are Qualified Bidders; (ii) determine which Bids are Qualified Bids; (iii) determine which Qualified Bid is the highest or best proposal and which is the next highest or best proposal; (iv) reject any Bid that is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bidding Procedures or the requirements of the Bankruptcy Code or (c) contrary to the best interests of the Debtors and their estates; (v) waive terms and conditions set forth herein with respect to all potential bidders; (vi) impose additional terms and conditions with respect to all potential bidders; (vii) extend the deadlines set forth herein; (viii) continue or cancel the Auction and/or Sale Hearing by filing a notice or in open court without further notice; and (ix) modify the Bidding Procedures and implement additional procedural rules that Hertz determines, in its business judgment, will better promote the goals of the bidding process and discharge its fiduciary duties and are not inconsistent with any order of this Court.

11.          For the avoidance of doubt, pursuant to the Bidding Procedures, the Stalking Horse SAPA shall be deemed a Qualified Bid in all respects, the Stalking Horse Bidder shall be deemed a Qualified Bidder, and the Stalking Horse Bidder shall not be required to provide additional information or due diligence access to the Debtors to participate in the Auction. Any modification, amendments or waivers of the Bidding Procedures pursuant to Paragraph 10 above shall not affect the rights of the Stalking Horse Bidder under the Stalking Horse SAPA, including with respect to the Termination Payments.

12.          The Good Faith Deposits of all Qualified Bidders, including the Stalking Horse Bidder, shall be held in one or more interest-bearing escrow accounts by the Debtors, but shall not become property of the Debtors’ estates absent further order of the Bankruptcy Court. The Good Faith Deposit of any Qualified Bidder, including the Stalking Horse Bidder, that is neither the Successful Bidder nor the Back-Up Bidder shall be returned to such Qualified Bidder not later than five (5) Business Days after the Sale Hearing. The Good Faith Deposit of the Back-Up Bidder, if any, shall be returned to the Back-Up Bidder (or retained by the estates) upon the termination of such Back-Up Bidder’s Modified SAPA or Stalking Horse SAPA, as the case may be, in accordance with its terms. Upon any return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon. If the Successful Bidder timely closes the transaction contemplated in the Successful Bid, its Good Faith Deposit shall be credited towards the purchase price.

13.          The failure to specifically include or reference any particular provision or section of the Bidding Procedures in this Order shall not diminish or impair the effectiveness or such procedures, it being the intent of this Court that the Bidding Procedures be authorized and approved in their entirety.

14.          As soon as possible after the conclusion of the Auction the Debtors shall file a notice identifying any Successful Bidder and Back-Up Bidder, a copy of the Successful Bid and Back-Up Bid and the deadline for objecting to the assumption and assignment of the Assigned Contracts (if the Stalking Horse Bidder is not the Successful Bidder) and the date and time of the Sale Hearing (the “Post Auction Notice”).

The Termination Payments

15.          The Termination Fee, the Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee set forth in the Stalking Horse SAPA are hereby approved and shall be paid to the Stalking Horse Bidder on the terms and conditions set forth in Section 7.14 and any other relevant provisions of the Stalking Horse SAPA.

16.          Pursuant to Bankruptcy Code sections 105, 363, 503, and 507, the Donlen Debtors are hereby authorized to pay the Buyer Expense Payment Amount, the Termination Fee, the Option Fee, and the Catch-Up Fee pursuant to and subject to the terms and conditions set forth in the Stalking Horse SAPA. Upon entry of this Order, the Termination Fee, the Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee shall constitute an administrative expense of the Donlen Debtors with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and senior to all other superpriority administrative expenses in the cases of such Donlen Debtors; provided that the Termination Fee, Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee shall be immediately junior to (i) any carve-out granted pursuant to the DIP Order4 or the Donlen ABS Financing Order,5 (ii) any superpriority administrative Claims granted to the secured parties pursuant to the DIP Order, (iii) the Casualty Superpriority Claims,6 (iv) the Prepetition Secured Parties’ 507(b) Claims, and (v) any administrative claim under the Donlen ABS Financing Order. The Donlen Debtors are authorized to pay the Termination Fee, Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee when specified by the Stalking Horse SAPA without further authorization or order from this Court.

4   The “DIP Order” is the Order (I) Authorizing the Debtors to Obtain Debtor-in-Possession Financing and Granting Liens and Superpriority Administrative Claims and (II) Granting Related Relief [Dkt No. 1661].

5   The “Donlen ABS Financing Order” is the Order (I) Authorizing Certain Debtors to Enter Into Securitization Documents, (II) Modifying the Automatic Stay, and (III) Granting Related Relief [Dkt. No. 1489].

6   The “Casualty Superpriority Claims” has the meaning ascribed to such term in the Order Temporarily Resolving Certain Matters Related to the Master Lease Agreement, Setting a Schedule for Further Litigation Related Thereto in 2021 and Adjourning Hearing on The Debtors’ Motion for Order Rejecting Certain Unexpired Vehicle Leases Effective Nunc Pro Tunc to June 11, 2020 Pursuant to Sections 105 and 365(a) of the Bankruptcy Code [Docket No. 390] Sine Die [Dkt. No. 805].

17.          If the Termination Fee becomes payable pursuant to Section 7.14 of the Stalking Horse SAPA, such payments (along with the Buyer Expense Payment Amount and return of the Deposit) shall be the sole and exclusive remedy of the Stalking Horse Bidder against the Donlen Debtors and their respective Affiliates, Representatives, creditors or shareholders with respect to the Stalking Horse SAPA and the Sale Transaction (including the termination and any breach of the Stalking Horse SAPA).

The Sale Hearing and Objections to the Sale Transaction

18.          The hearing to approve the sale of the Donlen Assets to the Successful Bidder shall be held on February 17, 2021 at 10:30 a.m. (prevailing Eastern Time) (the “Sale Hearing”).

19.          Objections, if any, to the Sale Transaction (a “Sale Objection”) other than Cure Objections and Adequate Assurance Objections (each as defined below), including any objection to the sale of any Assets free and clear of liens, claims, interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code to a Successful Bidder and/or a Backup Bidder, as applicable, and the entry of any Sale Order, must (a) be in writing and specify the nature of such objection, (b) comply with the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all orders of this Court, and (c) be filed with the Court and served on (i) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (ii) counsel to the Stalking Horse Bidder, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Dennis M. Twomey (dtwomey@sidley.com), Allison Stromberg (astromberg@sidley.com) so as to be received on or before February 10, 2021 at 4:00 p.m. (prevailing Eastern Time) (the “Sale Objection Deadline”).

20.          If any party fails to timely file with the Court and serve on Debtors’ counsel a Sale Objection by the Sale Objection Deadline, such party shall be barred from asserting, at the Sale Hearing or otherwise, any objection (other than a Cure Objection or an Adequate Assurance Objection) to the relief requested in the Motion, or to the consummation and performance of the Sale Transaction, including the transfer of the Donlen Assets to the Successful Bidder, free and clear of all liens, claims, interests and Encumbrances pursuant to section 363(f) of the Bankruptcy Code, and shall be deemed to “consent” for the purposes of section 363(f) of the Bankruptcy Code.

21.          Notwithstanding the foregoing or anything herein to the contrary, the deadline to file a Cure Objection or an Adequate Assurance Objection (each as defined below) in connection with a proposed Sale Transaction to a Successful Bidder or to the Back-Up Bidder shall be as set forth below.

Assumption and Assignment Procedures

22.          The Assumption and Assignment Procedures are APPROVED.

23.          The Assumption and Assignment Notice attached hereto as Schedule 3 is approved and fully incorporated into this Order. The failure to specifically include a reference to any particular provision of the Assumption and Assignment Notice shall not diminish or impair the effectiveness of such provision.

24.          On or before December 21, 2020, the Debtors shall file with this Court and serve on each party to an Assigned Contract a Cure Notice that shall (i) identify the Assigned Contracts; (ii) state the cure amounts that the Debtors believe are necessary to assume such Assigned Contracts pursuant to section 365 of the Bankruptcy Code (the “Cure Amount”); (iii) notify the non-debtor party that such party’s contract or lease may be assumed and assigned to a purchaser of the Donlen Assets at the conclusion of the Auction; (iv) state the date of the Sale Hearing and that objections to any Cure Amount or to assumption and assignment of the contracts identified on the Cure Notice will be heard at the Sale Hearing or at a later hearing, as determined by the Debtors and the Successful Bidder; (v) state that the proposed assignee has demonstrated its ability to comply with the requirements of adequate assurance of future performance under section 365(f)(2)(B) and, if applicable, section 365(b)(3) of the Bankruptcy Code, including, without limitation, the assignee’s financial wherewithal and willingness to perform under such executory contract or unexpired lease (such information, the “Adequate Assurance Information”); and (vi) state the deadline by which the applicable Contract Notice Party must file an objection to the Cure Amount or to the assumption and assignment of the Assigned Contracts; provided, however, that the inclusion of a contract, lease or agreement on the Assumption and Assignment Notice shall not constitute an admission that such contract, lease or agreement is an executory contract or lease.7 The Debtors may file supplemental notices with respect to additional Assigned Contracts or removing Assigned Contracts that were included on previously filed Assumption and Assignment Notice until the date that is five (5) Business Days prior to the Sale Hearing. The objection deadline with respect to any such Assumption and Assignment Notice shall be the earlier of (i) fourteen days after service of the supplemental notice or (ii) the date of the Sale Hearing.

7  For the avoidance of doubt, the Debtors reserve all of their rights, claims, and causes of action with respect to the contracts, leases, and agreements listed on the Assumption and Assignment Notice.

25.          Upon written request by a counterparty (an “Adequate Assurance Information Request”), Adequate Assurance Information shall be provided to such counterparty on a confidential basis. Any objection filed with the Court that includes confidential, non-public Adequate Assurance Information must and is hereby authorized to be filed under seal unless disclosure of such confidential, non-public information is authorized by the Debtors and the applicable assignee or assignees. The party filing such an objection under seal shall follow the procedures set forth in Local Rule 9018-1(d). Unredacted versions of such objections shall be served upon the Debtors, the Committee, the U.S. Trustee and the applicable assignee or assignees, with a copy to the Court’s chambers.

26.          Except as provided in paragraph 24 hereof or otherwise specified in the applicable Cure Notice, any objection to the Cure Amount (a “Cure Objection”) or to assumption and assignment of an Assigned Contract to the Stalking Horse Bidder must (a) be in writing and specify the nature of such objection, (b) state with specificity what cure amount the party to the Assigned Contract believes is required if different than the amount listed in the applicable Cure Notice (in all cases with appropriate documentation in support thereof), and (c) be filed with the Court and served on: (i) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (ii) counsel to the Stalking Horse Bidder, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Dennis M. Twomey (dtwomey@sidley.com) and Allison Stromberg (astromberg@sidley.com), so as to be received on or before fourteen calendar days following the service of the Assumption and Assignment Notice (prevailing Eastern Time) (the “Cure Objection Deadline”). If a Successful Bidder that is not the Stalking Horse Bidder prevails at the Auction, then counterparties may submit a new Adequate Assurance Information Request to the Debtors and the deadline to object to assumption and assignment based on adequate assurance of future performance (an “Adequate Assurance Objection”) by such Successful Bidder shall be extended to the date that is one (1) Business Day before the Sale Hearing; provided, however, that all Cure Objections must be filed by the Cure Objection Deadline regardless of whether the Stalking Horse Bidder is the Successful Bidder.

27.          The Debtors and any counterparty that files an objection to the applicable Cure Amount shall first confer in good faith to attempt to resolve the applicable Cure Objection without Court intervention. If a timely Cure Objection cannot otherwise be resolved by the parties, the Cure Objection may be heard at the Sale Hearing or, at the option of the Debtors, in consultation with the Successful Bidder, be adjourned to a subsequent hearing (each such Cure Objection, an “Adjourned Cure Objection”). An Adjourned Cure Objection may be resolved after the closing date of the Sale Transaction; provided, that, with respect to any disputed Cure Amounts asserted in a timely filed Cure Objection, the Debtors shall, within ten (10) Business Days after the entry of the Sale Order, establish or cause to be established a cash reserve in an amount sufficient to pay the disputed Cure Amounts in full.

28.          Any non-Debtor counterparty to any executory contract or unexpired lease, including an unexpired real property lease, that does not timely file an objection to the Cure Amount or the assumption and assignment of the Assigned Contracts by the applicable objection deadline shall be (i) deemed to have consented to, and shall be forever barred from objecting to (a) the Cure Amount set forth in the applicable Assumption and Assignment Notice, and (b) the assumption and assignment, and (ii) forever barred and estopped from asserting or claiming any Cure Amount, other than the Cure Amount listed on the applicable Assumption and Assignment Notice, against the Debtors, any Successful Bidder or any other assignee of the relevant contract.

29.          To the extent that a non-Debtor counterparty to an Assigned Contract was not provided with a Cure Notice (any such contract or lease a “Previously Omitted Contract”), the Debtors will notify the Successful Bidder within three Business Days (as defined in the Stalking Horse SAPA) of the omission. The Debtors shall serve a notice (the “Previously Omitted Contract Notice”) to the counterparties to the Previously Omitted Contract indicating the Debtors’ intent to assume and assign the Previously Omitted Contract. The counterparties will have fourteen (14) calendar days to object to the Cure Amount or the assumption and assignment. If the parties cannot agree on a resolution, the Debtors will seek an expedited hearing before the Court to determine the Cure Amount and approve the assumption and assignment. If there is no objection, then the counterparties will be deemed to have consented to the assumption and assignment and the Cure Amount, and such assumption and assignment and the Cure Amount shall be deemed approved by the Sale Order without further order of this Court.

30.          Except as set forth in paragraphs 27 and 29, above, all objections to the proposed assumption and assignment of the Debtors’ right, title, and interest in, to, and under a Contract, if it is ultimately designated as a proposed Assigned Contract, will be heard at the Sale Hearing.

31.          Parties will be permitted to reply to objections the adequate assurance of future performance with respect to an Assigned Contract (an “Adequate Assurance Objection”) in writing prior to the Sale Hearing and/or respond orally at the Sale Hearing.

32.          If the Successful Bidder fails to consummate the proposed Sale Transaction, a hearing to authorize the assumption and assignment of contracts to the applicable Back-Up Bidder will be held before the Court on no less than five (5) Business Days’ notice, with objections due at least one day prior to such hearing, unless otherwise ordered by the Court.

Related Relief

33.          The Debtors are authorized to enter into the Stalking Horse SAPA, subject to higher and better Qualified Bids in accordance with the terms and procedures of the Bidding Procedures. Any obligations of the Debtors set forth in the Stalking Horse SAPA that are intended to be performed prior to the Sale Hearing and/or entry of the Sale Order are hereby authorized.

34.          The Debtors are hereby authorized and empowered to take such actions as may be necessary to implement and effect the terms and requirements established this Order.

35.          This Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon execution hereof.

36.          Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 6006(d), 7052, 9014 or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

37.          This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order, including, but not limited to, any matter, claim or dispute arising from or relating to the Termination Payments, the Stalking Horse SAPA, the Bidding Procedures, any Modified SAPA, any Alternative Transaction, any Qualified Bid and the implementation of this Order.

Schedule 1

Bidding Procedures

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1]	Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered)

BIDDING PROCEDURES

On May 22, 2020, the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On [•], the Bankruptcy Court entered the Order (I) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Assets of Donlen Corp. and its Debtor Subsidiaries; (II) Approving the Termination Payments; (III) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice Of Proposed Cure Amounts; (IV) Approving Form and Manner of Notice of All Procedures, Protections, Schedules, and Agreements; and (V) Scheduling a Hearing to Consider the Proposed Sale; and (VI) Granting Related Relief [Dkt. No. [•]] (the “Bidding Procedures Order”),2 by which the Bankruptcy Court approved the following Bidding Procedures.

The Bidding Procedures set forth the process to determine the highest or otherwise best offer for the sale of substantially all the assets (the “Donlen Assets”) of Donlen Corporation (“Donlen Corp.”) and its Debtor subsidiaries (together with Donlen Corp., the “Donlen Debtors”).

To facilitate a sale of the Donlen Assets (the “Sale” or “Sale Transaction”) and after engaging in a marketing process, Donlen Corp. and certain of its subsidiaries, as sellers, selected the bid (the “Stalking Horse Bid”) of Freedom Acquirer LLC (the “Stalking Horse Bidder”) as the initial stalking horse bid for the Donlen Assets. The Stalking Horse Bidder has executed that certain Stock and Asset Purchase Agreement (as amended, supplemented or otherwise modified by the parties thereto, and including the disclosure schedules and exhibits attached thereto, the “Stalking Horse SAPA”), dated November 25, 2020 entered into by and among certain of the Debtors, the Stalking Horse Bidder pursuant to which the Stalking Horse Bidder has agreed to effectuate the Sale Transaction, which includes the purchase of the Purchased Assets (as defined in the Stalking Horse SAPA)3 and the assumption of certain liabilities associated with the Debtors’ operations (the “Assumed Liabilities”) as set forth in the Stalking Horse SAPA, subject to the terms and conditions set forth therein. Having announced the Stalking Horse Bid, the Debtors will now conduct a round of open bidding intended to obtain the highest and otherwise best bid for the Donlen Assets. The Stalking Horse Bid is subject to higher and better offers submitted in accordance with the terms of the Bidding Procedures.

1           The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928. Due to the large number of debtors in these Chapter 11 Cases, which are jointly administered for procedural purposes, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2          Where context requires, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Bidding Procedures Order.

COPIES OF THE BIDDING PROCEDURES ORDER OR ANY OTHER DOCUMENTS IN THE DEBTORS’ CHAPTER 11 CASES ARE AVAILABLE UPON REQUEST TO PRIME CLERK LLC BY CALLING 877-428-4661 (TOLL FREE) OR 929-955-3421 (INTERNATIONAL) OR VISITING THE DEBTORS’ RESTRUCTURING WEBSITE AT https://restructuring.primeclerk.com/hertz/Home-Index.

Assets to Be Auctioned

The Debtors are offering for sale all of the Donlen Assets. Except as otherwise provided in the Stalking Horse SAPA or a Modified SAPA (as defined below) submitted by a Successful Bidder (as defined below) (including any exhibits or schedules thereto), all of the Debtors’ right, title and interest in and to the Donlen Assets subject thereto shall be sold free and clear of any pledges, liens, security interests, encumbrances, claims, charges, options and interests thereon (collectively, the “Interests”), subject only to the Assumed Liabilities and Permitted Encumbrances (each as defined in the Stalking Horse SAPA or in the Modified SAPA of the Successful Bidder, as applicable), to the maximum extent permitted by section 363 of the Bankruptcy Code, with such Interests to attach to the net proceeds of the sale of the Donlen Assets with the same validity, force, effect, and priority as such Interests applied against the Donlen Assets, subject to any rights, claims, and defenses of the Debtors.

Key Dates and Deadlines

The Bidding Procedures provide interested parties with the opportunity to qualify for and participate in an auction to be conducted by the Debtors (the “Auction”) and to submit competing bids for the Donlen Assets. The key dates and deadlines (the “Deadlines”) for the sale process are as follows:

3 As used herein, the “Purchased Assets” consist of the Donlen Assets the Debtors have agreed to sell, and the Stalking Horse Bidder has agreed to purchase, on the terms set forth in the Stalking Horse SAPA. The Purchased Assets constitute substantially all of the Donlen Assets other than the “Excluded Assets” as set forth in the Stalking Horse SAPA.

Deadline	Item
December 16, 2020 at 10:30 a.m. (ET)	Hearing to consider entry of the Bidding Procedures Order
3 Business Days after entry of Bidding Procedures Order	Deadline for the Debtors to file and serve Sale Notice and Assumption and Assignment Notice
14 calendar days after service of Assumption and Assignment Notice	Deadline to file Cure Objections and Objections to Assumption and Assignment
February 10, 2021 at 4:00 p.m. ET	Final Bid Deadline
February 10, 2021 at 4:00 p.m. ET	Deadline for objections to the Sale Transactions other than Cure Objections and Adequate Assurance Objections
February 12, 2021 at 10:30 a.m. ET	Auction Date, in a virtual room hosted by the Debtors’ counsel or as otherwise communicated to all Qualified Bidders and Consultation Parties
February 13, 2021 at 4:00 p.m. ET	Deadline to file the Post Auction Notice
February 17, 2021 at 10:30 p.m. ET	Proposed hearing to approve the proposed Sale Transaction

Consultation Parties

The Debtors shall consult with (i) counsel for the Official Committee of Unsecured Creditors; (ii) counsel for the First Lien Agent; (iii) counsel for the DIP Lenders; (iv) counsel for the Ad Hoc Group of Second Lien Lenders; and (v) counsel for the Ad Hoc Group of Unsecured Noteholders (collectively, the “Consultation Parties” and each, a “Consultation Party”) as explicitly provided for herein; provided, however, that the Debtors shall not be required to consult with any Consultation Party (and its advisors) that submits a Bid, has a Bid submitted on its behalf, or whose member submits a Bid, for so long as such Bid remains open, or if the Debtors determine, in their reasonable business judgment, that consulting with such Consultation Party regarding any issue, selection or determination would be likely to have a chilling effect on potential bidding or otherwise be contrary to goal of maximizing value for the Debtors’ estates from the sale process.

Qualifications to Submit Bids and Participate in Auction

A.           Diligence Materials

To participate in the bidding process and to receive access to due diligence materials (the “Diligence Materials”), a party must submit to the Debtors (i) an executed confidentiality agreement in the form and substance satisfactory to Hertz Global Holdings, Inc. (“Hertz”) and (ii) reasonable evidence demonstrating the party’s financial capability to consummate a sale transaction of the Donlen Assets on terms that are the same or better than the terms of the Stalking Horse SAPA (a “Competing Transaction”) as determined by Hertz. No party will be permitted to conduct any due diligence without entering into a confidentiality agreement.

A party who qualifies for access to Diligence Materials shall be a “Preliminary Interested Investor.” The Debtors will afford any Preliminary Interested Investor the time and opportunity to conduct due diligence, as determined by Hertz in its sole discretion and within the Deadlines; provided, however, that the Debtors shall not be obligated to furnish any due diligence information after the Bid Deadline. The Debtors reserve the right to withhold or modify any Diligence Materials that Hertz determines is business-sensitive or otherwise not appropriate for disclosure to a Preliminary Interested Investor who is a competitor or customer of the Debtors or is directly or indirectly affiliated with any competitor or customer of the Debtors. Neither the Debtors nor their representatives shall be obligated to furnish information of any kind whatsoever to any person that is not determined to be a Preliminary Interested Investor.

All due diligence requests must be directed to Matthew Bonta at Moelis & Company LLC via email at matthew.bonta@moelis.com.

B.           Due Diligence from Bidders

Each Preliminary Interested Investor and Bidder (as defined below) shall comply with all reasonable requests with respect to information and due diligence access by the Debtors or their advisors regarding such Preliminary Interested Investor or Bidder, as applicable, and its contemplated transaction.

C.           Bid Deadline and Auction Qualification Process

To be eligible to participate in the Auction, each offer, solicitation or proposal (each, a “Bid”), and each party submitting such a Bid (each, a “Bidder”), (i) must be determined by Hertz to satisfy each of the conditions set forth in this section and (ii) must submit a Bid, in writing, so as to be actually received by (a) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (b) the Debtors’ investment banker, Moelis & Company LLC, 399 Park Avenue, 5th Floor, New York, NY 10022 Attn: Jonathan Kaye (jonathan.kaye@moelis.com), Ted Conway (ted.conway@moelis.com), and Carl Torrillo (carl.torrillo@moelis.com) on or before February 10, 2020 at 4:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”).

A Bid will not be considered qualified for the Auction if such Bid does not satisfy each of the following conditions:

1.	Executed Agreement: Each Bid must be based on the Stalking Horse SAPA and must include executed transaction documents, signed by an authorized representative of such Bidder, pursuant to which the Bidder proposes to effectuate a Competing Transaction (a “Modified SAPA”) along with a modified Proposed Sale Order (as defined below) (if any) (a “Modified Sale Order”). A Bid must also include a redline of (1) the Modified SAPA marked against the Stalking Horse SAPA and (2) the Modified Sale Order (if any) marked against the form of Sale Order annexed to the Motion as Exhibit C (the “Proposed Sale Order”), each to show all changes requested by the Bidder with respect to the Stalking Horse SAPA, the Proposed Sale Order, and any other transaction document. Each Modified SAPA must provide (1) a commitment to close within two (2) Business Days after all closing conditions are met, and (2) a representation that the Bidder will (a) make all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) submit all necessary filings under the HSR Act within ten (10) days following the Effective Date of the Modified SAPA.

2.	Good Faith Deposit: Each Bid must be accompanied by a deposit in the amount of ten percent (10%) of the purchase price contained in the Modified SAPA, before any adjustments to the purchase price, to an interest-bearing escrow account to be identified and established by the Debtors (the “Good Faith Deposit”).

3.	Same or Better Terms: Each Bid must be on terms that Hertz, in its sole business judgment and after consulting with the Consultation Parties, determines are the same or better than the terms of the Stalking Horse SAPA.

4.	Minimum Bid. A Bid must propose a purchase price, including any assumption of liabilities and any earnout or similar provisions, that in Hertz’ reasonable business judgment has a value greater than the sum of (i) the Purchase Price (as defined in the Stalking Horse SAPA) plus (ii) $32,250,000 on account of the maximum combined Termination Fee and Buyer Expense Payment Amount (each as defined in the Stalking Horse SAPA) payable under the Stalking Horse SAPA plus (iii) the Assumed Liabilities (as defined in the Stalking Horse SAPA) plus (iv) $5,000,000.

5.	Designation of Assigned Contracts and Leases: A Bid must identify any and all executory contracts and unexpired leases of the Debtors that the Bidder wishes to be assumed and assigned to the Bidder at closing pursuant to the Competing Transaction.

6.	Designation of Assumed Liabilities: A Bid must identify all liabilities that the Bidder proposes to assume pursuant to the Competing Transaction.

7.	Corporate Authority: A Bid must include written evidence reasonably acceptable to Hertz demonstrating appropriate corporate authorization to consummate the proposed Competing Transaction; provided that, if the Bidder is an entity specially formed for the purpose of effectuating the Competing Transaction, then the Bidder must furnish written evidence reasonably acceptable to Hertz of the approval of the Competing Transaction by the equity holder(s) of such Bidder.

8.	Disclosure of Identity of Bidder: A Bid must fully disclose the identity of each entity that will be bidding for or purchasing the Donlen Assets or otherwise directly or indirectly participating in connection with such Bid, and the complete terms of any such participation, including any agreements, arrangements or understandings concerning a collaborative or joint bid or any other combination concerning the proposed Bid.

9.	Proof of Financial Ability to Perform: A Bid must include written evidence that Hertz concludes, in consultation with the Consultation Parties, demonstrates that the Bidder has the necessary financial ability to timely close the Competing Transaction and provide adequate assurance of future performance under all contracts to be assumed and assigned in such Competing Transaction. Such information must include, inter alia, the following:

a.	Contact names and numbers for verification of financing sources, if any;

b.	Written evidence of the Bidder’s internal resources and ability to finance its Bid with cash on hand, available lines of credit, uncalled capital commitments or otherwise available funds in an aggregate amount sufficient to pay the cash purchase price and satisfy all other obligations of the Bidder pursuant to the Modified SAPA (“Bidder’s Obligations”) or the posting of an irrevocable letter of credit from a reputable financial institution (as determined in Hertz’ discretion) issued in an amount sufficient to satisfy Bidder’s Obligations; provided, that if the Bidder is an entity that is specially formed for the purpose of effectuating the Competing Transaction, then the Bidder must furnish either a fully executed equity commitment letter or guarantee from its equity holders and provide written evidence that its equity holders have the resources and ability to finance the Bid as described in this Paragraph C.9(b);

c.	Without limiting the requirements of Paragraph C.9.(b), if the Bidder intends to raise any debt financing to fund any portion of the Bidder’s Obligations the Bid must include final form of debt financing commitment letter(s) with no diligence conditions, in customary form, which letter(s) must be fully executed by the financing sources with financing commitments that remain outstanding until at least two (2) Business Days following the Sale Hearing.

d.	The Bidder’s most current audited (if any) and latest unaudited financial statements or, if the Bidder is an entity formed for the purpose of making a bid, the current audited (if any) and latest unaudited financial statements of the equity holder(s) of the Bidder or such other form of financial disclosure reasonably acceptable to Hertz;

e.	A description of the Bidder’s pro forma capital structure; and

f	Any such other form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to Hertz demonstrating that such Bidder (or, if the Bidder is an entity formed for the purpose of making a Bid, its equity holders) has the ability to close the Competing Transaction

10.	Regulatory and Third-Party Approvals: A Bid must set forth each regulatory and third-party approval required for the Bidder to consummate the Competing Transaction, and the time period within which the Bidder expects to receive such regulatory and third-party approvals (and in the case that receipt of any such regulatory or third-party approval is expected to take more than thirty (30) days following execution and delivery of the Modified SAPA, those actions the Bidder will take to ensure receipt of such approval(s) as promptly as possible).

11.	Contact Information and Affiliates: The Bid must provide the identity and contact information for the Bidder and full disclosure of any affiliates of the Bidder.

12.	Contingencies: Each Bid (i) may not contain representations and warranties, covenants, or termination rights materially more onerous in the aggregate to the Debtors than those set forth in the Stalking Horse SAPA and (ii) may not be conditioned on obtaining financing or any internal approval, or on the outcome or review of due diligence.

13.	Irrevocable: Each Bid other than the Stalking Horse Bid must be irrevocable until ninety (90) days after the Sale Hearing; provided that if such Bid is accepted as the Successful Bid or the Back-Up Bid (each as defined herein), such Bid shall continue to remain irrevocable, subject to the terms and conditions of the Bidding Procedures.

14.	Compliance with Diligence Requests: The Bidder submitting the Bid must have complied with reasonable requests for additional information and due diligence access from the Debtors to the satisfaction of Hertz.

15.	Confidentiality Agreement: To the extent not already executed, the Bid must include an executed confidentiality agreement in form and substance reasonably satisfactory to Hertz.

16.	Back-Up Bid: Each bid shall provide that the Bidder will serve as backup bidder if the Bidder’s Bid is selected as the next highest or otherwise best bid after the Successful Bid; provided that the Stalking Horse Bidder shall only serve as the Back-Up Bidder to the extent and on the conditions set forth in the Stalking Horse SAPA.

17.	Consent to Jurisdiction: Each Bidder must (i) consent to the jurisdiction of the Bankruptcy Court to enter an order or orders, which shall be binding in all respects, in any way related to the Debtors, these Chapter 11 Cases, the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Competing Transaction, any Modified SAPA, or the construction and enforcement of documents relating to any Competing Transaction, (ii) waive any right to a jury trial in connection with any disputes relating to the Debtors, these Chapter 11 Cases, the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Competing Transaction, any Modified SAPA, or the construction and enforcement of documents relating to any Competing Transaction, and (iii) consent to the entry of a final order or judgment in any way related to the Debtors, these Chapter 11 Cases, the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Modified SAPA, any Competing Transaction, or the construction and enforcement of documents relating to any Competing Transaction if it is determined that the Bankruptcy Court would lack Article III jurisdiction to enter such a final order or judgment absent the consent of the parties.

18.	Disclaimer of Break-Up Fees and Expense Reimbursement: Except with respect to the Stalking Horse Bidder, the Bid must not entitle the Bidder to any break-up fee, termination fee or similar type of payment, compensation or expense reimbursement and, by submitting the Bid, the Bidder (other than the Stalking Horse Bidder) waives the right to pursue any administrative expense claim (including under a theory of substantial contribution) under 11 U.S.C. § 503 related in any way to the submission of its Bid or participation in any Auction.

A Bid received from a Bidder before the Bid Deadline that meets the above requirements for the applicable assets shall constitute a “Qualified Bid” for such assets, and such Bidder shall constitute a “Qualified Bidder” for such assets; provided that if the Debtors receive a Bid prior to the Bid Deadline that is not a Qualified Bid, Hertz may provide the Bidder with the opportunity to remedy any deficiencies by no later than one (1) Business Day prior to the Auction; provided, further, that, for the avoidance of doubt, if any Qualified Bidder fails to comply with reasonable requests for additional information and due diligence access from the Debtors to the satisfaction of Hertz, then Hertz may disqualify any Qualified Bidder and Qualified Bid, in Hertz’s sole discretion and such Bidder shall not be entitled to attend or participate in the Auction.

Notwithstanding anything herein to the contrary, the Stalking Horse SAPA submitted by the Stalking Horse Bidder shall be deemed a Qualified Bid in all respects, and the Stalking Horse Bidder shall be deemed a Qualified Bidder, such that the Stalking Horse Bidder shall not be required to submit an additional Qualified Bid, and shall not be required to provide any additional information or due diligence access to the Debtors. The Debtors shall inform counsel to the Stalking Horse Bidder whether Hertz will consider any other Bid to be a Qualified Bid no later than one (1) Business Day before the Auction.

Auction

If one or more Qualified Bids (other than the Stalking Horse SAPA submitted by the Stalking Horse Bidder) are received by the Bid Deadline, the Debtors will conduct the Auction to determine the highest or otherwise best Qualified Bid. The determination of the best Qualified Bid shall take into account any factors Hertz reasonably deems relevant to the value and certainty of the Qualified Bid to the estates and may include, but are not limited to, the following: (i) the amount and nature of the consideration, including any assumed liabilities; (ii) the number, type and nature of any changes to the Stalking Horse SAPA requested by each Bidder; (iii) the extent to which such modifications are likely to delay closing of the sale of the Donlen Assets and the cost to the Debtors of such modifications or delay; (iv) the total consideration to be received by the Debtors; (v) any contingencies or conditions to closing the transaction; (vi) the likelihood of the Bidder’s ability to close a transaction and the timing thereof; (vii) the net benefit to the Debtors’ estates, taking into account the Stalking Horse Bidder’s right to the Termination Fee and the Buyer Expense Payment Amount; (viii) the tax consequences of such Qualified Bid; and (ix) any other qualitative or quantitative factor that Hertz, in consultation with the Consultation Parties, deems reasonably appropriate under the circumstances (collectively, the “Bid Assessment Criteria”).

If no Qualified Bid other than the Stalking Horse SAPA is received by the Bid Deadline, the Debtors shall cancel the Auction and shall accept the Stalking Horse SAPA, in which case the Stalking Horse SAPA shall be the Successful Bid and the Stalking Horse Bidder shall be the Successful Bidder.

A.             Location and Date of Auction

The Auction, if any, shall take place on or before February 12, 2020 at 4:00 p.m. (prevailing Eastern Time) in a virtual room hosted by the Debtors’ counsel, or such other place and time as the Debtors shall notify all Qualified Bidders, including the Stalking Horse Bidder and its counsel, and the Consultation Parties.

B.            Attendees and Participants

Except as otherwise determined by the Debtors, only (i) the Debtors, (ii) the Consultation Parties, (iii) the Stalking Horse Bidder, (iv) any other Qualified Bidder, (v) any creditor of Donlen Corp. that at least five (5) Business Days prior to the auction delivers to Debtors’ counsel a written request to attend the Auction (by email to livy.mezei@whitecase.com), and (vi) in each case, along with their representatives and counsel, shall attend the Auction (such attendance to be virtual); provided, that the Debtors may, in their sole discretion, establish a reasonable limit on the number of advisors that may appear on behalf of each party. Only the Stalking Horse Bidder and such other Qualified Bidders will be entitled to make any Bids at the Auction.

Each Qualified Bidder participating in the Auction, including the Stalking Horse Bidder, must confirm on the record that it (i) has not engaged in any collusion with respect to the bidding or sale of any of the assets described herein, (ii) has reviewed, understands and accepts the Bidding Procedures and (iii) has consented to the core jurisdiction of the Bankruptcy Court with respect to the Sale, including the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Competing Transaction, any Modified SAPA, or the construction and enforcement of documents relating to any Competing Transaction (as described more fully below).

C.            Conducting the Auction

The Debtors and their professionals shall direct and preside over the Auction and the Auction shall be transcribed. Other than as expressly set forth herein, Hertz (in consultation with the Consultation Parties) may conduct the Auction in the manner it determines will result in the highest or otherwise best offer for the Donlen Assets.

D.            Auction Baseline Bid

The Debtors will notify the Stalking Horse Bidder, any other Qualified Bidder participating in the Auction, and the Consultation Parties of the highest or otherwise best Qualified Bid received before the Bid Deadline (the “Auction Baseline Bid”), and shall provide copies of the Modified SAPA and Modified Sale Order associated with the Auction Baseline Bid, no later than one (1) Business Day prior to the commencement of the Auction.

E.       Terms of Overbids

An “Overbid” is any bid made at the Auction subsequent to the Debtors’ announcement of the respective Auction Baseline Bid. To submit an Overbid for purposes of this Auction, a Bidder must comply with the following conditions:

1.

Minimum Overbid Increments: Any Overbid after and above the respective Auction Baseline Bid shall be made in increments valued at not less than $5,000,000. Hertz reserves the right to announce reductions or increases in the minimum incremental bids (or in valuing such bids) at any time during the Auction. Additional consideration in excess of the amount set forth in the respective Auction Baseline Bid may include cash and/or noncash consideration including, without limitation, assumption of liabilities; provided, however, that the value for such non-cash consideration shall be determined by Hertz in its reasonable business judgment.

2.

Remaining Terms Are the Same as for Qualified Bids: Except as modified herein, an Overbid at the Auction must comply with the conditions for a Qualified Bid set forth above; provided, however,  that the Bid Deadline shall not apply. Any Overbid must include, in addition to the amount and the form of consideration of the Overbid, a description of all changes requested by the Bidder to the Stalking Horse SAPA, Modified SAPA or Proposed Sale Order, as the case may be, in connection therewith. Any Overbid must remain open and binding on the Bidder. At Hertz’ discretion, to the extent not previously provided, a Bidder submitting an Overbid at the Auction must submit, as part of its Overbid, written evidence (in the form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to Hertz) reasonably demonstrating such Bidder’s ability to satisfy the Bidder’s Obligations as set forth in the Qualified Bid requirements set forth in Paragraph C.9(b) and (c).

F.       Announcement and Consideration of Overbids

1.	Announcement of Overbids: Hertz shall announce at the Auction the material terms of each Overbid, the total amount of consideration offered in each such Overbid, and the basis for calculating such total consideration.

2.	Consideration of Overbids: Subject to the deadlines set forth herein, Hertz reserves the right, in its reasonable business judgment and in consultation with the Consultation Parties, to make one or more continuances of the Auction to, among other things: facilitate discussions between the Debtors and individual Qualified Bidders; allow individual Qualified Bidders to consider how they wish to proceed; or give Qualified Bidders the opportunity to provide the Debtors with additional evidence as Hertz in its reasonable business judgment may require, that the Qualified Bidder has sufficient internal resources, or has received sufficient non-contingent debt and/or equity funding commitments, to consummate the proposed Competing Transaction at the prevailing Overbid amount.

G.            No Round-Skipping

To remain eligible to participate in the Auction, in each round of bidding, (i) each Qualified Bidder must submit an Overbid with respect to such round of bidding and (ii) to the extent a Qualified Bidder fails to submit an Overbid with respect to such round of bidding, such Qualified Bidder shall be disqualified from continuing to participate in the Auction with respect to the Donlen Assets.

H.           Stalking Horse Termination Payments

To provide the Stalking Horse Bidder with an incentive to participate in a competitive process and to compensate the Stalking Horse Bidder for (i) performing substantial due diligence and incurring the expenses related thereto and (ii) entering into the Stalking Horse SAPA with the knowledge and risk that arises from participating in the sale and subsequent bidding process, the Debtors have agreed to pay the Stalking Horse Bidder the Buyer Expense Payment Amount in an amount not to exceed $15,000,000, the Termination Fee in the amount of $24,750,000 (less the amount by which the Buyer Expense Payment Amount paid or due to be paid contemporaneously with the Termination Fee exceeds $7,500,000), the Option Fee in the amount of $15,000,000 (less the amount by which any Buyer Expense Payment Amount paid or due to be paid contemporaneously with the Option Fee, exceeds $10,000,000), and the Catch-Up Fee (together with the Buyer Expense Payment Amount, the Termination Fee, and the Option Fee, the “Termination Payments”) in accordance with Section 7.14 of the Stalking Horse SAPA, in the event that the Stalking Horse SAPA is terminated pursuant to certain provisions of the Stalking Horse SAPA. The Debtors will take into account the Termination Payments in each round of bidding.

The Termination Fee, Buyer Expense Payment Amount, the Option Fee, and the Catch-Up Fee were material inducements for, and condition of, the Stalking Horse Bidder’s entry into the Stalking Horse SAPA. The Termination Fee, Buyer Expense Payment Amount, Option Fee, Catch-Up Fee shall be payable as set forth herein, in the Bid Procedures Order, and the Stalking Horse SAPA. No Qualified Bidders other than the Stalking Horse Bidder shall be entitled to payment of a termination fee, expense reimbursement, option fee, or other break-up fee in connection with a Bid or the Auction.

I.             Backup Bidder

Notwithstanding anything in these Bidding Procedures to the contrary, if an Auction is conducted, the Qualified Bidder (other than the Stalking Horse Bidder) with the next highest or otherwise best Bid to the Successful Bid at the Auction, as determined by Hertz, in the exercise of its business judgment and after consulting with the Consultation Parties, will be designated as the backup bidder (the “Back-Up Bidder”). The Back-Up Bidder shall be required to keep its initial Qualified Bid (or if the Back-Up Bidder submitted one or more Overbids at the Auction, the Backup Bidder’s final Overbid) (the “Back-Up Bid”) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern Time) on the date that is ninety (90) days after the date of entry of the Sale Order, which date will be extended for an additional sixty (60) days if the only condition to closing the Successful Bid that remains outstanding on the ninetieth (90th) day after entry of the Sale Order is satisfaction of regulatory approvals required under the applicable Modified SAPA (the “Outside Back-Up Date”), or (ii) the closing of the transaction with the Successful Bidder. For the avoidance of doubt, the Stalking Horse Bidder shall only serve as the Back-Up Bidder to the extent and on the conditions set forth in the Stalking Horse SAPA.

Following the Sale Hearing, if the Stalking Horse SAPA (as may be modified by any Overbid submitted by the Stalking Horse Bidder) or a Modified SAPA submitted by the Successful Bidder (as defined below) is terminated for any reason prior to consummation of the transaction contemplated thereby (a “Successful Bid Failure”), the Back-Up Bidder will be deemed to have the new prevailing bid, and the Debtors will be authorized, without further order of the Bankruptcy Court, to consummate the transaction with the Back-Up Bidder. In the case of a Successful Bid Failure, the Successful Bidder’s deposit shall be forfeited to the Debtors or returned to the Bidder in accordance with the terms of the terminated Stalking Horse SAPA or Modified SAPA. The Debtors, on their behalf and on behalf of each of their respective estates, specifically reserve the right to seek all available damages, including specific performance, from any defaulting Successful Bidder (including any Back-Up Bidder designated as a Successful Bidder) in accordance with the terms of the Bidding Procedures, the Bidding Procedures Order, the Stalking Horse SAPA, or the Modified SAPA, as applicable.

J.             Closing the Auction

The Auction shall continue until there is one Qualified Bid for the Donlen Assets that Hertz determines in its reasonable business judgment, after consultation with the Consultation Parties, is the highest or best Qualified Bid at the Auction. Thereafter, Hertz shall select such Qualified Bid, in consultation with the Consultation Parties, that is the best Qualified Bid taking into account any factors Hertz reasonably deems relevant to the value and certainty of the Qualified Bid to the Debtors’ estates and may include, but are not limited to, the Bid Assessment Criteria (such Bid, the “Successful Bid,” and the Bidder submitting such Successful Bid, the “Successful Bidder”) as the winner of the Auction.

The Auction shall close when the Successful Bidder submits fully executed sale and transaction documents memorializing the terms of the Successful Bid.

Promptly following Hertz’ selection of the Successful Bid and the conclusion of the Auction, the Debtors shall announce the Successful Bid and Successful Bidder and shall file with the Bankruptcy Court notice of the Successful Bid and Successful Bidder.

The Debtors shall not consider any Overbids submitted after the conclusion of the Auction.

K.            Approval of the Sale

A hearing to consider the approval of the Sale Transaction (the “Sale Hearing”), is currently scheduled to take place on February 17, 2021 at 10:30 a.m. (prevailing Eastern Time), before the Honorable Mary F. Walrath, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street North, 3rd Floor, Wilmington, DE 19801 or conducted consistent with the procedures established pursuant to the Bankruptcy Court’s standing orders regarding remote hearings in bankruptcy cases due to the COVID-19 pandemic, all of which are facilitated via telephone or Zoom.

At the Sale Hearing certain findings will be sought from the Bankruptcy Court regarding the Auction, including, among other things, that: (1) the Auction was conducted (if held), and the Successful Bidder was selected, in accordance with the Bidding Procedures; (2) the Auction (if held) was fair in substance and procedure; (3) the Successful Bid was a Qualified Bid as defined in the Bidding Procedures; and (4) consummation of any Sale as contemplated by the Successful Bid in the Auction will provide the highest or otherwise best offer for the Donlen Assets and is in the best interests of the Debtors and their estates. The Sale Hearing may be continued to a later date by the Debtors by sending notice prior to, or making an announcement at, the Sale Hearing. No further notice of any such continuance will be required to be provided to any party (including the Stalking Horse Bidder).

Objections to the Sale Transaction, any of the relief requested in the Motion, and entry of any order approving the sale (the “Sale Order”) must (i) be in writing and specify the nature of such objection; (ii) comply with the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules, and all orders of the Bankruptcy Court; and (iii) be filed with the Bankruptcy Court and served so as to be actually received by the Debtors and counsel to the Debtors by February 10, 2021 at 4:00 p.m. (prevailing Eastern Time).

L.            Additional Procedures

Hertz, after consulting with the Consultation Parties, may announce at the Auction additional procedural rules that are reasonable under the circumstances for conducting the Auction so long as such rules are not inconsistent in any material respect with the Bidding Procedures or the Stalking Horse SAPA; provided, that any Qualified Bidder, including the Stalking Horse Bidder, shall have the right to request a telephonic hearing before the Bankruptcy Court in the event the Qualified Bidder disputes that the proposed additional rule is reasonable or not inconsistent in any material respect with the Bidding Procedures or the Stalking Horse SAPA.

Consent to Jurisdiction and Authority as Condition to Bidding

The Stalking Horse Bidder (solely in its capacity as a Bidder) and all Qualified Bidders shall be deemed to have (1) consented to the jurisdiction of the Bankruptcy Court to enter an order or orders, which shall be binding in all respects, in any way related to the Debtors, these Chapter 11 Cases, the Bidding Procedures, the Auction, the Stalking Horse SAPA, any Competing Transaction, or the construction and enforcement of documents relating to any Competing Transaction, (2) WAIVED ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTES RELATING TO THE DEBTORS, THESE CHAPTER 11 CASES, THE BIDDING PROCEDURES, THE AUCTION, THE STALKING HORSE SAPA, ANY COMPETING TRANSACTION, OR THE CONSTRUCTION AND ENFORCEMENT OF DOCUMENTS RELATING TO ANY COMPETING TRANSACTION, and (3) consented to entry of a final order or judgment in any way related to the Debtors, these Chapter 11 Cases, the Bidding Procedures, the Auction, the Stalking Horse SAPA any Competing Transaction, or the construction and enforcement of documents relating to any Competing Transaction if it is determined that the Bankruptcy Court would lack Article III jurisdiction to enter such a final order or judgment absent the consent of the parties.

Sale Is As Is/Where Is

Except as set forth in the Stalking Horse SAPA, the Donlen Assets or any other assets of the Donlen Debtors sold pursuant to the Bidding Procedures shall be conveyed at Closing in their then-present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.”

Return of Good Faith Deposits

The Good Faith Deposits of all Qualified Bidders, including the Stalking Horse Bidder, shall be held in one or more interest-bearing escrow accounts by the Debtors, but shall not become property of the Debtors’ estates absent further order of the Bankruptcy Court. The Good Faith Deposit of any Qualified Bidder, including the Stalking Horse Bidder, that is neither the Successful Bidder nor the Back-Up Bidder shall be returned to such Qualified Bidder not later than five (5) Business Days after the Sale Hearing. The Good Faith Deposit of the Back-Up Bidder, if any, shall be returned to the Back-Up Bidder (or retained by the estates) upon the termination of such Back-Up Bidder’s Modified SAPA or Stalking Horse SAPA, as the case may be, in accordance with its terms. Upon any return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon If the Successful Bidder timely closes the transaction contemplated in the Successful Bid, its Good Faith Deposit shall be credited towards the purchase price.

Reservation of Rights of the Debtors and Modifications

Except as otherwise provided in these Bidding Procedures or the Bidding Procedures Order, Hertz further reserves the right as it may reasonably determine in its sole discretion to be in the best interest of the Debtors’ estates to: (i) determine which bidders are Qualified Bidders; (ii) determine which Bids are Qualified Bids; (iii) determine which Qualified Bid is the highest or best proposal and which is the next highest or best proposal; (iv) reject any Bid that is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bidding Procedures or the requirements of the Bankruptcy Code or (c) contrary to the best interests of the Debtors and their estates; (v) waive terms and conditions set forth herein with respect to all potential bidders; (vi) impose additional terms and conditions with respect to all potential bidders; (vii) extend the deadlines set forth herein; (viii) continue or cancel the Auction and/or Sale Hearing in open court without further notice; and (ix) modify the Bidding Procedures and implement additional procedural rules that Hertz determines, in its business judgment, will better promote the goals of the bidding process and discharge its fiduciary duties and are not inconsistent with any Bankruptcy Court order. Any such modification, amendment or waivers of the Bidding Procedures shall not affect the rights of the Stalking Horse Bidder under the Stalking Horse SAPA, including with respect to the Termination Payments.

Schedule 2

Form of Sale Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re		Chapter 11

The Hertz Corporation, et al.,[1]		Case No. 20-11218 (MFW)

	Debtors.	(Jointly Administered)

NOTICE OF AUCTION, SALE, AND SALE HEARING

PLEASE TAKE NOTICE OF THE FOLLOWING:

On [•], the United States Bankruptcy Court for the District of Delaware (the “Court”) entered the Order (A) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Assets of Donlen Corporation and its Debtor Subsidiaries; (B) Approving the Termination Payments; (C) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice of Proposed Cure Amounts; (D) Approving Form and Manner of Notice of All Procedures, Protections, Schedules, and Agreements; (E) Scheduling a Hearing to Consider the Proposed Sale; and (F) Granting Related Relief [Dkt. No. [•]] (the “Bidding Procedures Order”),2 which among other things, (a) approved the bidding and auction procedures attached to the Bidding Procedures Order as Schedule 1 (the “Bidding Procedures”); (b) authorized the Debtors to conduct an auction (the “Auction”) for the sale (the “Sale”) of substantially all the assets (the “Donlen Assets”) of Donlen Corporation (“Donlen Corp.”) and its Debtor subsidiaries (together with Donlen Corp., the “Donlen Debtors”) in accordance with the Bidding Procedures; (c) authorized entry into the Stalking Horse SAPA (as defined herein) and approved Termination Payments and an Option Fee in connection therewith; (d) approved procedures for the assumption and assignment of executory contracts and unexpired leases in connection with the Sale; and (e) scheduled a hearing to approve the Sale (the “Sale Hearing”). All interested bidders should carefully read the Bidding Procedures Order and the Bidding Procedures in their entirety.

1           The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928. Due to the large number of debtors in these Chapter 11 Cases, which are jointly administered for procedural purposes, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2           Unless otherwise indicated, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Bidding Procedures Order.

Assets to Be Sold

To facilitate the Sale of the Donlen Assets and after engaging in a marketing process, Donlen Corp. and certain of its subsidiaries, as sellers, selected the bid (the “Stalking Horse Bid”) of Freedom Acquirer LLC (the “Stalking Horse Bidder”) as the initial stalking horse bid for the Donlen Assets. The Stalking Horse Bidder has executed that certain Stock and Asset Purchase Agreement (as amended, supplemented or otherwise modified by the parties thereto, and including the disclosure schedules and exhibits attached thereto, the “Stalking Horse SAPA”), dated November 25, 2020 entered into by and among certain of the Debtors and the Stalking Horse Bidder pursuant to which the Stalking Horse Bidder has agreed to effectuate the Sale, which includes the purchase of the Purchased Assets (as defined in the Stalking Horse SAPA)3 and the assumption of certain liabilities associated with the Debtors’ operations as set forth in the Stalking Horse SAPA, subject to the terms and conditions set forth therein. A copy of the Stalking Horse SAPA is attached as Exhibit B to the Motion. Having announced the Stalking Horse Bid, the Debtors will now conduct a round of open bidding intended to obtain the highest and otherwise best bid for the Donlen Assets. The Stalking Horse Bid is subject to higher and better offers submitted in accordance with the terms of the Bidding Procedures.

The Debtors are offering for sale all of the Donlen Assets. Except as otherwise provided in the Stalking Horse SAPA or a Modified SAPA submitted by a Successful Bidder (including any exhibits or schedules thereto), all of the Debtors’ right, title and interest in and to the Donlen Assets subject thereto shall be sold free and clear of any pledges, liens, security interests, encumbrances, claims, charges, options and interests thereon (collectively, as more fully defined in the proposed Sale Order, the “Interests”), subject only to the Assumed Liabilities and Permitted Encumbrances (each as defined in the Stalking Horse SAPA or in the Modified SAPA of the Successful Bidder, as applicable), to the maximum extent permitted by section 363 of the Bankruptcy Code, with such Interests to attach to the net proceeds of the sale of the Donlen Assets with the same validity, force, effect, and priority as such Interests applied against the Donlen Assets, subject to any rights, claims, and defenses of the Debtors.

Key Dates and Deadlines

Bid Deadline. To be eligible to participate in the Auction, a person or entity must submit a Qualified Bid, in writing and in accordance with the Bidding Procedures, so as to be actually received by (a) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (b) the Debtors’ investment banker, Moelis & Company LLC, 399 Park Avenue, 5th Floor, New York, NY 10022 Attn: Jonathan Kaye (jonathan.kaye@moelis.com), Ted Conway (ted.conway@moelis.com), and Carl Torrillo (carl.torrillo@moelis.com) on or before February 10, 2021 at 4:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”).

3 As used herein, the “Purchased Assets” consist of the Donlen Assets the Debtors have agreed to sell, and the Stalking Horse Bidder has agreed to purchase, on the terms set forth in the Stalking Horse SAPA. The Purchased Assets constitute substantially all of the Donlen Assets other than the “Excluded Assets” as set forth in the Stalking Horse SAPA.

2

Auction. If one or more Qualified Bids (other than the Stalking Horse SAPA submitted by the Stalking Horse Bidder) are received by the Bid Deadline, the Debtors will conduct the Auction to determine the highest or otherwise best Qualified Bid on or before February 12, 2021 (prevailing Eastern Time) in a virtual room hosted by the Debtors’ counsel, or such other place and time as the Debtors shall notify all Qualified Bidders, including the Stalking Horse Bidder and its counsel, and the Consultation Parties. Except as otherwise determined by the Debtors, only (i) the Debtors, (ii) the Consultation Parties, (iii) the Stalking Horse Bidder, (iv) any other Qualified Bidder, (v) any creditor of Donlen Corp. that at least five (5) Business Days prior to the auction delivers to Debtors’ counsel a written request to attend the Auction (by email to livy.mezei@whitecase.com), and (vi) in each case, along with their representatives and counsel, shall attend the Auction (such attendance to be virtual); provided, that the Debtors may, in their sole discretion, establish a reasonable limit on the number of advisors that may appear on behalf of each party. Only the Stalking Horse Bidder and such other Qualified Bidders will be entitled to make any Bids at the Auction.

Sale Objection Deadline. Objections to the Sale other than Cure Objections and Adequate Assurance Objections, including any objection to the sale of any Donlen Assets free and clear of liens, claims, interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code to a Successful Bidder and/or a Backup Bidder, as applicable, and entry of any order approving the sale must (a) be in writing and specify the nature of such objection, (b) comply with the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all orders of this Court, and (c) be filed with the Court and served on (i) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (ii) counsel to the Stalking Horse Bidder, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Dennis M. Twomey (dtwomey@sidley.com), Allison Stromberg (astromberg@sidley.com) so as to be received on or before February 10, 2021 at 4:00 p.m. (prevailing Eastern Time) (the “Sale Objection Deadline”).

Sale Hearing. The Sale Hearing is currently scheduled to take place on February 17, 2021 at 10:30 a.m. (prevailing Eastern Time) before the Honorable Mary F. Walrath, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street North, 5th Floor, Wilmington, DE 19801 or conducted consistent with the procedures established pursuant to the Bankruptcy Court’s standing orders regarding remote hearings in bankruptcy cases due to the COVID-19 pandemic, all of which are facilitated via telephone and/or Zoom. The Sale Hearing may be continued to a later date by the Debtors by filing notice prior to, or making an announcement at, the Sale Hearing. No further notice of any such continuance will be required to be provided to any party (including the Stalking Horse Bidder).

Submitting a Bid and Obtaining Additional Information

Any party interested in submitting a Bid for the Donlen Assets should review the Bidding Procedures and Bidding Procedures Order carefully and contact the Debtors or their advisors. Failure to abide by the Bidding Procedures and the Bidding Procedures Order may result in the rejection of your Bid.

3

Copies of the Motion, the Bidding Procedures Order, the Bidding Procedures, and the Stalking Horse SAPA may be obtained from the Debtors’ claims agent, Prime Clerk LLC, by (i) visiting its website at https://restructuring.primeclerk.com/hertz/Home-Index, (ii) writing to hertzinfo@primeclerk.com, or (iii) calling (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (for parties outside the U.S.).

Consequences of Failing to Object

ANY PERSON OR ENTITY WHO FAILS TO FILE AND SERVE AN OBJECTION TO THE PROPOSED SALE IN ACCORDANCE WITH THE BIDDING PROCEDURES ORDER AND THIS NOTICE BY THE SALE OBJECTION DEADLINE SHALL BE FOREVER BARRED FROM ASSERTING ANY OBJECTION TO THE PROPOSED SALE AND TRANSFER OF THE DONLEN ASSETS FREE AND CLEAR OF ALL INTERESTS.

Dated: [•], 2020	RICHARDS, LAYTON & FINGER, P.A.

[DRAFT]
Mark D. Collins (No. 2981)
John H. Knight (No. 3848)
Brett M. Haywood (No. 6166)
Christopher M. De Lillo (No. 6355)
J. Zachary Noble (No. 6689)
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Collins@r1f.com Knight@rlf.com Haywood@rlf.com DeLillo@rlf.com Noble@rlf.com

—and—

WHITE & CASE LLP

Thomas E Lauria (admitted pro hac vice) Matthew C. Brown (admitted pro hac vice) 200 South Biscayne Boulevard, Suite 4900 Miami, FL 33131
Telephone: (305) 371-2700 tlauria@whitecase.com
mbrown@whitecase.com

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J. Christopher Shore (admitted pro hac vice) David M. Turetsky (admitted pro hac vice) 1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 819-8200 cshore@whitecase.com david.turetsky@whitecase.com

Jason N. Zakia (admitted pro hac vice)
111 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 881-5400 jzakia@whitecase.com

Ronald K. Gorsich (admitted pro hac vice) Aaron Colodny (admitted pro hac vice) Andrew Mackintosh (admitted pro hac vice) Doah Kim (admitted pro hac vice)
555 South Flower Street, Suite 2700 Los Angeles, CA 90071
Telephone: (213) 620-7700 rgorsich@whitecase.com aaron.colodny@whitecase.com amackintosh@whitecase.com doah.kim@whitecase.com

Co-Counsel to the Debtors and Debtors-in-Possession

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Schedule 3

Form of Assumption and Assignment Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1]	Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered)

NOTICE OF CURE COSTS AND POTENTIAL

ASSUMPTION AND ASSIGNMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES IN CONNECTION WITH SALE

PLEASE TAKE NOTICE OF THE FOLLOWING:

On [•], the United States Bankruptcy Court for the District of Delaware (the “Court”) entered the Order (A) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Assets of Donlen Corporation and its Debtor Subsidiaries; (B) Approving the Termination Payments; (C) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice of Proposed Cure Amounts; (D) Approving Form and Manner of Notice of All Procedures, Protections, Schedules, and Agreements; (E) Scheduling a Hearing to Consider the Proposed Sale; and (F) Granting Related Relief [Dkt. No. [•]] (the “Bidding Procedures Order”),2 which, among other things, (a) approved the bidding and auction procedures attached to the Bidding Procedures Order as Schedule 1 (the “Bidding Procedures”); (b) authorized the Debtors to conduct an auction (the “Auction”) for the sale (the “Sale”) of substantially all the assets (the “Donlen Assets”) of Donlen Corporation (“Donlen Corp.”) and its Debtor subsidiaries (together with Donlen Corp., the “Donlen Debtors”) in accordance with the Bidding Procedures; (c) authorized entry into the Stalking Horse SAPA (as defined herein) and approved Termination Payments in connection therewith; (d) approved procedures for the assumption and assignment of executory contracts and unexpired leases in connection with the Sale (the “Assumption and Assignment Procedures”), and (e) scheduled a hearing to approve the Sale (the “Sale Hearing”).

1            The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928. Due to the large number of debtors in these Chapter 11 Cases, which are jointly administered for procedural purposes, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2           Unless otherwise indicated, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Bidding Procedures Order.

To facilitate a Sale of the Donlen Assets and after engaging in a marketing process, Donlen Corp. and certain of its subsidiaries, as sellers, selected the bid of Freedom Acquirer LLC (the “Stalking Horse Bidder”) as the initial stalking horse bid for the Donlen Assets. The Stalking Horse Bidder has executed that certain Stock and Asset Purchase Agreement (as amended, supplemented or otherwise modified by the parties thereto, and including the disclosure schedules and exhibits attached thereto, the “Stalking Horse SAPA”), dated November 25, 2020 entered into by and among certain of the Debtors and the Stalking Horse Bidder pursuant to which the Stalking Horse Bidder has agreed to effectuate the Sale Transaction, which includes the purchase of the Purchased Assets (as defined in the Stalking Horse SAPA)3 and the assumption of certain liabilities associated with the Debtors’ operations as set forth in the Stalking Horse SAPA, subject to the terms and conditions set forth therein. A copy of the Stalking Horse SAPA is attached as Exhibit B to the Motion.

YOU ARE RECEIVING THIS NOTICE BECAUSE YOU HAVE BEEN IDENTIFIED AS A COUNTERPARTY TO A CONTRACT OR LEASE THAT MAY BE ASSUMED AND ASSIGNED AS PART OF THE SALE.

Assigned Contracts and Cure Amounts

Pursuant to the Assumption and Assignment Procedures established by the Bidding Procedures Order, set forth on Exhibit A hereto are (a) the executory contracts and unexpired leases that the Debtors believe they might seek to assume and assign to the Stalking Horse Bidder or any other Successful Bidder in connection with a Sale (collectively, the “Assigned Contracts”), and (b) the amounts that the Debtors believe are owed to each counterparty to each Assigned Contract to cure any defaults or arrears existing under the Assigned Contracts (the “Cure Amounts”). Other than the Cure Amounts listed, the Debtors are not aware of any amounts due and owing under the Assigned Contracts. The inclusion of an Assigned Contract on Exhibit A shall not constitute an admission that such Assigned Contract is an executory contract or lease.

The Stalking Horse Bidder has demonstrated its ability to comply with the requirements of adequate assurance of future performance under section 365(f)(2)(B) and, if applicable, section 365(b)(3) of the Bankruptcy Code. Information regarding the Stalking Horse Bidder’s (or its designated affiliate’s) ability to comply with the requirements of adequate assurance of future performance under section 365(f)(2)(B) and, if applicable, section 365(b)(3) of the Bankruptcy Code, including, without limitation, the assignee’s financial wherewithal and willingness to perform under the Assigned Contracts (the “Adequate Assurance Information”), is available upon request by contacting counsel to the Debtors. If a Successful Bidder that is not the Stalking Horse Bidder prevails at the Auction, Adequate Assurance Information regarding the Successful Bidder will be available upon request by contacting counsel to the Successful Bidder.

3 As used herein, the “Purchased Assets” consist of the Donlen Assets the Debtors have agreed to sell, and the Stalking Horse Bidder has agreed to purchase, on the terms set forth in the Stalking Horse SAPA. The Purchased Assets constitute substantially all of the Donlen Assets other than the “Excluded Assets” as set forth in the Stalking Horse SAPA.

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Objection Deadlines and Sale Hearing

Assumption and Cure Objection Deadline. Objections to the (a) proposed assumption and assignment of an Assigned Contract to the Stalking Horse Bidder, including the adequate assurance of future performance by the Stalking Horse Bidder (an “Assumption Objection”), and (b) to the proposed Cure Amounts (a “Cure Objection”) must, in each case, (i) be in writing and specify the nature of such objection, (ii) state with specificity what cure amount the party to the Assigned Contract believes is required if different than the applicable Cure Amount (in all cases with appropriate documentation in support thereof), and (iii) be filed with the Court and served on: (1) counsel to the Debtors, White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, FL 33131 Attn: Thomas E Lauria (tlauria@whitecase.com), Matthew Brown (mbrown@whitecase.com), and White & Case LLP, 555 S. Flower St., Suite 2700, Los Angeles, CA 90071, Attn: Aaron Colodny (aaron.colodny@whitecase.com) and (2) counsel to the Stalking Horse Bidder, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Dennis M. Twomey (dtwomey@sidley.com) and Allison Stromberg (astromberg@sidley.com) (the “Notice Parties”), so as to be received on or before [•], 2020 at 4:00 p.m. (prevailing Eastern Time) (the “Cure Objection Deadline”).

The Debtors and any counterparty that files an objection to the applicable Cure Amount shall first confer in good faith to attempt to resolve the applicable Cure Objection without Court intervention. If a timely Cure Objection cannot otherwise be resolved by the parties, the Cure Objection may be heard at the Sale Hearing or, at the option of the Debtors, in consultation with the Successful Bidder, be adjourned to a subsequent hearing (each such Cure Objection, an “Adjourned Cure Objection”). An Adjourned Cure Objection may be resolved after the closing date of the Sale Transaction; provided, that, with respect to any disputed cure amounts asserted in a timely filed Cure Objection, the Debtors shall, within ten (10) Business Days after the entry of the Sale Order, establish or cause to be established a cash reserve in an amount sufficient to pay the disputed cure amounts in full.

Alternative Assumption Objection Deadline. If a Successful Bidder that is not the Stalking Horse Bidder prevails at the Auction, the deadline to file an Assumption Objection with respect to such Successful Bidder shall be extended to the date that is one (1) Business Day before the Sale Hearing. Such Assumption Objections must be (i) in writing and specify the nature of such objection and (ii) filed with the Court and served on the Notice Parties one (1) Business Day before the Sale Hearing. Notwithstanding the foregoing, all Cure Objections must be filed by the Cure Objection Deadline regardless of whether the Stalking Horse Bidder is the Successful Bidder.

Any Assumption Objection filed with the Court that includes confidential, non-public Adequate Assurance Information must and is authorized to be filed under seal unless disclosure of such confidential, non-public information is authorized by the Debtors and the applicable assignee or assignees. The party filing such an objection under seal shall follow the procedures set forth in Local Rule 9018-1(d). Unredacted versions of such objections shall be served upon the Debtors, the Committee, the U.S. Trustee and the applicable assignee or assignees, with a copy to the Court’s chambers.

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Sale Hearing. All Assumption Objections and Cure Objections (other than Adjourned Cure Objections) will be heard at the Sale Hearing, which is currently scheduled to take place on February 17, 2021 at 10:30 a.m. (prevailing Eastern Time) before the Honorable Mary F. Walrath, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street North, 5th Floor, Wilmington, DE 19801 or conducted consistent with the procedures established pursuant to the Bankruptcy Court’s standing orders regarding remote hearings in bankruptcy cases due to the COVID-19 pandemic, all of which are facilitated via telephone and/or Zoom. The Sale Hearing may be continued to a later date by the Debtors by filing notice prior to, or making an announcement at, the Sale Hearing. No further notice of any such continuance will be required to be provided to any party (including the Stalking Horse Bidder).

Obtaining Additional Information

Copies of the Motion, the Bidding Procedures Order, the Bidding Procedures, and the Stalking Horse APA may be obtained from the Debtors’ claims agent, Prime Clerk LLC, by (i) visiting its website at https://restructuring.primeclerk.com/hertz/Home-Index, (ii) writing to hertzinfo@primeclerk.com, or (iii) calling (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (for parties outside the U.S.).

You may obtain Adequate Assurance Information relating to the Stalking Horse Bidder on a confidential basis by submitting a written request to counsel for the Debtors (an “Adequate Assurance Information Request”). If a Successful Bidder that is not the Stalking Horse Bidder prevails at the Auction, you may submit a renewed Adequate Assurance Information Request relating to such Successful Bidder.

Consequences of Failing to Object

ANY COUNTERPARTY TO AN ASSIGNED CONTRACT, INCLUDING AN UNEXPIRED REAL PROPERTY LEASE, THAT DOES NOT TIMELY FILE AND SERVE A CURE OBJECTION OR ASSUMPTION OBJECTION BY THE APPLICABLE OBJECTION DEADLINES STATED IN THIS NOTICE SHALL BE (I) DEEMED TO HAVE CONSENTED TO, AND SHALL BE FOREVER BARRED FROM OBJECTING TO, (A) THE CURE AMOUNT AND (B) THE ASSUMPTION AND ASSIGNMENT OF THE ASSIGNED CONTRACT, AND (II) FOREVER BARRED AND ESTOPPED FROM ASSERTING OR CLAIMING ANY CURE AMOUNT, OTHER THAN THE CURE AMOUNT LISTED ON EXHIBIT A TO THIS NOTICE AGAINST THE DEBTORS, ANY SUCCESSFUL BIDDER OR ANY OTHER ASSIGNEE OF THE RELEVANT CONTRACT.

Dated: [•], 2020	RICHARDS, LAYTON & FINGER, P.A.

[DRAFT]
Mark D. Collins (No. 2981) John H. Knight (No. 3848) Brett M. Haywood (No. 6166)

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Christopher M. De Lillo (No. 6355)
J. Zachary Noble (No. 6689)
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Collins@rlf.corn Knight@rlf.com Haywood@rlf.com DeLillo@rlf.com Noble@rlf.com

—and—

WHITE & CASE LLP

Thomas E Lauria (admitted pro hac vice) Matthew C. Brown (admitted pro hac vice) 200 South Biscayne Boulevard, Suite 4900 Miami, FL 33131
Telephone: (305) 371-2700 tlauria@whitecase.com mbrown@whitecase.com

J. Christopher Shore (admitted pro hac vice) David M. Turetsky (admitted pro hac vice) 1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 819-8200 cshore@whitecase.com david.turetsky@whitecase.com

Jason N. Zakia (admitted pro hac vice)
111 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 881-5400 jzakia@whitecase.com

Ronald K. Gorsich (admitted pro hac vice) Aaron Colodny (admitted pro hac vice) Andrew Mackintosh (admitted pro hac vice) Doah Kim (admitted pro hac vice)
555 South Flower Street, Suite 2700 Los Angeles, CA 90071
Telephone: (213) 620-7700 rgorsich@whitecase.com
aaron.colodny@whitecase.com amackintosh@whitecase.com doah.kim@whitecase.com

Co-Counsel to the Debtors and Debtors-in-Possession

5

Exhibit C

Form of Bill of Sale

[See attached]

BILL OF SALE

Bill of Sale (the “Bill of Sale”) dated [•], 2020, from Donlen Corporation, an Illinois corporation (the “Seller”), and each of the subsidiaries of the Seller signatory hereto (together with the Seller, the “Selling Entities”) for the benefit of Freedom Acquirer LLC, a Delaware limited liability company (the “Buyer”). Capitalized terms used in this Bill of Sale and not otherwise defined herein have the meanings specified in the Purchase Agreement (as defined below).

WHEREAS, Hertz Global Holdings, Inc., a Delaware corporation, the Selling Entities and the Buyer are parties to that certain Stock and Asset Purchase Agreement dated November 25, 2020 (as may be amended from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Selling Entities have agreed to sell and the Buyer has agreed to purchase the Purchased Assets (as such term is defined in the Purchase Agreement); and

WHEREAS, in order to give effect to certain of the transactions contemplated by the Purchase Agreement, the Selling Entities hereby deliver this Bill of Sale to the Buyer with respect to the sale of all of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Bill of Sale and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1	Purchase and Sale of Purchased Assets.

In consideration of the Purchase Price payable by the Buyer to the Seller or its designee(s) for the Purchased Assets, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions contained in the Purchase Agreement, the Selling Entities hereby sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to the tangible personal property included in the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities) and Buyer hereby purchases, acquires and accepts the sale, transfer, assignment, conveyance and delivery of all right, title and interest in and to the tangible personal property included in the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities), the whole in accordance with the Purchase Agreement.

Section 2	Subject to Purchase Agreement; Further Assurances.

This Bill of Sale is expressly made subject to the terms of the Purchase Agreement. The delivery of this Bill of Sale shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of the Selling Entities or the Buyer provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Bill of Sale but shall survive the execution and delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall control.

The terms set forth in Sections 7.5(b) and 7.5(c) (Further Assurances) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Bill of Sale.

Section 3	Amendment and Modification.

This Bill of Sale may be amended, modified or supplemented, or the terms hereof waived, only by written instrument signed in behalf of each of the Buyer and the Selling Entities.

Section 4	Assignment; No Third Party Beneficiaries.

Neither this Bill of Sale nor any of the rights, interests or obligations arising from or contained in this Bill of Sale shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any such assignment shall be null and void; provided, that the Selling Entities may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed or a liquidation approved by the Bankruptcy Court. No assignment by any party hereto shall relieve such party (including an assignment by the Buyer to any of its Subsidiaries) of any of its obligations hereunder. This Bill of Sale and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, including, in the case of the Selling Entities, the trustee in the Bankruptcy Cases. This Bill of Sale is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, Claim, cause of action, remedy or right of any kind.

Section 5	Severability.

Whenever possible, each provision of this Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Bill of Sale is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Bill of Sale in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to eliminate such invalidity, illegality or incapability of enforcement and to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Bill of Sale, and all Claims and causes of action arising out of, based upon, or related to this Bill of Sale or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.

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(b)       Any action, Claim, suit or Proceeding arising out of, based upon or relating to this Bill of Sale or the transaction contemplated hereby shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, Claim, suit or Proceeding arising out of, based upon or relating to this Bill of Sale or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Cases are dismissed, any action, Claim, suit or Proceeding arising out of, based upon or relating to this Bill of Sale or the transaction contemplated hereby shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, Claim, suit or Proceeding, (i) any Claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3 of the Purchase Agreement, (ii) any Claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any Claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Bill of Sale or the subject matter hereof may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any action, Claim, suit or Proceeding arising out of, based upon or relating to this Bill of Sale or any of the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 10.3 of the Purchase Agreement.

(c)                Each of the parties hereto irrevocably waives to the fullest extent permitted by applicable Law any and all right such party may have to trial by jury in any action, Claim, suit or Proceeding (whether based in contract, tort or otherwise) between the parties hereto arising out of, based upon or relating to this Bill of Sale or the negotiation, execution or performance hereof.

Section 7	Bulk Sales or Transfer Laws.

Each of the Buyer and the Selling Entities hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

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Section 8	Counterparts.

This Bill of Sale and any amendments hereto may be executed in one (1) or more counterparts, each of which will be deemed to be an original of this Bill of Sale or such amendment and all of which, when taken together, will constitute one and the same instrument, and to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature Pages Follow]

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IN WITNESS WHEREOF the parties hereto have executed this Bill of Sale as of the date first written above.

SELLING ENTITIES:

DONLEN CORPORATION
By:
Name:
Title:

DONLEN FSHCO COMPANY
By:
Name:
Title:

DONLEN FLEET LEASING LTD.
By:
Name:
Title:

DONLEN MOBILITY SOLUTIONS, INC.
By:
Name:
Title:

[Signature Page to Bill of Sale]

BUYER:

FREEDOM ACQUIRER LLC

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit D

Form of IP Assignment Agreement

[See attached]

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (together with all Exhibits attached hereto, this “Agreement”) is executed as of [•], 2020 by [Donlen Corporation, an Illinois corporation]1 (“Assignor”) on one hand, and Freedom Acquirer LLC, a Delaware limited liability company (“Assignee”), on the other hand. Assignor and Assignee may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Donlen Corporation, Donlen FSHCO Company, Donlen Fleet Leasing, Ltd., Donlen Mobility Solutions, Inc., Hertz Global Holdings, Inc., a Delaware corporation, and Assignee have entered into the Stock and Asset Purchase Agreement, dated as of November 25, 2020 (as may be amended from time to time, the “Purchase Agreement”), which sets forth, among other things, the terms of the sale, conveyance, assignment, transfer and delivery from Assignor to Assignee of the Purchased Assets, and assignment and delegation from Assignor to Assignee of all of the Assumed Liabilities;

WHEREAS, the Purchased Assets include (a) all Seller Brand Names, Technology and Intellectual Property Rights, including the goodwill of the Assignor, owned by the Assignor as of the Closing, but excluding any Retained Business Marks, their associated goodwill, and other Intellectual Property Rights set forth on Section 2.2 of the Disclosure Schedules to the Purchase Agreement (collectively, the “Acquired Intellectual Property”);

WHEREAS, “Registered IP” shall mean all Acquired Intellectual Property that, as of the date of the Purchase Agreement, is registered, or applied for with the United States Patent and Trademark Office, United States Copyright Office or any foreign equivalent office and set forth on Exhibit A hereto, and any rights in or relating to registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the foregoing rights; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignor has agreed to sell, assign, transfer and convey to Assignee, and Assignee has agreed to purchase, acquire, and accept from Assignor, all of Assignor’s right, title, and interest in and to the Acquired Intellectual Property.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1 This agreement is to be duplicated and executed individually for each of the 4 assignors.

ASSIGNMENT AND ASSUMPTION

1.1       Conveyance. Pursuant to the terms set forth in the Purchase Agreement and the Sale Order, and for the consideration set forth in the Purchase Agreement, the receipt and sufficiency of which Assignor and Assignee hereby acknowledge, Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee accepts all right, title and interest of Assignor in and to, effective as of the Closing, all of Assignor’s rights, titles and interests in, to and under the Acquired Intellectual Property throughout the world, including without limitation the Registered IP set forth on Exhibit A, free and clear of all Encumbrances (other than Permitted Encumbrances), as provided in the Purchase Agreement, together with (i) all goodwill of the business associated with or symbolized by the Acquired Intellectual Property; (ii) all renewals and extensions of any application, registration and filing included in the Acquired Intellectual Property, whether published or unpublished; (iii) all rights to sue for past, present, and future misuse, misappropriation, or infringements of the foregoing, including without limitation the right to settle suits involving claims and demands for royalties owing and any resulting damages, claims, and payments, in each case, to the extent primarily relating to, primarily used in or held for use in the Business, and regardless of whether any such claims and causes of action have been asserted by the Assignor, but excluding any claims excluded pursuant to Section 1.4 below; and (iv) the right to assign the rights conveyed herein, the same to be held and enjoyed by Assignee for its own use and benefit, and for the benefit of its successors, assigns, and legal representatives.

1.2       Intent-to-Use Trademarks. Assignee is the successor-in-interest to the ongoing and existing business of Assignor, or that portion of the business to which any intent-to-use trademark pertains, as required by Section 10 of the Trademark Act, 15 U.S.C. §1060.

1.3       Recordation. Assignor shall reasonably cooperate with Assignee, at Assignee’s cost and expense, with respect to Assignee’s preparation of instruments to record Assignee as the owner of the Registered IP in the United States Patent and Trademark Office and any other applicable foreign Governmental Authority or registrar, in each case in form and substance reasonably acceptable to the Parties and in accordance with the applicable Laws of the jurisdiction to which such instrument pertains. Assignor hereby authorizes Assignee to execute on its behalf all such documents as are reasonably necessary to record Assignee as the owner of the Acquired Intellectual Property in the United States Patent and Trademark Office and any other applicable foreign Governmental Authority or registrar.

1.4       Excluded Assets. Assignor does not, and in no event shall Assignor be deemed to, sell, transfer, assign, convey or deliver, and Assignor does hereby retain, (a) all of the entire right, title and interest to, in and under the Excluded Assets, as provided in Section 2.2 of the Purchase Agreement, and (b) any potential or actual claims for misuse, misappropriation or infringement arising prior to the Closing against any member of the Parent Group or any Person operating the Retained Business, or any such claims arising prior to the Closing from the operation of the Retained Business.

1.5       Purchase Agreement. This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Assignor or Assignee provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control.

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1.6       Further Assurances. The terms set forth in Sections 7.5(b) and 7.5(c) (Further Assurances) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement and any reference to “Selling Entities” shall mean and refer to Assignor.

1.7       Miscellaneous. The terms set forth in Section 10.1 (Amendment and Modification), Section 10.3 (Notices), Section 10.4 (Assignment; No Third Party Beneficiaries), Section 10.5 (Severability), Section 10.6 (Governing Law), Section 10.8 (Submission to Jurisdiction; WAIVER OF JURY TRIAL), Section 10.9 (Counterparts) and Section 10.15 (Mutual Drafting; Headings; Information Made Available) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Assignors and Assignee have executed this Intellectual Property Assignment Agreement to be effective as of the Closing.

ASSIGNOR:

DONLEN CORPORATION

By:
Name:
Title:

[Signature Page to Intellectual Property Assignment Agreement]

ASSIGNEE:

FREEDOM ACQUIRER LLC

By:
Name:
Title:

[Signature Page to Intellectual Property Assignment Agreement]

Exhibit E

 Form of Transition Services Agreement

[See attached]

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Schedules attached hereto, this “Agreement”) is made and entered into as of [•], 2020, by and between [The Hertz Corporation], a Delaware corporation (“Hertz”or “Provider”), and Freedom Acquirer LLC, a Delaware limited liability company (“Buyer” or “Recipient”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Donlen Corporation, an Illinois corporation, and certain of its direct and indirect subsidiaries and affiliates commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on May 22, 2020 and are being jointly administered for procedural purposes as In re The Hertz Corporation, et al., Bankr. D. Del. Case No. 20-11218 (MFW) (collectively, the “Bankruptcy Cases”);

WHEREAS, in connection with the Bankruptcy Cases, the parties hereto entered into that certain Stock and Asset Purchase Agreement, dated as of November 25, 2020 (the “Purchase Agreement”), pursuant to which the Selling Entities agreed to sell and transfer to the Buyer, and the Buyer agreed to purchase and acquire from the Selling Entities, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and the Buyer agreed to assume from the Selling Entities the Assumed Liabilities, all as more specifically provided in the Purchase Agreement and in the Sale Order; and

WHEREAS, pursuant to the Purchase Agreement, Hertz and Buyer have agreed to enter into this Agreement in order to provide for the provision of certain transitional services in connection with the divestiture and sale of the Business from Donlen to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Services to be Provided.

(a)       During the Transition Period (as defined below) (or such shorter periods as may be specified in Schedule A or until otherwise terminated in accordance with this Agreement), Hertz shall provide (or cause to be provided by an Affiliate or a Non-Affiliated Service Provider in accordance with Section 1(d)) to Buyer and its Subsidiaries which own or operate the Business the services described on Schedule A (collectively, the “Services”) in accordance with the terms and subject to the conditions set forth in this Agreement, including Section 3. The Services shall only be made available for, and Buyer shall only be entitled to utilize the Services for, the benefit of the operation of the Business. Recipient shall not allow access to or use of the Services by any Person other than Recipient and its Subsidiaries which own or operate the Business and its and their respective employees, independent contractors, and other service providers, without the prior written consent of Provider, which consent may be granted or withheld in Provider’s sole discretion.

(b)      The parties shall cooperate with each other in connection with the performance of the Services.

(c)      The parties shall exercise commercially reasonable efforts to obtain any consents, permits or licenses from any third party (including software licenses from Non-Affiliated Service Providers) that may be required in connection with the provision of the Services hereunder. Recipient shall pay three quarters (3/4) and Provider shall pay one quarter (1/4) of any fees or charges imposed by a third-party supplier for the provision of such consent; provided, that prior to agreeing to any such fee or charge, (i) the parties shall use commercially reasonable efforts to limit or otherwise minimize such fees or charges, (ii) the parties shall reasonably cooperate in any further effort to limit or otherwise minimize such fees or charges and (iii) such third party shall agree that such fees or charges imposed by it shall only apply to the Services provided to Recipient. Provider shall not be required to waive any right or assume any material obligation, or initiate any Claim, Proceeding or litigation against, any such third party to obtain any such consents, permits or licenses. If the parties cannot obtain a consent under Section 1(c), then the parties shall work together to develop and implement an alternative means of continuing the provision of the applicable Service to the reasonable satisfaction of Recipient and Provider.

(d)      Provider may provide any or all of the Services through Affiliates or through non-Affiliated third party service providers or subcontractors (collectively, “Non-Affiliated Service Providers”) (i) to the extent such Non-Affiliated Service Providers were engaged in providing the same services to Recipient prior to Closing or (ii) with Recipient’s prior written consent; provided that, subject to Section 1(c) and the penultimate sentence of this Section 1(d), the use of Non-Affiliated Service Providers shall not relieve Provider of any of its obligations under this Agreement; provided, further, that the use of Non-Affiliated Service Providers shall be subject to service standards set forth in the Contracts entered into with such Non-Affiliated Service Providers. If a third party Contract pursuant to which a Service is provided by a Non-Affiliated Service Provider expires or terminates during the term of this Agreement, Provider shall use commercially reasonable effort to renew, extend or replace such third party Contract; provided that, if such renewal, extension or replacement results in a material increase to the costs or other obligations of such third party Contract (as reasonably determined by Provider), then (i) Recipient may agree to pay the increased costs or assume such obligations and Provider shall renew, extend or replace such Contract or (ii) if Recipient does not agree to pay the increased costs or assume such increased obligations, Provider may allow such Contract to expire or terminate and Provider may cease to provide the Services being provided by such Non-Affiliated Service Provider under such third party Contract to Recipient effective as of the date on which Provider’s Contract with such Non-Affiliated Service Provider expires or terminates (and it shall not be considered a breach of this Agreement for failure to provide any such Service following such expiry or termination). Provider shall not be liable to Recipient for, or be in breach of this Agreement due to, any non-performance of the Services that is due to the failure to obtain any required licenses, assignments, rights or consents from Non-Affiliated Services Providers. Recipient hereby agrees to be bound by and to observe and comply with all of the terms of any such third party Contracts or licenses which Recipient may use during the term of this Agreement.

(e)               Except as otherwise set forth on Schedule A, management of, and control over, the provision of the Services provided hereunder (including the determination or designation at any time of the equipment, employees and other resources of Provider, its Affiliates or any Non-Affiliated Service Provider engaged in accordance with Section 1(d) to be used in connection with the provision of such Services) shall reside solely with Provider. Without limiting the generality of the foregoing, except as provided in any Schedule hereto, all labor matters relating to any employees of Provider, its Affiliates and any Non-Affiliated Service Provider shall be within the exclusive control of such entity, and Recipient shall not have any rights with respect to, such matters. Except as provided in Schedule A hereto, Provider shall be solely responsible for the payment of all salary and benefits and all Taxes (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings) and premiums and remittances with respect to employees used to provide any Services hereunder.

(f)                Except to the extent such materials are provided by Recipient in the course of receiving the Services, all procedures, methods, systems, strategies, tools, equipment, facilities, products and other materials or resources used by Provider, its Affiliates, or any Non-Affiliated Service Provider in connection with the provision of Services hereunder shall remain the property of Provider, its Affiliates or such Non-Affiliated Service Provider and shall at all times be under the sole direction and control of Provider, its Affiliates or such Non-Affiliated Service Provider. All rights of Provider, its Affiliates and any Non-Affiliated Service Provider not expressly granted herein are expressly reserved.

(g)               In the event that Recipient discovers prior to the date that is ninety (90) days after the date hereof that a service that was provided by Provider to the Business during the twelve (12)-month period prior to the date hereof is not being provided by Provider to Recipient pursuant hereto, Recipient may, at its option, notify Provider of Recipient’s request that Provider provide or cause to be provided such additional service hereunder; provided, however, that such additional service shall not include (i) any services prohibited by Law, contract or applicable policies of Hertz in effect as of the date of the Purchase Agreement, or (ii) except as otherwise provided in Schedule A attached hereto or in Section 4(b), any internal audit, audit/review assistance for time periods prior to the Closing, advice, determinations or opinions with regard to GAAP, hedging transactions and derivatives, insurance risk management, financial functions, treasury, tax, legal, trade compliance or accounting advice or assistance for time periods prior to the Closing. As promptly as practicable following receipt of any such notice, Provider, at its sole option, may either provide such additional service to Recipient consistent with the terms and subject to the conditions set forth herein or cooperate with the Recipient to identify and retain a third party vendor to provide such additional service at the expense of the Recipient not to exceed Provider’s actual cost in providing such service without markup; provided that Provider shall not be obligated to provide such service until Hertz and Buyer agree on the terms therefor.

2.             Consideration for Services.

(a)              The Recipient shall pay to Provider the fee for the Services (or category of Services, as applicable) as provided in the relevant Schedule (each such fee constituting a “Service Charge”) as set forth on Schedule A. Reasonable out-of-pocket costs incurred by Provider specified in Schedule A, excluding the cost of any Non-Affiliated Service Provider that is providing goods or services used by Provider in providing the Services (e.g., license costs for software) and any Taxes, such as VAT (but excluding income taxes), imposed under Law on the provision of services (but not on any income of Provider received in connection with provision of such services) will be an incremental cost to Recipient in addition to the Service Charges, and will be charged to Recipient at the actual cost and/or amount of Taxes so imposed. Provider shall obtain Recipient’s written consent prior to incurring any out-of-pocket cost of $[•] or more in one (1) calendar month.

(b)               Provider shall deliver invoices to Recipient on a monthly basis for Services provided to Recipient during the preceding month. Provider agrees to provide Recipient such records and documentation of Provider as Recipient may reasonably request in connection with any invoice in order to verify the details of such invoices and charges for Services hereunder or additional out-of-pocket costs as set forth in Section 2(a).

(c)               Recipient shall pay the amount of such invoice by wire transfer to Provider within thirty (30) days of the date of issuance of such invoice to the account specified by Provider excluding any portion of the invoice that Recipient disputes in good faith; provided that with respect to Services rendered outside the United States, payments may be required to be made in local currency if indicated in Schedule A. If Recipient fails to pay such amount within five (5) Business Days of receiving notice from Provider that a payment is past due, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest on such past due amounts at the rate equal to the lesser of (A) the U.S. prime rate (as published by The Wall Street Journal) plus 5.0% and (B) the maximum rate of interest permitted by applicable Law, accruing from the date the payment was due through the date of actual payment.

(d)               If Recipient disputes in good faith any portion of the amount due on any invoice, then Recipient shall notify Provider in writing of the nature and basis of the dispute in reasonable detail within 45 days after Recipients receipt of such invoices. In the event notification is so provided to Provider, the parties shall use their commercially reasonable efforts to resolve the dispute in accordance with the dispute resolution procedures set forth in Section 13(b). Upon resolution of an invoice dispute in favor of Provider, Recipient, within five (5) Business Days of the resolution of such dispute, shall be obligated to pay to Provider the remaining amount due.

(e)               Recipient shall pay the full amount of the Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to Provider under this Agreement on account of any obligation owed by Provider to Recipient unless otherwise agreed upon by the parties in writing.

3.             Standard for Service.

(a)               Except as otherwise provided in this Agreement or Schedule A hereto, and subject to Sections 1(b) and (c), Provider shall perform each Service (i) in compliance in all material respects with (A) all applicable security, confidentiality, integrity, availability, and safety policies and procedures of Provider and (B) all applicable Laws and (ii) such that the nature, quality, standard of care, level of priority and the service level at which such Service is performed is not materially less than the nature, quality, standard of care, level of priority and service level at which substantially the same service was performed by or on behalf of Provider to the Business in the twelve (12) months prior to Closing. Recipient will provide all information which is reasonably requested with respect to the performance of Services on a timely basis as reasonably requested by Provider, and Provider will not be responsible to the extent Recipient’s failure to do so within a reasonable time following the request results in a failure to perform the Service in accordance with this Section 3(a).

(b)               Provider shall provide notice to Recipient (i) at least two (2) Business Days prior to any scheduled unavailability (other than a Force Majeure Event) of a Service (such unavailability, a “Service Interruption”) (including information regarding the nature and projected length of the Service Interruption), other than any Service Interruption that results from the actions of a Non-Affiliated Service Provider without providing reasonable prior notice to Provider, and (ii) upon becoming aware of the occurrence of any emergency or unscheduled Service Interruption, including, to the extent known by Provider, information regarding the nature and projected length of the Service Interruption. In the event of any failure, interruption, delay or outage, Provider agrees to use the same degree of care to restore, or cause the restoration of, the Services as Provider would use to restore, or cause the restoration of, similar services for itself, but in any event no less than commercially reasonable efforts.

(c)               The parties acknowledge the transitional nature of the Services and that Provider or its Affiliates may make changes from time to time in the manner of performing the Services if Provider or its Affiliates (i) are making similar changes in performing similar services for their own Affiliates or businesses; (ii) furnish to Recipient substantially the same notice (in content and timing) as Provider or its Affiliates furnish to their own Affiliates respecting such changes; and (iii) such changes do not have a material negative impact on the Business.

(d)               Notwithstanding any of the foregoing, Provider’s shall not be liable for any delay or failure in providing the Services solely to the extent such delay or failure results from Recipient’s failure to provide information, materials and like items to Provider as required under this Agreement, except where such failure does not materially impact Providers ability to provide such Services.

4.       Cooperation for Statutory and Tax Filings. Each party undertakes and agrees to cooperate with the other party in accordance with the standard for Services described in Section 3 to enable such party to complete in a timely manner any and all statutory and Tax filings required to be filed by such party and/or its Affiliates pursuant to the Purchase Agreement that include any information related to the Business. Each party will provide and, as applicable, cause its employees, representatives and its Affiliates and their employees and representatives to provide, all such reasonable cooperation to the other party, its Affiliates and their respective representatives with respect to such filings as is reasonably requested and furnishing or causing to be furnished records, information, work papers, reports and other documents as requested by such party, its Affiliates or their respective representatives and causing Transferred Employees who possess relevant knowledge to make themselves available for consultation with respect to the foregoing.

5.                  Force Majeure. Other than each Party’s performance under Section 2 of this Agreement, neither Party shall be responsible for a delay in its performance under this Agreement if prohibited by Law or caused by any of the following to the extent beyond the reasonable control of the affected Party: (i) acts of God, (ii) man-made or natural disasters, including weather, storm, fire, flood, earthquake, tornado, tsunami, effects of climate change, hurricane or explosion, (iii) war (whether or not declared), invasion, sabotage, terrorism, cyberterrorism, police action, local, regional, national or international political or social conditions or any national or international hostilities, riot or other civil unrest, or any escalation or worsening of any such conditions, hostilities or acts, (iv) changes in Laws, (v) actions, embargoes or blockades in effect on after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency or accident, (viii) strike or labor stoppages or other industrial disturbances, (ix) shortage of adequate transportation facilities, or necessary equipment, materials or labor, (x) pandemics, disease, outbreak and public health crises, in each case, including and any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof) or (xi) power or other utility failures, disruptions or other failures in internet and/or other telecommunication lines (a “Force Majeure Event”); Provider shall notify Recipient as soon as reasonably practicable, in writing, upon learning of the occurrence of the Force Majeure Event. Provider shall use its commercially reasonable efforts to mitigate the effect of any Force Majeure Event and to continue the provision of Services to the full extent possible during the Force Majeure event. Subject to compliance with the first sentence of this Section 5, Provider’s obligations hereunder in respect of the Services affected by the Force Majeure Event shall be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event, and upon the cessation of the Force Majeure Event, Provider will use commercially reasonable efforts to resume its performance hereunder.

6.             Confidential and Proprietary Information and Rights.

(a)       Each party hereto shall, and shall cause each of its Affiliates and each of their respective Representatives to, hold confidential all information and documents relating to the business of the other party or its Affiliates disclosed to it in connection with this Agreement (including, without limitation, the terms of this Agreement) (the “Confidential Information”), and will not disclose any such Confidential Information to any Person or entity without the prior written consent of the disclosing party unless legally required or compelled to disclose such Confidential Information (including upon the demand of any applicable regulatory agency, national securities exchange or Governmental Authority having jurisdiction over such Party); provided, however, that either party hereto may share Confidential Information with (x) any of its Affiliates, and any of either of their respective rating agencies, directors, managers, officers, employees, attorneys and accountants and (y) any other Representatives and Non-Affiliated Service Providers, in each case who have a “need to know” such Confidential Information for the performance of, or in connection with, the Services (it being understood that (i) each such Person shall be informed by such party of the confidential nature of the Confidential Information and shall be directed by such party to treat the Confidential Information confidentially and not to use it other than for the purposes described above; and (ii) in any event, such party shall be responsible for any disclosure or use of Confidential Information by any such Person that is not permitted by this Agreement (it being understood that such responsibility will be in addition to, and not by way of limitation of, any right or remedy such party may have against such Person with respect to any such disclosure or use); provided, further, that each party shall remain liable for any breach of this Section 6 by any of its respective Affiliates, Representatives or Non-Affiliated Service Providers, as applicable. This obligation of confidentiality shall not (i) apply to information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its Affiliates or its Representatives in breach of this Section 6 or (ii) prohibit any disclosure (A) required by Law (including disclosure required in respect of the receiving party’s or its Affiliates’ Tax returns) or required or requested by any Governmental Authority, in each case so long as, to the extent legally permissible and feasible, the receiving party provides the disclosing party with reasonable prior notice of such disclosure so that the disclosing party may seek to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentially (at the disclosing party’s sole cost and expense) or (B) made in connection with any litigation regarding this Agreement or the transactions contemplated hereby.

(b)       The foregoing obligation of confidentiality shall be in effect during the Transition Services Period and any extensions thereof and for a period of three (3) years after the termination or expiration of this Agreement.

7.             Term, Termination, and Transition.

(a)                The term of this Agreement (the “Transition Period”) shall commence on the Closing Date and continue with respect to each of the Services for the term thereof, which term shall, unless otherwise set forth in the Schedules (including any extension period on Schedule A), terminate on the earlier of (x) the date which is twelve (12) months following the Closing Date and (y) the earlier termination of this Agreement pursuant to Section 7(b); provided that except as otherwise specified on any Schedule hereto (i) Recipient may terminate one or more of the Services it receives at any time and for any reason on not less than thirty (30) days prior written notice to Provider and (ii) both parties may terminate this Agreement with respect to one or more Services immediately upon mutual agreement; provided, further, that in accordance with Section 1(d), some Services provided by Non-Affiliated Third Parties may terminate earlier.

(b)               Notwithstanding the foregoing, each party reserves the right to immediately terminate this Agreement by written notice to the other in the event that:

(i)       all Services as set forth in Schedule A have expired in accordance with such Schedules, or have been completed or otherwise terminated; or

(ii)       the other party breaches or is in default of any material obligation under this Agreement (which includes any default in the payment of consideration for the Services when due except for amounts that are disputed by the Recipient in good faith) and such breach or default remains uncured for thirty (30) days after receipt of written notice from the non-breaching party.

(c)                Upon the effective date of termination of any Service pursuant to this Agreement, the Provider will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay for such Service Charges relating to any such Service; provided that Recipient shall remain obligated to the relevant Provider for the Service Charges and any other fees, costs and expenses owed and payable in accordance with the terms of this Agreement in respect of Services provided prior to the effective date of termination. Upon the effective date of termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated Service to the extent the same are not required to provide other Services to Recipient). In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination.

(d)       The failure of either party to terminate this Agreement for breach of any term or condition shall not constitute a waiver of such breach and shall not affect such party’s right to terminate this Agreement by reason of subsequent breaches of the same or other terms or conditions.

8.             Limitation of Liability.

(a)               Reliance. Provider may rely conclusively on, and shall have no liability to Recipient for acting in accordance with, any notice or request which Recipient or those acting on its behalf provides to Provider in connection with the performance of the Services.

(b)               Limitation of Liability.

i.   NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, EQUITYHOLDERS, AGENTS, REPRESENTATIVES, SUCCESSORS AND PERMITTED ASSIGNS SHALL BE RESPONSIBLE FOR ANY DAMAGES, CLAIMS, LOSSES, CHARGES, ACTIONS, SUITS, PROCEEDINGS, DEFICIENCIES, TAXES, INTEREST, PENALTIES AND COSTS (COLLECTIVELY, “LOSSES”) OF THE OTHER PARTY, ITS AFFILIATES OR ANY THIRD PARTY TO THE EXTENT SUCH LOSSES RESULT FROM, ARISE OUT OF, OR RELATE TO: (I) THE OTHER PARTY’S BREACH OF THIS AGREEMENT, (II) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY OR (III) ANY FORCE MAJEURE EVENT AS PROVIDED IN SECTION 5 HEREOF. PROVIDER AND ITS SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, EQUITYHOLDERS, AGENTS, REPRESENTATIVES, SUCCESSORS AND PERMITTED ASSIGNS (THE “PROVIDER COVERED PERSONS”) SHALL NOT BE LIABLE FOR, AND RECIPIENT AGREES NOT TO, AND AGREES TO CAUSE ITS RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, SUBSIDIARIES AND AFFILIATES, AND EACH OF THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, NOT TO, ASSERT ANY CLAIM FOR, LOSSES AGAINST THE PROVIDER COVERED PERSONS ARISING OUT OF OR RELATED TO ANY ACTUAL OR ALLEGED INJURY, LOSS, OR DAMAGE OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE PROVISION OF SERVICES OR FAILURE TO PROVIDE THE SERVICES HEREUNDER, OTHER THAN (I) WITH RESPECT TO PROVIDER AND RECIPIENT, SUCH PERSON’S BREACH OF THIS AGREEMENT OR (II) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON PROVIDER’S PART. RECIPIENT HEREBY WAIVES AND RELEASES ON ITS OWN BEHALF, AND AGREES TO CAUSE ITS RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, SUBSIDIARIES AND AFFILIATES, AND EACH OF THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, TO WAIVE AND RELEASE, ANY CLAIM, REMEDY OR RIGHT TO SEEK CONTRIBUTION OR OTHER RECOVERY FOR LOSSES AGAINST THE PROVIDER COVERED PERSONS ARISING OUT OF OR RELATED TO ANY ACTUAL OR ALLEGED INJURY, LOSS, OR DAMAGE OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE PROVISION OF SERVICES OR FAILURE TO PROVIDE THE SERVICES HEREUNDER, OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON PROVIDER’S PART.

ii.                    EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR FOR LOSSES RESULTING FROM THE LIABLE PARTY’S BREACH OF SECTION 6 OF THIS AGREEMENT: (a) NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. AND (b) EACH PARTY’S AGGREGATE CUMULATIVE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE FEES PAID OR PAYABLE TO PROVIDER UNDER THIS AGREEMENT FOR THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING SUCH CLAIM; PROVIDED, THAT EACH PARTY AND ITS AFFILIATES SHALL EXERCISE REASONABLE EFFORTS TO MINIMIZE ANY SUCH LIABILITY.

iii.                   EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER RECIPIENT NOR PROVIDER MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WITH RESPECT TO THE SUBJECT MATTER HEREOF. PROVIDER AND RECIPIENT EACH EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

iv.                  THE LIMITATIONS OF LIABILITY IN THIS SECTION 8 APPLY REGARDLESS OF WHETHER A PARTY KNOWS, HAS BEEN ADVISED OF, OR SHOULD HAVE KNOWN OF, THE POSSIBILITY OF THOSE DAMAGES.

9.       Access to Records and Properties.

(a)       Subject to the confidentiality provisions set forth in Section 6, Recipient shall, during normal business hours and with reasonable prior notice, provide Provider (i) with access to its books and records pertaining to the Business solely for the purposes of Provider’s provision of the Services and solely to the extent necessary for Provider to fulfill its obligations under this Agreement, (ii) physical access to computer and communications equipment at the applicable Business facilities in order to fulfill its obligations under this Agreement and (iii) information (including business and technical information, know-how, or other similar types of information) available to Recipient reasonably requested by Provider as is reasonably necessary for the performance of the Services.

(b)              To the extent reasonably necessary for Provider to perform, or otherwise make available, the Services, Recipient shall, without any charge, provide Provider with reasonable access to, and the right to use, on an as-needed basis Recipient’s equipment, office space, plants, telecommunications, and computer equipment, software, and systems and any other areas and equipment.

10.       Covenants. Provider and Recipient shall use commercially reasonable efforts to ensure that they and their respective Non-Affiliated Service Provider, employees, officers, directors, Affiliates and agents do not, make any use of or attempt to gain access to any part of the other party’s business systems and communications networks or to any data of the other party or its Affiliates not specifically made available to that party under this Agreement. Provider and Recipient shall use commercially reasonable efforts to avoid introducing (a) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application of the other party; (b) to or through the other party’s “network”, any worm, virus, trap door, back door or any other contaminant or disabling devices; or (c) any form of breach of security, data corruption or interruption into the other party’s “network.” If any such breach occurs or any such harmful code is introduced by one party to the other, the responsible party shall, to the other party’s reasonable satisfaction, promptly take all commercially reasonable action and implement all necessary procedures to prevent the reoccurrence of any such violation; failing which, the other party may restrict the offending party’s access to the affected business systems, communications networks, and data as reasonably necessary to protect such systems, networks, and data.

11.       Indemnification.

(a)               Except in the case of willful misconduct or gross negligence by Provider, Recipient shall indemnify, defend, and hold harmless the Provider Covered Persons from and against all Losses arising from any third party Claim, action, proceeding, or investigation, whether or not in connection with any pending or threatened litigation and whether or not any Provider Indemnified Person is a party (each, an “Action”), and shall reimburse each Provider Covered Person for all reasonable and documented out-of-pocket expenses as incurred in investigating, preparing, pursuing, or defending any Action arising out of Recipient’s willful misconduct or negligence.

(b)               Except in the case of willful misconduct or gross negligence by Recipient, Provider shall indemnify, defend, and hold harmless Recipient and its subsidiaries and Affiliates and their respective, officers, directors, employees, equityholders, agents, representatives, successors and assigns (the “Recipient Covered Persons”) from and against all Losses arising from any third party Action arising from Provider’s willful misconduct or negligence, and shall reimburse each Recipient Covered Person for all reasonable and documented out-of-pocket expenses incurred in investigating, preparing, pursuing or defending any such Action; provided, that Recipient must notify Provider promptly of such Action and give Provider an opportunity to defend such Action.

12.              Security Procedures. Each Party agrees that to the extent that it or any of its Affiliates uses any information and communications technologies (including hardware, software, websites, networks, application programming interfaces and all other information technology equipment) of the other Party in connection with this Agreement (whether on-site or remotely), the accessing Party and its Affiliates will use its and their reasonable efforts to comply with the terms of use of such information and communications technologies and all corporate policies applicable to the use of, and access to, such technologies, which the other party may update or amend from time to time upon written notice to the accessing Party.

13.              General Provisions.

(a)               Notice. All notices, consents, waivers and other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by email, (iii) upon receipt after dispatch by registered or certified mail (postage prepaid, return receipt requested), or (iv) on the next Business Day if transmitted by national overnight courier (with written confirmation of delivery), in each case, addressed at the address specified for notices in accordance with Section 10.3 of the Purchase Agreement (or to such other addresses as a Party may designate by notice to the other party).

(b)               Governance and Dispute Resolution.

(i)       Hertz and Buyer will each designate a qualified employee to serve as its principal representative to coordinate and facilitate the provision of Services (each, a “Representative”). Subject to Section 13(a) and Section 13(m), the Representatives will be granted sufficient authority on behalf of Hertz and Buyer, respectively, to answer questions and coordinate the provision of Services and to act as a day-to-day contact with the other party’s Representative. The Representatives shall use commercially reasonable efforts to meet by telephone every week during the Transition Period to the extent deemed necessary by the Representatives. Either Party may change its Representative by providing written notice to the other Party. From the date hereof until further written notice to the other party, the representative of Hertz shall be [•], and the representative of Buyer shall be [•]. Unless otherwise agreed by the parties in writing, including in this Section 13, all communications relating to this Agreement and the Services will be made in accordance with Section 13(a).

(ii)       Any dispute arising under this Agreement shall be considered by a meeting, in person or otherwise, by the Representatives within five (5) Business Days after receipt of a written notice from either party specifying a dispute and the nature thereof. In the event that the Representatives are unable to resolve a dispute within five (5) Business Days of such initial meeting or other initial discussion, each Representative shall escalate the dispute to a designee of each party’s chief executive officer (the “Designees”). The Designees shall consider such dispute in person, teleconference or by telephone within five (5) Business Days after receipt of the escalation of such dispute from the Representatives and shall meet as often as reasonably necessary and confer in good faith to resolve the dispute. If the Designees are unable to resolve the dispute within fifteen (15) days after their initial meeting, either party may initiate and the parties shall seek to resolve such dispute by mediation for an additional thirty (30) days. If the dispute is not resolved within such thirty (30) day period, either party may bring an action in accordance with the Purchase Agreement to resolve the dispute.

(c)               No Partnership, Joint Venture Or Agency Created. The relationship of Provider and Recipient shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one party a partner, joint venturer, agent or legal representative of the other or otherwise as having the power or authority to bind the other in any manner. It is the understanding and intention of the parties hereto that the execution of, and performance under, this Agreement shall create no “joint employer” relationship between them.

(d)               Entire Agreement. This Agreement (including all Schedules), the Purchase Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. In the event of any conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

(e)               Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to eliminate such invalidity, illegality or incapability of enforcement and to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereunder are fulfilled to the extent possible.

(f)                Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party, and any such assignment shall be null and void; provided, however, that the Hertz may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities pursuant to a plan of reorganization confirmed or a liquidation approved by the Bankruptcy Court. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable benefit, Claim, cause of action, remedy or right of any kind.

(g)               Counterparts. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, each of which will be deemed to be an original of this Agreement or such amendment and all of which, when taken together, will constitute one and the same instrument, and to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(h)               Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(i)                Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or a Schedule attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published by The Wall Street Journal shall be used. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “or” shall not be exclusive. The terms “including,” “includes” or similar terms when used herein means “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, territorial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “including” or any variation thereof means “including, without limitation” and will not construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.

(j)            Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all Claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

(k)            Submission to Jurisdiction.

(i)       Any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Cases is dismissed, any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, Claim, suit or Proceeding, (a) any Claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 13(a), (b) any Claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any Claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 13(a).

(ii)      EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

(l)                Remedies. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto and the third-party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13(l), and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, subject only to the immediately succeeding sentence, and (ii) agrees to cooperate fully in any attempt by the other parties hereto in obtaining such equitable relief. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(m)             Amendment and Waiver. This Agreement and any Schedule hereto may not be amended, supplemented or modified except by a written instrument executed by all parties to this Agreement. No waiver by any party hereto of any of the provisions hereof shall be effective unless expressly set forth in a written instrument executed and delivered by the party so waiving. Either party’s waiver of any of its remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other remedies which that party shall have available to it, nor shall such waiver operate to waive any party’s rights to any remedies due to a future breach, whether of a similar or different nature. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(n)               Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all Schedules.

(o)               Survival. The parties hereby acknowledge and agree that the obligations of each party set forth in Sections 1(e), 4, 5, 6, 7, 8, 10, 11 and 13 hereof shall survive any termination of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

THE HERTZ CORPORATION

By:
Name:
Title:

FREEDOM ACQUIRER LLC

By:
Name:
Title:

[Signature Page—Transition Services Agreement]

Exhibit F

Form of Sale Order

[See attached]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1]	Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered) Related Docket No. [•]

ORDER (I) AUTHORIZING AND APPROVING THE SALE OF SUBSTANTIALLY
ALL OF THE ASSETS OF DONLEN CORPORATION AND ITS DEBTOR
SUBSIDIARIES FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES,
AND INTERESTS; (II) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF
CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES IN CONNECTION
THEREWITH; AND (III) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the Debtors for entry of an order (this “Order”), pursuant to sections 105(a), 363, 365, and 503 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (i) approving the sale (the “Sale”) of substantially all the assets of Donlen Corporation (“Donlen Corp.”) and its Debtor subsidiaries (together with Donlen Corp., the “Donlen Debtors”) free and clear of all liens, claims, encumbrances and interests in accordance with the terms and conditions contained in that certain Stock and Asset Purchase Agreement, dated as of November 25, 2020 (including the exhibits and schedules

1The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928. Due to the large number of debtors in these chapter 11 cases, which are jointly administered for procedural purposes, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined herein), or if not defined therein, in the Motion or the Bidding Procedures Order (as defined herein).

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thereto, “Asset Purchase Agreement”),3 by and among Freedom Acquirer LLC (the “Purchaser”), Hertz Global Holdings, Inc. (“Hertz”), Donlen Corp., and certain of Donlen Corp.’s subsidiaries; (ii) authorizing the assumption and assignment of certain executory contracts and unexpired leases set forth on Schedule 1 attached hereto (the “Assigned Contracts”); (iii) authorizing the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Sale Transaction”); and (iv) granting related relief; and upon the Declaration of Jonathan Kaye in Support of Debtors’ Motion for Entry or Orders: (I) (A) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Assets of Donlen Corp. and its Debtor Subsidiaries; (B) Approving the Termination Payments; (C) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice Of Proposed Cure Amounts; (D) Approving Form and Manner of Notice of All Procedures, Protections, Schedules, and Agreements; and (E) Scheduling a Hearing to Consider the Proposed Sale; (II) Approving the Sale of the Assets of Donlen Corp. and its Debtor Subsidiaries Free and Clear of All Liens, Claims, Encumbrances, and Interests; (III) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief; and the United States Bankruptcy Court for the District of Delaware (the “Court”)having entered an order on [•], 2020 [Dkt. No. [•]] (as amended, supplemented or otherwise modified, the “Bidding Procedures Order”) approving, among other things, the dates, deadlines, and Bidding Procedures (the “Bidding Procedures”) with respect to, and notice of, the proposed sale of substantially all the assets of the Donlen Debtors (the “Donlen Assets”);4 and due and sufficient notice of the Motion having

3 A true and correct copy of the Asset Purchase Agreement (without schedules or exhibits) is attached hereto as Annex 1.

4 The Donlen Assets do not include the Excluded Assets as referenced in section 2.2 of the Asset Purchase Agreement or any assets of the Debtors not subject to the Asset Purchase Agreement.

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been given under the particular circumstances; and it appearing that no other or further notice need be provided; and the Court having held a hearing on [•], 2020 (the “Sale Hearing”) to approve the Sale Transaction; and the Court having reviewed and considered (a) the Motion, (b) the objections to the Motion or the Sale, if any, (c) all other pleadings filed in support of the Motion, and (d) the arguments of counsel made, and the evidence proffered or adduced at the Sale Hearing and any other hearing related to the Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, creditors and other parties in interest; and upon the record of the Sale Hearing and the Chapter 11 Cases; and after due deliberation thereon; and good cause appearing therefore, it is hereby,

FOUND, DETERMINED, AND CONCLUDED THAT:5

A.               Jurisdiction and Venue. This Court has jurisdiction to consider the Motion under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference, dated February 29, 2012 (Sleet, C.J.). This is a core proceeding under 28 U.S.C. § 157(b). Venue of these Chapter 11 Cases and this Motion is proper in this District under 28 U.S.C. §§ 1408 and 1409.

B.               This Order constitutes a final order within the meaning of 28 U.S.C. §158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in the implementation of this Order, and expressly directs entry of judgment as set forth herein.

5 The findings, determinations, and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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C.                Legal Predicates. The predicates for the relief requested by this Motion are sections 105, 363, 365, and 503 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007, and 9014 and Rule 6004-1 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”).

D.               Petition Date. On May 22, 2020 (the “Petition Date”), the Debtors each commenced a case by filing a petition for relief under chapter 11 of the Bankruptcy Code.

E.                Bidding Procedures Order. On [•], 2020, this Court entered the Bidding Procedures Order (i) approving the Bidding Procedures for the sale of the Donlen Assets;

(ii) authorizing the Debtors to enter into the Stalking Horse APA (as such term is defined in the Motion) and approving the Termination Fee, Buyer Expense Payment Amount, Option Fee and the Catch-Up Fee; (iii) scheduling the Auction and Sale Hearing; (iv) approving form and manner of notice of all procedures, protections, schedules and agreements; (v) establishing the Assumption and Assignment Procedures, including notice of proposed cure amounts (the “Cure Amounts”); and (v) granting related relief.

F.                Compliance with Bidding Procedures Order. As demonstrated by (i) the [•] Declaration, (ii) the testimony and other evidence proffered or adduced at the Sale Hearing, and (iii) the representations of counsel made on the record at the Sale Hearing, the Debtors have marketed the Donlen Assets and conducted the sale process in compliance with the Bidding Procedures Order, and the Auction was duly noticed and conducted in a non-collusive, fair and good faith manner. The Debtors and their professionals conducted the sale process in compliance with the Bidding Procedures Order, and have afforded potential purchasers a full and fair opportunity to make higher and better offers. The Purchaser has acted in good faith and in compliance with the terms of the Bidding Procedures. In accordance with the Bidding Procedures, the Debtors determined that the bid submitted by the Purchaser and memorialized by the Asset Purchase Agreement is the Successful Bid (as defined in the Bidding Procedures). The Asset Purchase Agreement constitutes the highest and best offer for the Donlen Assets, and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative. The Debtors’ determination that the Asset Purchase Agreement constitutes the highest and best offer for the Donlen Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

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G.               Notice. As evidenced by the affidavits of service and publication previously filed with the Court, and based on the representations of counsel at the Sale Hearing, (i) proper, timely, adequate and sufficient notice of the Motion, the Bidding Procedures, the Auction, the Sale Hearing, the Sale Transaction, the Assumption and Assignment Procedures (including the objection deadline with respect to any Cure Amount) and the assumption and assignment of the Assigned Contracts, and the Cure Amounts has been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 6006 and Local Rules 2002-1, 6004-1, and 9013-1 and in compliance with the Bidding Procedures Order, (ii)  such notice was good and sufficient, and appropriate under the particular circumstances, and (iii)  no other or further notice of the Motion, the Bidding Procedures, the Auction, the Sale Hearing, the Sale Transaction, the Assumption and Assignment Procedures (including the objection deadline with respect to any Cure Amount) or the assumption and assignment of the Assigned Contracts, or the Cure Amounts is or shall be required. With respect to entities whose identities are not reasonably ascertained by the Debtors, publication of the Sale Notice (as defined in the Motion) in The Wall Street Journal, The New York Times, USA Today, and The Globe and Mail on [•], 2020, was sufficient and reasonably calculated under the circumstances to reach such entities.

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H.               Notice of the Donlen Debtors’ assumption, assignment, transfer, and/or sale to the Purchaser of the Assigned Contracts has been provided to each non-Debtor party thereto, together with a statement therein from the Debtors with respect to the Cure Amount. As to each Assigned Contract, the Cure Amount set forth on Schedule 1 hereto is sufficient for the Donlen Debtors to comply fully with the requirements of sections 365(b)(1)(A) and (B) of the Bankruptcy Code. Each of the non-Debtor parties to the Assigned Contracts has had an opportunity to object to the Cure Amounts set forth in [The Donlen Debtors’ Notice of Intent to Assume, Assign, Transfer, and/or Sell Certain Executory Contracts and Unexpired Leases [Dkt. No. [•]].

I.                 Corporate Authority. Hertz and each Donlen Debtor (i) has full corporate power and authority to execute the Asset Purchase Agreement and all other documents contemplated thereby (collectively, the “Transaction Documents”), and the Sale Transaction has been duly and validly authorized by all necessary corporate action of each of the applicable Debtors, (ii) has all of the corporate power and authority necessary to consummate the transactions contemplated by the Transaction Documents, (iii) has taken all corporate action and formalities necessary to authorize and approve the Transaction Documents and the consummation by Hertz and the Donlen Debtors of the transactions contemplated thereby, including as required by their respective organizational documents and (iv) no government, regulatory or other consents or approvals, other than those expressly provided for in the Transaction Documents, are required for Hertz and the Donlen Debtors to enter into the Transaction Documents and consummate the Sale Transaction.

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J.                Opportunity to Object. A fair and reasonable opportunity to object and to be heard with respect to the Motion and the relief requested therein, has been given to all interested persons and entities, including the following: (i) all counterparties to the Assigned Contracts, (ii) all parties holding or asserting Interests on, in or against the Donlen Assets, (iii) all parties listed on the Master Services List, (iv) all creditors of Donlen Corp., and (v) all applicable federal, state and local taxing and regulatory authorities.

K.               Sale in Best Interest. Consummation of the sale of the Donlen Assets at this time is in the best interests of the Debtors, their creditors, their estates and other parties in interest.

L.                Business Justification. Sound business reasons exist for the Sale Transaction. Entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, constitutes an exercise of the Debtors’ sound business judgment and such acts are in the best interests of each Debtor, its estate, and all parties in interest. The Court finds that each Debtor has articulated good and sufficient business reasons justifying the Sale Transaction. Such business reasons include, but are not limited to, the following: (i) the Asset Purchase Agreement constitutes the highest and best offer for the Donlen Assets; (ii) the consideration to be received by the Debtors will consist entirely of cash, which provides immediate liquidity and certainty of value for the Debtors and this certainty of value is compelling compared to the uncertain long term value potential when accounting for the risks of continuing to operate the Donlen Assets, particularly the risks inherent in operating while in bankruptcy and in a very uncertain business climate and the potential for devaluation of the Assets; (iii) the Purchaser has agreed to assume the Assumed Liabilities; and (iv) unless the Sale Transaction and all of the other transactions contemplated by the Asset Purchase Agreement are concluded expeditiously, as provided for in the Motion, the Bidding Procedures, and pursuant to the Asset Purchase Agreement, recoveries to creditors may be diminished.

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M.              The Debtors and their professionals actively marketed the Donlen Assets to potential purchasers, as set forth in the Motion and in accordance with the Bidding Procedures Order. The bidding and auction process set forth in the Bidding Procedures Order and the Bidding Procedures afforded a full and fair opportunity for any entity to make a higher or otherwise better offer to purchase the Donlen Assets. Based upon the record of these proceedings, all creditors and other parties in interest and all prospective bidders have been afforded a reasonable and fair opportunity to bid for the Donlen Assets.

N.               No other person or entity or group of persons or entities has offered to purchase the Donlen Assets for an amount that would give equal or greater economic value to the Debtors in the aggregate than the value being provided by the Purchaser pursuant to the Asset Purchase Agreement. Among other things, the Sale Transaction is the best alternative available to the Debtors to maximize the return to their estates. The terms and conditions of the Asset Purchase Agreement, including the consideration to be realized by the Debtors, are fair and reasonable. Approval of the Motion, the Asset Purchase Agreement, and the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, is in the best interests of the Debtors, their estates and creditors, and all other parties in interest.

O.              Arms-Length Sale. The Transaction Documents were negotiated, proposed and entered into by the Debtors and the Purchaser without collusion, in good faith, and from arm’s-length bargaining positions. None of the Debtors, the Purchaser, any other party in interest, or any of their respective representatives has engaged in any conduct that would cause or permit the Transaction Documents, or the consummation of the Sale Transaction, to be avoidable or avoided, or for costs or damages to be imposed, under 11 U.S.C. § 363(n), or has acted in bad faith or in any improper or collusive manner with any entity in connection therewith. Specifically, the Purchaser has not acted in a collusive manner with any person and the purchase price was not controlled by any agreement among bidders. The Purchaser is not an “Insider” of the Debtors as defined in Bankruptcy Code section 101(31).

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P.                Good Faith Purchaser. The Purchaser is a good faith purchaser for value and, as such, is entitled to all of the protections afforded under 11 U.S.C. § 363(m) and any other applicable or similar bankruptcy and non-bankruptcy law. Specifically: (i) the Purchaser recognized that the Debtors were free to deal with any other party interested in purchasing the Donlen Assets; (ii) the Purchaser complied in all respects with the provisions in the Bidding Procedures Order; (iii) the Purchaser agreed to subject its bid to the competitive Bidding Procedures set forth in the Bidding Procedures Order; (iv) all payments to be made by the Purchaser in connection with the Sale Transaction have been disclosed; (v) no common identity of directors, officers or controlling stockholders exists among the Purchaser and the Debtors; (vi) the negotiation and execution of the Transaction Documents were at arm’s-length and in good faith, and at all times each of the Purchaser and the Debtors were represented by competent counsel of their choosing; (vii) the Purchaser did not in any way induce or cause the chapter 11 filing of the Debtors; and (viii) the Purchaser has not acted in a collusive manner with any person. The Purchaser will be acting in good faith within the meaning of 11 U.S.C. § 363(m) in closing the transactions contemplated by the Asset Purchase Agreement.

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Q.               Free and Clear. The Debtors may sell the Donlen Assets free and clear of all Encumbrances, Claims, rights, obligations, liabilities and other interests of any kind or nature whatsoever against the Debtors or the Purchased Assets (other than Permitted Encumbrances and the Assumed Liabilities), including, without limitation, other than Permitted Encumbrances and the Assumed Liabilities, any liabilities, debts or obligations arising under or out of, in connection with, or in any way relating to, any acts or omissions, agreements, suits, demands, guaranties, contractual commitments, licenses, restrictions, options, environmental liabilities, labor and employment claims, employee pension or benefit plan claims, multiemployer benefit plan claims, workers’ compensation claims, claims for taxes of or against the Debtors or their assets, any derivative, vicarious, transfer or successor liability claims, and any other rights or causes of action (whether in law or in equity, under any law, statute, rule or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior to or subsequent to the commencement of these chapter 11 cases, whether known or unknown, matured or unmatured, liquidated or unliquidated, or contingent or non-contingent, and whether imposed by agreement, understanding, law, equity or otherwise, arising under or out of, in connection with, or in any way related to the Debtors (or their predecessors), the Debtors’ interests in the Purchased Assets, the operation of the Debtors’ businesses before the Closing, or the transfer of the Debtors’ interests in the Purchased Assets to Purchaser, and all Excluded Liabilities (collectively, and excluding any Permitted Encumbrances and Assumed Liabilities, the “Interests”), because, with respect to each creditor asserting an Interest, one or more of the standards set forth in Bankruptcy Code § 363(f)(1)-(5) has been satisfied. Each entity with an Interest in the Donlen Assets to be transferred pursuant to the Asset Purchase Agreement: (i) has, subject to the terms and conditions of this Order, consented to the Sale Transaction or is deemed to have consented; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest; or (iii) otherwise falls within one or more of the other subsections of section 363(f) of the Bankruptcy Code. Those holders of Interests who did not object or withdrew objections to the Sale Transaction are deemed to have consented to the Sale Transaction pursuant to section 363(f)(2) of the Bankruptcy Code.

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R.               The Purchaser would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, (i) if the transfer of the Donlen Assets were not free and clear of all Interests, including rights or claims based on any successor or transferee liability, of any kind or nature whatsoever (except as expressly set forth in the Asset Purchase Agreement or this Order with respect to Permitted Encumbrances and Assumed Liabilities) or (ii) if the Purchaser or any of its Affiliates, past, present and future members or shareholders, lenders, subsidiaries, parents, divisions, funds, agents, representatives, insurers, attorneys, successors and assigns, or any of their respective directors, managers, officers, employees, agents, representatives, attorneys, contractors, subcontractors, independent contractors, owners, insurance companies, or partners (collectively, “Purchaser Parties”) would, or in the future could, be liable for any such Interest. The Purchaser will not consummate the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, unless this Court expressly orders that none of the Purchaser, the other Purchaser Parties, or the Donlen Assets will have any Liability whatsoever with respect to, or be required to satisfy in any manner, whether at law or equity, or by payment, setoff, or otherwise, directly or indirectly, any Interest.

S.                Not transferring the Donlen Assets free and clear of all Interests would adversely impact the Debtors’ efforts to maximize the value of their estates, and the transfer of the Donlen Assets other than pursuant to a transfer that is free and clear of all Interests would be of substantially less benefit to the Debtors’ estates.

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T.               Assumption of Executory Contracts and Unexpired Leases. Except as set forth in the Asset Purchase Agreement the (i) transfer of the Donlen Assets to the Purchaser and (ii) assignment to the Purchaser of the Assigned Contracts, will not subject the Purchaser or the Purchaser Parties to any Liability whatsoever prior to the Closing Date (as defined below) or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including any theory of equitable law, including any theory of antitrust, successor or transferee liability. The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and assign the Assigned Contracts to the Purchaser in connection with the consummation of the Sale Transaction, and the assumption and assignment of the Assigned Contracts is in the best interests of the Debtors and their estates. The Assigned Contracts being assigned to the Purchaser are an integral part of the Donlen Assets being purchased by the Purchaser and, accordingly, such assumption and assignment of Assigned Contracts is reasonable, enhances the value of the Debtors’ estates, and does not constitute unfair discrimination.

U.               Cure/Adequate Assurance. The Debtors and the Purchaser have (i) cured, or has provided adequate assurance of cure, of any default existing prior to the date hereof under any of the Assigned Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(A) and 365(f)(2)(A), and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Assigned Contracts within the meaning of 11 U.S.C. § 365(b)(1)(B). The Purchaser has provided or will provide adequate assurance of future performance of and under the Assigned Contracts within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2)(B).

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V.               Prompt Consummation. The sale of the Donlen Assets must be approved and consummated promptly in order to preserve the value of the Donlen Assets. Therefore, time is of the essence in consummating the Sale Transaction, and the Debtors and the Purchaser intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction. The Purchaser, being a good faith purchaser under section 363(m) of the Bankruptcy Code, may close the Sale Transaction contemplated by the Asset Purchase Agreement at any time after entry of this Order, subject to the terms and conditions of the Asset Purchase Agreement. Accordingly, there is cause to lift the stay contemplated by Bankruptcy Rules 6004 and 6006 with regards to the transactions contemplated by this Order.

W.             No Fraudulent Transfer. The Transaction Documents were not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia, and none of the parties to the Transaction Documents are consummating the Sale Transaction for any other fraudulent or otherwise improper purpose.

X.               The consideration provided by the Purchaser for the Donlen Assets pursuant to the Asset Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Donlen Assets, (iii) will provide a greater recovery for the Debtors’ creditors than would be provided by any other practical available alternative, and (iv) constitutes reasonably equivalent value, fair consideration and fair value under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act), and any other applicable law.

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Y.               Purchaser Not an Insider and No Successor Liability. Immediately prior to the Closing Date, the Purchaser was not an “insider” or “affiliate” of the Debtors, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors or stockholders existed between the Purchaser and the Debtors. The transfer of the Donlen Assets and the assumption of the Assumed Liabilities (including any individual elements of the Sale Transaction) to the Purchaser, except as otherwise set forth in the Asset Purchase Agreement, does not, and will not, subject the Purchaser to any Liability whatsoever, with respect to the operation of the Debtors’ businesses prior to the closing of the Sale Transaction or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, in any theory of law or equity including any laws affecting antitrust, successor, transferee or vicarious Liability. Pursuant to the Asset Purchase Agreement, the Purchaser is not purchasing all of the Donlen Debtors’ assets in that the Purchaser is not purchasing any of the Excluded Assets or assuming the Excluded Liabilities, and the Purchaser is not holding itself out to the public as a continuation of the Debtors. The Purchaser, as a result of any action taken in connection with the Sale Transaction, is not a successor to or a mere continuation, of any of the Debtors or their respective estates and there is no continuity between the Purchaser and the Debtors. The Sale Transaction does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors and/or the Debtors’ estates. There is not substantial continuity between the Purchaser and the Debtors, and there is no continuity of enterprise between the Debtors and the Purchaser. The Purchaser does not constitute a successor to the Debtors or the Debtors’ estates.

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Z.               Legal, Valid Transfer. The Debtors have full corporate power and authority (i) to perform all of their obligations under the Transaction Documents and (ii) to consummate the Sale Transaction. The transfer of the Donlen Assets to the Purchaser will be a legal, valid, and effective transfer of the Donlen Assets, and will vest the Purchaser with all right, title, and interest of the Debtors to the Donlen Assets free and clear of all Interests, as set forth in the Asset Purchase Agreement. The Donlen Assets constitute property of the Donlen Debtors’ estates and good title is vested in the Donlen Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. The Donlen Debtors are the sole and rightful owners of the Donlen Assets, and no other person has any ownership right, title, or interests therein.

AA.           Not a Sub Rosa Plan. The Sale Transaction does not constitute a sub rosa chapter 11 plan or an element of such plan for the Debtors, for which approval has been sought without the protections that a disclosure statement would afford. The Sale Transaction does not (i)  impermissibly restructure the rights of the Debtors’ creditors or equity interest holders, (ii) impair or circumvent voting rights with respect to any future plan proposed by the Debtors, (iii) impermissibly dictate a plan of reorganization for the Debtors; or (vi) classify claims or equity interests, compromise controversies, or extend debt maturities.

BB.             Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein.

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IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

1.                The Motion and the relief requested therein is GRANTED and APPROVED as set forth herein, and the Sale Transaction contemplated thereby and by the Asset Purchase Agreement is approved, in each case as set forth in this Order.

2.                This Court’s findings of fact and conclusions of law set forth in the Bidding Procedures Order are incorporated herein by reference.

3.                Objections to the Motion or the relief requested therein, the Transaction Documents, the Sale, the entry of this Order, or the relief granted herein that have not been withdrawn, waived, or settled, or not otherwise resolved pursuant to the terms hereof, if any, are hereby DENIED and OVERRULED on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice. Those parties who did not object to the Motion or the entry of this Order in accordance with the Bidding Procedures Order, or who withdrew their objections thereto, are deemed to have consented to the relief granted herein for all purposes, including, without limitation, pursuant to section 363(f)(2) of the Bankruptcy Code.

Approval of the Sale of the Donlen Assets

4.                The Asset Purchase Agreement, including any amendments, supplements and modifications thereto, all other Transaction Documents, and all of the terms and conditions therein, are hereby APPROVED in all respects.

5.                Pursuant to 11 U.S.C. §§ 363(b) and (f), the sale of the Donlen Assets to the Purchaser free and clear of all Interests is approved in all respects.

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Sale and Transfer of the Donlen Assets

6.                The consideration provided by the Purchaser for the Donlen Assets under the Asset Purchase Agreement is fair and reasonable and shall be deemed for all purposes to constitute reasonably equivalent value, fair value, and fair consideration under the Bankruptcy Code and the laws of the United States, any state, territory, possession, or the District of Columbia including without limitation the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Conveyance Act, and any other applicable law. The Sale Transaction may not be avoided or rejected by any person, or costs or damages imposed or awarded against the Purchaser, under section 363(n) or any other provision of the Bankruptcy Code.

7.                The Sale Transaction authorized herein shall be of full force and effect, regardless of the Debtors’ lack or purported lack of good standing in any jurisdiction in which the Debtors are formed or authorized to transact business. The automatic stay imposed by section 362 of the Bankruptcy Code is modified to the extent necessary to implement the Sale Transaction and the other provisions of this Order; provided, however, that this Court shall retain exclusive jurisdiction over any and all disputes with respect thereto.

8.                Subject to the terms, conditions, and provisions of this Order, all entities are hereby forever prohibited and barred from taking any action that would adversely affect or interfere, or that would be inconsistent (a) with the ability of the Debtors to sell and transfer the Donlen Assets to the Purchaser in accordance with the terms of the Transaction Documents and this Order and (b) with the ability of the Purchaser to acquire, take possession of, use and operate the Donlen Assets in accordance with the terms of the Transaction Documents and this Order; provided, however, that the foregoing restriction shall not prevent any party in interest from appealing this Order in accordance with applicable law or opposing any appeal of this Order.

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9.                Pursuant to 11 U.S.C. §§ 105, 363 and 365, the Debtors are hereby authorized and directed to, and shall, take any and all actions necessary or appropriate to (a) sell the Donlen Assets to the Purchaser, (b) consummate the Sale Transaction in accordance with, and subject to the terms and conditions of, the Transaction Documents, and (c) transfer and assign all right, title and interest (including common law rights) to all property, licenses and rights to be conveyed in accordance with and subject to the terms and conditions of the Transaction Documents, in each case without further notice to or order of this Court. The Debtors are further authorized and directed to execute and deliver, and are empowered to perform under, consummate and implement, the Transaction Documents, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement, including the related documents, exhibits and schedules, and to take all further actions as may be reasonably requested by the Purchaser for the purposes of assigning, transferring, granting, conveying and conferring to the Purchaser or reducing to possession, the Donlen Assets, or as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Asset Purchase Agreement without further notice to or order of this Court.

10.             Pursuant to 11 U.S.C. §§ 363(b) and 363(f), the Donlen Assets shall be transferred to the Purchaser upon consummation of the Asset Purchase Agreement (such date, the “Closing Date”) free and clear of all Interests. The provisions of this Order authorizing and approving the transfer of the Donlen Assets free and clear of all Interests shall be self-executing, and neither the Debtors nor the Purchaser shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Order.

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11.              Following the Closing Date, the Purchaser may, but shall not be required to, file a certified copy of this Order in any filing or recording office in any federal, state, county, or other jurisdiction in which the Debtors are incorporated or has real or personal property, or with any other appropriate clerk or recorded with any other appropriate recorder, and such filing or recording shall be accepted and shall be sufficient to release, discharge, and terminate any of the Interests as set forth in this Order as of the Closing Date. On the Closing Date, this Order will be construed, and constitute for any and all purposes, a full and complete general assignment, conveyance and transfer of the Donlen Assets or a bill of sale transferring good and marketable title in such assets to the Purchaser. On the Closing Date, this Order also shall be construed, and constitute for any and all purposes, a complete and general assignment of all right, title and interest of the Donlen Debtors and each bankruptcy estate to the Purchaser in the Assigned Contracts. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement.

12.              All entities who are presently, or on the Closing Date may be, in possession of some or all of the Donlen Assets are hereby directed to surrender possession of the Donlen Assets to the Purchaser on the Closing Date.

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13.              Except as expressly permitted by the Asset Purchase Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade creditors, dealers, employees, litigation claimants, and other creditors, holding Interests against or in a Debtor or the Donlen Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Donlen Assets or the operation of the Donlen Assets before the Closing Date, or the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, are forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such persons’ or entities’ Interests, whether by payment, setoff, or otherwise, directly or indirectly, against the Purchaser, Purchaser Parties, or any successors or assigns, their respective property and the Donlen Assets. Following the closing of the Sale Transaction, no party shall interfere with the Purchaser’s title to or use and enjoyment of the Donlen Assets based on or related to any such Interest or based on any action the Debtors may take in the Chapter 11 Cases.

14.              On the Closing Date of the Sale Transaction, each of the Debtors’ creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release its Interests in or against the Donlen Assets, if any, as such Interests may have been recorded or otherwise exist.

15.              To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may deny, revoke, suspend, or refuse to renew any permit, license or similar grant relating to the operation of the Donlen Assets on account of the filing or pendency of the Chapter 11 Cases or the consummation of the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction and the assumption and assignment of the Assigned Contracts. Each and every federal, state, and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale set forth in the Asset Purchase Agreement.

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16.           To the greatest extent available under applicable law and to the extent provided for under the Asset Purchase Agreement, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and governmental authorization or approval of the Donlen Debtors with respect to the Donlen Assets, and, to the greatest extent available under applicable law and to the extent provided for under the Asset Purchase Agreement, all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been transferred to the Purchaser as of the Closing Date.

17.           Subject to the terms and conditions of this Order, the transfer of the Donlen Assets to the Purchaser pursuant to the Asset Purchase Agreement constitutes a legal, valid, and effective transfer of the Donlen Assets, and shall vest the Purchaser with all right, title, and interest of the Debtors in and to the Donlen Assets free and clear of all Interests.

No Successor Liability

18.           The Purchaser is not a “successor” to the Debtors or their estates by reason of any theory of law or equity, and the Purchaser shall not assume, or be deemed to assume, or in any way be responsible for any Liability or obligation of any of the Debtors and/or their estates, other than the Assumed Liabilities, with respect to the Donlen Assets or otherwise, including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of Liability except for the assumption of the Transaction Documents. Except to the extent the Purchaser assumes Assumed Liabilities and is ultimately permitted to assume the Assigned Contracts pursuant to the Asset Purchase Agreement, neither the purchase of the Donlen Assets by the Purchaser nor the fact that the Purchaser is using any of the Donlen Assets previously operated by the Debtors will cause the Purchaser to be deemed a successor in any respect to the Debtors’ businesses or incur any Liability derived therefrom within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtors’ Liability under such law, rule or regulation or doctrine.

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19.           The Purchaser has given substantial consideration under the Asset Purchase Agreement, which consideration shall constitute valid and valuable consideration for the releases of any potential claims of successor liability against the Purchaser and which shall be deemed to have been given in favor of the Purchaser by all holders of Interests in or against the Debtors, or the Donlen Assets. Upon consummation of the Sale Transaction, the Purchaser shall not be deemed to (a) be the successor to the Debtors, (b) have, de facto or otherwise, merged with or into the Debtors, or (c) be a mere continuation, alter ego or substantial continuation of the Debtors.

20.           Except to the extent the Purchaser has specifically agreed in the Asset Purchase Agreement or as otherwise set forth in this Order, the Purchaser shall not have any Liability, responsibility or obligation for any claims, liabilities or other obligations of the Debtors or their estates, including any claims, liabilities or other obligations related to the Donlen Assets prior to Closing Date. Under no circumstances shall the Purchaser be deemed a successor of or to the Debtors for any Interests against, in or to the Debtors or the Donlen Assets. For the purposes of this section of this Order, all references to the Purchaser shall also include the Purchaser Parties.

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Good Faith

21.           The transactions contemplated by the Transaction Documents are undertaken by the Purchaser without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein by this Order to consummate the Sale Transaction shall not alter, affect, limit, or otherwise impair the validity of the sale of the Donlen Assets to the Purchaser, including the assumption, assignment, and/or transfer of the Assigned Contracts. The Purchaser is a good faith purchaser of the Donlen Assets within the meaning of section 363(m) of the Bankruptcy Code and, as such is entitled to, and is hereby granted, the full rights, benefits, privileges and protections of section 363(m) of the Bankruptcy Code. The Debtors and the Purchaser will be acting in good faith if they proceed to consummate the Sale at any time after the entry of this Order.

22.           As a good faith purchaser of the Donlen Assets, the Purchaser has not entered into an agreement with any other potential bidders at the Auction, and has not colluded with any of the other bidders, potential bidders or any other parties interested in the Donlen Assets, and, therefore, neither the Debtors nor any successor in interest to the Debtors’ estates shall be entitled to bring an action against the Purchaser, and the Sale Transaction may not be avoided pursuant to section 363(n) of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) in respect of the Asset Purchase Agreement or the Sale Transaction.

Assumption and Assignment of Assigned Contracts

23.           Pursuant to 11 U.S.C. §§ 105(a), 363 and 365, and subject to and conditioned upon the Closing Date, the Debtors’ assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms set forth in the Asset Purchase Agreement, of the Assigned Contracts is hereby approved, and the requirements of 11 U.S.C. § 365(b)(1) with respect thereto are hereby deemed satisfied.

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24.           The Debtors are hereby authorized and directed in accordance with 11 U.S.C. §§ 105(a), 363 and 365 to (a) assume and assign to the Purchaser, effective upon the Closing Date of the Sale Transaction, the Assigned Contracts free and clear of all Interests of any kind or nature whatsoever and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assigned Contracts to the Purchaser.

25.           The Assigned Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assigned Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to 11 U.S.C. § 365(k), the Debtors shall be relieved from any further Liability with respect to the Assigned Contracts after such assignment to and assumption by the Purchaser, except as provided in the Asset Purchase Agreement.

26.           All counterparties to the Assigned Contracts shall be deemed to have consented to such assumption and assignment under section 365(c)(1)(B) of the Bankruptcy Code and any other applicable law and the Buyer shall enjoy all of the Debtors’ rights, benefits, and privileges under each such Assigned Contract as of the applicable date of assumption and assignment without the necessity to obtain any non-Debtor parties’ written consent to the assumption or assignment thereof.

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27.           Upon the Debtors’ assignment of the Assigned Contracts under the provisions of this Order, no default shall exist under any Assigned Contract and no counterparty to any such Assigned Contract shall be permitted to declare or enforce a default by the Debtor or the Purchaser thereunder or otherwise take action against the Purchaser relating to any of the Debtors’ financial condition, change in control, bankruptcy or failure to perform any of its obligations under the relevant Assigned Contract. Any provision in an Assigned Contract that prohibits or conditions the assignment or sublease of such Assigned Contract (including the granting of a lien therein) or allows the counterparty thereto to terminate, recapture, impose any penalty, declare a default, condition on renewal or extension, or modify any term or condition upon such assignment, sublease, or change of control, constitutes an unenforceable anti-assignment provision that is void and of no force and effect only in connection with the assumption and assignment of such Assigned Contract to the Purchaser. The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Assigned Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Purchaser’s rights to enforce every term and condition of the Assigned Contract. Nothing in this Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assigned Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code or, subject to the terms of the Asset Purchase Agreement, must be assumed and assigned pursuant to the Asset Purchase Agreement or in order to consummate the Sale.

28.           All defaults or other obligations of the Debtors under the Assigned Contracts arising or accruing prior to the date of this Order (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Buyer and/or the Purchaser (as provided in the Asset Purchase Agreement) on or prior to the Closing Date or as soon thereafter as reasonably practicable, and the Purchaser shall have no Liability or obligation arising or accruing prior to the Closing Date, except as otherwise expressly provided in the Asset Purchase Agreement.

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29.           As applicable, the Sale Transaction and assumption and assignment of the Assigned Contracts approved herein includes conveyance of all beneficial rights, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights, and all contracts, agreements, and instruments by which they are bound, appurtenant to, and used or held for use in connection with the Assigned Contracts.

30.            Each non-Debtor party to an Assigned Contract hereby is forever barred, estopped, and permanently enjoined from raising or asserting against the Debtors, the Purchaser, the Purchaser Parties, or the property of such parties, any assignment fee, default, breach or claim of pecuniary loss, penalty, or condition to assignment, arising under or related to the Assigned Contracts, existing as of the date of the Sale Hearing, or arising by reason of the consummation of transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction and the assumption and assignment of the Assigned Contracts. Any party that may have had the right to consent to the assignment of an Assigned Contract or a change of control with respect to the Donlen Debtors is deemed to have consented to such assignment for purposes of section 365(e)(2)(A)(ii) of the Bankruptcy Code or change of control if such party failed to timely object to the assumption and assignment of such Assigned Contract.

31.           The Purchaser shall not be required, pursuant to section 365(1) of the Bankruptcy Code or otherwise, to provide any additional deposit or security with respect to any of the Assigned Contracts to the extent not previously provided by the Debtors.

32.           To the extent a counterparty to an Assigned Contract failed to timely object to a Cure Amount, such Cure Amount shall be deemed to be finally determined and any such counterparty shall be prohibited from challenging, objecting to or denying the validity and finality of the Cure Amount at any time, and such Cure Amount, when paid, shall completely revive any Assigned Contract to which it relates.

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33.           Any Contract (as such term is defined in the Asset Purchase Agreement) entered into by the Donlen Debtors after entry of this Order shall include a provision stating that such Contract will be assigned to the Purchaser on the Closing Date (unless otherwise requested by the Purchaser). If such language is not included in any such Contract, the Donlen Debtors are hereby directed to notify the counterparty to any such Contract that such Contract will be assigned to the Purchaser on the Closing Date. Any such Contract shall automatically be assigned to the Purchaser on the Closing Date in accordance with the Asset Purchase Agreement (unless otherwise requested by the Purchaser) without the need for further Court order.

Additional Provisions

34.           On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer to the Purchaser of the Donlen Assets and the Debtors’ interests in the Donlen Assets acquired by the Purchaser under the Asset Purchase Agreement. Each and every federal, state, and local governmental agency, court or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement. On the Closing Date, the Debtors and the Purchaser are authorized to take such actions as may be necessary to obtain a release of any and all Interests in, on or against the Donlen Assets, if any, and to the extent contemplated hereby and by the Asset Purchase Agreement. This Order (a) shall be effective as a determination that, on the Closing Date all Interests of any kind or nature whatsoever existing as to the Donlen Assets prior to the Closing Date have been, and are, unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Donlen Assets. Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement. The Purchaser and the Debtors shall take such further steps and execute such further documents, assignments, instruments and papers as shall be reasonably requested by the other to implement and effectuate the transactions contemplated in this paragraph. All interests of record as of the date of this Order shall be forthwith deemed removed and stricken as against the Donlen Assets. All entities described in this paragraph are authorized and specifically directed to strike all such recorded Interests against the Donlen Assets from their records, official and otherwise.

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35.           If any person or entity that has filed statements or other documents or agreements evidencing Interests in, on or against any of the Donlen Assets does not deliver to the Debtors or the Purchaser prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all interests and other interests that the person or entity has or may assert with respect to any of the Donlen Assets in any required jurisdiction, the Debtors and/or the Purchaser are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of such persons or entity with respect to any of the Donlen Assets in any required jurisdiction. This Order constitutes authorization under all applicable jurisdictions and versions of the Uniform Commercial Code and other applicable law for the Purchaser to file UCC and other applicable termination statements with respect to all Interests in, on, or against the Donlen Assets.

36.           Upon the Closing Date and pursuant to this Order, all conditions precedent in the Asset Purchase Agreement and all obligations of each of the Purchaser and the Debtors necessary to consummate the Transaction, including those obligations set forth in section 8 of the Asset Purchase Agreement, shall be deemed to have occurred in accordance with the terms of the Asset Purchase Agreement.

37.           The Debtors will cooperate with the Purchaser and the Purchaser will cooperate with the Debtors, in each case to ensure that the transaction contemplated in the Asset Purchase Agreement is consummated, and the Debtors will make such modifications or supplements to any bill of sale or other document executed in connection with the closing to facilitate such consummation as contemplated by the Transaction Documents.

38.           The terms and provisions of the Transaction Documents and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors and their respective affiliates, successors and assigns, their estates, and their creditors, the Purchaser, and its respective affiliates, successors and assigns, and any affected third parties including, but not limited to, all persons asserting Interests in, on or against the Donlen Assets to be sold to the Purchaser and all counterparties to the Assigned Contracts pursuant to the Asset Purchase Agreement, notwithstanding any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code, as to which trustee(s) such terms and provisions likewise shall be binding.

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39.           The failure specifically to include any particular provisions of the Asset Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Asset Purchase Agreement be authorized and approved in its entirety.

40.           The Transaction Documents or any other instruments may be modified, amended or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates. To the extent that any provision of the Asset Purchase Agreement conflicts with or is, in any way, inconsistent with any provision of this Order, this Order shall govern and control. To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion, the terms of this Order shall govern.

41.           Neither the Purchaser nor the Debtors shall have an obligation to close the Sale Transaction until all conditions precedent in the Asset Purchase Agreement to each of their respective obligations to close the Sale Transaction have been met, satisfied, or waived in accordance with the terms of the Asset Purchase Agreement.

42.           Nothing in this Order shall modify or waive any closing conditions or termination rights set forth in the Asset Purchase Agreement, and all such conditions and rights shall remain in full force and effect in accordance with their terms.

43.          The Debtors are authorized to enter into any contract or amend any existing contract necessary to meet their obligations under the transition services agreement executed in connection with the Asset Purchase Agreement.

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44.           Nothing contained in any plan of reorganization or liquidation confirmed in these Chapter 11 Cases or any order of this Court confirming such plans or in any other order in these Chapter 11 Cases, including any order entered after any conversion of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, shall alter, conflict with, or derogate from, the provisions of the Asset Purchase Agreement or the terms of this Order. To the extent of any such conflict or derogation, the terms of this Order shall govern. The provisions of this Order and the Asset Purchase Agreement and any actions taken pursuant hereto or thereto shall survive entry of any order which may be entered confirming or consummating any chapter 11 plan of the Debtors, or which may be entered converting these Chapter 11 Cases from chapter 11 to chapter 7 of the Bankruptcy Code, and the terms and provisions of the Asset Purchase Agreement as well as the rights and interests granted pursuant to this Order and the Asset Purchase Agreement shall continue in these Chapter 11 Cases or any superseding case and shall be specifically performable and enforceable against and binding upon the Debtors, their estates, all creditors, all holders of equity interests in the Debtors, all holders of claim(s) (whether known or unknown) against the Debtors, all holders of interests (whether known or unknown) against, in or on all or any portion of the Donlen Assets, the Purchaser and their respective successors and permitted assigns, any trustee, responsible officer or other fiduciary hereafter appointed or elected as a legal representative of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code including without limitation plan fiduciaries, plan administrators, liquidating trustees.

45.           Any and all valid and perfected liens or interests in the Donlen Assets shall attach to any proceeds of the Sale Transaction immediately upon receipt of such proceeds by the Debtors in the order of priority, and with the same validity, force and effect which they now have against such Donlen Assets, subject to any rights, claims, and defenses of the Debtors, the Debtors’ estates or any trustee for any Debtor, as applicable, may possess with respect thereto; provided, however, that setoff rights will be extinguished to the extent there is no longer mutuality after the consummation of the Sale Transaction in addition to any limitations on the use of such proceeds pursuant to any provision of this Order.

46.           Donlen Corp. is authorized and, to the fullest extent possible, directed to use proceeds from the Sale to repay the postpetition loans made by The Hertz Corporation to Donlen Corp.

47.           The provisions of this Order are nonseverable and mutually dependent.

48.           No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale Transaction.

49.           The Debtors and each other person having duties or responsibilities under the Transaction Documents or this Order, and their respective agents, representatives, and attorneys, are authorized and empowered to carry out all of the provisions of the Asset Purchase Agreement, to issue, execute, deliver, file and record, as appropriate, the Asset Purchase Agreement, and any related agreements, and to take any action contemplated by the Asset Purchase Agreement or this Order, and to issue, execute, deliver, file and record, as appropriate, such other contracts, instruments, releases, deeds, bills of sale, assignments, or other agreements, and to perform such other acts as are consistent with, and necessary or appropriate to, implement, effectuate and consummate the Asset Purchase Agreement and this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Court. Without limiting the generality of the foregoing, this Order shall constitute all approvals and consents, if any, required by applicable business corporation, trust and other laws of applicable governmental units with respect to the implementation and consummation of the Asset Purchase Agreement and this Order and the transactions contemplated thereby and hereby. The transfer of the Donlen Assets to the Purchaser pursuant to the Transaction Documents do not require any consents other than specifically provided for in the Asset Purchase Agreement or as provided for herein.

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50.         Notwithstanding the provisions of Bankruptcy Rule 6004 and Bankruptcy Rule 6006 or any applicable provisions of the Local Rules, this Order shall not be stayed for fourteen (14) days after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen (14) day stay provided in such rules is hereby expressly waived and shall not apply. Accordingly, the Debtors are authorized and empowered to close the Sale Transaction immediately upon entry of this Order. Any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay within the time prescribed by law and prior to the Closing, or risk its appeal will be foreclosed as moot.

51.         In the event that the Purchaser fails to consummate the Sale Transaction, the Backup Bidder will be deemed to have the new prevailing bid, and the Debtors will be authorized, without further order of this Court, to consummate the Sale Transaction with the Backup Bidder as the Purchaser (as such term is used throughout this Order).

52.           This Court shall retain exclusive jurisdiction to enforce and implement the terms and provisions of the Asset Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connections therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Donlen Assets to the Purchaser free and clear of Interests, or compel the performance of other obligations owed by the Debtors, (b) compel delivery of the purchase price or performance of other obligations owed to the Debtors, (c) resolve any disputes arising under or related to the Asset Purchase Agreement, except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect the Purchaser and Purchaser Parties against (i) claims made related to any of the Excluded Liabilities, (ii) any claims of successor or vicarious liability related to the Donlen Assets or Assigned Contracts, or (iii) any Interests asserted in, on, or against the Debtors or the Donlen Assets, of any kind or nature whatsoever.

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53.           To the extent the Debtors receive, hold, or otherwise come into possession of any payment or asset that constitutes Donlen Assets after the Closing, the Debtors shall promptly deliver or otherwise turn over such payment or asset to the Purchaser in accordance with the terms of the Asset Purchase Agreement.

54.           The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

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Section 1.1(a) of the Disclosure Schedule

Assumed Indebtedness

Closing Calculations Exhibit | Debt-like
$'000s

Description	GL Account	Jun-20
Debt-like items

Vehicle sales owed to customers	Expand	[●]
Due To Banks	[●]	[●]
Indebtedness of the Acquired Subsidiaries[1]	Note 1	[NQ]
Deferred taxes on income[2]	Note 2	[NQ]

Total debt-like items		[●]

Note 1: This amount shall include any Indebtedness of the Acquired Subsidiaries to the extent not included in Fleet Equity or NWC. As of this illustration date, there are no balance sheet accounts associated with this line item as all amounts have been captured/incorporated in the Fleet Equity, Net Working Capital, or Debt-like calculations.

Note 2: This amount shall include deferred taxes on income, only to the extent (i) any amounts are Assumed Liabilities / Liabilities of Acquired Subsidiaries and (ii) not included in Indebtedness.

Section 1.1(b) of the Disclosure Schedule

Fleet Equity

Closing Calculations Exhibit | Fleet Equity
$'000s

Description	GL Account	Jun-20
Vehicle assets

Revenue earning vehicles	Expand	[●]
Capital lease vehicles	Expand	[●]

Vehicle assets		[●]

Vehicle debt, net

Vehicle debt (third party)[4]	Expand	[●]
Accrued Interest	[●]	[●]
Hertz I/C Loan (Post BK for Fleet Funding)	[●]	[●]

Vehicle debt		[●]

Restricted cash

Restricted cash, reported	Expand	[●]
Reclass restricted cash - contra	[●]	[●]
Customer deposit liability	[●]	[●]
Restricted cash in-transit bank accounts[3]	Note 3	+ [NQ]
Vehicle sales suspended	[●]	[●]

Restricted cash		[●]

Fleet equity closing calculation
Vehicle assets		[●]
Less: Vehicle debt		[●]
Add: Restricted cash		[●]

Fleet equity, delivered[2]		[●]

Note 1: The new Barclays' ABS facility closed post-Jun-20. All new accounts related to the Barclays' ABS facility (restricted cash, debt, etc.) shall be included in the closing calculation.

Note 2: Any other new vehicle assets, vehicle debt, or restricted cash accounts created after this illustration date shall be included in this calculation.

Note 3: All cash is initially received to unrestricted cash via a lockbox. Management subsequently identifies which cash amounts are associated with ABS vehicles/leases and transfers the cash to restricted cash. This amount represents restricted cash in-transit (received in unrestricted cash but not yet reclassified to restricted cash) associated with bank accounts [●] (JPMorgan Chase, US), [●] (JPMorgan Chase, US), and [●] (Bank of Montreal, CAD), the three unrestricted cash bank accounts where restricted cash in-transit is initially received. All cash (unrestricted or restricted cash in-transit) associated with the two aforementioned bank accounts will be left with the buyer. The amount of restricted cash in-transit associated with this line item will be identified during the 45 day closing calculations true up period and will cover the Vehicle sales suspended account ([●]) at a minimum, as all amounts associated with this account sits in unrestricted cash pending the bill of sale and reclassification to restricted cash.

Note 4: For the avoidance of doubt, vehicle debt (third party) will not include any prepaid or unamortized capitalized debt issuance costs.

Section 1.1(i) of the Disclosure Schedule

Working Capital

Closing Calculations Exhibit | Net Working Capital
$'000s

Description	GL Account	Jun-20	NWC adj. ref.
Cash & Cash Equivalents	Expand	[●]
Restricted Cash & Cash Equivalents	Expand	[●]
Customer Receivables, Net	Expand	[●]
Rebates Receivable Total	[●]	[●]
Other Receivables, Net	Expand	[●]
Intercompany Receivable	Expand	[●]
Prepaid Expenses & Other Assets	Expand	[●]

Current assets		[●]

Accounts Payable	Expand	[●]
Intercompany Payable	Expand	[●]
Liabilities Subject to Compromise	Expand	[●]
Accrued Liabilities	Expand	[●]
Accrued Taxes	Expand	[●]
Fleet Payable	Expand	[●]

Current liabilities		[●]

Net working capital, reported		[●]

Excluded accounts for closing calculation

Cash & Cash Equivalents	Expand	[●]	Definitional
Restricted Cash & Cash Equivalents	Expand	[●]	Definitional
Intercompany receivables	Expand	[●]	NWC-1
Intercompany payable	Expand	[●]	NWC-2
Liabilities subject to compromise, I/C	Expand	[●]	NWC-3
Liabilities subject to compromise, external	Expand	[●]	NWC-4
Accrued Interest	[●]	[●]	NWC-6, 19
Interest rate swaps	Expand	[●]	NWC-10
Prepaid deferred debt	Expand	[●]	NWC-11, 23
Vehicle sales owed to customers	Expand	[●]	NWC-12
Accrued income taxes, I/C	Expand	[●]	NWC-13
Capital lease receivable, net	Expand	[●]	NWC-15, 18
Due To Banks	[●]	[●]	NWC-17, 20, 21

Total excluded accounts for closing calculation		[●]

Net working capital, closing calculation (delivered)**		[●]

**Note: Any new current asset or current liability accounts created after this illustration date shall be included in this closing calculation. For the closing calculation, the measurement of NWC shall be applied in a consistent manner with how the Company has historically recorded such assets and liabilities in its short-term and long-term classification (in a manner consistent with this schedule), regardless of GAAP application. Any potential standalone accruals will not be reported for closing calculation purposes.